SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EAST WEST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER —, 2009

Notice is hereby given that a special meeting of the stockholders (the “Meeting”) of East West Bancorp, Inc. (the “Company”) will be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California on —, December —, 2009, beginning at 2:00 p.m. Pacific Time, for the following purposes:

1.	To approve the issuance of shares of common stock upon the conversion of the Company’s recently issued 335,047 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, as contemplated by the investment agreements described in the Proxy Statement.

2.	To approve the adjournment or postponement of the Meeting to a later date or dates, if necessary, to solicit additional Proxies if there are insufficient Proxies given prior to the time of the Meeting to constitute a quorum for purposes of the Meeting or to solicit additional Proxies in favor of the approval of the above proposal.

Submission of these proposals to our stockholders is required under the terms of the investment agreements described in the Proxy Statement.

Our Board of Directors unanimously recommends that stockholders vote “FOR” each of Proposals 1 and 2.

Properly signed and returned Proxy Cards permit the Proxyholders named therein to vote on such other business as may properly come before the Meeting and at any and all adjournments thereof, in the Proxyholders’ discretion. As of the date of mailing of this Proxy Statement, the Board of Directors of the Company is not aware of any other matters that may come before the Meeting. Only those stockholders of record at the close of business on December 8, 2009 will be entitled to notice of and to vote at the Meeting. The shares of common stock issued at the closing of the private placement may not be voted on the proposals. A list of the stockholders will be available at the meeting and for the 10 days preceding the meeting at the Company’s offices, 135 N. Los Robles Avenue, 7th Floor Pasadena, California 91101.

Important Notice Regarding Availability of Proxy Materials

for the Special Meeting of Stockholders to be Held on December —, 2009

Pursuant to the Securities and Exchange Commission rules related to the availability of proxy materials, we have chosen to make our Proxy Statement and Proxy Card available on the Internet at the “Investor Relations—SEC Filings” section of our corporate website at www.eastwestbank.com.

YOUR VOTE IS VERY IMPORTANT. STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By order of the Board of Directors

DOUGLAS P. KRAUSE
Corporate Secretary

Pasadena, California

December —, 2009

2

Appendix A —	Certificate of Designations for the Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, par value $0.001 per share.
Appendix B —	Form of Investment Agreement by and between East West Bancorp, Inc. and the respective Investor thereto.
Appendix C —	Audited Consolidated Financial Statements (including Notes thereto) of East West Bancorp, Inc. and Subsidiaries, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Appendix D —	Unaudited Consolidated Financial Statements (including Notes thereto) of East West Bancorp, Inc. and Subsidiaries, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.
Appendix E —	Management’s Discussion and Analysis of Financial Condition and Results of Operations, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Appendix F —	Management’s Discussion and Analysis of Financial Condition and Results of Operations, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.
Appendix G —	Quantitative and Qualitative Disclosures About Market Risk, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Appendix H —	Quantitative and Qualitative Disclosures About Market Risk, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.

East West Bancorp, Inc.

PROXY STATEMENT

For

SPECIAL MEETING OF STOCKHOLDERS

To be held December —, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (“Board of Directors”) of East West Bancorp, Inc. (the “Company,” “we,” “us,” “our”) for use at its special meeting of stockholders (“Meeting”) to be held on —, December —, 2009, at 135 N. Los Robles Avenue, 6th Floor, Pasadena, California, at 2:00 p.m. Pacific Time and at any adjournment thereof. This Proxy Statement and the enclosed Proxy Card and other enclosures are first being mailed to stockholders on or about December —, 2009. Only stockholders of record on December 8, 2009 (“Record Date”) are entitled to vote in person or by proxy at the Meeting or any adjournment thereof. The mailing address of the Company’s principal executive office is 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1. To approve the issuance of shares of common stock upon the conversion of the Company’s recently issued 335,047 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, as contemplated by the investment agreements described in the Proxy Statement.

2. To approve the adjournment or postponement of the Meeting to a later date or dates, if necessary, to solicit additional Proxies if there are insufficient Proxies given prior to the time of the Meeting to constitute a quorum for purposes of the Meeting or to solicit additional Proxies in favor of the approval of the above proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the issuance of shares of common stock upon the conversion of our recently issued 335,047 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C. The Board of Directors also recommends that you vote “FOR” any adjournment or postponement of the Meeting if necessary to solicit additional Proxies.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why are we seeking stockholder approval of Proposal 1?

On November 6, 2009, we raised $500 million in a private placement issuance of 18,247,012 shares of our common stock, $0.001 par value, and 335,047 shares of our newly authorized Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, which we refer to in this Proxy Statement as “Series C Preferred Stock,” to certain qualified institutional buyers and accredited investors (collectively, the “Investors”). The purpose of the private placement issuance was to bolster the Company’s capital in connection with an acquisition by our wholly owned subsidiary, East West Bank, of certain assets and liabilities of United Commercial Bank from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for United Commercial Bank.

Our common stock is listed on the NASDAQ Global Select Market, and, as a result, we are subject to the NASDAQ rules. NASDAQ Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

You are being asked to approve the issuance of at least 37,062,721 shares of common stock upon conversion of the Series C Preferred Stock, because the common stock issued at the closing of the private placement, together with the common stock issuable upon conversion of the Series C Preferred Stock issuance, will exceed 19.99% of the voting power and number of shares of common stock outstanding prior to the private placement issuance and because the issuance price per share was less than the book value, although above the market value, per share of the common stock.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that stockholders vote “FOR” the issuance of shares of common stock upon the conversion of our recently issued 335,047 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C. The Board of Directors also recommends that you vote “FOR” any adjournment or postponement of the Meeting if necessary to solicit additional Proxies.

What are the potential consequences if Proposal 1 is approved?

Conversion of Series C Preferred Stock into Common Stock. Upon receipt of the stockholder approval for Proposal 1, and subject to receipt of certain regulatory approvals, if applicable, each share of Series C Preferred Stock will be automatically converted into shares of common stock on the third business day following the date on which such approvals are obtained. Each outstanding share of Series C Preferred Stock will automatically be converted into such number of shares of common stock determined by dividing (i) $1,000 (the purchase price per share of the Series C Preferred Stock) by (ii) the conversion price of the Series C Preferred Stock then in effect, subject to certain adjustments. The initial conversion price of the Series C Preferred Stock is $9.04 per share.

Rights of Investors. If stockholder approval is received, the rights and privileges associated with the common stock issued upon conversion of the Series C Preferred Stock will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights.

Elimination of Dividend and Liquidation Rights of Holders of Series C Preferred Stock. If the stockholder approval is received, subject to any applicable required regulatory approval for the conversion of the Series C Preferred Stock, all shares of Series C Preferred Stock will be cancelled. As a result, approval of the conversion of Series C Preferred Stock will result in the elimination of the dividend rights and liquidation preference existing in favor of the Series C Preferred Stock. For more information regarding such dividend rights and liquidation preference, see “Series C Preferred Stock Terms and Provisions” in this Proxy Statement.

Improved Balance Sheet and Regulatory Capital Level. Upon consummation of the private placement issuance, we received aggregate gross proceeds of $500 million, which strengthened our balance sheet and regulatory capital levels. Upon conversion of the Series C Preferred Stock to common stock, our regulatory capital levels will be further strengthened. For additional information regarding the effect of the private placement issuance on our balance sheet and our regulatory capital ratios, please see the section of this Proxy Statement captioned “Capitalization Table”.

Market Effects. Despite the existence of certain restrictions on transfer, the issuance of shares of our common stock upon conversion of the Series C Preferred Stock may impact trading patterns and adversely affect the market price of our common stock. If significant quantities of our common stock are issued upon conversion of the Series C Preferred Stock and are sold (or if it is perceived that they may be sold) into the public market, the trading price of our common stock could be materially adversely affected.

Dilution. We will issue, through the conversion of the Series C Preferred Stock, 37,062,721 shares of common stock (in addition to the 18,247,012 shares of common stock previously issued at the closing of the private placement issuance). As a result, we expect there to be a dilutive effect on both the earnings per share of our common stock and the book value per share of our common stock. In addition, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding capital stock. For additional information regarding the dilutive effect of the private placement issuance, please see the section of this Proxy Statement captioned “Capitalization Table”.

The current ownership of our common stock following the consummation of the private placement issuance is further described below in the section of this Proxy Statement captioned “Beneficial Stock Ownership of Principal Stockholders and Management.”

What are the potential consequences if Proposal 1 is not approved?

Series C Preferred Stock Remains Outstanding. Unless the stockholder approval is received or unless our stockholders approve a similar proposal at a subsequent meeting, the Series C Preferred Stock will remain outstanding in accordance with its terms.

Continued Dividend Payments. If stockholder approval is not obtained, the shares of Series C Preferred Stock will remain outstanding and, for so long as such shares remain outstanding, we will be required to pay dividends on the Series C Preferred Stock, on a cumulative basis, at an annual rate equal to (X) the sum of (a) the greater of (i) LIBOR and (ii) 1% plus (b) 10% (up to a maximum of 13%), multiplied by the sum of (A) the liquidation preference plus (B) all accrued and unpaid dividends for any prior dividend period, payable in cash (or the as-converted dividend if it is higher), and (Y) dividends at an annual rate equal to 5% multiplied by the sum of (A) the liquidation preference plus (B) all accrued and unpaid dividends for any prior dividend period payable in kind in additional shares of Series C Preferred Stock.

Additional Stockholder Meetings. We will call additional stockholder meetings and recommend approval of Proposal 1 at each meeting to the stockholders every six months, if necessary, thereafter until such approval is obtained pursuant to the provisions of the Investment Agreements. We will bear the costs of soliciting the approval of our stockholders in connection with these meetings.

Restriction on Payment of Dividends. For as long as the Series C Preferred Stock remains outstanding, if dividends payable on all outstanding shares of the Series C Preferred Stock have not been declared and paid, or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior securities, or redeem, purchase or acquire any parity securities, subject to limited exceptions.

Liquidation Preference. For as long as the Series C Preferred Stock remains outstanding, it will retain a senior liquidation preference over shares of our common stock in connection with any liquidation of us and, accordingly, no payments will be made to holders of our common stock upon any liquidation of us unless the full liquidation preference on the Series C Preferred Stock is paid.

Who is entitled to vote? How many votes am I entitled to?

Each holder of common stock is entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on our books as of the Record Date on any matter submitted to the stockholders. Our authorized capital stock consists of 200,000,000 shares of common stock, of which — shares were issued and outstanding on the Record Date. The shares of common stock issued at the closing of the private placement may not be voted on the proposals.

What vote is necessary to approve Proposal 1 and Proposal 2?

Proposal 1 and Proposal 2 must each receive the affirmative vote of the majority of shares present in person or by proxy at the Meeting and entitled to vote in order to be approved.

How many shares must be represented at the Meeting to constitute a quorum?

The holders of a majority of the outstanding shares of each class of stock entitled to vote at the Meeting, present in person or represented by proxy, constitutes a quorum. There must be a quorum for the Meeting to be held. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes “FOR,” “AGAINST” or “ABSTAINED,” if you either (i) are present and vote in person at the Meeting or (ii) have submitted a proxy on the Internet, by telephone or by properly submitting a Proxy Card or vote instruction form by mail.

Who is paying the cost of solicitation of Proxies?

This solicitation of Proxies is made on behalf of our Board of Directors and we will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies also will be borne by us. It is contemplated that Proxies will be solicited principally through the mail, but our directors, officers and employees may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to our stockholders. We do not intend at this time to utilize the services of other individuals or entities not employed by or affiliated with us in connection with the solicitation of Proxies.

What is the difference between a holder of record and a beneficial owner of shares held in street name?

Holder of Record. If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this Proxy Statement and a Proxy Card from us via BNY Mellon Shareowner Services.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered the holder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this Proxy Statement and a voting instruction form from that organization.

How can I vote?

Holders of Record. If you are a holder of record, you may vote either in person at the Meeting, via the Internet (by following the instructions provided on the Proxy Card), by telephone (by calling the toll free number found on the Proxy Card), or by mail (by filling out the Proxy Card and returning it in the envelope provided).

Beneficial Owner of Shares Held in Street Name. If you hold your shares in “street name”, you should receive a voting instruction form from your brokerage firm, bank, broker-dealer or other nominee asking you how you want to vote your shares. If you do not, you should contact your brokerage firm, bank, broker-dealer or other nominee and obtain a voting instruction form from them. You may vote in person at the Meeting, but you must obtain a legal proxy from the organization that holds your shares.

Can I change or revoke my vote after I voted?

Holders of Record. If you are a holder of record, you may change or revoke your vote at any time before it is counted at the Meeting by:

•

notifying our Secretary in writing that you wish to revoke your proxy at the following address: East West Bancorp, Inc., Attention: Investor Relations, 135 North Los Robles Ave., 7th Floor, Pasadena, CA 91101, (626) 768-6000;

•	attending the Meeting and voting in person; or

•	submitting a later dated Proxy Card.

Attending the Meeting by itself will not automatically revoke your prior proxy. You must comply with one of the methods indicated above in order to revoke your proxy.

Beneficial Owner of Shares Held in Street Name. If you hold your shares in “street name,” please refer to the information in the materials provided by your brokerage firm, bank, broker-dealer or other nominee for an explanation of how to change or revoke your vote and of the effect of not indicating a vote.

What happens if I do not give specific voting instructions?

Holders of Record. If you are a holder of record and you either (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors or (ii) sign and return a Proxy Card without giving specific instructions, then the Proxy Holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the Proxy Holders may determine in their discretion with respect to any other matters properly presented for a vote at the Meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote”.

Are the Proposal 1 and Proposal 2 considered “routine” or “non-routine”?

A broker or other nominee may generally vote on routine matters, but cannot vote without instructions on non-routine matters (i.e., a broker non-vote). We believe each of the Proposals will be considered non-routine under the rules of the New York Stock Exchange (which apply to brokers), and therefore there may be broker non-votes on each of the Proposals.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present, but are not considered entitled to vote or as votes cast. For the purpose of determining whether the stockholders have approved Proposal 1 and Proposal 2, broker non-votes will have no effect on the vote.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present, and an abstention will have the same effect as a vote against these Proposals.

Are stockholders of the Company entitled to appraisal rights?

Holders of common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the transactions described in this Proxy Statement.

How will voting on any other business be conducted?

We do not know of any other business to be conducted at the Meeting. For holders of record, if any other business is presented at the Meeting, any of the persons named on the Proxy Card as your designated Proxies may vote on that matter in his or her discretion. If you hold your shares in “street name,” please see the materials provided by your brokerage firm, bank, broker-dealer or other nominee for an explanation of how your shares will be voted on any other business. Any such matter must receive the affirmative vote of the majority of shares present in person or by proxy at the Meeting and entitled to vote in order to be approved (or any higher vote required by our Bylaws or the Delaware General Corporation Law) in order to be approved.

Can I attend the Meeting and vote in person? How can I obtain directions to attend the Meeting?

Any stockholder entitled to vote at the Meeting may attend the Meeting and vote in person. If you hold shares in “street name” and would like to attend the Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of common stock as of the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Meeting. To obtain directions to attend the Meeting, please call Investor Relations at (626) 768-6000.

How do I obtain more information about the Company?

If you wish to receive more information about us, please write to: East West Bancorp, Inc., Attention: Investor Relations, 135 North Los Robles Ave., 7th Floor, Pasadena, CA 91101.

We also maintain a website at www.eastwestbank.com where you may view, print and download our public filings made with the Securities and Exchange Commission (the “SEC”), as well as other information about us. In addition, the SEC maintains a website at www.sec.gov that contains our public filings. The public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains or incorporates statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in the documents incorporated by reference, including statements made in our most recent Annual Report on Form 10-K, as updated by our subsequently filed Quarterly Report on Form 10-Q and our Current Reports on Form 8-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	changes in our borrowers’ performance on loans;

•	changes in the commercial and consumer real estate markets;

•	changes in our costs of operation, compliance and expansion;

•	changes in the economy, including inflation;

•	changes in government interest rate policies;

•	changes in laws or the regulatory environment;

•	changes in critical accounting policies and judgments;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies;

•	changes in the equity and debt securities markets;

•	changes in competitive pressures on financial institutions;

•	effect of additional provision for loan losses;

•	effect of any acquisition we may make;

•	effect of any goodwill impairment;

•	fluctuations of our stock price;

•	success and timing of our business strategies;

•	impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity;

•	changes in our ability to receive dividends from our subsidiaries; and

•	political developments, wars or other hostilities that may disrupt or increase volatility in securities or otherwise affect economic conditions.

You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. We undertake no obligation to update publicly any of these statements in light of future events.

PROPOSAL 1: To approve the issuance of shares of common stock upon the conversion of the Company’s recently issued 335,047 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, as contemplated by the investment agreements described in the Proxy Statement.

Proposal 1 contemplates the issuance of approximately 37,062,721 shares of our common stock based on a conversion price of $9.04 per share (subject to certain anti-dilution adjustments) upon conversion of the 335,047 shares of Series C Preferred Stock issued pursuant to the Investment Agreements.

Background of the Private Placement Issuance

Over a period of several weeks beginning in September 2009, our Board of Directors and management determined that it would be prudent to seek substantial additional capital in order to provide the Company with financial flexibility to address any desirable acquisition opportunities, to continue investing in our core businesses and to maintain our capital ratios at well above previous target levels. The Board of Directors also concluded that, in light of a variety of factors, including capital markets volatility, general economic uncertainties and the speed with which FDIC assisted acquisitions are completed, it was important that any process to raise additional capital be executed promptly and with a high degree of certainty of completion. In contemplation of the foregoing and, in particular, our intention to bid for certain assets and liabilities of United Commercial Bank from the FDIC, as receiver for United Commercial Bank, we had discussions with a number of potential investors and explored a variety of capital raising options over a several week period, including issuing our common stock in a private placement or a public offering. Ultimately, our Board of Directors determined that a private placement issuance to the Investors of a combination of our common stock and a newly authorized series of our preferred stock was the most effective and efficient means to address our capital needs with respect to the acquisition in a timely manner and was in the best interests of our stockholders. A public offering was deemed to be impractical, because, among other reasons, pursuant to the confidentiality agreements entered into with the FDIC, this potential pending material transaction could not have been discussed as part of a public offering. Because of the requirements of the NASDAQ rule described above, it was necessary to structure the private placement predominantly in the form of convertible preferred stock until we could obtain the necessary stockholder approvals to issue common stock in exchange for the Series C Preferred Stock.

On November 6, 2009, we issued and sold 18,247,012 shares of our common stock at a purchase price of $9.04 per share and 335,047 shares of our newly authorized Series C Preferred Stock at a purchase price and liquidation preference of $1,000 per share. Following the receipt of stockholder and, if applicable, regulatory approval (as described in more detail below), each share of the Series C Preferred Stock will automatically convert into shares of our common stock at an initial conversion price of $9.04 per share, subject to customary anti-dilution adjustments.

Accordingly, our Board of Directors recommends that stockholders vote “FOR” the proposals so that the Series C Preferred Stock will convert automatically into shares of common stock, thereby strengthening our common equity base as planned.

We raised $500 million in the private placement, pursuant to individual Investment Agreements, each effective as of November 5, 2009, with the Investors, several of whom are our largest institutional stockholders. Among other things, our Board of Directors and management considered the reputations of the Investors in the banking industry and determined that the private placement issuance to the Investors was in the best interests of us and our stockholders. The private placement issuance was exempt from SEC registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

NASDAQ Shareholder Approval Requirement

Because our common stock is listed on the NASDAQ Global Select Market, we are subject to the NASDAQ Rules. NASDAQ Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.

The 37,062,721 shares of common stock issuable upon conversion of the Series C Preferred Stock together with the common stock issued at the closing of the private placement will exceed 19.99% of the number of shares of our common stock and voting power outstanding prior to the private placement issuance and the $9.04 per share conversion price for the Series C Preferred Stock is less than the book value per share of our common stock. The book value of our common stock was $12.58 per share based on our stockholders’ equity divided by the total number of common shares outstanding as shown in our Quarterly Report on Form 10-Q for the period ended September 30, 2009, our most recent public filing with the SEC. Based on the consolidated closing bid price of our common stock as reported by NASDAQ on November 4, 2009, the trading day immediately prior to the effective date of the Investment Agreements, the market value of our common stock was $8.36. However, because the sales price of $9.04 was below our book value of $12.58 per share, stockholder approval is required pursuant to NASDAQ Rule 5635(d).

United Commercial Bank Acquisition

On November 6, 2009 we acquired certain assets and liabilities of United Commercial Bank from the FDIC as receiver of United Commercial Bank. As a result of the acquisition, East West Bank has over $19 billion in assets and is the second largest independent bank headquartered in California and the largest bank in the nation focused on serving the Asian-American community. We believe the acquisition will strengthen our capital position, increase our earnings, and create a premier community bank focused on Asian-American markets. In addition, the acquisition provides increased scale, which we believe will provide significant operating leverage that will ultimately improve our profitability. The acquisition included the insured and uninsured deposits of United Commercial Bank, but excluded certain brokered deposits and was made pursuant to the terms of a purchase and assumption agreement entered into by East West Bank and the FDIC on November 6, 2009.

East West Bank and United Commercial Bank share a similar asset and borrower profile which we believe will facilitate the integration of the two banks. United Commercial Bank, headquartered in San Francisco, California, had total assets of approximately $11.2 billion and total deposits of approximately $7.5 billion as of October 23, 2009. Its focus was to provide commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. At September 30, 2009, East West Bank had total assets of approximately $12.5 billion, total deposits of approximately $8.7 billion and stockholders’ equity of approximately $1.5 billion.

The majority of the United Commercial Bank franchise is within East West Bank’s existing footprint, including Hong Kong and China. United Commercial Bank and its subsidiaries, including United Commercial Bank (China) Limited, operated 50 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, and Los Angeles and Orange Counties, nine branches in the State of New York, five branches in metropolitan Atlanta, Georgia, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, Texas, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan.

Following the acquisition, East West Bank now operates a total of 137 branches worldwide, including 112 branches in California and 21 branches in key markets across the United States, including New York, Atlanta, Boston, Houston, and Seattle. In addition, East West Bank now operates four full-service branches in Greater China, including two branches in Hong Kong, and branches in Shanghai and Shantou. East West Bank also has representative offices in Beijing, Guangzhou, Shanghai and Shenzhen, China, and Taipei, Taiwan. The acquisition of United Commercial Bank’s assets also included United Commercial Bank (China) Limited, the subsidiary of United Commercial Bank headquartered in Shanghai, China. East West Bank’s acquisition of this Chinese subsidiary has passed preliminary review by the China Banking Regulatory Commission. We have formed a dedicated management team to assist in the integration of the two franchises.

The acquisition was made pursuant to the terms of a purchase and assumption agreement entered into by and among East West Bank, the FDIC as receiver for United Commercial Bank and the FDIC by and for itself, on November 6, 2009. Based upon a preliminary closing with the FDIC, East West Bank acquired $10.4 billion in assets, including $7.7 billion in loans, and assumed $9.2 billion in liabilities, including $6.5 billion in deposits. The foregoing amounts represent United Commercial Bank’s book value for these assets and liabilities and do not necessarily reflect fair value. These amounts are estimates and, accordingly, are subject to adjustment based upon final settlement with the

FDIC. East West Bank paid the FDIC a premium of approximately 1.1% for the right to assume all of the deposits of United Commercial Bank. In addition, the FDIC transferred to East West Bank all qualified financial contracts to which United Commercial Bank was a party and such contracts remain in full force and effect.

In connection with the acquisition, East West Bank entered into a loss-sharing arrangement with the FDIC that covered approximately $7.7 billion of United Commercial Bank’s assets. East West Bank will share in the losses on the asset pools (including single family residential mortgage loans, commercial loans, and foreclosed loan collateral) covered under the loss-sharing arrangement. Pursuant to the terms of the loss sharing arrangement, the FDIC is obligated to reimburse East West Bank for 80% of eligible losses of up to $2.05 billion with respect to covered assets. The FDIC will reimburse East West Bank for 95% of eligible losses in excess of $2.05 billion with respect to covered assets. East West Bank has a corresponding obligation to reimburse the FDIC for 80% or 95%, as applicable, of eligible recoveries with respect to covered assets. Additionally, East West Bank may also be obligated to provide a “true-up” payment to the FDIC approximately 10 years from the closing if actual losses are less than expected.

Series C Preferred Stock Terms and Provisions

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series C Preferred Stock as contained in the Certificate of Designations for the Series C Preferred Stock which has been filed with the Secretary of State of the State of Delaware. The Certificate of Designations is included as Appendix A attached to this Proxy Statement and is incorporated by reference herein. Stockholders are urged to carefully read the Certificate of Designations in its entirety. Although we believe this summary covers the material terms and provisions of the Series C Preferred Stock as contained in the Certificate of Designations, it may not contain all of the information that is important to you.

Authorized Shares, Stated Value and Liquidation Preference. We have designated 428,000 shares as “Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C,” which have a par value of $0.001 per share and a stated value and liquidation preference of $1,000 per share.

Mandatory Conversion. The Series C Preferred Stock of each holder will convert into shares of common stock on the third business day following the receipt by us and/or the holder of Series C Preferred Stock of the following: (i) the approval by the holders of our common stock of the conversion of the Series C Preferred Stock into common stock as required by the applicable NASDAQ rules and (ii) as to a holder, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The number of shares of common stock into which each share of Series C Preferred Stock is convertible is determined by dividing (i) the $1,000 per share liquidation preference, plus all accrued and unpaid dividends, by (ii) the applicable conversion price, which is initially $9.04 per share. The conversion price of the Series C Preferred Stock is subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions, stock splits, subdivisions and combinations, distributions of cash, debt or assets and tender offers and exchange offer.

Dividends. Commencing on the date on which shares of Series C Preferred Stock were first issued, dividends will accrue and be payable semi-annually in arrears on May 1 and November 1 of each year (each, a “Dividend Payment Date”). Dividends will be payable, on a cumulative basis, in cash and/or in kind in additional shares of Series C Preferred Stock if, when and as declared by the Board of Directors or a duly authorized committee thereof for each outstanding share of Series C Preferred Stock as follows:

•

dividends at an annual rate equal to the “special dividend rate” (meaning the sum of (a) the greater of (i) LIBOR and (ii) 1% plus (b) 10%, (up to a maximum of 13%) multiplied by the sum of (A) the liquidation preference plus (B) all accrued and unpaid dividends for any prior dividend period, payable in cash; provided that, in the event the as-converted dividend for such dividend period is greater than the dividend calculated pursuant to the foregoing language, each outstanding share of Series C Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, the as-converted dividend instead; and

•

dividends at an annual rate equal to 5% multiplied by the sum of (A) the liquidation preference plus (B) all accrued and unpaid dividends for any prior dividend period payable in kind in additional shares of Series C Preferred Stock with the number of shares to be issued determined by dividing the amount of the payable in kind dividend by the liquidation preference per share of Series C Preferred Stock.

No dividends will be paid in respect of the dividend period in which the Series C Preferred Stock converts into common stock.

Subject to limited exceptions, if dividends payable on all outstanding shares of the Series C Preferred Stock for any dividend period have not been declared and paid or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior securities, or redeem, purchase or acquire any parity securities.

Ranking. The Series C Preferred Stock ranks, with respect to dividend rights and rights on liquidation, winding up and dissolution, on a parity with the Company’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, and Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and with each other class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company. The Series C Preferred Stock ranks senior to our common stock and any other class or series of our stock now existing or hereafter established, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Voting Rights. The holders of the Series C Preferred Stock will not have any voting rights other than as required by law, except that the approval of the holders of a majority of the Series C Preferred Stock, voting as a single class, will be required with respect to certain matters, including (A) charter amendments adversely affecting the rights, preferences or privileges of the Series C Preferred Stock and (B) the creation of any series of senior equity securities.

Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series C Preferred Stock will be entitled, before any distribution or payment out of our assets may be made to or set aside for the holders of any of our junior capital stock and subject to the rights of our creditors, to receive a liquidation distribution in an amount equal to $1,000 per share, plus any accrued but unpaid dividends whether or not declared. If our assets or the proceeds thereof available for distribution among the holders of the Series C Preferred Stock and the holders of shares of all of our other capital stock ranking pari passu with the Series C Preferred Stock is insufficient to pay in full the liquidation preference and liquidation payments on all such other parity securities, then all of the assets available, or the proceeds thereof, after payment of any senior securities, will be distributed among the holders of the Series C Preferred Stock and the holders of the parity securities ratably. A merger, consolidation or sale of all or substantially all of our property or business is not deemed to be a liquidation under the Certificate of Designations.

Redemption. The Series C Preferred Stock is not redeemable by the holders, but may be redeemed by us following the fifth anniversary of its issuance at a redemption price per share equal to the greater of (i) 125% of the liquidation preference plus all accrued and unpaid dividends and (ii) 110% of the closing price of the common stock for trading day prior to the date of redemption multiplied by the number of shares of common stock into which one share of Series C Preferred Stock would be convertible on such date if such shares of Series C Preferred Stock were converted on that date following (assuming receipt of stockholder approval and, if applicable, regulatory approval); provided that, in no event will the redemption price exceed 150% of the amount calculated in accordance with clause (i) above.

Anti-dilution Provisions. The conversion price of the Series C Preferred Stock is also subject to customary anti-dilution adjustments.

Preemptive Rights. Holders of the Series C Preferred Stock have no preemptive rights, although the Investors do have certain contractual subscription rights as provided in the Investment Agreements.

Ownership Limitations; Non-Voting Common Stock. If the payment of dividends in additional shares of Series C Preferred Stock would cause any Investor to exceed this 9.9% threshold, any shares in excess of such threshold payable to such Investor would be in the form of substitute preferred stock which would only convert to common when the threshold limitation would not be violated.

Fundamental Change. If the Company enters into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which its common stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of its common stock, then each share of Series C Preferred Stock will convert, effective on the day on which such share would automatically convert into common stock of the Company, into the securities, cash and other property receivable in the transaction by the holder of the number of shares of common stock into which such share of Series C Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

The Investment Agreements

The following is a summary of the material terms of the Investment Agreements and is qualified in its entirety by reference to the form of Investment Agreement attached as Appendix B to this Proxy Statement and is incorporated by reference herein. You should read the form of Investment Agreement in its entirety because it, and not this Proxy Statement, is the legal document that governs the issuance of the Series C Preferred Stock.

Purchase and Sale of Stock. Pursuant to the Investment Agreements, we agreed to issue and sell 18,247,012 shares of common stock and 335,047 shares of the Series C Preferred Stock, in the aggregate, to the Investors.

Representations and Warranties. We made customary representations and warranties to the Investors relating to us, our business and our capital stock, including with respect to the shares of Series C Preferred Stock to be issued to the Investors pursuant to the Investment Agreement. The representations and warranties in the Investment Agreements were made for purposes of the Investment Agreements and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Investment Agreements, including being qualified by confidential disclosures made for the purposes of allocating contractual risk. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties and other provisions of the Investment Agreements should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that we file with the SEC.

Agreement to Seek Stockholder Approval. We agreed to call and hold the Meeting, as promptly as reasonably practicable, and to unanimously recommend and seek stockholder approval of Proposal 1. In addition, we agreed to prepare and file this Proxy Statement with the SEC, as well as, subject to the fiduciary duties of the Board of Directors, to use reasonable best efforts to solicit Proxies for the stockholder approval of the Proposal. If such approval is not obtained at the Meeting, we will call additional meetings and recommend approval of Proposal 1 to the stockholders every six months thereafter until such approval is obtained.

Registration Rights. We have agreed that, within six months after the closing date of the private placement issuance, we will prepare and file a shelf registration statement with the SEC covering all shares of common stock and Series C Preferred Stock issued under the Investment Agreements, any securities issuable upon conversion of the Series C Preferred Stock, and any additional shares of common stock or Series C Preferred Stock that may be issued from time to time pursuant to the Investment Agreements, including by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger or other reorganization. The Investors also have customary piggyback registration rights.

Transfer Restrictions. Each Investor will be generally prohibited from transferring the common stock, Series C Preferred Stock and the common stock issuable upon conversation of the Series C Preferred Stock for a period of six months following the closing date of the private placement issuance. Subject to certain exceptions with respect to transfers effected after such six month period, the Investor must reasonably believe that any transferee in any such transfer would not own more than 4.9% of the common stock (including common stock issuable upon conversion of the Series C Preferred Stock) after such transfer. Further, the securities issued to the Investors have not been registered and bear a legend specifying that such securities may not be transferred, sold or otherwise disposed of unless a registration statement relating to such securities is in effect under applicable federal and state securities laws or pursuant to an available exemption from registration.

Subscription Rights. The Investment Agreements provide the Investors, so long as they hold 50% of the securities purchased in the private placement issuance, customary subscription rights for a period of six months (or three years in the case of Investors holding a minimum of 5% or more of our outstanding shares of common stock) to enable such Investors to maintain its proportionate ownership of our common stock. At any time that any Investor meets this ownership threshold and the Company makes any offering or sale of any equity, or any securities convertible or exchangeable into equity, subject to customary exceptions, each Investor may acquire at the same price and on the same terms, subject to certain limitations, that number of the securities being offered necessary to maintain its proportionate common stock–equivalent interest in the Company. Under certain circumstances, Investors may acquire such securities at a discount to the price being offered to third parties.

Other Covenants. We also agreed to a number of customary covenants, including covenants (i) providing Investors holding a minimum of 5% or more of our outstanding shares of common stock to access to the books and records and to our management, (ii) with respect to the reservation and listing on NASDAQ of the common stock to be issued pursuant to the Investment Agreement and the common stock to be issued upon conversion of the Series C Preferred Stock and (iii) providing certain subscription rights to Investors in the event of certain issuances of equity securities by the Company.

Indemnity. We have agreed to customary indemnification provisions for the benefit of each Investor relating to certain losses suffered by each Investor arising from breaches of our representations, warranties and covenants in the Investment Agreements or relating to certain losses arising from actions, suits or claims relating to the Investment Agreements or the transactions contemplated thereby. Each Investor has agreed to customary indemnification provisions for the benefit of the Company relating to certain losses suffered by us arising from breaches of any Investor’s breach of its representations, warranties and covenants in the Investment Agreements.

Passivity and Standstill Commitments. Each Investor has agreed to standstill and passivity commitments that apply until the earlier of (A) the third anniversary of the closing date and (B) such time as the Investor owns less than 5% of the outstanding shares of common stock. Among other things, Investors have agreed that, without prior written approval of the Company, the Investors will not:

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acquire beneficial ownership of the Company’s voting securities if such acquisition would result in the Investor or its affiliates (A) being deemed to “control” us within the meaning of the Bank Holding Company Act of 1956, as amended and the Change of Bank Control Act of 1978 as amended or the California Financial Code and the rules and regulations promulgated thereunder, (B) having beneficial ownership of 25% or more of the outstanding shares of a class of voting securities or the common stock (other than as a result of the exercise of the rights or obligations under the Investment Agreement);

•	enter into or seek to enter into any acquisition transaction, merger or business combination relating to all or part of us or our subsidiaries;

•	make or participate in the solicitation of Proxies to vote to vote or influence any person or entity with respect to the voting of any voting securities of us or our subsidiaries;

•

call a meeting of our stockholders or our subsidiaries, initiate a stockholder proposal or in any way participate in a group with respect to any voting securities of us; or act alone or in concert with others to exercise a controlling influence over the management, Board of Directors or policies of us or our subsidiaries;

•	bring any action or otherwise act to contest the validity of or seek a release from or waiver of the passivity and standstill provisions of the Investment Agreement.

Expenses. We and each Investor will each bear and pay our own costs and expenses in connection with the transactions contemplated by the Investment Agreements, except as may be subsequently agreed in writing between us and each Investor.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1.

PROPOSAL 2: To approve the adjournment or postponement of the Meeting to a later date or dates, if necessary, to solicit additional Proxies if there are insufficient Proxies given prior to the time of the Meeting to constitute a quorum for purposes of the Meeting or to solicit additional Proxies in favor of the approval of the above proposal.

If we fail to receive a sufficient number of votes to constitute a quorum to hold the Meeting or to approve Proposal 1, we may propose to adjourn or postpone the Meeting, whether or not a quorum is present, for a period of not more than 30 days, to (i) constitute a quorum for purposes of the Meeting or (ii) solicit additional Proxies in favor of the approval of the Proposal 1, as necessary.

We currently do not intend to propose adjourning or postponing the Meeting if there are sufficient votes represented at the Meeting to approve Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

One of our directors, Ms. Peggy Cherng, participated in the private placement issuance through investment vehicles affiliated with or controlled by her by purchasing 20,000 shares of our Series C Preferred Stock at a purchase price and liquidation preference of $1,000 per share for an aggregate purchase price of $20,000,000. Upon receipt of stockholder approval, such shares will convert to 2,212,389 shares of our common stock at a conversion price of $9.04 per share, which price is above the market value of our common as of the trading day immediately prior to the effective date of her Investment Agreement. Prior to the private placement issuance, Ms. Cherng owned 142,471 shares of our common stock. Accordingly, if stockholder approval is obtained, Ms. Cherng will own 2,354,860 shares of our common stock upon conversion of her Series C Preferred Stock representing approximately —% of our outstanding shares of common stock as of the Record Date.

No other directors, executive officers or non-executive officer employees or their affiliates participated in the private placement issuance.

BENEFICIAL STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of November 6, 2009, by (i) each person known to us to own more than 5% of the outstanding common stock, (ii) our directors, (iii) our Chief Executive Officer, Chief Financial Officer and the three other highest compensated executive officers and our subsidiaries whose total annual compensation in 2008 exceeded $100,000 (the “Named Executives”), and (iv) all our executive officers and directors and subsidiaries, as a group:

	Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)(2)		Percent of Class(2)

Wells Fargo & Company(3) 420 Montgomery Street San Francisco, California 94163	7,688,880		6.99%
FMR LLC(4) 82 Devonshire Street Boston, Massachusetts 02109	7,225,592		6.57%

T. Rowe Price(5) 100 E. Pratt Street Baltimore, Maryland 21202	6,710,397		6.10%

Dominic Ng	603,326		*
John Lee	344,022	(6)	*
Julia S. Gouw	282,313	(7)	*
Peggy Cherng	162,471		*
Keith W. Renken	71,623		*
Donald S. Chow	62,766		*
Herman Y. Li	55,415		*
Wellington Chen	42,789		*
Jack C. Liu	37,950		*
Rudolph I. Estrada	24,981	(8)	*
Thomas J. Tolda	18,423		*
Andrew S. Kane	16,573		*

All Directors and Named Executive Officers, as a group (12 persons)	1,722,652		1.57%

*	Less than 1%.
(1)	Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.
(2)	Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the ownership and percentage ownership of the person (or group). Specifically, the following individuals have the right to acquire the shares indicated after their names upon the exercise of such stock options: Mr. Ng, 273,840; Mr. Chen, 19,189; Ms. Cherng, 20,000; Mr. Chow, 13,145; Mr. Estrada, 10,000; Ms. Gouw, 66,677; Mr. Li, 20,000; Mr. Liu, 17,000; and Mr. Renken, 40,000. The aggregate number of shares issuable upon the exercise of options currently exercisable held by the directors and officers as a group, is 479,851.
(3)	Based on Schedule 13G filed with the Securities and Exchange Commission on October 13, 2009 by Wells Fargo & Company. Also includes 760,292 shares acquired by Met West Capital in the private placement, effective November 6, 2009.
(4)	Based on 13G filed with the Securities and Exchange Commission on February 17, 2009 by FMR LLC. Also includes 1,520,580 shares acquired by Fidelity Funds in the private placement, effective November 6, 2009.

(5)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009 by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors, representing 8.5% of the shares outstanding, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Also includes 1,292,497 shares acquired by T. Rowe Price in the private placement, effective November 6, 2009.
(6)	296,830 of these shares are held in the John M. Lee Trust for which Mr. Lee has voting and investment power.
(7)	2,000 of these shares are owned by family members for whom Ms. Gouw has voting and investment power; Ms. Gouw disclaims any beneficial interest in such shares.
(8)	2,414 of these shares are held in the Summit Group Profit Sharing Plan for which Mr. Estrada has voting and investment power.

CAPITALIZATION

The following table sets forth our consolidated capitalization and regulatory capital ratios as of September 30, 2009, on an actual basis and on a pro forma basis as adjusted to give effect to the issuance of 18,247,012 shares of common stock and 335,047 shares of Series C Preferred Stock, for a total purchase price of $500 million, which Series C Preferred Stock will be convertible into an aggregate of approximately 37,062,721 shares of our common stock based on a conversion price of $9.04 per share, as if such transactions occurred at September 30, 2009. The following table does not take into account the acquisition of United Commercial Bank.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the nine month period ended September 30, 2009. Certain amounts included in the “Pro Forma As Adjusted” column contain estimates, including estimates of fair value and issuance costs, which may not reflect actual amounts upon conversion of the Series C Preferred Stock.

September 30, 2009	Actual	Pro Forma As Adjusted (1)
Stockholders’ Equity:	(dollars in thousands, except per share data)

Preferred stock, $0.001 par value, 5,000,000 shares authorized; Series A, non-cumulative convertible, 200,000 shares issued and 85,741 shares outstanding; Series B, cumulative, 306,546 shares issued and outstanding; Series C, cumulative, 335,047 issued and outstanding	$367,922	$702,969
Common stock, $0.001 par value, 200,000,000 shares authorized; 98,442,732 shares issued; 91,693,532 shares outstanding	98	116
Additional paid-in capital—common stock	929,558	1,094,493
Retained earnings	351,721	351,721
Treasury stock, at cost — 6,749,200 shares	(104,338)	(104,338)
Accumulated other comprehensive loss, net of tax	(23,179)	(23,179)

Total stockholders’ equity	$1,521,782	$2,021,782

Book value per common share	$12.58	—
Book value per common share on an as-converted basis (2)	—	$11.24

Regulatory Capital Ratios:
For the Company:
Leverage Ratio	10.6%	14.1%
Tier 1 Capital	13.1%	18.0%
Total Capital	15.1%	20.1%
For the Bank:
Leverage Ratio	9.7%	9.9%
Tier 1 Capital	11.9%	12.0%
Total Capital	13.9%	14.0%

(1)	Assumes an estimate of issuance costs, including professional, filing and other fees associated with the private placement issuance.
(2)	Assumes a conversion of 335,047 shares of Series C Preferred Stock at $9.04 per share, or approximately 37,062,721 shares of common stock.

FINANCIAL STATEMENTS

Our Audited Consolidated Financial Statements (including Notes thereto), as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are attached to this Proxy Statement as Appendix C and are incorporated by reference herein. Our Unaudited Consolidated Financial Statements (including Notes thereto), as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, are attached to this Proxy Statement as Appendix D and are incorporated by reference herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is attached to this Proxy Statement as Appendix E and is incorporated by reference herein. Management’s Discussion and Analysis of Financial Condition and Results of Operations, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, is attached to this Proxy Statement as Appendix F and is incorporated by reference herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 3, 2009, the Audit Committee engaged KPMG LLP to be the independent registered accounting firm for us and East West Bank for the 2009 fiscal year. On April 3, 2009, we dismissed Deloitte & Touche LLP (“Deloitte”) as the independent registered accounting firm for us and East West Bank. The decision to dismiss Deloitte was approved by the Audit Committee of our Board of Directors.

During our two most recent fiscal years ended December 31, 2008 and 2007, and from January 1, 2009 through April 2, 2009, there were no disagreements between us and Deloitte on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Deloitte on our consolidated financial statements and our subsidiaries for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and in the subsequent interim period from January 1, 2009 through April 2, 2009, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Representatives from the firm of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement if they desire to do so, and will be available to respond to stockholders’ questions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative and Qualitative Disclosures About Market Risk, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is attached to this Proxy Statement as Appendix G and is incorporated by reference herein. Quantitative and Qualitative Disclosures About Market Risk, as included in our Annual Report on Form 10-Q for the fiscal quarter ended September 30, 2009, is attached to this Proxy Statement as Appendix H and is incorporated by reference herein.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be included in the proxy materials for the 2010 annual meeting of stockholders must be received by the Secretary of East West Bancorp, 135 N. Los Robles Avenue, 7th  Floor, Pasadena, California 91101 by December 24, 2009. A copy of the bylaws specifying the stockholder proposal requirements will be furnished to any stockholder upon written request to the Secretary.

Under Rule 14a-8 adopted by the SEC under the Securities and Exchange Act of 1934, as amended, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders and by us, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2010 annual meeting of stockholders is March 9, 2010. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, Proxyholders will be allowed to use their discretionary voting authority to vote against the stockholder proposal without discussion when and if the proposal is raised at the 2010 annual meeting of stockholders.

OTHER BUSINESS

Management knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

You may obtain directions to attend the Meeting and vote in person by contacting Investor Relations at (626) 768-6000.

EAST WEST BANCORP, INC.

DOUGLAS P. KRAUSE
Corporate Secretary

Pasadena, California

December —, 2009

APPENDIX A

CERTIFICATE OF DESIGNATIONS

OF

MANDATORILY CONVERTIBLE CUMULATIVE NON-VOTING PERPETUAL

PREFERRED STOCK, SERIES C

OF

EAST WEST BANCORP, INC.

Pursuant to Section 151 of the

General Corporation Law

of the State of Delaware

The undersigned, Douglas P. Krause, Executive Vice President, General Counsel and Corporate Secretary of East West Bancorp, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, a duly authorized committee (the “Committee”) of the Board of Directors hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), and pursuant to the authority conferred upon the Committee by the by-laws of the Corporation and the duly adopted resolutions of the Board of Directors, the Committee duly adopted the following resolutions:

RESOLVED, that pursuant to Article VI of the Certificate of Incorporation (which authorizes 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”)), the Committee hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions.

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”). The number of shares constituting such series shall be 428,000. The par value of the Series C Preferred Stock shall be $.001 per share, and the liquidation preference shall be $1,000 per share.

Section 2. Ranking. The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Corporation’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, and Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and with each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s common stock, par value $.001 per share (the “Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.

Section 3. Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “As-Converted Dividend” means, with respect to any Section 4 Dividend Period, the product of (i) the pro forma per share semi-annual Common Stock dividend derived by (A) annualizing the last dividend declared during such Section 4 Dividend Period on the Common Stock and (B) dividing such annualized dividend by two and (ii) the number of shares of Common Stock into which a share of Series C Preferred Stock would then be convertible (assuming receipt of the Stockholder Approval and, if applicable, the Regulatory Approval); provided, however, that for any Section 4 Dividend Period with respect to which no dividend on the Common Stock has been declared, the As-Converted Dividend shall be $0.00.

(d) “BHC Act” means the Bank Holding Company Act of 1956, as amended.

(e) “BHC Affiliated Person” means, with respect to any Person, its Affiliates which for purposes of this definition include all “affiliates” as defined in the BHC Act or Regulation Y of the Board of Governors of the Federal Reserve.

(f) “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(g) “Certificate of Designations” means this Certificate of Designations of East West Bancorp, Inc., dated November 6, 2009.

(h) “CIBC Act” means the Change in Bank Control Act of 1978, as amended.

(i) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Select Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on The NASDAQ Global Select Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Global Select Market shall govern.

(j) “Common Stock” has the meaning set forth in Section 2.

(k) “Corporation” means East West Bancorp, Inc., a Delaware corporation.

(l) “Conversion Price” means for each share of Series C Preferred Stock, $9.04, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(m) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(n) “Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.

(o) “Exchange Property” has the meaning set forth in Section 11(a).

(p) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(q) “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(r) “Investment Agreement” means the Investment Agreement, effective as provided in Section 6.14 therein, as may be amended from time to time, between the Corporation and the Holder.

(s) “Junior Securities” has the meaning set forth in Section 2.

(t) “LIBOR” means, with respect to any Section 4 Dividend Period, the rate for deposits in U.S. dollars for a three-month period that appears on Bloomberg Screen US0003M Index <GO> page (or other applicable page) as of 11:00 a.m. (London time) on the second London Banking Day preceding the first day of that Section 4 Dividend Period. If the rate described above does not appear on such Bloomberg Screen page, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day preceding the first day of that Section 4 Dividend Period. The Corporation will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Section 4 Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Section 4 Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York, New York, selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Section 4 Dividend Period for loans in U.S. dollars to leading European banks for a three-month period and in a principal amount of not less than $1,000,000. However, if the banks selected by the Corporation to provide quotations are not quoting as described above, LIBOR for that Section 4 Dividend Period will be the same as LIBOR as determined for the previous Section 4 Dividend Period, or in the case of the first Section 4 Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the Series C Preferred Stock been outstanding. The establishment of LIBOR will be final and binding in the absence of manifest error.

(u) “Liquidation Preference” means, as to the Series C Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock).

(v) “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

(w) “Mandatory Conversion Date” means, with respect to the shares of Series C Preferred Stock of any Holder, the third Business Day after which the Corporation and/or such Holder, as applicable as to a Holder, has received the Stockholder Approval (or if a Reorganization Event has theretofore been consummated, the date of consummation of such Reorganization Event) and, if applicable, the Regulatory Approvals necessary to permit such Holder to convert such shares of Series C Preferred Stock into authorized Common Stock without such conversion resulting in a Violation or, in the case of the Regulatory Approval, a violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

(x) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(y) “Parity Securities” has the meaning set forth in Section 2.

(z) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(aa) “PIK Dividend” has the meaning in Section 4(b).

(bb) “Record Date” has the meaning set forth in Section 4(d).

(cc) “Regulatory Approval” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series C Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(dd) “Reorganization Event” has the meaning set forth in Section 11(a).

(ee) “Section 4 Dividend Payment Date” has the meaning set forth in Section 4(b).

(ff) “Section 4 Dividend Period” has the meaning set forth in Section 4(c).

(gg) “Series C Preferred Stock” has the meaning set forth in Section 1.

(hh) “Special Dividend” has the meaning set forth in Section 4(b).

(ii) “Special Dividend Rate” means, with respect to any Section 4 Dividend Period, the sum of (a) the greater of (i) LIBOR and (ii) 1.0% plus (b) 10.0%; provided however if such amount is greater than 13.0%, the Special Dividend Rate shall be 13.0%.

(jj) “Stockholder Approval” means the stockholder approval necessary to approve the conversion of the Series C Preferred Stock into Common Stock for purposes of Rule 5635(d) of the Nasdaq Stock Market Rules.

(kk) “Substitute Preferred Stock” means a series of the Corporation’s Preferred Stock, par value $.001, that (as to each share) shall have the same terms as the Series C Preferred Stock except that it will be convertible into shares of Common Stock at (and only at) such time as (x) Holder (together with its BHC Affiliated Persons) (1) does not own, and is not deemed for applicable bank regulatory purposes to own, 10% or more of the total number of any class of Voting Securities of the Corporation, and then only to the extent that such conversion would not result in Holder and its BHC Affiliated Persons owning or being deemed for applicable bank regulatory purposes to own 10% or more of the total number of any class of voting securities of the Corporation, or (2)

transfers such shares of Substitute Preferred Stock (and, in the case of this clause (2), such shares of Substitute Preferred Stock shall become convertible into shares of Common Stock, subject to clause (y) below, at any time commencing immediately following such transfer) (A) in a widely distributed public offering, (B) to a person that is acquiring at least a majority of the voting securities of the Corporation (not including voting securities such person is acquiring from Holder) or (C) to persons that Holder reasonably believes would not own for applicable bank regulatory purposes more than 2% of the Common Stock or any class of the Corporation’s voting securities after such transfer, and upon any such transfer such shares of Substitute Preferred Stock shall be immediately convertible into such shares of Common Stock by the transferee, and (y) the Corporation has obtained the Stockholder Approval. If the Company elects to issue in satisfaction of its obligations under Section 4(h) depositary shares for Substitute Preferred Stock instead of shares of Substitute Preferred Stock directly (for example, depositary shares each representing a 1/100th interest in a share of Substitute Preferred Stock, with each share of Substitute Preferred Stock having entitlements as to dividends and upon liquidation corresponding to 100 shares of Series C Preferred Stock, and convertible into 100 shares of Series C Preferred Stock), then the provisions of Section 4(h) with respect to Substitute Preferred Stock shall be read mutatis mutandis to give effect to the issuance of depositary shares.

(ll) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(mm) “Violation” means a violation of the stockholder approval requirements of Rule 5635 of the Nasdaq Stock Market Rules.

(nn) “Voting Securities” has the meaning set forth in the BHC Act and any rules or regulations promulgated thereunder.

Section 4. Dividends. (a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, cumulative dividends of the type and in the amounts determined as set forth in this Section 4, and no more.

(b) Commencing on the Effective Date, dividends shall accrue and shall be payable semi-annually in arrears on May 1 and November 1 of each year (each, a “Section 4 Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day. Dividends payable pursuant to this Section 4, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series C Preferred Stock, payable in cash and/or in kind in additional shares of Series C Preferred Stock as follows:

(i) dividends at an annual rate equal to the Special Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends for any prior Section 4 Dividend Period that are payable on such share of Series C Preferred Stock, payable in cash (such dividend, the “Special Dividend”); provided that, in the event that the As-Converted Dividend for such Section 4 Dividend Period is greater than the Special Dividend, each outstanding share of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, the As-Converted Dividend rather than the Special Dividend; and

(ii) dividends at an annual rate equal to 5.0% multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends for any prior Section 4 Dividend Period that are payable on such share of Series C Preferred Stock, payable in kind in additional shares of Series C Preferred Stock (each such dividend, a “PIK Dividend”). With respect to the payment of any PIK Dividend, the number of shares of Series C Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series C Preferred Stock shall be determined by dividing (i) the amount of the PIK Dividend by (ii) the Liquidation Preference per share of Series C Preferred Stock. To the extent that any Dividend would result in the issuance of a fractional share of Series C Preferred Stock to any Holder, then the amount of such fraction multiplied by the Liquidation Preference shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter).

(c) Dividends payable pursuant to Section 4 will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4 Dividend Period greater or less than a full Section 4 Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. The period from the Effective Date to but excluding May 1, 2010 and each period from and including a Section 4 Dividend Payment Date to but excluding the following Section 4 Dividend Payment Date is herein referred to as a “Section 4 Dividend Period”.

(d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation on the applicable record date (each, a “Record Date”), which with respect to dividends payable pursuant to this Section 4, shall be on the fifteenth day of the month immediately prior to the month in which the relevant Section 4 Dividend Payment Date occurs. The Corporation shall at all times reserve and keep available out of its authorized and unissued Series C Preferred Stock, the full number of shares of Series C Preferred Stock required for purposes of paying all PIK Dividends that may become payable.

(e) Dividends on the Series C Preferred Stock are cumulative. Such dividends shall begin to accrue and be cumulative from the Effective Date (in the case of the shares of Series C Preferred Stock issued on the Effective Date) or from the Section 4 Dividend Payment Date in respect of which such shares were issued or were scheduled to be issued (in the case of shares of Series C Preferred Stock issued or scheduled to be issued in connection with a PIK Dividend), shall compound at the relevant rate on each subsequent Section 4 Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Section 4 Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable semi-annually in arrears on each Section 4 Dividend Payment Date, commencing with the first such Section 4 Dividend Payment Date.

(f) So long as any shares of Series C Preferred Stock remain outstanding, if all dividends payable pursuant to Section 4 on all outstanding shares of the Series C Preferred Stock for any Section 4 Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Corporation shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged. If dividends payable pursuant to Section 4 for any Section 4 Dividend Payment Date are not paid in full, or declared and funds set aside therefor on the shares of the Series C Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Section 4 Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Section 4 Dividend Payment Dates, on a dividend payment date falling within a Section 4 Dividend Period applicable to such Section 4 Dividend Payment Date), then all dividends declared on shares of the Series C Preferred Stock and such Parity Securities on such date or dates, as the case may be, shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full semi-annual dividends per share payable on the shares of the Series C Preferred Stock pursuant to Section 4 and all such Parity Securities otherwise payable on such Section 4 Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Section 4 Dividend Payment Dates, on a dividend payment date falling within a Section 4 Dividend Period applicable to such Section 4 Dividend Payment Date) (subject to such dividends on such Parity Securities having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other. However, the foregoing provisions shall not restrict the ability of any Affiliate of the Corporation to engage in any market making transactions in Junior Securities in the ordinary course of business.

(g) If the Mandatory Conversion Date with respect to any share of Series C Preferred Stock is prior to the Section 4 Dividend Payment Date applicable to any Section 4 Dividend Period, the Holder of such share of Series C Preferred Stock will not have the right to receive any dividends on the Series C Preferred Stock with respect to such Section 4 Dividend Period, provided that this shall not affect any rights to receive any accrued but unpaid dividends on the Series C Preferred Stock attributable to any Section 4 Dividend Period completed prior to the Mandatory Conversion Date.

(h) Notwithstanding anything to the contrary contained in this Certificate of Designations, any PIK Dividend to be paid pursuant to this Certificate of Designations shall be paid to the extent (but only to the extent) that payment of such PIK Dividend would not cause or result in any Holder and its BHC Affiliated Persons, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 10.0% or more of any class of Voting Securities of the Corporation outstanding at such time (excluding for purposes of this calculation any reduction in the percentage of Voting Securities such Holder and its BHC Affiliated Persons so owns, controls or has the power to vote resulting from transfers by the Holder and its Affiliates of securities of the Corporation acquired by the Holder pursuant to its Investment Agreement). In the event that payment of a PIK Dividend would be restricted or prohibited by the preceding sentence, then the Corporation shall instead pay such PIK Dividend (or portion thereof) to such Holder by delivering to such Holder certificates for shares of Substitute Preferred Stock (which may be in the form of depositary shares and, in either case, such shares of Substitute Preferred Stock or depositary shares may be issued in book-entry form). In the event that Substitute Preferred Stock is to be issued in accordance with this Section 4(h), the Corporation shall take all actions necessary to authorize, create and issue such series of Substitute Preferred Stock having terms consistent with this Certificate of Designations and otherwise reasonably acceptable to the applicable Holder in all respects. The number of shares of Substitute Preferred Stock to be delivered pursuant to this Section 4(h) shall be equal to the number of shares of Series C Preferred Stock that would have been paid to such Holder in connection with the PIK Dividend but for the restriction set forth in the first sentence of this Section 4(h).

(i) The Corporation, in satisfaction of its obligation to issue preferred stock under any provision of this Certificate of Designations to any Holder, may, in order to minimize the number of its authorized and unissued shares of preferred stock used for such purpose, issue depositary shares for such preferred stock, with such depositary shares and underlying preferred stock being in such denominations as the Corporation and such Holder shall mutually agree.

Section 5. Liquidation. (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the greater of (i) the Liquidation Preference per share of Series C Preferred Stock and Substitute Preferred Stock, if any, plus an amount equal to any accrued but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) 110% of the payment or distribution to which such Holders would be entitled if the Series C Preferred Stock were converted into Common Stock immediately before such liquidation, dissolution or winding-up, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series C Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions.

(a) Optional Redemption. The Series C Preferred Stock may not be redeemed by the Corporation prior to November 6, 2014. The Corporation, at its option, may redeem in whole at any time the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference, plus (B) all accrued and unpaid dividends, whether or not declared, up to, but excluding, the date fixed for redemption and (ii) 110% of (A) the number of shares of Common Stock into which a share of Series C Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption (assuming receipt of Stockholder Approval and, if applicable, the Regulatory Approval) multiplied by (B) the Closing Price of Common Stock on such Trading Day; provided that in no event shall such redemption price exceed 150% of the amount determined in accordance with clause (i) above. The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date for a Section 4 Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b) No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption of any shares of Series C Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, however, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series C Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series C Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of a Holder, all such Holder’s shares of Series C Preferred Stock shall automatically convert into shares of Common Stock as set forth below. The number of shares of Common Stock into which a share of Series C Preferred Stock shall be convertible shall be determined by dividing (i) the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared, with respect to any Section 4 Dividend Period completed prior to the Mandatory Conversion Date (but not with respect to the Section 4 Dividend Period in which the Mandatory Conversion Date occurs), by (ii) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof). Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) Each Holder shall, promptly upon receipt of each Regulatory Approval applicable to such Holder, provide written notice to the Corporation of such receipt. Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) if certificates are to be issued, the place or places where certificates for shares of Series C Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series C Preferred Stock dividends shall no longer be declared on any such shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4(g) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series C Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series C Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series C Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series C Preferred Stock.

(d) Shares of Series C Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) On the Mandatory Conversion Date with respect to any share of Series C Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series C Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments; provided, however, that notwithstanding anything to the contrary contained in this Certificate of Designations, any adjustment to the Conversion Price to be made pursuant to this Certificate of Designations shall be made to the extent (but only to the extent) that such adjustment would not cause or result in any Holder and its BHC Affiliated Persons, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules and regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 25.0% or more of any class of Voting Securities of the Corporation outstanding at such time (excluding for purposes of this calculation any reduction in the percentage of Voting Securities such Holder and its BHC Affiliated Persons so owns, controls or has the power to vote resulting from transfers by the Holder and its Affiliates of securities of the Corporation acquired by the Holder pursuant to the Investment Agreement); provided, further, however, that any adjustment (or portion thereof) prohibited pursuant to this Section 10(a) shall be postponed and implemented on the first date on which such implementation would not result in the condition described above in this Section 10(a):

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Designations) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0

Where,

SP0 =	the Current Market Price per share of Common Stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs =	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend pursuant to Section 4, or a Special Dividend in accordance with Section 4, is paid on the Series C Preferred Stock, (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above,

(c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV =	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this paragraph (v).

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 × SP0
AC + (SP0 × OS1)

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series C Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Subject to the limitations set forth in the provisos to the first paragraph of Section 10(a), the Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) (i) All adjustments to the Conversion Price shall be calculated to the nearest  1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment,

as a result of holding the Series C Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series C Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series C Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series C Preferred Stock were first issued and not substantially amended thereafter;

(D) for a change in the par value or no par value of Common Stock; or

(E) for accrued and unpaid dividends on the Series C Preferred Stock.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the one percent threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events. (a) In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of any Holder there occurs:

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Series C Preferred Stock and Substitute Preferred Stock, if any, outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of such Holder (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of the number of shares of Common Stock obtained by dividing (x) the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared, up to, but excluding such date, by (y) the Applicable Conversion Price as of such date (such securities, cash and other property, the “Exchange Property”). In the event that a Reorganization Event referenced in Section 11(a) involves common stock as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to the average of the closing prices of such common stock for the ten Trading Day period ending immediately prior to the consummation of such Reorganization Event.

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series C Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b) So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series C Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Corporation’s bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation’s Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Corporation with another entity, except that the Holders will have no right to vote under this provision or under Delaware law if in each case (x) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series C Preferred Stock and, notwithstanding any provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series C Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series C Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) Following the receipt of the Stockholder Approval, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in this Certificate of

Designations and Substitute Preferred Stock, if any, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock and Substitute Preferred Stock, if any, then outstanding, assuming that the Applicable Conversion Price equaled $9.04. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series C Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock or Substitute Preferred Stock, if any, shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Global Select Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series C Preferred Stock.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series C Preferred Stock formerly evidenced by the certificate.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 135 North Los Robles Ave., 7th Floor, Pasadena, California 91101, Attention: Treasury Department, with a copy to the Corporation’s Legal Department at 135 North Los Robles Ave., 7th Floor, Pasadena, California 91101, Attention: Tom Tolda, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series C Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series C Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(f) The Corporation covenants (1) not to treat the Series C Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law; and (2) that all payments of PIK Dividends shall be made free and clear of, and without any deduction or withholding for any taxes; provided that if the Corporation deducts or withholds any amount in respect of any PIK Dividend payment to any Holder, the PIK Dividend payment to such Holder shall be increased as necessary so that after making all deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this provision) such Holder receives an amount equal to the amount it would have received had no such deductions or withholdings been made.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, EAST WEST BANCORP, INC. has caused this Certificate of Designations to be signed by Douglas P. Krause its Executive Vice President, General Counsel and Corporate Secretary this 6th day of November, 2009.

EAST WEST BANCORP, INC.

By:	/s/ Douglas P. Krause

APPENDIX B

FORM OF INVESTMENT AGREEMENT

effective as provided in Section 6.14

between

EAST WEST BANCORP, INC.

and

THE PURCHASER PARTY HERETO

ARTICLE I PURCHASE; ESCROW; Closing		1

1.1	Purchase	1
1.2	Escrow; Closing	1

ARTICLE II REPRESENTATIONS AND WARRANTIES		3

2.1	Disclosure	3
2.2	Representations and Warranties of the Company	4
2.3	Representations and Warranties of Purchaser	16

ARTICLE III COVENANTS		18

3.1	Filings; Other Actions	18
3.2	Access, Information and Confidentiality	20
3.3	Conduct of the Business	22

ARTICLE IV ADDITIONAL AGREEMENTS		22

4.1	Agreement	22
4.2	Transfer Restrictions	24
4.3	[Reserved]	25
4.4	Legend	26
4.5	Reservation for Issuance	26
4.6	Certain Transactions	26
4.7	Indemnity	27
4.8	Exchange Listing	29
4.9	Registration Rights	30
4.10	Certificate of Designations	42
4.11	[Reserved]	42
4.12	[Reserved]	42
4.13	Subscription Rights	43
4.14	Other Purchasers	46
4.15	Tax Treatment of Convertible Preferred Stock	46
4.16	FIRPTA Assistance	46

ARTICLE V TERMINATION; RESCISSION		47

5.1	Termination; Rescission	47

ARTICLE VI MISCELLANEOUS		48

6.1	Survival	48
6.2	Expenses	48
6.3	Amendment; Waiver	48
6.4	Counterparts and Facsimile	48
6.5	Governing Law	48
6.6	WAIVER OF JURY TRIAL	48
6.7	Notices	49

B-i

6.8	Entire Agreement, Etc.	49
6.9	Interpretation; Other Definitions	50
6.10	Captions	50
6.11	Severability	50
6.12	No Third Party Beneficiaries	51
6.13	Time of Essence	51
6.14	Effectiveness	51
6.15	Public Announcements	51
6.16	Specific Performance	52

B-ii

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.9(a)
Agreement	Preamble
Bank	5.1
Beneficial Owner	4.1(f)
Beneficially Own	4.1(f)
Benefit Plan	2.2(q)(1)
BHC Act	2.2(a)(1)
Board of Directors	2.2(d)(1)
business day	6.9(e)
Capitalization Date	2.2(b)
CERCLA	2.2(t)
Certificate of Incorporation	Recitals
Certificate Purchaser	1.2
CIBC Act	4.1(a)
Closing	1.2
Closing Date	1.2
Code	2.2(i)
Common Stock	Recitals
Company	Preamble
Company Financial Statements	2.2(f)
Company Preferred Stock	2.2(b)
Company Reports	2.2(g)(1)
Company Significant Subsidiary	2.2(a)(2)
Company Subsidiary	2.2(a)(2)
Company 10-K	2.1©(2)(A)
control/controlled by/under common control with	6.9(a)
Convertible Preferred Stock	Recitals
Delaware Secretary	Recitals
De Minimis Claim	4.7(e)
Disclosure Schedule	2.1(a)
Discounted New Security Price	4.13(a)
Effectiveness Date	6.14
ERISA	2.2(q)(1)
Escrow Agent	1.2(a)
Escrow Agreement	1.2(a)
Exchange Act	2.2(g)(1)
Failed Bank	5.1
Federal Reserve	4.2(b)(3)
GAAP	2.1(b)
Governmental Entity	2.2(e)
herein/hereof/hereunder	6.9(d)

B-iii

Term	Location of Definition
Holder	4.9(l)(1)
Holders’ Counsel	4.9(l)(2)
HSR Act	3.1
including/includes/included/include	6.9
Indemnified Party	4.7
Indemnifying Party	4.7
Indemnitee	4.9(g)
Information	3.2
Institutional Investor	2.3(d)
knowledge of the Company	6.9(g)
Liens	2.2
Losses	4.7(a)
material	2.1(b)
Material Adverse Effect	2.1(b)
Money Laundering Laws	2.2(x)
New Security	4.13
OFAC	2.2(y)
Other Purchaser	4.14
P&A Agreement	5.1
P&A Closing	5.1
Pending Underwritten Offering	4.9(m)
person	6.9(f)
Piggyback Registration	4.9(a)(4)
Pre-Closing Period	3.3
Preferred Stock Certificate of Designations	Recitals
Previously Disclosed	2.1
Purchase Price	Purchaser Signature Page
Purchaser	Preamble
Qualifying Ownership Interest	3.2(a)
Register, registered and registration	4.9(l)(3)
Registrable Securities	4.9(l)(4)
Registration Expenses	4.9(l)(5)
Regulatory Agreement	2.2(s)
Rule 144	4.9(l)(6)
Rule 159A	4.9(l)(6)
Rule 405	4.9(l)(6)
Rule 415	4.9(l)(6)
Scheduled Black-out Period	4.9(l)(7)
Scheduled Date	1.2(c)
SEC	2.1(c)(2)(A)
Section 1.2(c) Purchaser	1.2
Securities	Recitals
Securities Act	2.2(g)(1)
Selling Expenses	4.9(l)(8)

B-iv

Term	Location of Definition
Shelf Registration Statement	4.9(a)(2)
Significant Subsidiary	2.2(a)(2)
Special Registration	4.9(j)
Stockholder Proposal	3.1(b)
Subsidiary	2.2(a)(2)
Tax/Taxes	2.2(i)
Tax Return	2.2(i)
Threshold Amount	4.7(e)
Transfer	4.2(a)
Transfer Agent	1.2
Voting Debt	2.2(b)
Voting Securities	4.1(f)

B-v

LIST OF SCHEDULES AND EXHIBITS

Exhibit A:	Preferred Stock Certificate of Designations
Exhibit B:	Escrow Agreement
Exhibit C:	Purchaser Side Letter (if executed by Purchaser)

B-vi

INVESTMENT AGREEMENT, effective as provided in Section 6.14 (this “Agreement”), between East West Bancorp. Inc., a Delaware corporation (the “Company”) and the person set forth on the signature page hereto under the caption “Purchaser” (“Purchaser”).

RECITALS:

A. The Investment. The Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, (i) shares of a mandatorily convertible cumulative non-voting perpetual preferred stock, par value $0.001, of the Company, having the terms set forth on Exhibit A (the “Convertible Preferred Stock”) and (ii) shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), all as described herein.

B. The Securities. The term “Securities” refers collectively to (i) the shares of Convertible Preferred Stock and Common Stock purchased under this Agreement and (ii) the shares of Common Stock into which the Convertible Preferred Stock is convertible. When purchased, the Convertible Preferred Stock will have the terms set forth in a certificate of designations for the Convertible Preferred Stock in the form attached as Exhibit A (the “Preferred Stock Certificate of Designations”) made a part of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) by the filing of the Preferred Stock Certificate of Designations with the Secretary of State of the State of Delaware (the “Delaware Secretary”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; ESCROW; CLOSING

1.1 Purchase. On the terms and subject to the conditions set forth herein, Purchaser will purchase from the Company, and the Company will sell to Purchaser, the number of shares of Convertible Preferred Stock and Common Stock set forth on the signature page hereto.

1.2 Escrow; Closing. (a) Unless Purchaser is a Section 1.2(c) Purchaser, concurrent with the signing hereof, (i) Purchaser has deposited the Purchase Price with Mellon Investor Services LLC, as Escrow Agent (the “Escrow Agent”) pursuant to that certain Escrow Agreement (in the form attached hereto as Exhibit B) among Purchaser, the Company, the Escrow Agent and the other parties thereto (as it may be amended or otherwise modified from time to time, the “Escrow Agreement”) and (ii) the Company has issued instructions to BNY Mellon Shareowner Services, the Company’s transfer agent (the “Transfer Agent”) authorizing the issuance, in book-entry form, to Purchaser of the Securities specified on Purchaser’s signature page hereto concurrent with the Escrow Agent’s release of the Purchase Price to the Company pursuant to the Escrow

Agreement; provided, however, that if the Company and Purchaser shall have agreed (as indicated on Purchaser’s signature pages hereto) that Purchaser will receive Securities in certificated form (any such Purchaser, a “Certificate Purchaser”) then the instructions referenced in the preceding clause (ii) shall instead instruct the Transfer Agent to issue such specified Securities in certificated form.

(b) Unless Purchaser is a Section 1.2(c) Purchaser, pursuant to the terms of the Escrow Agreement, on the date so specified for release of funds from the Escrow Account to the Company (such date, the “Closing Date”, and such release of funds and issuance of Securities, the “Closing”), the Escrow Agent shall release the Purchase Price to the Company and the Transfer Agent shall issue the Securities to Purchaser as provided in the instructions referred to in paragraph (a) above. If Purchaser and the Company have previously agreed (as indicated on Purchaser’s signature page hereto) that Purchaser may rely on Section 1.2(c) instead of on Sections 1.2(a) and (b), such Purchaser is a “Section 1.2(c) Purchaser”.

(c) If Purchaser and the Company have previously agreed (as indicated on Purchaser’s signature page hereto) that Purchaser may rely on this Section 1.2(c) instead of on Sections 1.2(a) and (b) (any such Purchaser, a “Section 1.2(c) Purchaser”), then with respect to Purchaser Section 1.2(a) and Section 1.2(b) shall not apply and shall have no force and effect, and this Section 1.2(c) shall apply instead. This Section 1.2(c) shall not apply and shall have no force or effect for any Purchaser that is not a Section 1.2(c) Purchaser. If Purchaser is a Section 1.2(c) Purchaser, then at 1:00 p.m. (Eastern Time) on the Closing Date (as defined below) (i) Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to an account designated by the Company and (ii) the Company shall issue instructions to BNY Mellon Shareowner Services, the Company’s transfer agent (the “Transfer Agent”) to issue, in book-entry form (or, if the Company and Purchaser shall have agreed (as indicated on Purchaser’s signature pages hereto) that Purchaser will receive Securities in certificated form (any such Purchaser, a “Certificate Purchaser”), then in certificated form) the Securities specified on Purchaser’s signature page hereto concurrent with Purchaser’s payment of the Purchase Price to the Company. The Company anticipates that the P&A Closing will occur on November 6, 2009. If Purchaser is a Section 1.2(c) Purchaser, then the “Closing Date” shall be November 6, 2009, unless the Federal Deposit Insurance Corporation shall have notified the P&A Closing will not occur on November 6, 2009. In the event that the Federal Deposit Insurance Corporation notifies the Company that the P&A Closing will not occur on November 6, 2009 (or any other Scheduled Date as contemplated by this paragraph), the Company will provide Purchaser notice thereof. Upon notice from the Federal Deposit Insurance Corporation of a different scheduled date for the P&A Closing (any such date, the “Scheduled Date”), the Company shall promptly provide Purchaser notice thereof. Unless the Federal Deposit Insurance Corporation shall have notified the Company that the P&A Closing will not occur on a particular Scheduled Date, then the “Closing Date” shall mean such Scheduled Date. The “Closing” means the transfer of funds and issuance of Securities as contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Disclosure. (a) On or prior to November 2, 2009, the Company delivered to Purchaser and Purchaser delivered to the Company a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.

(b) As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after November 2, 2009, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after November 2, 2009, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, (D) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2008 (but not the underlying causes of such failure), (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated banks, savings associations or their holding companies generally.

(c) “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed by it with the Securities and Exchange Commission (“SEC”) on March 2, 2009 (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on April 30, 2009, (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2009 and publicly available prior to November 2, 2009 or (D) its Quarterly Reports on Form 10-Q for the periods ending March 31, 2009 and June 30, 2009, as filed with the SEC on May 11, 2009 and August 10, 2009, respectively, (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to Purchaser, as of November 2, 2009 and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a) Organization and Authority. (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has furnished to Purchaser true, correct and complete copies of the Certificate of Incorporation and bylaws as in effect on November 2, 2009.

(2) Each Company Significant Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. The Company’s principal depository institution subsidiary is duly organized and validly existing as a California chartered bank and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; “Company Subsidiary” means any Subsidiary of the Company; “Company Significant Subsidiary” means any Significant Subsidiary of the Company; and “Significant Subsidiary” means, with respect to any person, any Subsidiary that would constitute a “significant Subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC. Schedule 2.2(b) contains a correct and complete list of the Company Subsidiaries as of November 2, 2009.

(b) Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share of the Company (the “Company Preferred Stock”). As of the close of business on October 27, 2009 (the “Capitalization Date”), there were 91,731,833 shares of Common Stock outstanding and 392,287 shares of Company Preferred Stock outstanding, consisting of 85,741 shares of 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, and 306,546 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B. Since the Capitalization Date and through November 2, 2009, except in connection with this Agreement and the transactions contemplated hereby, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock. As of the close of business on the Capitalization Date, other than an aggregate of 3,586,565 shares of Common Stock which have been reserved for issuance, no shares of Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the

November 2, 2009, except (i) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, and (ii) as set forth elsewhere in this Section 2.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Significant Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

(d) Authorization. (1) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, subject, in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion of the Convertible Preferred Stock to be purchased under this Agreement, to receipt of the approval by the Company’s stockholders of the Stockholder Proposal. The only vote of the stockholders of the Company required to approve the conversion of the Convertible Preferred Stock into Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules, is a majority of the total votes cast on such proposal.

(2) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including the conversion provisions of the Convertible Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion of the Convertible Preferred Stock to be purchased under this Agreement, to receipt of the approval by the Company’s stockholders of the Stockholder Proposal, its Certificate of Incorporation or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Significant Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Significant Subsidiary is a party or by which it may be bound, or to which the Company or any Company Significant Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Consents. Other than the securities or blue sky laws of the various states and the authorization for listing on the NASDAQ Global Select Market of the shares of Common Stock to be sold pursuant to this Agreement and the shares of Common Stock into which the Convertible Preferred Stock is convertible, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or other governmental authority, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”), or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(f) Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the SEC prior to November 2, 2009, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments.

(g) Reports. (1) Since December 31, 2006, the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. To the knowledge of the Company, as of November 2, 2009, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to November 2, 2009, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(2) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to November 2, 2009, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2007 and until November 2, 2009, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h) Properties and Leases. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.

(i) Taxes. (1) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and such Tax Returns are true and complete in all material respects and (y) paid in full all material Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (4) none of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable; (5) none of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit that has been completed and resolved; and (6) assuming for these purposes that each share of Convertible Preferred Stock purchased from the Company hereunder (including all such shares purchased by Other Purchasers pursuant to Investment Agreements effective as of the same date as this Agreement) is immediately after such purchase converted into shares of Common Stock (assuming for all purposes of this clause (6) that the relevant price per share of Common Stock is the Closing Price (as defined in the Preferred Stock Certificate of Designations) as of the Trading Day (as defined in the Preferred Stock Certificate of Designations) immediately preceding November 2, 2009), none of the issuances of Securities, together with any issuances of Securities to Other Purchasers pursuant to such other Investment Agreements, will cause the Company to undergo an ownership change for purposes of Section 382 of the Code. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest, penalties, addition to tax, or additional amount attributable thereto, any liability attributable to the foregoing as a transferee and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(j) Absence of Certain Changes. Since June 30, 2009 until November 2, 2009, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(k) No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (1) liabilities that have arisen since June 30, 2009 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

(l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.

(m) Status of Securities. The shares of Common Stock and shares of Convertible Preferred Stock (upon filing of the related Preferred Stock Certificate of Designations with the Delaware Secretary) to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. The shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock or Substitute Preferred Stock (as defined in the Preferred Stock Certificate of Designations), if any, will, upon receipt of the approval by the Company’s stockholders of the Stockholder Proposal and filing of the related Preferred Stock Certificate of Designations with the Delaware Secretary, have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(n) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.

(o) Compliance with Laws. The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any violation of, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

(p) Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.

(q) Company Benefit Plans.

(1) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy.

(2) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, and except for liabilities fully reserved for or identified in the Financial Statements, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.

(3) Except as has not had or would not reasonably be expected to have a Material Adverse Effect, neither the Company nor the Company Subsidiaries has incurred any withdrawal liability as a result of a complete or partial withdrawal from a “multiemployer plan”, as that term is defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(4) Except as would not reasonably be expected to have a Material Adverse Effect, (A) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(r) Risk Management Instruments. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, all material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company or the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(s) Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or since December 31, 2007, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since December 31, 2007 and until November 2, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and each Company Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(t) Environmental Liability. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company

Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any such environmental liability.

(u) Anti-takeover Provisions Not Applicable. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 2.3(d), the Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not apply to this Agreement or to any of the transactions contemplated hereby.

(v) Knowledge as to Conditions. As of November 2, 2009, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(w) Brokers and Finders. Except for Deutsche Bank Securities Inc., neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

(x) Money Laundering Laws. The operations of the Company and Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any

Company Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(y) OFAC. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(z) Concurrent Agreements. On or prior to November 2, 2009, Other Purchasers have entered into Investment Agreements, each effective as of the same date as this Agreement, pursuant to which such Other Purchasers agree to purchase shares of Common Stock and Convertible Preferred Stock for an aggregate amount of not less than $300,000,000 less the Purchase Price.

2.3 Representations and Warranties of Purchaser. Except as Previously Disclosed, Purchaser hereby represents and warrants to the Company, as of November 2, 2009 and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization. (1) Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for Purchaser to purchase the Securities to be acquired at the Closing pursuant to this Agreement.

(c) Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d) Ownership. Except as set forth on the signature pages hereto, as of November 2, 2009, neither Purchaser nor any of its Affiliates (other than (i) any portfolio company with respect to which Purchaser is not the party exercising control over investment decisions and (ii) if Purchaser is an Institutional Investor, its non-controlled Affiliates) are the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock. Purchaser shall be considered an “Institutional Investor” if (i) Purchaser is a registered investment company pursuant to the Investment Company Act of 1940, as amended, serves as common investment advisor to multiple investment advisory accounts on behalf of which Securities are being purchased hereunder and which accounts are set forth on an Schedule A to Purchaser’s signature page hereto or is one of multiple investment advisory accounts with a common investment advisor on behalf of which Securities are being purchased hereunder and which accounts are set forth on Schedule A to Purchaser’s signature page hereto and (ii) the Company has checked the appropriate box on Purchaser’s signature page hereto indicating that Purchaser is an “Institutional Investor” for purposes of this Agreement.

(e) [Reserved]

(f) Knowledge as to Conditions. As of November 2, 2009, Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.

(g) Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 6.2).

ARTICLE III

COVENANTS

3.1 Filings; Other Actions.

(a) Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, Purchaser will, to the extent required, use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by Purchaser to help Purchaser promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable competition or merger control laws of other jurisdictions, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement. Without limiting the foregoing, to the extent required, Purchaser and the Company shall prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement as promptly as practicable after the Closing Date (and in any event within 15 business days after the P&A Closing). Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(b) Unless this Agreement has been terminated and the purchase of Securities hereunder rescinded pursuant to Section 5.1, the Company shall call a special meeting of its stockholders, as promptly as practicable following the Closing, to vote on a proposal (the “Stockholder Proposal”) to approve the conversion of the Convertible Preferred Stock into Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules and to approve the issuance of Common Stock or other securities pursuant to this Agreement or the Preferred Stock Certificate of Designations. The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders vote in favor of the Stockholder Proposal. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than twenty business days after the Closing Date) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon. In the event that the approval of the Stockholder Proposal is not obtained at such special stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) such proposal at a meeting of its stockholders no less than once in each subsequent six-month period beginning on the date of such special stockholders meeting until such approval is obtained.

(c) Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such stockholders meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.

3.2 Access, Information and Confidentiality.

(a) From the Effectiveness Date, until the date when the Securities purchased pursuant to this Agreement and held by Purchaser (if Purchaser is an Institutional Investor, for all purposes of the definition of Qualifying Ownership Interest Purchaser’s ownership shall include any Securities purchased hereunder by Purchaser and/or any accounts set forth on Schedule A to Purchaser’s signature page) represent less than 5% of the outstanding Common Stock (counting as shares owned by Purchaser all shares of Common Stock into which shares of Convertible Preferred Stock owned by Purchaser are convertible and assuming that to the extent Purchaser shall purchase any additional shares of Common Stock, any later sales of Common Stock by Purchaser shall be deemed to be shares other than Securities to the extent of such additional purchases) (ownership of 5% or more of such shares of outstanding Common Stock being a “Qualifying Ownership Interest”), the Company will permit Purchaser to visit and inspect, at Purchaser’s expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides assurances reasonably acceptable to the Company that such information shall not be used by Purchaser or its Affiliates to compete with the Company and Company Subsidiaries), or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (iii) apply). In the event, and to the extent, that, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is reasonably determined that the rights afforded pursuant to this Section 3.2 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Securities, Purchaser and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations. Purchaser may elect not to be covered by this Section 3.2(a) by so advising the Company in writing.

(b) Purchaser confirms that it is aware that United States securities laws may prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. After the Closing, the Company will not intentionally provide Purchaser with material non-public information without Purchaser’s prior consent, except in connection with the subscription rights set forth in Section 4.13.

(c) Each party hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by such party), and Purchaser shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

3.3 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity. During the Pre-Closing Period (i) the Company shall not declare or pay any dividend or distribution on the Common Stock (other than regular quarterly cash dividends of not more than $0.01 per share per quarter) and (ii) if the Company takes any action that would require any antidilution adjustment to be made under the Preferred Stock Certificate of Designations as if issued on November 2, 2009, the Company shall make appropriate adjustments such that Purchaser will receive the benefit of such transaction as if the Securities to be purchased by Purchaser at the Closing had been outstanding as of the date of such action.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Agreement. Purchaser agrees that until the earlier of (i) the third anniversary of the Closing Date and (ii) such time as Purchaser no longer has a Qualifying Ownership Interest, without the prior written approval of the Company, neither Purchaser nor any of its Affiliates (other than, if Purchaser is an Institutional Investor, its non-controlled Affiliates) will, directly or indirectly:

(a) in any way acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Voting Securities if such acquisition would result in Purchaser or its Affiliates (i) being deemed to “control” the Company within the meaning of the BHC Act and the Change in Bank Control Act of 1978 (the “CIBC Act”), as amended or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder or (ii) having Beneficial Ownership of 25% or more of the outstanding shares of a class of voting securities (under the meaning of the BHC Act and the rules and regulations promulgated thereunder) or Common Stock of the Company (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of Purchaser and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any such voting securities or Common Stock that is Beneficially Owned by Purchaser or its Affiliates shall be treated as fully converted or exercised, as the case may be, into the underlying voting securities or Common Stock, and (y) any security convertible into, or exercisable for, the Common Stock other than the Convertible Preferred Stock that is Beneficially Owned by any person other than Purchaser or any of its Affiliates shall not be taken into account), other than in the case of clauses (i) or (ii), solely as a result of the exercise of any rights or obligations set forth in this Agreement;

(b) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of the Company Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any Company Subsidiary or any of their respective businesses;

(c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or (except if Purchaser is an Institutional Investor) seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company or any Company Subsidiary;

(d) call or seek to call a meeting of the stockholders of the Company or any of the Company Subsidiaries or initiate any stockholder proposal for action by stockholders of the Company or any of the Company Subsidiaries, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to exercise a controlling influence over the management, board of directors or policies of the Company or any Company Subsidiaries; or

(e) bring any action or otherwise act to contest the validity of this Section 4.1 (provided that neither Purchaser nor any of its Affiliates shall be restricted from contesting the applicability of this Section 4.1 to Purchaser or any of its Affiliates to any particular circumstance) or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 4.1;

provided that nothing in this Section 4.1 shall prevent Purchaser or its Affiliates from voting any Voting Securities then Beneficially Owned by Purchaser or its Affiliates in any manner.

(f) For purposes of this Agreement, a person shall be deemed to “Beneficially Own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act. For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

(g) Notwithstanding the foregoing, the parties hereby agree that nothing in this Section 4.1 shall apply to any portfolio company with respect to which Purchaser is not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided that Purchaser does not provide to such entity any non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with Purchaser; and provided, further, that ownership of such shares is not attributed to Purchaser under the BHC Act, the CIBC Act or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder.

4.2 Transfer Restrictions.

(a) Restrictions on Transfer. Except as otherwise permitted in this Agreement, Purchaser will not transfer, sell, assign or otherwise dispose of (“Transfer”) any Securities acquired pursuant to this Agreement, except as follows: following the date that is six months from the Closing Date, Purchaser may Transfer any or all of the Securities owned by Purchaser from time to time; provided that, except for Transfers pursuant to Rule 144 under the Securities Act or a registered underwritten offering, Purchaser must reasonably believe that any transferee in any such Transfer would not own more than 4.9% of the Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock) after such Transfer unless such Securities are being transferred to a person Purchaser reasonably believes would upon such purchase be eligible to file a Schedule 13G in respect thereof.

(b) Purchaser Permitted Transfers. Notwithstanding Section 4.2(a), Purchaser shall be permitted to Transfer any portion or all of its Securities at any time under the following circumstances:

(1) Transfers to (A) any Affiliate of Purchaser under common control with Purchaser’s ultimate parent, general partner or investment advisor or (B) any limited partner or shareholder of Purchaser, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”).

(2) Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Company Subsidiaries.

(3) In the event that, as a result of (A) any share repurchases, recapitalizations, redemptions or similar actions by the Company not caused by Purchaser or (B) any change in the amount of Securities held by Purchaser resulting from the adjustment or exchange provisions or other terms of the Securities, Purchaser reasonably determines, based on the advice of legal counsel and following consultation with the Company and, if the Company reasonably so requests, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), that unless it disposes of all or a portion of its Securities, it or any of its Affiliates could reasonably be deemed to “control” the Company for purposes of the BHC Act, the CIBC Act, or Section 700 et. seq. of the California Financial Code or any rules or regulations promulgated thereunder (or any successor provisions), then Purchaser shall be permitted to Transfer the portion of the Securities reasonably necessary to avoid such control determination (provided that any such Transfer may only be made in the manner described in the second proviso to Section 4.2(a)).

(4) If, and to the extent that, the Federal Reserve directs the Company to waive the restrictions of Section 4.2(a) with respect to Purchaser.

(c) Hedging. Purchaser agrees that, during the six-month period following the Closing, it shall not, directly or indirectly, enter into any hedging agreement, arrangement or transaction, the value of which is based upon the value of any of the Securities purchased pursuant to this Agreement, except for transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities). For the avoidance of doubt, following the date that is six months from the Closing Date, Purchaser shall be permitted to, directly or indirectly, enter into any such hedging agreement, arrangement or transaction, including any transactions involving index-based portfolio of securities that includes Common Stock (regardless of the value of such Common Stock in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of Common Stock.

4.3 [Reserved].

4.4 Legend. (a) Purchaser agrees that all certificates or other instruments, if any, representing the Securities subject to this Agreement will bear a legend and with respect to Securities held in book-entry form, the Transfer Agent will record a legend on the share register substantially to the following effect:

(1) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, EFFECTIVE AS OF THE EFFECTIVENESS DATE THEREOF, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Securities to be Transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.5 Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of Securities owned at any time by Purchaser without regard to any limitation on such conversion; provided that in the case of the Convertible Preferred Stock, the Company will reserve such sufficient number of shares of Common Stock following the approval of the stockholders pursuant to Section 3.1(b).

4.6 Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.7 Indemnity. (a) The Company agrees, subject to applicable law, to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement (other than any Losses attributable to any breach of this Agreement by Purchaser) or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of Purchaser, but not including the transactions contemplated hereby).

(b) Purchaser agrees, subject to applicable law, to indemnify and hold harmless each of the Company and its Affiliates and each of their officers, directors, partners, members and employees, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of Purchaser’s representations or warranties in this Agreement or (2) Purchaser’s breach of agreements or covenants made by Purchaser in this Agreement.

(c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises the Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which event the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and does not involve any prospective relief against such Indemnified Party.

(d) For purposes of the indemnity contained in Section 4.7(a)(1) and Section 4.7(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties (other than Section 2.2(j)(3)) as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(e) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(1), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) are less than $50,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(1) exceed 3.0% of the Purchase Price (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount. Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(1), (A) with respect to any De Minimis Claim and (B) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(1) exceed the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount. The cumulative indemnification obligation of (1) the Company to Purchaser and all of the

Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) Purchaser or (2) Purchaser to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price.

(f) Any claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(g) The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential, indirect, incidental or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. For the purposes of this Section 4.7, a diminution in value of the Securities will not constitute consequential, indirect or incidental damages.

(h) No investigation of the Company by Purchaser, or by the Company of Purchaser, whether prior to or after November 2, 2009 shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

(i) Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.8 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock to be approved for listing on the NASDAQ Global Select Market, including by submitting prior to the Closing supplemental listing materials with the NASDAQ Global Select Market with respect to the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock, subject to official notice of issuance (and, in the case of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock upon receipt of the approval by the Company’s stockholders of the Stockholder Proposal, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ Global Select Market).

4.9 Registration Rights.

(a) Registration.

(1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that no later than the date that is six months after the Closing Date, the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective and, subject to Sections 4.9(d) and 4.9(f), to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). So long as the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(2) Any registration pursuant to Section 4.9(a)(1) shall be effected by means of a shelf registration on an appropriate form under Rule 415 under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. If Purchaser or any other Holder intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.9(c). The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.

(3) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) pursuant to this Section 4.9(a): (i) with respect to any Registrable Securities that cannot be sold under a registration statement as a result of the Transfer restrictions set forth herein; (ii) with respect to securities that are not Registrable Securities; (iii) during any

Scheduled Black-out Period; or (iv) if the Company has notified Purchaser that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its securityholders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than 90 days after receipt of the request of Purchaser; provided that such right to delay a registration shall be exercised by the Company (A) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights and (B) not more than twice in any 12-month period and not more than 90 days in the aggregate in any 12-month period.

(4) Whenever the Company proposes to register any of its equity securities, other than a registration pursuant to Section 4.9(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to Purchaser and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.9(a)(4) prior to the effectiveness of such registration, whether or not Purchaser or any other Holders have elected to include Registrable Securities in such registration.

(5) If the registration referred to in Section 4.9(a)(4) is proposed to be underwritten, the Company will so advise Purchaser and all other Holders as a part of the written notice given pursuant to Section 4.9(a)(4). In such event, the right of Purchaser and all other Holders to registration pursuant to this Section 4.9(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such person’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and Purchaser (if Purchaser is participating in the underwriting).

(6) If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such offering or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities of Purchaser and all other Holders who have requested inclusion of Registrable Securities pursuant to Section 4.9(a)(4), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c) Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective registration statement, the Company shall, as expeditiously as reasonably practicable:

(1) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and, subject to Section 4.9(d), keep such registration statement effective or such prospectus supplement current.

(2) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(3) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(4) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(5) Notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(6) Give written notice to the Holders;

(A) when any registration statement filed pursuant to Section 4.9(a) or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.9(c)(10) cease to be true and correct.

(7) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.9(c)(6)(C) at the earliest practicable time.

(8) Upon the occurrence of any event contemplated by Section 4.9(c)(5) or 4.9(c)(6)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4.9(c)(6)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s or underwriter’s possession. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 45 days.

(9) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(10) Enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road show”, similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company in which an affiliate of the Company acts as an underwriter

(11) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such registration statement.

(12) Cause all such Registrable Securities (other than Convertible Preferred Stock) to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities (other than Convertible Preferred Stock) to be listed on the New York Stock Exchange or the NASDAQ Global Select Market, as determined by the Company.

(13) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(14) Timely provide to its securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d) Suspension of Sales. During any Scheduled Black-out Period and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, Purchaser and each Holder shall forthwith discontinue disposition of Registrable Securities under the registration statement until termination of such Scheduled Black-Out Period or until Purchaser and/or Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 45 days.

(e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f) Furnishing Information.

(1) Neither Purchaser nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.9(c) that Purchaser and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities. The Company shall not name Purchaser or any of its Affiliates as “underwriters” in any registration statement without the prior written consent of Purchaser, provided, however, that if such prior written consent is not provided upon the Company’s request (which request shall only be made if staff of the SEC requests naming of Purchaser as “statutory underwriter” and after the Company uses its reasonable efforts to negotiate with the staff of the SEC with a view to not naming Purchaser as “underwriter”), Purchaser and any Affiliates shall not be eligible to include Registrable Securities in the applicable registration statement.

(g) Indemnification.

(1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf of such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2) If the indemnification provided for in Section 4.9(g)(1) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.9(g)(2) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.9(g)(1). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(h) Assignment of Registration Rights. The rights of Purchaser to registration of Registrable Securities pursuant to Section 4.9(a) may be assigned by Purchaser to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than $5,000,000 in Registrable Securities and (b) such Transfer is permitted under the terms hereof; provided, however, that the Company shall have no obligations with respect to such transferee or assignee until such time as Purchaser or such transferee or assignee shall have furnished to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

(i) “Market Stand-Off’ Agreement; Agreement to Furnish Information. Purchaser and each Holder hereby agrees:

(1) that Purchaser shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company held by Purchaser (other than those included in the registration) for a period specified by the representatives of the underwriters of the common equity or equity-related securities not to exceed ten days prior and 90 days following the effective date of any firm commitment underwritten registered sale of common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company by the Company that raises aggregate gross proceeds of at least $50,000,000 for the Company’s own account in which the Company gave Purchaser an opportunity to participate in accordance with Section 4.9(a)(4) through (a)(6); provided that all executive officers and directors of the Company enter into similar agreements and only if such persons remain subject thereto (and are not released from such agreement) for such period; provided that nothing herein will prevent Purchaser from making any distribution of Registrable Securities to the partners or shareholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 4.9(i);

(2) to execute and deliver such other agreements as may be reasonably requested by the Company or the representatives of the underwriters which are consistent with the foregoing obligation in Section 4.9(i)(1) or which are necessary to give further effect thereto; and

(3) if requested by the Company or the representative of the underwriters of Common Stock (or other securities of the Company), Purchaser shall provide, within ten days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act in which Purchaser participates;

provided, that clauses (1) and (2) of this Section 4.9(i) shall not apply to Purchaser or any Holder that, together with its Affiliates (other than, if Purchaser is an Institutional Investor, its non-controlled Affiliates), is the Beneficial Owner of less than 5% of the outstanding Common Stock; provided, further, that clauses (1) and (2) of this Section 4.9(i) shall not apply after the date that is six months from the Closing Date.

(j) With respect to any underwritten offering of Registrable Securities by Purchaser or other Holders pursuant to this Section 4.9, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering, in the case of an underwritten offering of Common Stock, any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 90 days following the effective date of such offering, if requested by the managing underwriter. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.

(k) Rule 144 Reporting. With a view to making available to Purchaser and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(1) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(3) so long as Purchaser or any other Holder owns any Registrable Securities, furnish to Purchaser or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Purchaser or such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

(l) As used in this Section 4.9, the following terms shall have the following respective meanings:

(1) “Holder” means Purchaser and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 4.9(h) hereof.

(2) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(3) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.

(4) “Registrable Securities” means the Securities and any additional shares of Common Stock or Convertible Preferred Stock that may be issued from time to time pursuant to this Agreement (“Additional Securities”) (and any shares of capital stock or other equity interests issued or issuable to any Holder with respect to such Securities or Additional Securities by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger or other reorganization), provided that, once issued, such Securities or Additional Securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, but only if such Holder at such time holds Securities and Additional Securities with an aggregate market value of less than $25,000,000, (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Section 4.9 are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at any one time.

(5) “Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.9, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(6) “Rule 144”, “Rule 159A”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(7) “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter; provided that the trading window applicable to the Company’s senior management under the Company’s trading policies then in effect is not open any time during such period.

(8) “Selling Expenses” mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

(m) At any time, any holder of Securities (including any Holder) may elect to forfeit its rights set forth in this Section 4.9 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless (i) be obligated under Section 4.9(i)(1) with respect to any Pending Underwritten Offering to the same extent that such Holder would have been obligated if the holder had not withdrawn and (ii) be entitled to participate under Section 4.9(a)(4) – (6) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 4.9(f) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 4.9(m), (i) any registered sale described in Section 4.9(i)(1) that has an effective date prior to the date of such Holder’s forfeiture, and (ii) any other underwritten offering of Registrable Securities (including an underwritten offering pursuant to a Shelf Registration Statement) in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 4.9(a)(2) or 4.9(a)(4) prior to the date of such Holder’s forfeiture.

4.10 Certificate of Designations. In connection with the Closing, the Company shall file the Preferred Stock Certificate of Designations for the Convertible Preferred Stock in the form attached to this Agreement as Exhibit A in the State of Delaware, and such Preferred Stock Certificate of Designations shall continue to be in full force and effect as of the Closing Date.

4.11 [Reserved].

4.12 [Reserved].

4.13 Subscription Rights.

(a) After November 2, 2009, so long as Purchaser holds at least 50% of the shares of Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock) acquired by Purchaser in connection with the transactions contemplated by this Agreement (as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization and before giving effect to any issuances triggering this Section 4.13 and subject to Section 4.1(a)), if at any time after the Closing and before the six month anniversary of the Closing (or with respect to any Purchaser that has a Qualifying Ownership Interest immediately following the Closing, before the third anniversary of the Closing), the Company at any time or from time to time makes any public or non-public offering of any Common Stock or any securities that are convertible or exchangeable into (or exercisable for) Common Stock (any such security a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other equity incentives pursuant to the Company’s stock incentive plans or the issuance of stock pursuant to any employee stock purchase plan, (2) issuances for the purposes of consideration in acquisition transactions, including transactions which occurred prior to the Effectiveness Date, (3) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, but solely to the extent such issuance is (A) made to all holders of Common Stock and (B) results in an adjustment to the conversion price of the Convertible Preferred Stock, (4) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, the Company Preferred Stock and (5) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, any convertible securities of the Company issued prior to November 2, 2009), Purchaser shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) (provided that if from and including the Closing Date to the date that is six months thereafter, the Company issues or sells or agrees to issue or sell, under this Agreement, the Investment Agreements with Other Investors and/or in one or more other transactions, in excess of $500,000,000, in the aggregate, of Common Stock (or other securities that are convertible into or exchangeable or exercisable for, or are otherwise linked to, Common Stock) (excluding up to an aggregate of $15,000,000 of Common Stock or other equity securities and/or options or other rights in respect thereof to be offered to directors, employees or consultants of the Company or its direct or indirect Subsidiaries pursuant to employee benefit plans, employment agreements or other customary compensatory plans or arrangements), then with respect to such excess over $500,000,000, the price payable by Purchaser with respect to the securities it has the right to acquire pursuant to this Section 4.13 shall be the lesser of (i) 90% of the price per share at which such New Security is offered to third parties and (ii) the price per share at which such New Security is offered to third parties minus $1.00 per share (as appropriately adjusted to take into account any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock) (such discounted price, the “Discounted New Security Price”); provided further, (and without duplication of right provided in the preceding proviso) if within six months of the Closing Date, the Company issues or sells or agrees to issue or sell any New Securities (excluding up to an aggregate of $15,000,000 of Common Stock or other equity securities and/or options or other rights in respect thereof to be offered to directors, employees or consultants of the Company or its direct or indirect Subsidiaries pursuant to employee benefit plans, employment agreements or other customary compensatory plans or arrangements) at a purchase, exercise, conversion or exchange price per share of Common Stock that is less than $9.04 (which, solely for purposes of this Section 4.13 shall be appropriately adjusted to take into account any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock), then the price payable by Purchaser with respect to the securities it has the right to acquire pursuant to this Section 4.13 shall be the Discounted New Security Price) and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company; provided that Purchaser shall not be entitled to acquire securities pursuant to this Section 4.13 if such acquisition would cause or would result in Purchaser and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder, 10% or more of any class of “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) of the Company outstanding at such time. Subject to the foregoing proviso, the amount of New Securities that Purchaser shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by Purchaser plus the number of shares of Common Stock represented by the Convertible Preferred Stock held by Purchaser on an as converted basis, as of such date, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock represented by all then outstanding shares of Convertible Preferred Stock on an as converted basis, as of such date. For the avoidance of doubt, to the extent that the Company complies with its obligations pursuant to this Section 4.13 with respect to any securities that are convertible or exchangeable into (or exercisable for) Common Stock, Purchaser shall not have an additional right to purchase pursuant to this Section 4.13 additional securities as a result of the issuance of New Securities upon the conversion, exchange or exercise of such earlier issued securities (whether or not Purchaser exercised its right to purchase such earlier issued securities).

(b) In the event the Company proposes to offer New Securities, it shall give Purchaser written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) no later than five business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering. The Company may provide such notice to Purchaser on a confidential basis prior to public disclosure of such offering; provided that if Purchaser is an Institutional Investor, the Company shall only provide notice to such person, if any, indicated as the Section 4.13 Notice Person on Schedule A to such Purchaser’s signature page. Purchaser shall have one business day (or, in the case of an offering other than a registered public offering, five business days) from the date of receipt of such notice to notify the Company in writing whether it will exercise such subscription rights and as to the amount of New Securities Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.13(a); provided that for purposes of this Section 4.13, in the event that a one business day reply period will apply, then in addition to providing notice to Purchaser in accordance with Section 6.7, the Company shall use its reasonable best efforts to effect actual notice of Purchaser as promptly as practicable, including via telephone and/or electronic mail. Such notice shall constitute a binding commitment by Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of Purchaser to respond within such one business day (or five business day, as applicable) period shall be deemed to be a waiver of Purchaser’s rights under this Section 4.13 only with respect to the offering described in the applicable notice.

(c) Purchaser shall purchase the securities that it has elected to purchase concurrently with the related issuance of such securities by the Company (or, if such party was given less than three business days’ prior written notice of such issuance, then within three business days following such issuance). In the event that the proposed issuance by the Company of securities which gave rise to the exercise by Purchaser of its subscription rights pursuant to this Section 4.13 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of Purchaser pursuant to this Section 4.13 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by Purchaser in respect thereof shall be refunded in full.

(d) In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(e) The Company and Purchaser shall cooperate in good faith to facilitate the exercise of Purchaser’s rights pursuant to this Section 4.13, including securing any required approvals or consents.

4.14 Other Purchasers. The Company warrants and agrees that no other purchaser under Investment Agreements, each effective as of the same date as this Agreement (“Other Purchaser”) shall purchase in connection with the Closing Common Stock or Convertible Preferred Stock under their respective investment agreements at a price per share or with a conversion price, respectively, that is lower than the price per share and conversion price of the Common Stock and Convertible Preferred Stock, respectively, purchased by Purchaser in connection with the Closing hereunder. Prior to the execution of this Agreement, the Company will disclose to Purchaser any terms of (i) the Investment Agreement for any Other Purchaser that are materially more favorable to such Other Purchaser than the corresponding terms in this Agreement are to Purchaser and (ii) any other agreement or arrangement between the Company and any Other Purchaser entered into in connection with such Other Purchaser’s Investment Agreement, provided that the Company need not advise Purchaser of any expense reimbursement agreements between the Company and an Other Purchaser. In addition, unless otherwise agreed in writing by Purchaser, Purchaser shall not receive a lower proportion of Common Stock, as compared to Convertible Preferred Stock, at the Closing than such proportion received by any Other Purchaser at the closing of their respective transactions under such investment agreements (it being understood that, as a result of any such agreement by Purchaser, or similar agreements by Other Purchasers, to receive lower proportions of Common Stock, as compared to Convertible Preferred Stock, at the closing of their respective transactions under such investment agreements, it is possible that Purchaser and the Other Purchasers will not all receive identical proportions of Common Stock and Convertible Preferred Stock).

4.15 Tax Treatment of Convertible Preferred Stock. The Company covenants (i) not to treat the Convertible Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law; and (2) that all payments of PIK Dividends (as defined in the Preferred Stock Certificate of Designations) shall be made free and clear of, and without any deduction or withholding for any taxes; provided that if the Company deducts or withholds any amount in respect of any PIK Dividend payment to any holder of Convertible Preferred Stock, the PIK Dividend payment to such holder shall be increased as necessary so that after making all deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this provision) such holder receives an amount equal to the amount it would have received had no such deductions or withholdings been made.

4.16 FIRPTA Assistance. As and when reasonably requested by Purchaser, the Company agrees to provide prompt assistance in connection with determinations by Purchaser of whether specified Common Stock or Convertible Preferred Stock that Purchaser holds or has held constitutes a United States real property interest under Section 897 of the Code.

ARTICLE V

TERMINATION; RESCISSION

5.1 Termination; Rescission.

(a) In the event that, following the Effectiveness Date, the Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation relating to the purchase by East West Bank (the “Bank”), a wholly-owned Subsidiary of the Company, of certain assets, and the assumption by the Bank of deposits (and certain other specified liabilities), of United Commercial Bank (“Failed Bank”) (the “P&A Agreement”) is not entered into on or before December 1, 2009 or is entered into prior to such date but subsequently terminated prior to the date the Federal Deposit Insurance Corporation is appointed as Receiver of the Failed Bank and transfers the asset and liabilities of the Failed Bank to the Bank (such transfer, the “P&A Closing”) pursuant to the P&A Agreement and prior to the Closing, then either the Company or Purchaser, upon written notice to the other party, may terminate this Agreement.

(b) If Purchaser is not a Section 1.2(c) Purchaser, promptly following a termination pursuant to Section 5.1(a), the Company and Purchaser shall provide written notice to the Escrow Agent notifying the Escrow Agent that this Agreement has been terminated. Pursuant to the Escrow Agreement, the Escrow Agent shall (A) distribute Purchaser’s Purchase Price to Purchaser and (B) advise the Transfer Agent that the share issuance instructions with respect to Purchaser shall be null and void.

(c) In the event that following the Closing, the P&A Agreement is terminated prior to the P&A Closing, then the Company shall promptly notify Purchaser of such termination and either the Company or Purchaser, upon written notice to the other party, may terminate this Agreement and rescind the purchase of the Securities hereunder. Promptly following such termination, (i) the Company and Purchaser shall provide written notice to the Transfer Agent notifying the Transfer Agent that this Agreement has been terminated and such purchase rescinded and that the share issuance instructions with respect to Purchaser shall be null and void (unless Purchaser is a Certificate Purchaser, in which case Purchaser shall return to the Company for cancellation the certificates for its Securities concurrently with the Company returning Purchaser’s Purchase Price pursuant to the following clause (ii)) and (ii) the Company shall promptly return to Purchaser by wire transfer of immediately available funds to a bank account designated by Purchaser, its Purchase Price.

(d) In the case of any termination and/or rescission pursuant to this Section 5.1, the parties agree to treat the transactions contemplated by this Agreement as disregarded for United States federal, state, local and foreign income tax purposes in accordance with Internal Revenue Service Revenue Ruling 80-58, except as otherwise required by applicable law.

ARTICLE VI

MISCELLANEOUS

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.

6.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except as may be concurrently or subsequently agreed in writing between the Company and Purchaser.

6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of Delaware, or, in the event that such court does not have subject matter jurisdiction, in the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to Purchaser to it at:

As set forth on such Purchaser’s signature page hereto.

(b) If to the Company:

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, CA 91101

Attention: Douglas P. Krause

Fax: (626) 243-1282

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Lee Meyerson

Ellen R. Patterson

Telephone: (212) 455-2000

Fax: (212) 455-2502

6.8 Entire Agreement, Etc. (a) This Agreement (including the Exhibits and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement (i) to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder and (ii) as provided in Section 4.9.

6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b) the word “or” is not exclusive;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e) “business day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed;

(f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(g) to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company.

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.7 and 4.9 shall inure to the benefit of the persons referred to in that Section.

6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.14 Effectiveness. Sections 4.13, 6.2 through 6.12 and this Section 6.14 shall be effective upon the execution of this Agreement by the parties hereto. All other provisions of this Agreement shall become automatically effective, without further action of the parties, upon the notification of the Company by the Federal Deposit Insurance Corporation that the Bank is the winning bidder for Failed Bank and that the Federal Deposit Insurance Corporation intends to enter into the P&A Agreement with the Bank relating to the Bank’s purchase of certain assets and assumption of deposits (and certain other specified liabilities) of Failed Bank (the date of such notification, the “Effectiveness Date”). If such notification is not received on or before December 1, 2009, or if the Federal Deposit Insurance Corporation has affirmatively advised the Company that the Bank is not the winning bidder for the Failed Bank, this Agreement shall terminate, other than Sections 6.2 through 6.12 and this Section 6.14, which shall survive such termination. The Company shall promptly notify Purchaser upon receipt of any notification described in the two preceding sentences from the Federal Deposit Insurance Corporation. Prior to such termination, neither party may revoke its acceptance of this Agreement, except as provided in the Purchaser Side Letter attached as Exhibit C hereto, if applicable to Purchaser.

6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. The Company will not publicly disclose the name of Purchaser or its investment advisor except to the extent required by applicable law or authorized in writing by Purchaser, or to any applicable Governmental Authority or securities exchange. The Company and Purchaser agree that (i) within one business day following the P&A Closing (but, for the avoidance of doubt, only if the P&A Closing occurs), the Company shall publicly disclose the transactions contemplated by this Agreement and (ii) any provision contained in a confidentiality agreement between Purchaser and the Company relating to the transactions contemplated by this Agreement shall be amended and superseded by the foregoing.

6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of this             day of             , 2009.

PURCHASER:

[Name]

By:
Name:
Title:

EAST WEST BANCORP, INC.

By:
Name:
Title:

Purchaser Signature Page Annex

TO BE COMPLETED BY PURCHASER ONLY:

Form and jurisdiction of formation of Purchaser:

Tax ID Number of Purchaser:

Name under which Securities to be registered (including nominee name, if applicable):

Shares of Common Stock (or securities convertible into or exchangeable for Common Stock) required to be disclosed pursuant to Section 2.3(d)

Notice Information:

Address:

Attention:

Fax:

Email:

TO BE COMPLETED BY COMPANY ONLY:

Shares of Convertible Preferred Stock purchased:

Price per share of Convertible Preferred Stock purchased: $1,000.00

Shares of Common Stock purchased:

Price per share of Common Stock purchased: $

Purchase Price: $

Indicate by “X” if Purchaser is an “Institutional Investor”:

Indicate by “X” if Purchaser is a “Section 1.2(c) Purchaser”:

Indicate by “X” if Purchaser is a “Certificate Purchaser”:

[Signature Page to Investment Agreement]

Schedule A to Signature Page

For Institutional Investor Only

Section 4.13 Notice Person

Name:

Address:

Telephone:

Fax:

Email:

List of Common Accounts (see Sections 2.3(d) and 3.2(a)), including legal name (and if applicable, nominee name) and Tax ID (and if applicable, nominee Tax ID) of each Account if shares are to be registered to each account.

[Signature Page to Investment Agreement]

APPENDIX C

AUDITED CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) OF

EAST WEST BANCORP, INC. AND SUBSIDIARIES, AS INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

East West Bancorp, Inc.

Pasadena, California

We have audited the accompanying consolidated balance sheets of East West Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of East West Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 2, 2009

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$878,853	$160,347
Short-term investments	228,441	—
Securities purchased under resale agreements	50,000	150,000
Investment securities held-to-maturity, at amortized cost (with fair value of $123,105)	122,317	—
Investment securities available-for-sale, at fair value (with amortized cost of $2,189,570 at December 31, 2008 and $1,954,140 at December 31, 2007)	2,040,194	1,887,136
Loans receivable, net of allowance for loan losses of $178,027 in 2008 and $88,407 in 2007	8,069,377	8,750,921
Investment in Federal Home Loan Bank stock, at cost	86,729	84,976
Investment in Federal Reserve Bank stock, at cost	27,589	21,685
Other real estate owned, net	38,302	1,500
Investment in affordable housing partnerships	48,141	44,206
Premises and equipment, net	60,184	64,943
Due from customers on acceptances	5,538	15,941
Premiums on deposits acquired, net	21,190	28,459
Goodwill	337,438	335,366
Cash surrender value of life insurance policies	94,745	88,658
Deferred tax assets	184,588	66,410
Accrued interest receivable and other assets	129,190	151,664

TOTAL	$12,422,816	$11,852,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Customer deposit accounts:
Noninterest-bearing	$1,292,997	$1,431,730
Interest-bearing	6,848,962	5,847,184
Total deposits	8,141,959	7,278,914
Federal funds purchased	28,022	222,275
Federal Home Loan Bank advances	1,353,307	1,808,419
Securities sold under repurchase agreements	998,430	1,001,955
Notes payable	16,506	16,242
Bank acceptances outstanding	5,538	15,941
Long-term debt	235,570	235,570
Accrued interest payable, accrued expenses and other liabilities	92,718	101,073

Total liabilities	10,872,050	10,680,389

COMMITMENTS AND CONTINGENCIES (Note 20)
STOCKHOLDERS’ EQUITY
Preferred stock (par value of $0.001 per share)
Authorized – 5,000,000 shares
Issued – 200,000 shares in Series A, non-cumulative convertible preferred stock in 2008 and none in 2007
Outstanding – 196,505 shares in 2008 and none in 2007	—	—
Issued and outstanding – 306,546 shares in Series B, cumulative preferred stock in 2008 and none in 2007	—	—
Common stock (par value of $0.001 per share)
Authorized – 200,000,000 shares
Issued – 70,377,989 shares in 2008 and 69,634,811 shares in 2007
Outstanding – 63,745,624 shares in 2008 and 63,137,221 shares in 2007	70	70
Additional paid in capital	1,167,832	652,297
Retained earnings	572,172	657,183
Treasury stock, at cost – 6,632,365 shares in 2008 and 6,497,590 shares in 2007	(102,817)	(98,925)
Accumulated other comprehensive loss, net of tax	(86,491)	(38,802)

Total stockholders’ equity	1,550,766	1,171,823

TOTAL	$12,422,816	$11,852,212

See accompanying notes to consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$545,260	$650,717	$587,831
Investment securities held-to-maturity	697	—	—
Investment securities available-for-sale	99,886	102,341	60,607
Securities purchased under resale agreements	6,372	15,064	7,076
Investment in Federal Home Loan Bank stock	3,639	3,464	3,161
Investment in Federal Reserve Bank stock	1,536	1,117	932
Short-term investments	7,468	904	443

Total interest and dividend income	664,858	773,607	660,050

INTEREST EXPENSE
Customer deposit accounts	178,060	241,035	200,265
Federal Home Loan Bank advances	70,661	61,710	50,824
Securities sold under repurchase agreements	46,062	38,366	23,083
Long-term debt	12,694	15,603	12,799
Federal funds purchased	2,217	8,899	5,597

Total interest expense	309,694	365,613	292,568

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	355,164	407,994	367,482
PROVISION FOR LOAN LOSSES	226,000	12,000	6,166

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	129,164	395,994	361,316

NONINTEREST (LOSS) INCOME
Impairment writedown on investment securities	(73,165)	(405)	—
Branch fees	16,972	15,071	11,265
Net gain on investment securities available-for-sale	9,005	7,833	2,537
Letters of credit fees and commissions	9,739	10,252	8,673
Ancillary loan fees	4,646	5,773	3,885
Income from life insurance policies	4,151	4,156	3,997
Net gain on sale of loans	2,275	1,571	698
Other operating income	1,315	5,269	2,865

Total noninterest (loss) income	(25,062)	49,520	33,920

NONINTEREST EXPENSE
Compensation and employee benefits	82,236	85,926	70,583
Occupancy and equipment expense	26,991	25,582	21,350
Amortization of investments in affordable housing partnerships	7,272	4,958	5,441
Amortization and impairment writedowns of premiums on deposits acquired	7,270	6,846	7,118
Deposit insurance premiums and regulatory assessments	7,223	1,399	1,360
Loan related expenses	6,373	3,049	2,898
Other real estate owned expense (income)	6,013	(1,237)	453
Legal expense	5,577	3,198	2,339
Data processing	4,494	4,818	3,644
Deposit-related expenses	4,414	6,767	9,244
Consulting expense	4,398	3,324	2,628
Other operating expenses	39,009	38,625	34,397

Total noninterest expense	201,270	183,255	161,455

(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	(97,168)	262,259	233,781
(BENEFIT) PROVISION FOR INCOME TAXES	(47,485)	101,092	90,412

NET (LOSS) INCOME	(49,683)	161,167	143,369

PREFERRED STOCK DIVIDENDS AND AMORTIZATION OF PREFERRED STOCK DISCOUNT	9,474	—	—

NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(59,157)	$161,167	$143,369

(LOSS) EARNINGS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS
BASIC	$(0.94)	$2.63	$2.40
DILUTED	$(0.94)	$2.60	$2.35
DIVIDENDS DECLARED PER COMMON SHARE	$0.40	$0.40	$0.20
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	62,673	61,180	59,605
DILUTED	62,673	62,093	60,909

See accompanying notes to consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Preferred Stock	Common Stock	Additional Paid In Capital	Retained Earnings	Deferred Compensation	Treasury Stock	Accumulated Other Comprehensive Income (Loss), Net of Tax	Comprehensive Income (Loss)	Total Stockholders’ Equity
BALANCE, JANUARY 1, 2006		$61	$389,004	$393,846	$(8,242)	$(37,905)	$(2,626)		$734,138
Comprehensive income
Net income for the year				143,369				$143,369	143,369
Net unrealized loss on investment securities available-for-sale							(7,461)	(7,461)	(7,461)

Total comprehensive income								$135,908

Elimination of deferred compensation pursuant to adoption of SFAS No. 123R			(8,242)		8,242				—
Stock compensation costs			5,664						5,664
Tax benefit from stock plans			12,111						12,111
Issuance of 1,329,460 shares pursuant to									—
various stock plans and agreements		1	10,407						10,408
Issuance of 3,895 shares in lieu of									—
Board of Director retainer fees			156						156
Cancellation of 44,846 shares due to forfeitures of issued restricted stock			1,524			(1,524)			—
Issuance of 3,647,440 shares pursuant to Standard Bank acquisition		4	133,845						133,849
Purchase 24,109 shares of treasury stock						(876)			(876)
Dividends paid on common stock				(11,968)					(11,968)

BALANCE, DECEMBER 31, 2006		66	544,469	525,247	—	(40,305)	(10,087)		1,019,390
Comprehensive income
Net income for the year				161,167				$161,167	161,167
Net unrealized loss on investment securities available-for-sale							(28,715)	(28,715)	(28,715)

Total comprehensive income								$132,452

Cumulative effect from the adoption of FIN 48				(4,628)					(4,628)
Stock compensation costs			6,767						6,767
Tax benefit from stock plans			7,457						7,457
Issuance of 1,195,698 shares pursuant to various stock plans and agreements		2	11,791						11,793
Issuance of 5,880 shares in lieu of Board of Director retainer fees			219						219
Issuance of 2,032,816 shares pursuant to Desert Community Bank acquisition		2	78,484						78,486
Cancellation of 85,603 shares due to forfeitures of issued restricted stock			3,110			(3,110)			—
Purchase of 39,048 shares of treasury stock due to the vesting of restricted stock						(1,280)			(1,280)
Purchase of 11,624 shares of treasury stock due to granting of unrestricted stock to Desert Community Bank						(425)			(425)
Purchase of 1,392,176 shares of treasury stock pursuant to the Stock Repurchase Program						(53,805)			(53,805)
Dividends paid on common stock				(24,603)					(24,603)

BALANCE, DECEMBER 31, 2007		70	652,297	657,183	—	(98,925)	(38,802)		1,171,823
Comprehensive loss
Net loss for the year				(49,683)				$(49,683)	(49,683)
Net unrealized loss on investment securities available-for-sale							(47,689)	(47,689)	(47,689)

Total comprehensive loss								$(97,372)

Cumulative effect of change in accounting principle pursuant to adoption of EITF 06-4				(479)					(479)
Stock compensation costs			6,167						6,167
Tax provision from stock plans			(414)						(414)
Issuance of 200,000 shares Series A convertible									—
preferred stock, net of stock issuance costs			194,059						194,059
Conversion of 3,495 shares of Series A preferred stock			(3,391)						(3,391)
Issuance of 227,150 shares of common stock from converted									—
3,495 shares of Series A preferred stock			3,391						3,391
Issuance of 306,546 shares Series B – fixed rate cumulative perpetual preferred stock, net of stock issuance costs and discount			281,643						281,643
Issuance of 3,035,109 warrants, pursuant to the Series B									—
preferred stock offering			25,201						25,201
Issuance of 496,701 shares pursuant to various stock									—
plans and agreements			2,776						2,776
Issuance of 18,361 shares pursuant to Director retainer									—
fee			219						219
Cancellation of 113,929 shares due to forfeitures of									—
issued restricted stock			3,586			(3,586)			—
Purchase accounting adjustment pursuant to									—
DCB Acquisition			2,298						2,298
Purchase of 20,846 shares of treasury stock due to the									—
vesting of restricted stock						(306)			(306)
Amortization of Series B preferred stock discount				(312)					(312)
Dividends accrued and paid on preferred stock				(9,162)					(9,162)
Dividends paid on common stock				(25,375)					(25,375)

BALANCE, DECEMBER 31, 2008	$—	$70	$1,167,832	$572,172	$—	$(102,817)	$(86,491)		$1,550,766

	Year Ended December 31,
Disclosure of reclassification amount:	2008	2007	2006
	(In thousands)
Unrealized holding loss on securities arising during the year, net of tax benefit of $61,480 in 2008, $17,504 in 2007, and $4,337 in 2006	$(84,902)	$(24,172)	$(5,990)
Less: Reclassification adjustment for loss (gain) included in net income, net of tax (benefit) expense of $(26,947) in 2008, $3,290 in 2007, and $1,066 in 2006	37,213	(4,543)	(1,471)

Net unrealized loss on securities, net of tax benefit of $34,533 in 2008, $20,794 in 2007, $5,403 in 2006	$(47,689)	$(28,715)	$(7,461)

See accompanying notes to consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(49,683)	$161,167	$143,369
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	18,096	13,869	7,887
Impairment writedown on goodwill	858	—	—
Impairment writedown on investment securities available-for-sale	73,165	405	—
Impairment writedown on other investment	1,319	—	—
Stock compensation costs	6,167	6,767	5,664
Deferred tax benefit	(83,637)	(17,495)	(14,469)
Provision for loan losses	226,000	12,000	6,166
Provision for loan loss on other real estate owned	3,609	—	—
Net gain on sales of investment securities, loans and other assets	(9,851)	(12,460)	(2,576)
Federal Home Loan Bank stock dividends	(4,623)	(3,539)	(2,793)
Originations of loans held for sale	(49,352)	(42,578)	(22,782)
Proceeds from sale of loans held for sale	49,725	42,663	22,831
Tax provision (benefit) from stock plans	414	(7,457)	(12,111)
Net change in accrued interest receivable and other assets	22,859	64,899	(45,084)
Net change in accrued expenses and other liabilities	(22,645)	5,788	36,245

Total adjustments	232,104	62,862	(21,022)

Net cash provided by operating activities	182,421	224,029	122,347

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease (increase) in loans	302,422	(1,373,150)	(1,768,618)
Purchases of:
Short-term investments	(278,828)	—	—
Securities purchased under resale agreements	—	(150,000)	(50,000)
Investment securities held-to-maturity	(122,185)	—	—
Investment securities available-for-sale	(2,566,040)	(943,448)	(1,851,931)
Loans receivable	(103,751)	—	—
Federal Home Loan Bank stock	(9,400)	(33,829)	(41,647)
Federal Reserve Bank stock	(5,904)	(3,351)	(5,545)
Premises and equipment	(3,693)	(11,971)	(8,705)
Proceeds from unsettled securities acquired	—	—	225,616
Proceeds from sale of:
Investment securities available-for-sale	699,392	541,092	232,372
Securities purchased under resale agreements	100,000	100,000	—
Loans receivable	183,764	23,170	6,026
Real estate owned	33,709	4,130	484
Premises and equipment	85	6,745	44
Maturity of short-term investments	50,387	1,205	1,059
Repayments, maturity and redemption of investment securities available-for-sale	1,576,271	1,295,580	1,624,621
Redemption of Federal Home Loan Bank stock	12,270	31,767	19,816
Acquisitions, net of cash (acquired) paid	(1,181)	(7,337)	98,351

Net cash used in investing activities	(132,682)	(519,397)	(1,518,057)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payment for) proceeds from:
Deposits	863,045	(462,872)	247,461
Issuance of short-term borrowings	(547,137)	197,589	9,500
Proceeds from:
Issuance of long-term borrowings	250,000	670,641	1,400,000
Issuance of long-term debt	—	50,000	30,000
Issuance of common stock pursuant to various stock plans and agreements	2,776	11,266	10,303
Issuance of preferred stock, net of stock issuance costs, and common stock warrants	500,591	—	—
Payment for:
Repayment of long-term borrowings	(355,640)	(123,500)	(251,000)
Repayment of notes payable on affordable housing investments	(10,736)	(7,737)	(8,454)
Purchase of treasury shares	(306)	(55,085)	(876)
Cash dividends on preferred stock	(8,037)	—	—
Cash dividends on common stock	(25,375)	(24,603)	(11,968)
Tax (provision) benefit from stock plans	(414)	7,457	12,111

Net cash provided by financing activities	668,767	263,156	1,437,077

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	718,506	(32,212)	41,367
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	160,347	192,559	151,192
CASH AND CASH EQUIVALENTS, END OF YEAR	$878,853	$160,347	$192,559
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$301,744	$372,230	$285,211
Income tax payments, net of refunds	38,937	114,870	74,752
Noncash investing and financing activities:
Real estate acquired through foreclosure	83,672	1,500	2,884
Affordable housing investment financed through notes payable	11,000	12,600	11,000
Loans to facilitate sales of real estate owned	8,701	—	—
Purchase accounting adjustment in connection with acquisition	2,298	—	—
Accrued preferred stock dividends	1,125	—	—
Amortization of preferred stock discount	312
Issuance of common stock in lieu of Board of Director retainer fees	219	219	156
Guaranteed mortgage loan securitizations	—	1,180,160	788,036
Issuance of equity shares pursuant to acquisition	—	78,588	133,849
Equity interests in East West Capital Trusts	—	1,547	928

See accompanying notes to consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS SUMMARY

East West Bancorp, Inc. (referred to herein on an unconsolidated basis as “East West” and on a consolidated basis as the “Company” or “we”) is a registered bank holding company that offers a full range of banking services to individuals and small to mid-size businesses through its subsidiary bank, East West Bank and its subsidiaries (“East West Bank” or the “Bank”). The Bank is the Company’s principal asset. The Bank operates 69 banking locations throughout California, one branch in Houston, Texas, and one branch in Hong Kong, China. The Bank specializes in financing international trade and lending for commercial, construction, and residential real estate projects. Included in the Bank’s 71 locations are ten in-store branches located in 99 Ranch Market stores in Southern and Northern California. The Bank’s revenues are derived from providing financing for residential and commercial real estate and business customers, as well as investing activities. Funding for lending and investing activities is obtained through acceptance of customer deposits, Federal Home Loan Bank advances and other borrowing activities.

SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of significant principles used in the preparation of the accompanying financial statements. In preparing the financial statements, management of the Company has made a number of estimates and assumptions pertaining to the reporting of assets and liabilities, including the allowance for loan losses, the disclosure of contingent assets and liabilities and the disclosure of income and expenses for the periods presented in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Principles of Consolidation – The financial statements include the accounts of the Company and its subsidiaries, East West Bank and East West Insurance Services, Inc. All intercompany transactions and accounts have been eliminated in consolidation. The Company also has nine wholly-owned subsidiaries that are statutory business trusts (the “Trusts”). In accordance with Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN No. 46R”), the Trusts are not consolidated into the accounts of East West Bancorp, Inc.

Fair Value – The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements , on January 1, 2008. This standard provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Based on the observability of the inputs used in the valuation techniques, we classify our financial assets and liabilities measured and disclosed at fair value in accordance with the three-level hierarchy (e.g., Level 1, Level 2 and Level 3) established under SFAS No. 157. Fair value determination in accordance with SFAS No. 157 requires that we make a number of significant judgments. In determining the fair value of financial instruments, we use market prices of the same or similar instruments whenever such prices are available. We do not use prices involving distressed sellers in determining fair value. If observable market prices are unavailable or impracticable to obtain, then fair value is estimated using modeling techniques such as discounted cash flow analyses. These modeling techniques incorporate our assessments regarding assumptions that market participants would use in pricing the asset or the liability, including assumptions about the risks inherent in a particular valuation technique and the risk of nonperformance.

Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Additionally, fair value is used on a non-recurring basis to evaluate assets or liabilities for impairment or for disclosure purposes in accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments.

Securities Purchased Under Resale Agreements (“Resale Agreements”) – The Company purchases securities under resale agreements with terms that range from one day to several years. These agreements are collateralized by mortgage-backed securities and mortgage or commercial loans that are generally held by a third party custodian. The purchases are overcollateralized to ensure against unfavorable market price movements. In the event that the fair market value of the securities decreases below the carrying amount of the related repurchase agreement, the counterparty is required to designate an equivalent value of additional securities. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed. Resale agreements which are short-term in nature, or have terms of up to 90 days, are included in cash and cash equivalents. Resale agreements with terms greater than 90 days are separately categorized. The Company had no short-term resale agreements as of December 31, 2008 and 2007.

Investment Securities – The Company classifies its investment securities according to their purpose and holding period. Trading account securities are typically investment grade securities which are generally held by the Bank for a period of seven days or less. Trading account securities are carried at fair value. Realized and unrealized gains or losses on trading account securities are included in noninterest income. As of December 31, 2008 and 2007, there were no trading account securities in the investment portfolio. Held-to-maturity debt securities are recorded at amortized cost. The Company has the intent and ability to hold such securities to maturity. Investment securities available-for-sale are reported at estimated fair value, with unrealized gains and losses, excluded from operations and reported as a separate component of accumulated other comprehensive income or loss, net of tax, in stockholders’ equity.

The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has evaluated the methodologies used to develop the resulting fair values. The Company performs a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. The Company ensures whether prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed based on spreads, and when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly. Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

For current broker prices obtained on certain investment securities that the Company believes are based on forced liquidation or distressed sale values in very inactive markets, the Company has modified its approach in determining the fair values of these securities. The Company has determined that each of these securities will be individually examined for the appropriate valuation methodology based on a combination of the market approach reflecting current broker prices and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company made assumptions related to the implied rate of return, general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates are taken into consideration in determining the discount rate. The values resulting from each approach (i.e. market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market.

Amortization of premiums and accretion of discounts on securities are recorded as yield adjustments on such securities using the effective interest method. The specific identification method is used for purposes of determining cost in computing realized gains and losses on investment securities sold.

The Company is obligated to assess, at each reporting date, whether there is an “other-than-temporary” impairment (“OTTI”) in its portfolio of investment securities. Such impairment must be recognized in current earnings rather than in other comprehensive income. The Company examines all individual securities that are in an unrealized loss position at each reporting date for other-than-temporary impairment. Specific investment level factors that are examined to assess impairment include the nature of the investments, severity and duration of the loss, the probability that the Company will be unable to collect all amounts due, an analysis of the issuers of the securities and if there has been any cause for default on the securities and any change in the rating of the securities by the various rating agencies. Additionally, management reexamines the Company’s financial resources as well as the Company’s overall ability and intent to hold the securities until their fair values recover.

As required under Emerging Issues Task Force (“EITF”) 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitizes Financial Assets, and FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20 , the Company considers all available information relevant to the collectibility of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of future cash flows and making its other-than-temporary impairment assessment for its portfolio of residual securities and pooled trust preferred securities. The Company considers factors such as remaining payment terms of the security, prepayment speeds, the financial condition of the issuer(s), expected defaults, and the value of any underlying collateral.

Derivative Financial Instruments – As part of its asset and liability management strategy, the Company may use derivative financial instruments to mitigate exposure to risk. Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. Pursuant to the requirements of SFAS No. 133, all derivative instruments, including certain derivative instruments embedded in other contracts, are to be recognized on the consolidated balance sheet at fair value. Depending on the nature of the derivative, the corresponding changes in fair value are either reported in current earnings or accumulated other comprehensive loss.

Loans Receivable – Loans receivable that the Company has the intent and ability to hold for the foreseeable future, or until maturity, are stated at their outstanding principal, reduced by an allowance for loan losses and net deferred loan fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Nonrefundable fees and direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income as an adjustment to yield over the loan term using the effective interest method. Discounts or premiums on purchased loans are accreted or amortized to interest income using the effective interest method over the remaining period to contractual maturity adjusted for anticipated prepayments. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that full collection of principal or interest becomes uncertain, regardless of the length of past due status. Generally, loans are placed on nonaccrual status when they become 90 days past due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current earnings. In general, subsequent payments received are applied to the outstanding principal balance of the loan. A loan is returned to accrual status when the borrower has demonstrated a satisfactory payment trend subject to management’s assessment of the borrower’s ability to repay the loan.

Loans held for sale are carried at the lower of aggregate cost or market value. Origination fees on loans held for sale, net of certain costs of processing and closing the loans, are deferred until the time of sale and are included in the computation of the gain or loss from the sale of the related loans. A valuation allowance is established if the market value of such loans is lower than their cost and operations are charged for valuation adjustments.

Allowance for Loan Losses – The allowance for loan losses is established as management’s estimate of probable losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses and decreased by chargeoffs when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Additionally, nonclassified loans are also considered in the allowance for loan losses calculation and are factored in based on the historical loss experience adjusted for various qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all scheduled payments of principal or interest due according to the contractual terms of the loan agreement. Factors considered by management in determining and measuring loan impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for real estate, construction, and commercial loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent, less costs to sell. If the measure of the impaired loan is less than the recorded investment in the loan, the deficiency will be charged off against the allowance for loan losses or, alternatively, a specific allocation will be established. Consumer and other homogeneous smaller balance loans are reviewed on a collective basis for impairment.

Investment in Federal Home Loan Bank of San Francisco Stock – As a member of the Federal Home Loan Bank (“FHLB”) of San Francisco, the Bank is required to own common stock in the FHLB of San Francisco based upon our balance of residential mortgage loans and outstanding FHLB advances. FHLB stock is carried at cost and may be sold back to the FHLB at its carrying value. Both cash and stock dividends received are reported as dividend income. In January 2009, the FHLB announced that it will suspend dividend payments for the fourth quarter of 2008 to preserve capital given the possibility of other-than-temporary charges on certain non-agency mortgage-backed securities in the future. Additionally, the FHLB announced that it will not repurchase excess capital stock on January 31, 2009, the next regularly scheduled repurchase date.

Investment in Federal Reserve Bank Stock – As a member of the Federal Reserve Bank (“FRB”) of San Francisco, the Bank is required to maintain stock in the FRB of San Francisco based on a specified ratio relative to our capital. FRB stock is carried at cost and may be sold back to the FRB at its carrying value. Cash dividends received are reported as dividend income.

Mortgage Servicing Assets – The Company adopted SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, on January 1, 2007. The adoption did not have a material impact on the Company’s consolidated financial statements. Mortgage servicing assets are initially recorded at fair value. Servicing assets are amortized in proportion to, and over the period of, estimated net servicing income. The fair value of servicing assets is determined based on the present value of estimated net future cash flows related to contractually specified servicing fees. The primary determinants of the fair value of mortgage servicing assets are prepayment speeds and discount rates. Evaluation of impairment is performed on a quarterly basis using discounted static cash flow analysis in combination with mortgage dealer consensus prepayment forecasts. Variations in either or a combination of these factors could materially affect the estimated values of mortgage servicing assets. In conjunction with the valuation process, each class of servicing assets is stratified to evaluate and measure impairment, which is measured as the excess of cost over fair value. Determination of each stratum is based on one or more predominant risk characteristics of the underlying financial assets, including loan type, maturity and interest rates. Impairment, if it occurs, is recognized through a valuation allowance for each class.

Residual Securities – Residual securities represent retained beneficial interests in certain components of cash flows of underlying mortgage loans in connection with the Company’s securitization transactions. Residual securities include interest-only mortgage securities and overcollateralization bonds and are reported at their estimated fair values with unrealized gains and losses reported in accumulated other comprehensive income. To the extent that the cost basis of residual securities exceeds the fair value and the unrealized loss is considered to be other-than-temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss.

Interest-only mortgage securities represent the contractual right to receive excess interest cash flows from a pool of securitized mortgage loans. Interest payments received by the independent trust are first applied to the principal and interest bonds (which are generally retained by the Company in its available-for-sale investment portfolio), servicing fees and administrative fees. The excess, if any, is remitted to the Company related to its ownership of the interest-only mortgage security. Overcollateralization bonds represent the contractual right to excess principal payments resulting from over collateralization of the obligations of the trust.

Interest income on residual securities is recognized using a prospective interest method in accordance with EITF No. 99-20. The Company specifically applies such guidance to beneficial interests in securitized financial assets that (a) can contractually be prepaid or otherwise settled in such a way that the Company may not recover substantially all of its recorded investment (such as interest-only strips) or (b) are not of high credit quality at the acquisition date. EITF 99-20 requires that the Company recognize as interest income (throughout the life of the retained interests) the excess of all estimated cash flows attributable to these interests over its principal amount using the effective yield method. The Company updates its estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis. The estimated cash flows change as management’s assumptions for credit losses, borrower prepayments, and interest rates are updated.

Other Real Estate Owned – Other real estate owned (“OREO”) represents properties acquired through foreclosure or through full or partial satisfaction of loans, is considered held for sale, and is recorded at the lower of cost or estimated fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for loan losses. After foreclosure, valuations are periodically performed as deemed necessary by management and the real estate is carried at the lower of carrying value or fair value less costs to sell. Subsequent declines in the fair value of the OREO below the carrying value are recorded through the use of a valuation allowance by charges to noninterest expense. Any subsequent operating expenses or income of such properties are also charged to noninterest expense. If the REO is sold shortly after it is received in a foreclosure (i.e., the holding period was deemed minimal), the Company substitutes the value received in the sale (net of costs to sell) for the fair value (less costs to sell). Any adjustment made to the loss originally recognized at the time of foreclosure is then charged against or credited to the allowance for loan losses, if deemed material. Otherwise, any declines in value after foreclosure are recorded as gains or losses from the sale or disposition of the real estate. Revenue recognition upon disposition of a property is dependent on the sale having met certain criteria relating to the buyer’s initial investment in the property sold.

Investment in Affordable Housing Partnerships – The Company owns limited partnership interests in projects of affordable housing for lower income tenants. The investments in which the Company has significant influence or has a limited partnership interest that exceeds 5% are recorded using the equity method of accounting. The remaining investments are recorded using the cost method and are being amortized using the level-yield method over the life of the related tax credits. The tax credits are being recognized in the consolidated financial statements to the extent they are utilized on the Company’s income tax returns.

Premises and Equipment – The Company’s premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed based on the straight-line method over the estimated useful lives of the various classes of assets. The ranges of useful lives for the principal classes of assets are as follows:

Buildings and building improvements	25 years
Furniture, fixtures and equipment	3 to 10 years
Leasehold improvements	Term of lease or useful life, whichever is shorter

The Company reviews its long-lived assets for impairment annually or when events or circumstances indicate that the carrying amount of these assets may not be recoverable. An asset is considered impaired when the expected undiscounted cash flows over the remaining useful life is less than the net book value. When impairment is indicated for an asset, the amount of impairment loss is the excess of the net book value over its fair value.

Goodwill and Other Intangible Assets – The Company has goodwill, which represents the excess of purchase price over the fair value of net assets acquired, as a result of various past acquisitions. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized and is reviewed for impairment on an annual basis on December 31, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Premiums on deposits, which represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions, are amortized over the projected useful lives of the deposits. Core deposit intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment on goodwill and premiums on deposits is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

Federal Funds Purchased – The Company utilizes federal funds purchased as part of its short-term financing strategy. Federal funds purchased are generally overnight borrowings and mature within one business day to six months from the transaction date.

Securities Sold Under Repurchase Agreements (“Repurchase Agreements”) – The Company sells securities under repurchase agreements. These transactions are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were sold. The Company may have to provide additional collateral to the counterparty, as necessary.

Long-Term Debt – Long-term debt consists of both junior subordinated debt and subordinated debt. The Company has established nine statutory business trusts that are wholly-owned subsidiaries of the Company. In nine separate private placement transactions, the Trusts issued both fixed and variable rate capital securities representing undivided preferred beneficial interests in the assets of the Trusts. The Company is the owner of all the beneficial interests represented by the common securities of the Trusts. The purpose of issuing the capital securities was to provide the Company with a cost-effective means of obtaining Tier I capital for regulatory reporting purposes.

FIN No. 46R requires that variable interest entities be consolidated by a company if that company is subject to a majority of expected loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s expected residual returns or both. Accordingly, the Trusts are not consolidated by the Company. Junior subordinated debt represents liabilities of the Company to the Trusts and is included in long-term debt on the accompanying consolidated balance sheets.

Income Taxes – Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. Pursuant to FIN 48, the Company examines its financial statements, its income tax provision, and its federal and state income tax returns and analyzes its tax positions, including permanent and temporary differences, as well as the major components of income and expense to determine whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties arising from income tax settlements as part of its provision for income taxes. Upon adoption of FIN 48 of January 1, 2007, the Company recorded a net decrease to retained earnings of $4.6 million related to the measurement of a position that the Company had taken with respect to the tax treatment of regulated investment companies (RICs). See Notes 19 to the consolidated financial statements.

Stock-Based Compensation – The Company issues stock-based compensation to certain employees, officers, and directors. The Company adopted revised accounting standards for stock based compensation pursuant to SFAS No. 123(R), Share-Based Payment , on January 1, 2006. SFAS No. 123(R) requires companies to account for stock options using the fair value method, which generally results in compensation expense recognition. Prior to December 31, 2005, the Company accounted for its fixed stock options using the intrinsic-value method, as prescribed in Accounting Principles Board (“APB”) Opinion No. 25. Accordingly, no stock option expense was recorded in periods prior to December 31, 2005.

SFAS No. 123(R) allowed for two alternative transition methods. The Company elected to follow the modified prospective method, which requires application of the new standard to new awards and to awards modified, repurchased or cancelled after the required effective date. Accordingly, prior period amounts have not been restated. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of January 1, 2006 are being recognized as the requisite services are rendered on or after January 1, 2006. The compensation cost of that portion of awards is based on the grant-date fair value of those awards as calculated for pro forma disclosures under the original SFAS No. 123. Under the transition provisions of SFAS No. 123(R), the Company has reduced additional paid in capital by $8.2 million, which represented the remaining deferred compensation balance in the consolidated statement of changes in stockholders’ equity as of January 1, 2006. This reclassification adjustment had no impact on total stockholders’ equity.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company; (2) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through either (a) an agreement that entitles and obligates the Company to repurchase or redeem them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets. The difference between the net proceeds received and the allocated carrying amount of the financial assets being sold or securitized is recognized as a gain or loss on sale.

Earnings (Loss) Per Share (“EPS”) – Basic EPS excludes dilution and is computed by dividing income or loss available to common stockholders by the weighted-average number of shares outstanding during the period. Diluted EPS is calculated on the basis of the weighted average number of shares outstanding during the period plus restricted stock and shares issuable upon the assumed exercise of outstanding convertible preferred stock, common stock options and warrants, unless they have an antidilutive effect.

Comprehensive Income – The term “comprehensive income” describes the total of all components of other comprehensive income including net income. “Other comprehensive income” refers to revenues, expenses, and gains and losses that are included in comprehensive income but are excluded from net income because they have been recorded directly in equity under the provisions of other Financial Accounting Standards Board statements. The Company presents the comprehensive income disclosure as a part of the statements of changes in stockholders’ equity by identifying each element of other comprehensive income, including net income.

Reclassifications – Certain items in the consolidated statements of operations for the years ended December 31, 2007 and 2006 were reclassified to conform to the 2008 presentation. These reclassifications did not affect previously reported net income. During 2008, the Company reclassified net gain on sale of OREO from the caption Noninterest Income to Noninterest Expense in order to present all OREO activity in a single line item. As a result, $1.3 million and $88 thousand for the years ended December 31, 2007 and 2006, respectively, that were previously included under the caption Noninterest Income were reclassified to OREO expense (income), which is a component of Noninterest Expense. Additionally, during 2008, the Company reclassified impairment writedowns on investment securities from the caption Noninterest Expense to Noninterest Income. As a result, $405 thousand in other-than-temporary impairment (“OTTI”) charges recorded during the year ended December 31, 2007, was reclassified from the caption Noninterest Expense to Noninterest Income. There were no OTTI charges recorded during the year ended December 31, 2006.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, which requires employers to recognize an obligation associated with endorsement split-dollar life insurance arrangements that extend into the employee’s postretirement period. EITF 06-4 is effective for financial statements issued for fiscal years beginning after December 15, 2007. Upon adoption of EITF 06-4, the Company recorded a net decrease to retained earnings of $479 thousand, net of tax.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value and, therefore, does not expand the use of fair value in any new circumstance. The Company adopted SFAS 157 on a prospective basis. The adoption of SFAS 157 on January 1, 2008 did not have any impact on the Company’s financial condition, results of operations, or cash flows. The adoption of this standard resulted in additional disclosures which are presented in Note 3 of the Company’s consolidated financial statements. In February 2008, the FASB issued SFAS No. 157-2, Effective Date of FASB Statement No. 157, which provided for a one-year deferral of the implementation of this standard for other nonfinanical assets and liabilities, effective for fiscal years beginning after November 15, 2008. This additional guidance is not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158), which amends SFAS No. 87, Employers’ Accounting for Pensions; SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; and SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. The asset or liability is the offset to other accumulated comprehensive income, consisting of previously unrecognized prior service costs and credits, actuarial gains or losses, and accumulated transition obligations and assets. SFAS 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year-end. The standard provides two transition alternatives for companies to make the measurement-date provisions. The Company adopted the recognition and disclosure elements of SFAS 158, which did not have a material effect on its consolidated financial position, results of operations, or cash flows. In addition, the Company also adopted the measurement elements of SFAS 158 for the year ended December 31, 2008. The adoption of the measurement elements did not have a material impact on the Company’s consolidated financial condition, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS No. 159 would allow the Company a one-time irrevocable election to measure certain financial assets and liabilities on the balance sheet at fair value and report the unrealized gains and losses on the elected items in earnings at each subsequent reporting date. This Statement requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has elected not to measure any new financial instruments at fair value, as permitted in SFAS No. 159, but to continue recording its financial instruments in accordance with current practice.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), which replaces FASB Statement No. 141, Business Combinations . SFAS 141(R) establishes principles and requirements for how an acquiring company (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for business combinations occurring on or after the beginning of the fiscal year beginning on or after December 15, 2008. SFAS 141(R), effective for the Company on January 1, 2009, applies to all transactions or other events in which the Company obtains control in one or more businesses. Management will assess each transaction on a case-by-case basis as they occur.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51”. This Statement requires that noncontrolling or minority interests in subsidiaries be presented in the consolidated statement of financial position within equity, but separate from the parents’ equity, and that the amount of the consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect this guidance to have a material effect on its financial condition, results of operations, or cash flows.

In February 2008, the FASB issued FASB Staff Position FAS No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP No. 140-3”), which provides a consistent framework for the evaluation of a transfer of a financial asset and subsequent repurchase agreement entered into with the same counterparty. FSP FAS No. 140-3 provides guidelines that must be met in order for an initial transfer and subsequent repurchase agreement to not be considered linked for evaluation. If the transactions do not meet the specified criteria, they are required to be accounted for as one transaction. This FSP is effective for fiscal years beginning after November 15, 2008, and shall be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after adoption. The Company does not expect this guidance to have a material effect on its financial condition, results of operations, or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 requires specific disclosures regarding the location and amounts of derivative instruments in the financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect the financial position, financial performance, and cash flows of the Company. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company does not expect this guidance to have a material effect on its financial condition, results of operations, or cash flows.

In April 2008, the FASB directed the FASB Staff to issue FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used for purposes of determining the useful life of a recognized intangible asset under SFAS 142, “ Goodwill and Other Intangible Assets” (“SFAS 142”). FSP No. FAS 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier application is not permitted. The Company does not expect this guidance to have a material effect on its financial condition, results of operations, or cash flows.

In June 2008, the FASB issued FSP EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-06-1 requires all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends to be considered participating securities and requires entities to apply the two-class method of computing basic and diluted earnings per share. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact that this FSP will have on the Company’s consolidated financial statements.

In October 2008, the FASB issued FSP SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active . FSP SFAS 157 157-3 clarified the application of SFAS 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP SFAS 157-3 was effective upon issuance. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “ Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities”. This disclosure-only FSP improves the transparency of transfers of financial assets and an enterprise’s involvement with variable interest entities (VIEs), including qualifying special-purpose entities (QSPEs). The disclosures required by this FSP are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. This FSP shall be effective for the first reporting period ending after December 15, 2008, with earlier application encouraged, and shall be applied for each annual and interim reporting period thereafter. The adoption of this guidance did not have a material impact to the Company’s consolidated financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1 (“EITF 99-20-1”), Amendments to the Impairment Guidance of EITF Issue No. 99-20 , which revises the other-than-temporary-impairment (“OTTI”) guidance on beneficial interests in securitized financial assets that are within the scope of EITF Issue 99-20. EITF 99-20-1 amends Issue 99-20 to more closely align its OTTI guidance with paragraph 16 of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, by (1) removing the notion of a “market participant” and (2) inserting a “probable” concept related to the estimation of a beneficial interest’s cash flows. EITF 99-20-1 is effective prospectively for interim and annual periods ending after December 15, 2008. Retrospective application of this FSP is prohibited. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

2.	BUSINESS COMBINATIONS

The Company has completed several business acquisitions that have all been accounted for using the purchase method of accounting. Accordingly, all assets and liabilities were adjusted to and recorded at their estimated fair values as of the acquisition date. The excess of purchase price over fair value of net assets acquired, if identifiable, was recorded as a premium on purchased deposits, and if not identifiable, was recorded as goodwill, which is not deductible for tax purposes. The estimated tax effect of differences between tax bases and market values has been reflected in deferred income taxes. The results of operations of the acquired entities have been included in the Company’s consolidated financial statements from the date of acquisition.

At the close of business on August 17, 2007, the Company completed the acquisition of Desert Community Bank (“DCB”). The purchase price was $145.0 million and was comprised of $64.1 million in cash and 2,032,816 shares of East West Bancorp, Inc. common stock. The Company recorded total goodwill of $94.0 million and core deposit premium of $14.9 million for this transaction.

At the close of business on March 17, 2006, the Company completed the acquisition of Standard Bank, a federal savings bank headquartered in Monterey Park. The purchase price was $200.3 million which was comprised of $66.4 million in cash and 3,647,440 shares of East West Bancorp, Inc. common stock. The Company recorded total goodwill of $100.9 million and core deposit premium of $8.6 million for this transaction.

The following table provides detailed information on acquisitions during 2007 and 2006:

	Desert Community Bank	Standard Bank
	(In thousands)
Cash and cash equivalents	$65,256	$165,834
Loans receivable	406,062	487,110
Premises and equipment	21,148	3,211
Core deposit premium	14,922	8,648
Goodwill	94,033	100,889
Other assets	92,238	239,497

Total assets acquired	693,659	1,005,189

Deposits	506,742	728,994
Other liabilities	41,900	75,923

Total liabilities assumed	548,642	804,917

Net assets acquired (1)	$145,017	$200,272

Date of acquisition	August 17, 2007	March 17, 2006
Purchase price	$145,017	$200,272
Type of transaction	Stock and Cash	Stock and Cash

(1)	In accordance with SFAS No. 141, Business Combinations , net assets acquired in a business combination are recorded at their estimated fair values. Adjustments to the estimated fair value of acquired assets and liabilities generally occur within one year of the acquisition.

The pro forma combined amounts presented below give effect to the acquisition of Standard Bank as if this transaction had been completed as of the beginning of each year. The pro forma information is not necessarily indicative of the results of operations that would have resulted had the acquisition been completed at the beginning of the applicable year presented, nor is it necessarily indicative of the results of operations in future periods. Due to the insignificant impact on the total assets and results of operations of the Company, the acquisition of DCB has not been included in the pro forma financial information below presented in accordance with SFAS No. 141:

Year Ended December 31, 2006 (1)
Net interest income	$371,586
Provision for loan losses	(7,366)
Noninterest income	24,150
Noninterest expense	(164,121)

Income before provision for income taxes	224,249
Provision for income taxes	(86,405)

Net income	$137,844

EARNINGS PER SHARE
BASIC	$2.28
DILUTED	$2.24
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	60,364
DILUTED	61,668

(1)	The pro forma results of operations for the year ended December 31, 2006 includes $10.3 million in net realized losses on investment securities that were sold by Standard Bank during the first quarter of 2006. Further, the pro forma results of operations for the year ended December 31, 2006 reflect interest expense related to junior subordinated debt amounting to $30.0 million that was issued in connection with the acquisition of Standard Bank as if this debt instrument was issued at the beginning of the year.

3.	FAIR VALUE

The Company adopted SFAS 157 effective January 1, 2008. SFAS 157 provides a framework for measuring fair value under GAAP. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. For the Company, this includes the investment securities available-for-sale (“AFS”) portfolio, equity swap agreements, derivatives payable, mortgage servicing assets, and impaired loans.

As defined in SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market and income approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The hierarchy ranks the quality and reliability of the information used to determine fair values. The hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to data lacking transparency. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

•

Level 1 – Quoted prices for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Level 1 financial instruments typically include U.S. Treasury securities.

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 2 financial instruments typically include U.S. Government and agency mortgage-backed securities, U.S. Government sponsored enterprise preferred stock securities, trust preferred securities, and equity swap agreements.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category typically includes mortgage servicing assets, impaired loans, private label mortgage-backed securities, retained residual securities in securitizations, pooled trust preferred securities, and derivatives payable.

In determining the appropriate levels, the Company performs a detailed analysis of assets and liabilities that are subject to SFAS 157. The following table presents financial assets and liabilities that are measured at fair value on a recurring and non-recurring basis. These assets and liabilities are reported on the consolidated balance sheets at their fair values as of December 31, 2008. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

	Assets (Liabilities) Measured at Fair Value on a Recurring Basis as of December 31, 2008
	Fair Value Measurements December 31, 2008	Quoted Prices in Active Markets for Identifical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Investment Securities AFS	$2,040,194	$5,093	$1,410,750	$624,351
Equity Swap Agreements	13,853	—	13,853	—
Derivatives Payable	(14,142)	—	—	(14,142)

	Assets Measured at Fair Value on a Non-Recurring Basis as of December 31, 2008
	Fair Value Measurements December 31, 2008	Quoted Prices in Active Markets for Identifical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Mortgage Servicing Assets	$16,492	$—	$—	$16,492
Impaired Loans	208,716	—	—	208,716

At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3. The following table provides a reconciliation of the beginning and ending balances for asset categories measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

	Investment Securities Available for Sale	Mortgage Servicing Assets	Impaired Loans	Derivatives Payable
	(In Thousands)
Beginning balance, January 1, 2008	$700,434	$21,558	$107,544	$—
Total gains or losses (1)
Included in earnings (realized)	(3,031)	(5,361)	(7,090)	951
Included in other comprehensive loss (unrealized) (2)	(40,779)	—	—	—
Purchases, issuances, sales, settlements (3)	(113,057)	295	—	—
Transfers in and/or out of Level 3 (4)	80,784	—	108,262	(15,093)

Ending balance December 31, 2008	$624,351	$16,492	$208,716	$(14,142)

Changes in unrealized losses included in earnings relating to assets and liabilities still held at December 31, 2008	$(17,845)	$—	$—	$—

1)	Total gains or losses represent the total realized and unrealized gains and losses recorded for Level 3 assets and liabilities. Realized gains or losses are reported in the consolidated statements of operations.
2)	Unrealized gains or losses on investment securities are reported in accumulated other comprehensive loss, net of tax in the consolidated statements of changes in stockholders’ equity.
3)	Purchases, issuances, sales and settlements represent Level 3 assets and liabilities that were either purchased, issued, sold, or settled during the period. The amounts are recorded at their end of period fair values.
4)	Transfers in and/or out represent existing assets and liabilities that were either previously categorized as a higher level and the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 and the lowest significant input became observable during the period. These assets and liabilities are recorded at their end of period fair values.

Valuation Methodologies

Investment Securities Available-for-Sale – The fair values of available-for-sale investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values.

The Company’s Level 3 available-for-sale securities include private label mortgage-backed securities, pooled trust preferred debt and equity securities, and residual securities that have been retained by the Company in connection with the private label loan securitization activities. The fair values of private label mortgage-backed securities and pooled trust preferred securities have traditionally been based on the average of at least two quoted market prices obtained from independent external brokers since broker quotes in an active market are given the highest priority under SFAS 157. However, as a result of the global financial crisis and illiquidity in the U.S. markets, it is the Company’s view that current broker prices on private label mortgage-backed securities and certain pooled trust preferred securities are based on forced liquidation or distressed sale values in very inactive markets that are not representative of the economic value of these securities. In light of these circumstances, the Company has amended its approach to obtaining the current values of these securities. The Company examines the facts and circumstances of each security to determine appropriate combination of the market approach reflecting current broker prices and a discounted cash flow approach. In order to determine the appropriate discount rate for the calculation of the fair value derived from the income approach, we have made assumptions related to the implied rate of return which have been adjusted for general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates. The values resulting from each approach (i.e. market and income approaches) are weighted to derive the final fair value on each private label mortgage-backed and pooled trust preferred security.

The valuation of residual securities is based on a discounted cash flow approach utilizing several assumption factors. Assumptions related to prepayment speeds, forward yield curves, financial characteristics of the underlying assets, delinquency trends, and other factors are taken into consideration in determining the discount margin on residual securities. Furthermore, the liquidity of the market for similar securities is also incorporated in the valuation analysis to better determine the fair value of residual securities.

Equity Swap Agreements – The Company has entered into several equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product offered to bank customers. This deposit product, which has a term of 5 years or 5 1 / 2 years, pays interest based on the performance of the Hang Seng China Enterprises Index (“HSCEI”). The fair value of these equity swap agreements is based on the income approach. The fair value is based on the change in the value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and the time remaining to maturity of the call option. The Company’s consideration of its counterparty’s credit risk resulted in a $561 thousand adjustment to the valuation of the equity swap agreements for the year ended December 31, 2008. The valuation of equity swap agreements falls within Level 2 of the fair value hierarchy due to the observable nature of the inputs used in deriving the fair value of these derivative contracts.

Derivatives Payable – The Company’s derivatives payable are recorded in conjunction with the certificate of deposits (“host instrument”) that pays interest based on changes in the HSCEI and are included in interest-bearing deposits on the consolidated balance sheets. The fair value of these embedded derivatives is based on the income approach. The Company’s consideration of its own credit risk resulted in a $271 thousand adjustment to the valuation of the derivative liabilities, and a net loss of $290 thousand was recognized in noninterest expense as the net difference between the valuation of the equity swap agreements and derivatives payable for the year ended December 31, 2008. The valuation of the derivatives payable falls within Level 3 of the fair value hierarchy since the significant inputs used in deriving the fair value of these derivative contracts are not directly observable.

Mortgage Servicing Assets (“MSAs”) – The Company records MSAs in conjunction with its loan sale and securitization activities since the servicing of the underlying loans is retained by the Bank. MSAs are initially measured at fair value using an income approach. The initial fair value of MSAs is determined based on the present value of estimated net future cash flows related to contractually specified servicing fees. The valuation for MSAs falls within Level 3 of the fair value hierarchy since there are no quoted prices for MSAs and the significant inputs used to determine fair value are not directly observable. The valuation of MSAs is determined using a discounted cash flow approach utilizing the appropriate yield curve and several market-derived assumptions including prepayment speeds, servicing cost, delinquency and foreclosure costs and behavior, and float earnings rate. Net cash flows are present valued using a market-derived discount rate. The resulting fair value is then compared to recently observed bulk market transactions with similar characteristics. The fair value is adjusted accordingly to be better aligned with current observed market trends and activity.

Impaired Loans – In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, an Amendment of FASB Statements No. 5 and 15, the Company’s impaired loans are generally measured using the fair value of the underlying collateral, which is determined based on the most recent valuation information received, which may be adjusted based on factors such as the Company’s historical knowledge and changes in market conditions from the time of valuation. As of December 31, 2008, the impaired loan balance, net of the specific reserve, was $208.7 million. Impaired loans fall within Level 3 of the fair value hierarchy since they were measured at fair value based on appraisals of the underlying collateral.

Fair Value of Financial Instruments

The carrying amounts and fair values of the Company’s financial instruments at December 31 were as follows:

	December 31,
	2008		2007
	Carrying Notional or Contract Amount	Estimated Fair Value	Carrying Notional or Contract Amount	Estimated Fair Value
	(In thousands)
Financial Assets:
Cash and cash equivalents	$878,853	$878,853	$160,347	$160,347
Short-term investments	228,441	228,353	—	—
Securities purchased under resale agreements	50,000	51,581	150,000	154,977
Investment securities held-to-maturity	122,317	123,105	—	—
Investment securities available-for-sale	2,040,194	2,040,194	1,887,136	1,887,136
Loans receivable, net	8,069,377	8,036,406	8,750,921	9,020,362
Investment in Federal Home Loan Bank stock	86,729	86,729	84,976	84,976
Investment in Federal Reserve Bank stock	27,589	27,589	21,685	21,685
Accrued interest receivable	46,230	46,230	52,312	52,312
Equity swap agreements	43,453	13,853	46,542	28,312
Financial Liabilities:
Customer deposit accounts:
Demand, savings and money market deposits	3,399,817	3,141,126	3,473,401	3,473,401
Time deposits	4,742,142	4,750,957	3,805,513	3,802,154
Federal funds purchased	28,022	28,022	222,275	222,275
Federal Home Loan Bank advances	1,353,307	1,397,081	1,808,419	1,825,649
Securities sold under repurchase agreements	998,430	1,204,329	1,001,955	1,021,739
Notes payable	16,506	16,506	16,242	16,242
Accrued interest payable	18,977	18,977	10,463	10,463
Long-term debt	235,570	120,325	235,570	251,011
Derivatives payable	43,453	14,142	46,542	28,312
Off-balance sheet financial instruments:
Commitments to extend credit	1,469,513	16,001	2,723,859	13,412
Standby letters of credit	656,979	3,614	569,973	4,953
Commercial letters of credit	39,426	(204)	49,939	(243)

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

Cash and Cash Equivalents – The carrying amounts approximate fair values due to the short-term nature of these instruments.

Short-Term Investments – The fair values of short-term investments generally approximate their book values due to their short maturities.

Securities Purchased Under Resale Agreements – For securities purchased under resale agreements with original maturities of 90 days or less, the carrying amounts approximate fair values due to the short-term nature of these instruments. At December 31, 2008 and 2007, the securities purchased under resale agreements are long-term in nature and the fair value is estimated by discounting the cash flows based on expected maturities or repricing dates utilizing estimated market discount rates.

Investment Securities Held-To-Maturity – The fair values of the investment securities held-to-maturity are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values.

Investment Securities Available-For-Sale – The fair values of the investment securities available-for-sale are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values. For private label mortgage-backed securities and pooled trust preferred securities, fair values are derived based on a combination of broker prices and discounted cash flow analyses that are weighted as deemed appropriate for each security.

Loans Receivable, net – The fair value of loans is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve plus spreads, and reflects the offering rates in the market for loans with similar financial characteristics. No adjustments have been made for changes in credit within the loan portfolio. It is management’s opinion that the allowance for loan losses pertaining to performing and nonperforming loans results in a fair valuation of such loans.

Federal Home Loan Bank and Federal Reserve Bank Stock – The carrying amount approximates fair value, as the stock may be sold back to the Federal Home Loan Bank and the Federal Reserve Bank at carrying value.

Accrued Interest Receivable – The carrying amount of accrued interest receivable approximates fair value due to its short-term nature.

Equity Swap Agreements – The fair value of the derivative contracts is provided by an independent third party and is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility of the option, interest rate and time remaining to the maturity. The Company has also considered the counterparty’s credit risk in determining the valuation.

Deposits – The fair value of deposits is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve, plus spread, if any. For core deposits, the cash outflows are projected by the decay rate based on the Bank’s core deposit premium study. Cash flows for all non-time deposits are discounted using the LIBOR yield curve. For time deposits, the cash flows are based on the contractual runoff and are discounted by the Bank’s current offering rates, plus spread.

Federal Funds Purchased – The carrying amounts approximate fair values due to the short-term nature of these instruments.

Federal Home Loan Bank Advances – The fair value of FHLB advances is estimated based on the discounted value of contractual cash flows, using rates currently offered by the FHLB of San Francisco for fixed-rate credit advances with similar remaining maturities at each reporting date.

Securities Sold Under Repurchase Agreements – For securities sold under repurchase agreements with original maturities of 90 days or less, the carrying amounts approximate fair values due to the short-term nature of these instruments. At December 31, 2008 and 2007, most of the securities sold under repurchase agreements are long-term in nature and the fair values of securities sold under repurchase agreements are calculated by discounting future cash flows based on expected maturities or repricing dates, utilizing estimated market discount rates and taking into consideration the call features of each instrument.

Notes Payable – The carrying amount of notes payable approximates fair value as these notes are payable on demand.

Accrued Interest Payable – The carrying amount of accrued interest payable approximates fair value due to its short-term nature.

Long-Term Debt – The fair values of long-term debt are estimated by discounting the cash flows through maturity based on current market rates the Bank would pay for new issuances.

Derivatives Payable – The Company’s derivatives payable are recorded in conjunction with the certificate of deposits (“host instrument”) that pays interest based on changes in the HSCEI. The Company’s derivatives payable are estimated using the income approach. The Company has also considered its own credit risk in determining the valuation.

Commitments to Extend Credit, Standby and Commercial Letters of Credit – The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparty’s credit standing.

The fair value estimates presented herein are based on pertinent information available to management as of each reporting date. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

4.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, amounts due from banks, money-market funds, and other short-term investments with original maturities of less than 90 days. Short-term investments, which include federal funds sold, are recorded at cost, which approximates market. The Company had no outstanding federal funds sold at December 31, 2008 and 2007.

The composition of cash and cash equivalents at December 31, 2008 and 2007 is presented as follows:

	December 31,
	2008	2007
	(Dollars in thousands)
Cash and amounts due from banks	$144,486	$158,755
Cash equivalents:
Money-market funds	724,156	—
Other short-term investments	10,211	1,592

Total cash and cash equivalents	$878,853	$160,347

5.	SHORT-TERM INVESTMENTS

Short-term investments include interest-bearing deposits in other banks and other short-term investments with original maturities of greater than 90 days and less than one year.

The following table provides information on short-term investments as of and for the period ended December 31, 2008. There were no short-term investments as of and for the year ended December 31, 2007.

(Dollars in thousands)
Balance at end of year	$228,441
Average balance outstanding during the year	25,230
Maximum balance outstanding at any month-end	228,441
Weighted average interest rate at end of year	2.02%

6.	SECURITIES PURCHASED UNDER RESALE AGREEMENTS

Securities purchased under resale agreements (“resale agreements”) decreased to $50.0 million as of December 31, 2008, compared with $150.0 million at December 31, 2007. The decrease as of December 31, 2008 reflects the early termination of a $100.0 million resale agreement in January 2008 which had a stated maturity date of January 2017. In conjunction with the early termination of this agreement, the Company received $1.0 million from the counterparty, which was recorded as a yield adjustment included in interest income during the first quarter of 2008.

The $50.0 million balance of resale agreements at December 31, 2008 is comprised of one resale agreement with a term of ten years. The interest rate is initially fixed for the first two years and thereafter becomes floating. There is no interest payment on this agreement if certain swap yield curves are inverted. The collateral for this resale agreement consists of U.S. Government agency and/or U.S. Government sponsored enterprise debt and mortgage-backed securities held in safekeeping by a third party custodian.

Resale agreements are recorded at the amounts at which the securities were acquired. The Company’s policy is to obtain possession of securities purchased under resale agreements that is equal to or greater than the principal amount loaned. The market value of the underlying securities, which collateralize the related receivable on resale agreements, is monitored, including accrued interest. Additional collateral may be requested from the counterparty when determined to be appropriate.

Total interest income on resale agreements amounted to $6.4 million, $15.1 million, and $7.1 million, for the years ended December 31, 2008, 2007, and 2006, respectively.

7.	INVESTMENT SECURITIES

An analysis of the held-to-maturity and available-for-sale investment securities portfolio is presented as follows:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
As of December 31, 2008
Held-to-maturity
Municipal securities	$5,772	$118	$—	$5,890
Corporate debt securities	116,545	904	(234)	117,215

Total investment securities held-to-maturity	$122,317	$1,022	$(234)	$123,105

Available-for-sale
U.S. Treasury securities	$2,505	$8	$—	$2,513
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	1,020,355	4,762	(1,183)	1,023,934
U.S. Government agency securities and U.S. Government sponsored enterprise mortgage-backed securities	373,690	6,758	(397)	380,051
Other mortgage-backed securities	645,940	—	(108,614)	537,326
Corporate debt securities (1)	116,127	266	(73,849)	42,544
U.S. Government sponsored enterprise equity securities (2)	3,340	—	(2,156)	1,184
Residual securities	25,043	25,019	—	50,062
Other securities (3)	2,570	10	—	2,580

Total investment securities available-for-sale	$2,189,570	$36,823	$(186,199)	$2,040,194

Total investment securities	$2,311,887	$37,845	$(186,433)	$2,163,299

As of December 31, 2007:
Available-for-sale
U.S. Treasury securities	$2,487	$5	$—	$2,492
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	427,004	576	(1,090)	426,490
U.S. Government sponsored enterprise mortgage-backed securities	527,373	8,257	(354)	535,276
Other mortgage-backed securities	750,864	455	(70,721)	680,598
Corporate debt securities (1)	127,420	1,708	(9,501)	119,627
U.S. Government sponsored enterprise equity securities	83,744	500	(9,189)	75,055
Residual securities	28,332	12,384	—	40,716
Other securities	6,916	253	(287)	6,882

Total investment securities	$1,954,140	$24,138	$(91,142)	$1,887,136

(1)	Balances presented net of OTTI charge of $13.6 million and $405 thousand as of December 31, 2008 and December 31, 2007, respectively.
(2)	Balances presented net of OTTI charge of $55.3 million as of December 31, 2008.
(3)	Balances presented net of OTTI charge of $4.3 million as of December 31, 2008.

The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. The Company performs a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. The Company ensures whether prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed based on spreads, and when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly.

Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

The following table shows the Company’s investment portfolio’s gross unrealized losses and related fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, for the years ended December 31, 2008 and 2007:

	Less Than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of December 31, 2008
Held-to-maturity
Municipal securities	$—	$—	$—	$—	$—	$—
Corporate debt securities	40,057	(234)	—	—	40,057	(234)

Total temporarily impaired securities held-to-maturity	$40,057	$(234)	$—	$—	$40,057	$(234)

Available-for-sale
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	143,727	(1,183)	—	—	143,727	(1,183)
U.S. Government agency securities and U.S. Government sponsored enterprise mortgage-backed securities	72,245	(397)	—	—	72,245	(397)
Other mortgage-backed securities	17,984	(3,339)	519,090	(105,275)	537,074	(108,614)
Corporate debt securities	4,016	(2,946)	34,611	(70,903)	38,627	(73,849)
U.S. Government sponsored enterprise equity securities	1,184	(2,156)	—	—	1,184	(2,156)
Residual securities	—	—	—	—	—	—
Other securities	—	—	—	—	—	—

Total temporarily impaired securities available-for-sale	$239,156	$(10,021)	$553,701	$(176,178)	$792,857	$(186,199)

Total temporarily impaired securities	$279,213	$(10,255)	$553,701	$(176,178)	$832,914	$(186,433)

As of December 31, 2007
Available-for-sale
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	$49,938	$(63)	$169,124	$(1,027)	$219,062	$(1,090)
U.S. Government sponsored enterprise mortgage-backed securities	35,100	(269)	16,348	(85)	51,448	(354)
Other mortgage-backed securities	520,535	(54,079)	134,785	(16,642)	655,320	(70,721)
Corporate debt securities	97,040	(8,261)	8,951	(1,240)	105,991	(9,501)
U.S. Government sponsored enterprise equity securities	49,555	(9,189)	—	—	49,555	(9,189)
Residual securities	—	—	—	—	—	—
Other securities	3,350	(287)	—	—	3,350	(287)

Total temporarily impaired securities	$755,518	$(72,148)	$329,208	$(18,994)	$1,084,726	$(91,142)

The majority of unrealized losses in the available-for-sale portfolio at December 31, 2008 are related to AA and AAA-rated private label mortgage-backed securities that the Company has retained in connection with our loan securitization activities. As of December 31, 2008, the fair value of these securities totaled $508.9 million, representing 25% of the total investment securities available-for-sale portfolio. Gross unrealized losses related to these securities amounted to $101.8 million, or 17% of the aggregate amortized cost basis of these securities as of December 31, 2008. These unrealized losses are caused by lack of liquidity and market spreads resulting from instability in the residential real estate and credit markets. The underlying loans are not subprime in nature and were originated by the Bank in accordance with our customary underwriting standards. The securities are supported by overcollateralization as of December 31, 2008. Additionally, these securities are insured by a monoline insurance provider who was recently rated as Aa2 and AAA by two major rating agencies.

As of December 31, 2008, the Company had $42.5 million in pooled trust preferred debt securities available-for-sale, representing 2% of our total investment securities available-for-sale portfolio. These debt instruments had gross unrealized losses amounting to $73.8 million, or 64% of the total amortized cost basis of these securities as of December 31, 2008. Almost all of the pooled trust preferred securities held by the Company have underlying collateral issued by banks and insurance companies. Of the 15 different pooled trust preferred securities that the Company has purchased, four securities have underlying collateral issued by a combination of bank, insurance, real estate investment trusts or homebuilder companies. Furthermore, most of the pooled trust preferred securities are overcollateralized and have subordination structures that management believes will afford sufficient principal and interest protection. While one pooled trust preferred security was downgraded from an A rating to B- during the fourth quarter of 2008, based on the cash flow and default stress testing analysis, the Company believes it will be able to collect all amounts due and that this security is not deemed to be other-than-temporarily impaired as of December 31, 2008. During 2007, one pooled trust preferred security was downgraded to a B+ rating, from a BBB rating by one rating agency. During 2008, the Company recorded a combined $13.6 million in impairment writedowns on this downgraded security and two other trust preferred securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities , FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments , EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets , and FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. The Company believes that the recent bailout program passed by the U.S. government to provide for an injection of capital reduces the risk of default by bank issuers and increases the probability that the liquidity in this market and the prices of our securities will improve in the future. The Company will continue to review such factors, including but not limited to, the estimated cash flows, liquidity and credit risk, for these securities on a quarterly basis. The Company believes the cash flows are not at risk and has the ability and the intention to hold these securities until their fair values recover to cost. As such, the Company does not deem these securities to be other-than-temporarily impaired.

In September 2008, liquidity and credit concerns led the U.S. Federal Government to assume a conservatorship role in Fannie Mae and Freddie Mac. The rating on Fannie Mae and Freddie Mac preferred stock securities was downgraded from BBB- to C reflecting the cessation of dividend payments on these securities. These securities are non-cumulative perpetual preferred stock in which unpaid dividends do not accumulate. The purchase agreement between the U.S. Treasury and these government-sponsored entities contains a covenant prohibiting the payment of dividends on existing preferred stock. As the assessment on the status of any resumption in dividend payments on these securities was uncertain, the Company recorded $55.3 million in OTTI charges on Fannie Mae and Freddie Mac preferred stock securities in 2008. As of December 31, 2008, the fair value of these preferred stock securities was $1.2 million. Gross unrealized losses on these securities amounted to $2.2 million as of December 31, 2008, all of which is unrealized loss under twelve months, or 65% of the aggregate amortized cost basis of these securities. The value of these preferred securities have been very volatile and in the month preceding and subsequent to year-end, these securities have traded above their carrying values. The Company has the ability and the intention to hold these securities until their fair values recover to cost. As such, the Company does not deem these securities to be other-than-temporarily impaired.

In accordance with SFAS 115, FSP FAS 115-1 and FAS 124-1, EITF 99-20, and FSP EITF 99-20-1, the Company recorded $4.3 million in impairment charges in 2008 related to our pooled trust preferred equity securities, which also represents the remaining balance for these securities. The impairment charges were due to the adverse changes in expected cash flows and the high uncertainty surrounding the collectibility of these securities.

The Company has fifteen individual securities that have been in a continuous unrealized loss position for twelve months or longer as of December 31, 2008. These securities are comprised of eleven pooled trust preferred securities with a total fair value of $34.6 million and four mortgage-backed securities with a total fair value of $519.1 million. As of December 31, 2008, there were also 52 securities that have been in a continuous unrealized loss position for less than twelve months. The unrealized losses on these securities are primarily attributed to changes in interest rates as well as the liquidity crisis that has impacted all financial industries. The issuers of these securities have not, to our knowledge, established any cause for default on these securities. These securities have fluctuated in value since their purchase dates as market interest rates have fluctuated. However, the Company has the ability and the intention to hold these securities until their fair values recover to cost or maturity. As such, the Company does not deem these securities to be other-than-temporarily impaired.

As of December 31, 2007, there were eight individual securities that have been in a continuous unrealized loss position for twelve months or more. These unrealized losses are primarily attributable to changes in interest rates. As of December 31, 2007, there were also 24 securities that have been in a continuous unrealized loss position for less than twelve months.

The scheduled maturities of investment securities at December 31, 2008 are presented as follows:

	Held-to-maturity		Available-for-sale
(In thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within one year	$45,463	$45,619	$468,001	$469,107
Due after one year through five years	71,082	71,596	288,362	290,273
Due after five years through ten years	4,007	4,099	136,165	137,125
Due after ten years	1,765	1,791	1,293,702	1,142,505
Indeterminate maturity	—	—	3,340	1,184

Total	$122,317	$123,105	$2,189,570	$2,040,194

Actual maturities of mortgage-backed securities can differ from contractual maturities because borrowers have the right to prepay obligations. In addition, such factors as prepayments and interest rates may affect the yields on the carrying values of mortgage-backed securities.

Proceeds from sales of available-for-sale securities during 2008, 2007 and 2006 were $699.4 million, $541.1 million and $232.4 million, respectively. Gross realized gains were $9.0 million, $8.3 million and $2.7 million during 2008, 2007 and 2006, respectively. The Company recorded no gross realized losses, $472 thousand and $188 thousand in 2008, 2007 and 2006, respectively. The realized losses recognized in 2007 and 2006 primarily relate to the sale of U.S. Government sponsored enterprise mortgage-backed securities. The tax expense on the sale of investment securities available-for-sale amounted to $3.8 million, $3.3 million and $1.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

At December 31, 2008 and 2007, investment securities available-for-sale with a par value of $1.83 billion and $1.75 billion, respectively, were pledged to secure public deposits, FHLB advances, repurchase agreements, Federal Reserve Bank’s discount window, or for other purposes required or permitted by law. None of the investment securities held-to-maturity were pledged as of December 31, 2008.

During the years ended December 31, 2007 and 2006, the Company securitized $1.18 billion and $788.0 million, respectively, in residential and multifamily mortgage loans through FNMA and through private label securitization. These transactions were treated as guaranteed mortgage securitizations, and in accordance with the provisions of SFAS No. 140, they were accounted for as neither sales nor financings which had no impact on the Company’s results of operations. All of the resulting securities were retained in the Company’s available-for-sale securities portfolio. The Company recorded $13.8 million and $8.1 million in mortgage servicing assets as a result of the 2007 and 2006 securitizations, respectively, as the Bank continues to service the underlying loans. There were no securitization activities recorded in 2008.

The Company retains residual securities in securitized mortgage loans in connection with certain of its securitization activities. The fair value of residual securities is subject to credit, prepayment, and interest rate risk on the underlying mortgage loans. Fair value is estimated based on a discounted cash flow analysis. These cash flows are projected over the lives of the receivables using prepayment speed, expected credit losses, and the forward interest rate environment on the residual securities. At December 31, 2008, the fair values of the residual securities totaled $50.1 million. The fair value of the residual securities at December 31, 2008 is estimated based on a weighted average remaining life of 6.64 years, a weighted average projected prepayment rate of 21%, a weighted average expected credit loss rate of 0.07% and a weighted average discount rate of 15%. As of December 31, 2007, the fair value of the residual securities totaling $40.7 million is based on a weighted average remaining life of 8.9 years, a weighted average projected prepayment rate of 15%, a weighted average expected credit loss rate of 0.05% and a weighted average discount rate of 11%.

8.	DERIVATIVE FINANCIAL INSTRUMENTS

Warrants – At December 31, 2008 and 2007, the Company had outstanding warrants to purchase the common stock of various companies. The Company received these warrants in connection with certain lending relationships, primarily with small, privately-held companies. The fair value of these warrants is approximately $549 thousand and $114 thousand at December 31, 2008 and 2007.

Equity Linked Certificate of Deposits – During 2004, the Company entered into four equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product that was offered to customers for a limited time during the latter half of 2004. This product, which has a term of 5 1 / 2 years, pays interest based on the performance of the Hang Seng China Enterprises Index (the “HSCEI”). As of December 31, 2008, the combined notional amounts of the equity swap agreements totaled $19.3 million with termination dates similar to the stated maturity date on the underlying certificate of deposit host contracts. For the equity swap agreements, the Company agreed to pay interest based on the one-month Libor minus a spread on a monthly basis and receive any increase in the HSCEI at swap termination date. Under SFAS No. 133, a certificate of deposit that pays interest based on changes in an equity index is a hybrid instrument with an embedded derivative (i.e. equity call option) that must be accounted for separately from the host contract (i.e. the certificate of deposit). In accordance with SFAS No. 133, both the embedded equity call options on the certificates of deposit and the freestanding equity swap agreements are marked-to-market every month with resulting changes in fair value recorded in the consolidated statements of operations.

In December 2007, the Company entered into two new equity swap agreements in a promotional deposit product offered to bank customers which has a term of 5 years and pays interest based on the performance of the HSCEI. As of December 31, 2008, the combined notional amounts of the equity swap agreements totaled $24.1 million.

The fair values of the equity swap agreements and embedded derivative liability for these six derivative contracts amounted to $13.9 million and $14.1 million, respectively, as of December 31, 2008, compared to $28.3 million and $28.3 million, respectively, as of December 31, 2007. The embedded derivative liability is included in interest-bearing deposits and the equity swap agreements are included in other assets on the consolidated balance sheets. The fair value of the derivative contracts is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and time remaining to the maturity of the call option. The Company has also considered the counterparty’s as well as its own credit risk in determining the valuation of both the equity swap agreements and embedded derivative liability.

9.	LOANS AND ALLOWANCE FOR LOAN LOSSES

The following is a summary of loans receivable:

	December 31,
	2008	2007
	(In thousands)
Real estate loans:
Residential single family	$491,315	$433,337
Residential multifamily	677,989	690,941
Commercial and industrial real estate	4,048,564	4,183,473
Construction	1,260,724	1,547,082

Total real estate loans	6,478,592	6,854,833

Other loans:
Commercial business	1,210,260	1,314,068
Trade finance	343,959	491,690
Automobile	9,870	23,946
Other consumer	206,772	160,572

Total other loans	1,770,861	1,990,276

Total gross loans	8,249,453	8,845,109
Unearned fees, premiums and discounts, net	(2,049)	(5,781)
Allowance for loan losses	(178,027)	(88,407)

Loans receivable, net	$8,069,377	$8,750,921

Included in residential single family loans are loans held for sale totaling $349 thousand and $1.2 million at December 31, 2008 and 2007, respectively. Accrued interest on loans receivable amounted to $32.5 million and $41.8 million at December 31, 2008 and 2007, respectively.

Loans serviced for others amounted to $2.31 billion and $2.47 billion at December 31, 2008 and 2007, respectively. These represent loans that have either been sold or securitized for which the Bank continues to provide servicing. These loans are maintained off balance sheet and are not included in the loans receivable balance.

At December 31, 2008 and 2007, loans receivable totaling $4.03 billion and $4.01 billion, respectively, were pledged to secure public deposits, FHLB advances, repurchase agreements, and for other purposes required or permitted by law.

The Bank offers both fixed and adjustable rate (“ARM”) first mortgage loans secured by one-to-four unit residential properties located in its primary lending areas. The Bank originated $131.3 million and $282.1 million in new residential single family loans during 2008 and 2007, respectively. The Bank primarily offers ARM loan programs that have six-month, three-year, five-year, or seven-year initial fixed periods. Residential single family mortgage loans are originated under three different types of programs: full/alternative documentation, reduced documentation and no documentation. The underwriting criteria for these loan programs vary in income and asset documentation levels. The Bank’s underwriting criteria for all the loans in its residential single family mortgage loan programs include minimum FICO scores and maximum loan-to-value ratios. Additionally, the full/alternative documentation loan program requires verification of employment and income. Reduced documentation loans are primarily intended for borrowers who are self-employed. Generally, the Bank requires reduced documentation borrowers to have more equity in the property and higher amounts of liquid reserves. Finally, the no documentation loan program is designed for borrowers who demonstrate excellent credit quality and have the ability to place a large down payment or have high equity in the property. Of the $131.3 million in residential single family mortgage loans originated during 2008, 7% or $8.8 million were full/alternative documentation loans, 35% or $46.0 million were reduced documentation loans and 58% or $76.6 million were no documentation loans. In comparison, of the $282.1 million in residential single family mortgage loans originated during 2007, 2% or $6.8 million were full/alternative documentation loans, 33% or $93.8 million were reduced documentation loans and 64% or $181.5 million were no documentation loans.

The Bank also offers both fixed and ARM residential multifamily loan programs. For the years ended December 31, 2008 and 2007, the Bank originated $27.8 million and $287.2 million, respectively, in multifamily residential loans. The Bank primarily offers ARM multifamily loan programs that have six-month, three-year, or five-year initial fixed periods. Prior to the latter half of 2007, the Bank originated multifamily mortgage loans under two different types of programs: full documentation and reduced documentation. During 2008, all of the $27.8 million in multifamily loans originated were reduced documentation loans. In comparison, of the $287.2 million in multifamily loans originated during 2007, 8% or $23.4 million were full/alternative documentation and 92% or $263.9 million were reduced documentation loans. The underwriting criteria for these loan programs vary in income and asset documentation levels, similar to the programs mentioned in the residential single family loan programs. Underwriting criteria generally include minimum FICO scores, maximum loan-to-value ratios and minimum debt coverage ratios.

Additionally, the Bank has single family and multifamily residential mortgage loans that have contractual features that may increase its credit exposure. These mortgage loans include adjustable rate mortgage loans that may subject borrowers to significant future payment increases or create the potential for negative amortization of the principal balance.

Interest-only mortgage loans allow interest-only payments for a fixed period of time. At the end of the interest-only period, the loan payment includes principal payments and increases significantly. The borrower’s new payment once the loan becomes amortizing (i.e. includes principal payments) will be greater than if the borrower had been making principal payments since the origination of the loan. The longer the interest-only period, the larger the amortizing payment will be when the interest-only period ends.

The Bank has purchased adjustable rate mortgage loans which permit different repayment options. The monthly payment is set as the initial interest rate for the first year of the loan. After that point, the borrower can make a minimum payment that is limited to a 7.5% increase in payment. If the minimum payment is not adequate to cover the interest amount due on the mortgage loan, the loan would have negative amortization, which will result in an increase in the mortgage loans’ principal balance. These loans completely re-amortize every five years and the monthly payment is reset at that point. None of the adjustable rate mortgages held in the Bank’s loan portfolio that have the potential to negatively amortize were negatively amortizing as of December 31, 2008 and 2007.

The Bank’s total exposure related to these products included in loans receivable for the years ended December 31, 2008 and 2007 is summarized as follows:

	Unpaid Principal Balance as of December 31,
	2008	2007
	(In thousands)
Interest only mortgage loans	$40,399	$32,571
Adjustable rate mortgages with negative amortization features:
Residential single family loans	1,181	1,157
Residential multifamily loans	9,399	12,565

All of the loans that the Bank originates are subject to its underwriting guidelines and loan origination standards. Generally, loans obtained from third party originators, including the higher risk loans in the preceding table, are closed and funded in the Bank’s name and are also subject to the same underwriting guidelines and loan origination standards. Management believes that the Bank’s underwriting criteria and procedures adequately consider the unique risks which may come from these products. The Bank conducts a variety of quality control procedures and periodic audits to ensure compliance with its origination standards, including criteria for lending and legal requirements.

Allowance for Loan Losses

An analysis of the activity in the allowance for loan losses is as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Balance, beginning of year	$88,407	$78,201	$68,635
Allowance from acquisitions	—	4,125	4,084
Allowance for unfunded loan commitments, letters of credit and other recourse provision	5,044	841	(1,168)
Provision for loan losses	226,000	12,000	6,166
Gross chargeoffs	(147,451)	(7,206)	(515)
Gross recoveries	6,027	446	999

Balance, end of year	$178,027	$88,407	$78,201

Generally, impaired loans include loans that are designated as nonaccrual or restructured. When the value of an impaired loan is less than the recorded investment in the loan, the deficiency will be charged off against the allowance for loan losses, or alternatively, a specific allocation will be established.

There were no commitments to lend additional funds to borrowers whose loans are impaired. The following table provides information on impaired loans for the periods indicated:

	As of and for the Year Ended December 31,
	2008	2007	2006
	(In thousands)
Recorded investment with related allowance	$69,165	$67,105	$—
Recorded investment with no related allowance	162,913	56,711	17,101
Allowance on impaired loans	(23,362)	(16,272)	—

Net recorded investment in impaired loans	$208,716	$107,544	$17,101

Average total recorded investment in impaired loans	$266,456	$120,972	$16,735

The following is a summary of interest foregone on impaired loans for the years ended December 31:

	For the Year Ended December 31,
	2008	2007	2006
	(In thousands)
Interest income that would have been recognized had impaired loans performed in accordance with their original terms	$18,986	$9,680	$1,414
Less: Interest income recognized on impaired loans on a cash basis	(11,647)	(6,801)	(717)

Interest foregone on impaired loans	$7,339	$2,879	$697

The Company recorded $226.0 million in loan loss provisions during 2008, as compared to $12.0 million in loss provisions recorded during 2007. The increase in loss provisions recorded during 2008, compared to 2007, was brought on by the sustained downturn in the real estate market and continued instability in the overall economy. In response to the unprecedented downturn in the real estate and housing markets, the Company performed an extensive evaluation of certain sectors of its loan portfolio during the second and third quarters of 2008 to identify and mitigate potential losses in loan categories that were especially hard hit by current market conditions. As part of this evaluation process, the Company ordered new appraisals for land, residential construction, and commercial construction loans and also engaged the services of an independent third party to make a current assessment as to the financial strength of the borrowers. The Company performed a similar evaluation of its commercial business and trade finance loan portfolios during 2008. The significant increase in loan loss provisions recorded during 2008, relative to the same period in 2007, reflects the findings and results from the Company’s comprehensive loan review efforts.

During 2008, the Company recorded $141.4 million in net chargeoffs representing 1.64% of average loans outstanding during the year. In comparison, the Company recorded net chargeoffs totaling $6.8 million, or less than 0.08% of average loans outstanding, during 2007. Moreover, the volume of delinquent and nonperforming loans also increased significantly in 2008 relative to 2007 as a result of the deterioration in the real estate and housing markets.

Nonaccrual Loans – Nonaccrual loans totaled $214.6 million and $63.9 million at December 31, 2008 and 2007, respectively. The increase in nonaccrual loans as of December 31, 2008 is due primarily to an increase in nonperforming land and residential construction loans resulting from the downturn in the housing market. Loans totaling $32.5 million which were not 90 days past due as of December 31, 2008 were included in nonaccrual loans as of December 31, 2008.

In light of the credit and mortgage crisis affecting the entire financial industry and its impact on our borrowers, the Company has taken a more proactive approach to assess potential loan impairment in our overall portfolio. The Company has expanded its scope to perform focused reviews of certain sectors of our loan portfolio to identify and mitigate potential losses. As a result of the rapid deterioration in the market, the Company has recently noted that while its borrowers may continue to pay as agreed in accordance with their contractual terms and/or even though loans may not have reached a significant stage of delinquency, the existence of certain warning signs indicating possible collectibility issues warranted a more careful scrutiny of these loans for potential impairment. Specifically, the Company reviewed loans that exhibited the following characteristics:

•	diminishing or adverse changes in cash flows that serve as the principal source of repayment;

•	adverse changes in the financial position or net worth of guarantors or investors;

•	adverse changes in collateral values for collateral-dependent loans;

•	declining or adverse changes in inventory levels securing commercial business and trade finance;

•	failure in meeting financial covenants; or

•	other changes or conditions that may adversely impact the ultimate collectibility of loans.

Although certain loans are not 90 days or more delinquent and therefore still accruing interest, the Company has classified them as impaired as of December 31, 2008 because they exhibit one or more of the characteristics described above.

Loans Past Due 90 Days or More but not on Nonaccrual – At December 31, 2008 and 2007, there were no loans past due 90 days or more but not on nonaccrual status.

Restructured Loans – The Company had $11.0 million and $2.1 million in restructured loans as of December 31, 2008 and 2007.

Other Real Estate Owned – As of December 31, 2008, the Company had 41 OREO properties with a combined carrying value of $38.3 million. Approximately 66% of OREO properties as of December 31, 2008 were located in the Greater Los Angeles area and Inland Empire region of Southern California. During 2008, the Company foreclosed on 70 properties with an aggregate carrying value of $83.6 million as of the foreclosure date. During this period, the Company also sold 29 OREO properties with a carrying value of $44.5 million resulting in a total net loss on sale of $852 thousand. During the year ended December 31, 2007, the Company sold one OREO property with a carrying value of $2.8 million for a net gain of $1.3 million. For the year ended December 31, 2006, the Company sold two OREO properties with a combined carrying value of $396 thousand for a net gain of $88 thousand.

Allowance for Unfunded Loan Commitments, Off-Balance Sheet Credit Exposures, and Recourse Provisions – The allowance for unfunded loan commitments, off-balance sheet credit exposures, and recourse provisions is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to these unfunded credit facilities. The determination of the adequacy of the allowance is based on periodic evaluations of the unfunded credit facilities including an assessment of the probability of commitment usage, credit risk factors for loans outstanding to these same customers, and the terms and expiration dates of the unfunded credit facilities. As of December 31, 2008 and 2007, the allowance for unfunded loan commitments, off-balance sheet credit exposures, and recourse provisions amounted to $6.3 million and $11.4 million, respectively. Net adjustments to the allowance for unfunded loan commitments, off-balance sheet credit exposures, and recourse provisions are included in the provision for loan losses.

Credit Risk and Concentrations – There has been a significant slowdown in the housing market in portions of Los Angeles, Riverside, San Bernardino and Orange counties where a majority of the Company’s loan customers are based. As of December 31, 2008, the Company had $5.31 billion in commercial real estate and construction loans. Substantially all of the Company’s real estate loans are secured by real properties located in California. Continuing deterioration in the real estate market generally and in the residential building segment in particular could result in additional loan charge offs and provisions for loan losses in the future, which could have a material adverse effect on the Company’s financial condition, net income and capital. In addition, although most of the Company’s trade finance activities are related to trade with Asian countries, the majority of our loans are made to companies domiciled in the United States. A substantial portion of this business involves California-based customers engaged in import activities. In addition, we also offer Export-Import financing to various domestic and foreign exporters. These loans are guaranteed by the Export-Import Bank of the United States.

10.	INVESTMENTS IN AFFORDABLE HOUSING PARTNERSHIPS

The Company has invested in certain limited partnerships that were formed to develop and operate apartment complexes designed as high-quality affordable housing for lower income tenants throughout the United States. The Company’s ownership in each limited partnership varies from 1% to 16%. Seven of the investments, with a net carrying value of $18.0 million at December 31, 2008, are accounted for using the equity method of accounting, as the Company has significant influence or has a limited partnership interest that exceeds 5%. The remaining investments owned as of December 31, 2008, with a net carrying value of $30.1 million, are accounted for using the cost method and are being amortized using a level-yield method over the lives of the related tax credits. Each of the partnerships must meet the regulatory requirements for affordable housing for a minimum 15-year compliance period to fully utilize the tax credits. If the partnerships cease to qualify during the compliance period, the credits may be denied for any period in which the projects are not in compliance and a portion of the credits previously taken may be subject to recapture with interest.

The remaining federal tax credits to be utilized over a maximum of 10 years are $47.9 million as of December 31, 2008. The Company’s usage of federal tax credits approximated $5.7 million, $5.2 million and $4.5 million during 2008, 2007 and 2006, respectively. Investment amortization amounted to $7.1 million, $5.0 million and $5.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company finances the purchase of certain real estate tax credits generated by partnerships which own multiple properties currently under construction. These transactions were financed with non-recourse notes which are collateralized by the Company’s partnership interests in the real estate investment tax credits. The notes are payable upon demand and, if defaulted, interest will be imposed at an annual rate ranging from 10% to 18% or the maximum rate permitted by applicable law. No interest is due if the notes are paid on demand. At December 31, 2008, outstanding notes payable related to the purchase of real estate tax credits amounted to $16.5 million, compared with $16.2 million at December 31, 2007. The Company has no liabilities in addition to these notes payable or any contingent liabilities to the partnerships.

11.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,
	2008	2007
	(In thousands)
Land	$13,285	$13,285
Office buildings	25,068	25,068
Leasehold improvements	23,648	21,980
Furniture, fixtures and equipment	37,917	36,649

Total cost	99,918	96,982
Accumulated depreciation and amortization	(39,734)	(32,039)

Net book value	$60,184	$64,943

Depreciation expense on premises and equipment was $8.3 million, $7.6 million and $6.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

12.	GOODWILL AND OTHER INTANGIBLE ASSETS

The carrying amount of goodwill amounted to $337.4 million and $335.4 million at December 31, 2008 and 2007, respectively. Goodwill is tested for impairment on an annual basis as of December 31, or more frequently as events occur, or as current circumstances and conditions warrant. The Company records impairment writedowns as charges to noninterest expense and adjustments to the carrying value of goodwill. Subsequent reversals of goodwill impairment are prohibited.

During the fourth quarter of 2008, both the U.S. and global financial markets continued to experience volatility and the effect of such volatility continued to unfavorably impact the market prices of banking stocks, including the Company’s. As of December 31, 2008, the Company’s market capitalization based on total outstanding common and preferred shares was $1.45 billion and its total stockholders’ equity was $1.55 billion. The Company performed its annual impairment test as of December 31, 2008 to determine whether and to what extent, if any, recorded goodwill was impaired. In accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified five business divisions that meet the criteria of an operating segment, comprised of Retail Banking, Commercial Lending, Treasury, Residential Lending and Other. For certain reporting segments, there are identifiable reporting units one level below the operating segment. In accordance with SFAS No. 142, the Company has determined that there are ten components that meet the definition of a reporting unit.

The valuation analysis compared the fair value of each of the reporting units, including goodwill, to the respective carrying amounts. If the carrying amount of the reporting unit, including goodwill exceeds the fair value of that reporting unit, then further testing for goodwill impairment is performed. In order to determine the fair value of the reporting units, a combined income approach and market approach was used. Under the income approach, the Company provided a net income projection for the next 5 years plus a terminal growth rate was used to calculate the discounted cash flows and the present value of the reporting units. Under the market approach, the fair value was calculated using the current fair values of comparable peer banks of similar size, geographic footprint and focus. The market capitalizations and multiples of these peer banks were used to calculate the market price of the Company and each reporting unit. The fair value was also subject to a control premium adjustment, which is the cost savings that a purchase of the reporting unit could achieve by eliminating duplicative costs. Under the combined income and market approach, the value from each approach was appropriately weighted to determine the fair value. As a result of this analysis, the Company determined there was no goodwill impairment at December 31, 2008 as the fair values of all reporting units exceed the current carrying amounts of the goodwill.

During the second and third quarters of 2008, the Company recorded goodwill impairment of $858 thousand as a charge to earnings related to the Company’s insurance agency reporting unit, East West Insurance Services, Inc. This amount represents the entire goodwill balance for this reporting unit. These impairment charges had no effect on the Company’s cash balances or liquidity. In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s well capitalized regulatory ratios are not affected by this non-cash expense. Subsequent to December 31, 2008, the Company’s market capitalization continued to decrease. If the Company’s market capitalization continues to remain below book value, the Company will update its valuation analysis to determine whether goodwill is impaired. No assurance can be given that goodwill will not be written down further in future periods. The Company did not record any goodwill impairment writedowns during 2007.

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are summarized in the following table:

	As of December 31,
	2008	2007
Balance, beginning of year	$335,366	$244,259
Additions to goodwill	—	96,135
Impairment write-down	(858)	—
Purchase accounting adjustments	2,930	(5,028)

Balance, end of year	$337,438	$335,366

The change in carrying value of goodwill during the year ended December 31, 2007 primarily represents goodwill of $91.1 million arising from the acquisition of DCB.

The Company also has premiums on acquired deposits which represent the intangible value of depositor relationships resulting from deposit liabilities assumed in various acquisitions. Other intangibles are tested for impairment on an annual basis, or more frequently as events occur, or as current circumstances and conditions warrant. The gross carrying amount of deposit premiums totaled $43.0 million and $46.9 million, respectively, and the related accumulated amortization totaled $21.0 million and $18.5 million, respectively, at December 31, 2008 and 2007. During 2008, the Company recorded an $855 thousand impairment writedown on deposit premiums initially recorded for the DCB acquisition due to higher than anticipated runoffs in certain deposit categories. The Company did not record any impairment writedowns on deposit premiums during 2007. The Company amortizes premiums on acquired deposits based on the projected useful lives of the related deposits. The weighted amortization periods for premiums on acquired deposits for DCB and Standard Bank is 5.3 years and 4.3 years, respectively. Total amortization expense on deposit premiums was $7.3 million, $6.8 million and $7.1 million during the years ended December 31, 2008, 2007 and 2006, respectively.

The following table provides the estimated future amortization expense of premiums on acquired deposits for the succeeding five years is as follows:

Estimate For The Year Ending December 31,	Amount
(In thousands)
2009	$4,344
2010	3,858
2011	3,378
2012	2,602
2013	1707

13.	MORTGAGE SERVICING ASSETS

Mortgage servicing assets are recorded when loans are sold to third parties and the servicing of those loans is retained by the Bank. The Company’s two primary classes of mortgage servicing assets, which result from sales and securitizations, are single family loans and multifamily loans. Mortgage servicing assets are subject to interest rate risk and may become impaired when interest rates fall and borrowers refinance or prepay their mortgage loans.

Income from servicing loans is reported as ancillary loan fee income, a component of noninterest income in the Company’s consolidated statements of operations, and the amortization of mortgage servicing assets is reported as a reduction to ancillary loan fee income. Late fees and charges collected on delinquent loans are recorded as a component of loans receivable interest income in the consolidated statements of operations.

Information regarding the Company’s mortgage servicing assets (“MSAs”) for the years ended December 31, 2008 and 2007 is as follows:

	Single Family		Multifamily
	Year ended December 31,
	2008	2007	2008	2007
	(In Thousands)		(In Thousands)
MSAs balance, beginning of year	$6,302	$6,215	$16,495	$5,596
Additions	238	1,714	57	12,500
Amortization	(1,335)	(1,627)	(1,639)	(1,601)

MSAs before valuation allowance, end of year	5,205	6,302	14,913	16,495
Valuation allowance	(652)	(569)	(2,974)	(670)

MSAs, end of year	$4,553	$5,733	$11,939	$15,825

Fair value, beginning of year	$7,546	$6,847	$15,532	$5,167
Fair value, end of year	$4,976	$7,546	$15,198	$15,532
Valuation allowance, beginning of year	$(569)	$(302)	$(670)	$(357)
Impairment provision	(83)	(267)	(2,304)	(313)

Valuation allowance, end of year	$(652)	$(569)	$(2,974)	$(670)

Key Assumptions:
Weighted average discount	13.19%	12.27%	12.00%	12.00%
Weighted average prepayment speed assumption	24.97%	19.60%	3.43%	8.42%

Estimated future amortization of mortgage servicing assets for the succeeding five years and thereafter is as follows:

	Single Family	Multifamily
	(In thousands)
Estimate for the year ending December 31,
2009	$876	$707
2010	648	523
2011	480	387
2012	355	286
2013	263	212
Thereafter	1,931	9,824

Total	$4,553	$11,939

The following table shows the hypothetical effect on the fair value of our mortgage servicing assets using various unfavorable variations of the expected levels of certain key assumptions used in the valuations as of December 31, 2008 and 2007. These sensitivities are hypothetical and are presented for illustration purposes only. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the interest that continues to be held by the transferor is calculated without changing any of the other assumptions. In reality, changes in one factor may result in changes in another factor, which might magnify or counteract the sensitivities.

	Single Family		Multifamily
	2008	2007	2008	2007
	(In thousands)
Balance sheet net carrying value	$4,553	$5,733	$11,939	$15,825

CPR assumption	24.97%	19.60%	3.43%	8.42%
Impact on fair value of 10% adverse change of prepayment speed	$(326)	$(331)	$(247)	$(511)
Impact on fair value of 20% adverse change of prepayment speed	$(622)	$(630)	$(489)	$(993)

Discount rate assumption	13.19%	12.27%	12.00%	12.00%
Impact on fair value of 10% adverse change of discount rate	$(142)	$(232)	$(807)	$(706)
Impact on fair value of 20% adverse change of discount rate	$(277)	$(450)	$(1,538)	$(1,354)

14.	CUSTOMER DEPOSIT ACCOUNTS

Customer deposit account balances are summarized as follows:

	December 31,
	2008	2007
	(In thousands)
Noninterest-bearing demand	$1,292,997	$1,431,730
Interest-bearing checking	363,285	472,943
Money market accounts	1,323,402	1,090,949
Savings deposits	420,133	477,779

Total core deposits	3,399,817	3,473,401

Time deposits:
Less than $100,000	1,521,988	926,459
$100,000 or greater	3,220,154	2,879,054

Total time deposits	4,742,142	3,805,513

Total deposits	$8,141,959	$7,278,914

At December 31, 2008, the scheduled maturities of time deposits are as follows:

	$100,000 or Greater	Less Than $100,000	Total
	(In thousands)
2009	$3,140,838	$1,435,269	$4,576,107
2010	61,378	63,412	124,790
2011	8,131	7,178	15,309
2012	9,307	15,682	24,989
2013	500	395	895
Thereafter	—	52	52

Total	$3,220,154	$1,521,988	$4,742,142

Accrued interest payable totaled $10.2 million and $3.2 million at December 31, 2008 and 2007, respectively. Interest expense on customer deposits by account type is summarized as follows:

	December 31,
	2008	2007	2006
	(In thousands)
Interest-bearing checking	$3,226	$6,646	$5,693
Money market accounts	25,805	53,021	43,233
Savings deposits	4,148	4,400	2,626
Time deposits:
Less than $100,000	35,061	37,164	40,519
$100,000 or greater	109,820	139,804	108,194

Total	$178,060	$241,035	$200,265

As a result of the turbulence in the banking sector, the Company experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers during the second half of 2008. As of December 31, 2008, time deposits within the Certificate of Deposit Account

Registry Service (“CDARS”) program increased to $946.8 million, compared to $11.7 million at December 31, 2007. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program. Additionally, during the third quarter of 2008, the Company partnered with another financial institution to implement a new retail sweep product for non-time deposit accounts to provide added deposit insurance coverage for deposits in excess of FDIC-insured limits. Deposits gathered through these programs are considered brokered deposits under current regulatory reporting guidelines.

15.	FEDERAL FUNDS PURCHASED

Federal funds purchased generally mature within one business day to six months from the transaction date.

The following table provides information on Federal funds purchased for the periods indicated:

	As of and for the Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Balance at end of year	$28,022	$222,275	$151,000
Average balance outstanding during the year	$89,309	$173,103	$110,116
Maximum balance outstanding at any month-end	$193,259	$222,275	$151,000
Weighted average interest rate during the year	2.05%	5.07%	5.08%
Weighted average interest rate at end of year	0.25%	3.18%	5.23%

As a means of augmenting its liquidity, the Company has established Federal funds lines with nine correspondent banks. The Company’s available borrowing capacity from Federal funds line facilities amounted to $289.0 million and $247.7 million as of December 31, 2008 and 2007, respectively.

16.	FEDERAL HOME LOAN BANK ADVANCES

FHLB advances and their related weighted average interest rates are summarized as follows:

	December 31, 2008		December 31, 2007
Year of Maturity	Amount	Rate	Amount	Rate
	(Dollars in thousands)
2008	—	—%	$705,113	4.12%
2009	630,114	4.79%	630,113	4.79%
2010	660,074	3.95%	410,074	4.39%
2011	55,054	5.20%	55,054	5.20%
2012	5,026	4.46%	5,026	4.46%
After 2012	3,039	4.44%	3,039	4.44%

Total	$1,353,307	4.39%	$1,808,419	4.45%

There were no overnight borrowings at December 31, 2008, compared with $350.0 million of overnight borrowings at December 31, 2007. All term advances as of December 31, 2008 are at fixed interest rates and are secured by real estate loans.

The Company’s available borrowing capacity from unused FHLB advances totaled $556.1 million and $485.7 million at December 31, 2008 and 2007, respectively. The Company’s available borrowing capacity from FHLB advances is derived from its outstanding FHLB advances and from its portfolio of real estate loans and home equity lines of credit (“HELOC”) that are pledged to the FHLB. The increase in available borrowing capacity from FHLB advances at December 31, 2008 is primarily due to the decrease in outstanding FHLB advances, partially offset by the reduction in loans pledged to the FHLB at December 31, 2008, relative to December 31, 2007. Additionally, during 2008, the Company obtained additional borrowing capacity from the Federal Reserve discount window of almost $900.0 million by pledging construction and commercial business loans.

17.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements totaled $998.4 million and $1.00 billion as of December 31, 2008 and 2007, respectively. Included in this balance is $3.4 million in overnight repurchase agreements with customers that the Company assumed in conjunction with the DCB acquisition. The interest rates on these customer repurchase agreements ranged from 0.50% to 0.75% as of December 31, 2008. All of the other repurchase agreements are long-term with ten year maturity terms. The rates are all initially floating rate for a period of time ranging from six months to three years. Thereafter, the rates are fixed for the remainder of the term, with interest rates ranging from 4.29% to 5.13%. The counterparty has the right to either a one-time call or a quarterly call when the rates change from floating to fixed, for each of the repurchase agreements.

These transactions are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were sold. The collateral for these agreements consist of U.S. Government agency and U.S. Government sponsored enterprise debt and mortgage-backed securities. The Company may have to provide additional collateral for the repurchase agreements, as necessary.

The following table provides information on securities sold under repurchase agreements as of December 31, 2008 and 2007:

	December 31, 2008		December 31, 2007
Year of Maturity	Amount	Rate	Amount	Rate
	(Dollars in thousands)
2008	$—	—%	$6,955	4.48%
2009	3,430	0.70%	—	0.00%
2015	245,000	4.50%	245,000	4.37%
2016	700,000	4.92%	700,000	4.61%
2017	50,000	4.15%	50,000	3.64%

	$998,430	4.77%	$1,001,955	4.50%

Total interest expense recorded on repurchase agreements amounted to $46.1 million, $38.5 million and $23.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company also has master repurchase agreements with other major brokerage companies. The Company’s available borrowing capacity from repurchase agreements totaled $721.9 million and $232.8 million at December 31, 2008 and 2007, respectively. The increase in the available borrowing capacity from repurchase agreements is due to the increase in investment securities available to be pledged at year-end 2008.

18.	CAPITAL RESOURCES

Junior Subordinated Debt – The Company has formed nine statutory business trusts for the purpose of issuing junior subordinated debt to third party investors. Junior subordinated debt is recorded as a component of long-term debt and includes the value of the common stock issued by the Trusts to the Company in conjunction with these transactions. The common stock is recorded in other assets for the amount issued in connection with these junior subordinated debt issuances. As of December 31, 2008 and 2007, total junior subordinated debt of $155.8 million and total common stock of $4.9 million were issued by the Trusts to the Company.

The proceeds from these issuances represent liabilities of the Company to the Trusts and are reported in the consolidated balance sheets as a component of long-term debt. Interest payments on these securities are made either quarterly or semi-annually and are deductible for tax purposes. These securities are not registered with the Securities and Exchange Commission. For regulatory reporting purposes, these securities qualify for Tier I capital treatment.

The table below summarizes pertinent information related to outstanding junior subordinated debt issued by each Trust as of December 31, 2008 and 2007:

				Balance at December 31,
		Stated Interest Rate	Rate at December 31, 2008
Trust Name	Maturity Date (1)			2008	2007
				(Dollars in thousands)
East West Capital Trust I	March 2030	10.88%, fixed	10.88%	$10,750	$10,750
East West Capital Trust II	July 2030	10.95%, fixed	10.95%	10,000	10,000
East West Capital Statutory Trust III	December 2033	3-month Libor + 2.85%	4.72%	10,000	10,000
East West Capital Trust IV	July 2034	3-month Libor + 2.55%	6.38%	10,000	10,000
East West Capital Trust V	November 2034	3-month Libor + 1.80%	3.95%	15,000	15,000
East West Capital Trust VI	September 2035	3-month Libor + 1.50%	3.50%	20,000	20,000
East West Capital Trust VII	June 2036	3-month Libor + 1.35%	3.35%	30,000	30,000
East West Capital Trust VIII	June 2037	3-month Libor + 1.40%	3.59%	20,000	20,000
East West Capital Trust IX	September 2037	3-month Libor + 1.90%	3.90%	30,000	30,000

				$155,750	$155,750

(1)	All of the above debt instruments are subject to various call options.

Subordinated Debt – On April 28, 2005, the Company issued $50.0 million in subordinated debt in a private placement transaction. On September 23, 2005, the Company issued an additional $25.0 million in subordinated debt, as an amendment to the principal balance of the initial $50.0 million subordinated debt agreement. The additional $25.0 million in subordinated debt has a maturity date of September 23, 2015 and the amendment also extended the maturity of the original $50.0 million subordinated debt to the same date. The stated interest rate on the subordinated debt is based on the three-month Libor plus 110 basis points, payable on a quarterly basis. At December 31, 2008, the interest rate on this debt instrument was 4.60%. The subordinated debt was issued through the Bank and qualifies as Tier II capital for regulatory reporting purposes and is included as a component of long-term debt in the accompanying consolidated balance sheets.

19.	INCOME TAXES

The benefit or provision for income taxes consists of the following components:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Current income tax expense:
Federal	$20,575	$90,193	$81,148
State	15,577	28,394	23,733

Total current income tax expense	36,152	118,587	104,881

Deferred income tax benefit:
Federal	(61,068)	(14,483)	(12,177)
State	(22,569)	(3,012)	(2,292)

Total deferred income tax benefit	(83,637)	(17,495)	(14,469)

(Benefit) provision for income taxes	$(47,485)	$101,092	$90,412

The difference between the effective tax rate implicit in the consolidated financial statements and the statutory federal income tax rate can be attributed to the following:

	Year Ended December 31,
	2008	2007	2006
Federal income tax provision at statutory rate	35.0%	35.0%	35.0%
State franchise taxes, net of federal tax effect	4.7	6.3	6.0
Tax credits	7.7	(2.2)	(1.9)
Other, net	1.5	(0.5)	(0.4)

Effective income tax rate	48.9%	38.6%	38.7%

The tax effects of temporary differences that give rise to significant portions of the deferred tax (assets) liabilities are presented below:

	December 31,
	2008			2007
	Federal	State	Total	Federal	State	Total
	(In thousands)
Deferred tax liabilities:
Premiums on deposits acquired	$7,414	$2,296	$9,710	$9,933	$3,076	$13,009
Depreciation	571	411	982	2,395	790	3,185
FHLB stock dividends	7,244	2,244	9,488	5,971	1,849	7,820
Deferred loan fees	5,324	1,592	6,916	7,085	2,138	9,223
Purchased loan discounts	256	79	335	320	99	419
State taxes	8,012	—	8,012	—	—	—
Mortgage servicing assets	1,471	564	2,035	1,913	680	2,593
Other, net	1,170	363	1,533	1,111	2,401	3,512

Total gross deferred tax liabilities	31,462	7,549	39,011	28,728	11,033	39,761

Deferred tax assets:
Bad debt deduction	(75,693)	(23,354)	(99,047)	(34,717)	(10,663)	(45,380)
Affordable housing partnership loss	(930)	(406)	(1,336)	67	(93)	(26)
Deferred compensation accrual	(15,753)	(4,879)	(20,632)	(16,610)	(5,148)	(21,758)
State taxes	—	—	—	(6,656)	—	(6,656)
Purchased loan premium	(1,299)	(402)	(1,701)	(1,537)	(476)	(2,013)
Unrealized loss on securities	(71,220)	(25,122)	(96,342)	(21,097)	(8,020)	(29,117)
Net operating loss carryforwards	—	(326)	(326)	(118)	(460)	(578)
Other, net	(3,196)	(1,019)	(4,215)	177	(820)	(643)

Total gross deferred tax assets	(168,091)	(55,508)	(223,599)	(80,491)	(25,680)	(106,171)

Net deferred tax assets	$(136,629)	$(47,959)	$(184,588)	$(51,763)	$(14,647)	$(66,410)

At December 31, 2008, the Bank did not have any federal net operating loss carryforwards. At December 31, 2007, the Bank had federal net operating loss carryforwards of approximately $336 thousand which expire through 2020. These net operating loss carryforwards were acquired in connection with the Bank’s acquisition of American International Bank (“AIB”). The Bank also had state net operating loss carryforwards of approximately $4.2 million which expire in 2017 resulting from the acquisition of DCB. Federal and state tax laws related to a change in ownership, such as the acquisition of AIB and DCB, place limitations on the annual amount of operating loss carryovers that can be utilized to offset post-acquisition operating income. Under Internal Revenue Code Section 382, which has been adopted under California law, if during any three-year period there is more than a 50% change in ownership of the Bank, then the future use of any pre-change net operating losses or built-in losses of the Bank would be subject to an annual percentage limitation based on the value of the Bank at an ownership change date.

The passage of the Emergency Economic Stabilization Act of 2008 (“EESA”) in October 2008 provided banks with tax relief by treating OTTI losses on Fannie Mae and Freddie Mac preferred stock as ordinary losses, instead of capital losses. As a result of this law change, an additional $5.7 million in tax benefit related to these OTTI charges were recognized during 2008.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of implementing FIN 48, the Company increased its existing unrecognized tax benefits by $7.1 million, which included accrued interest, relating to a reduction in the state income tax receivable in connection with its dissolved regulated investment company, East West Securities Company, Inc. This receivable was related to the Franchise Tax Board’s position on certain state tax deductions taken by East West Securities Company, Inc. for the 2000, 2001, and 2002 tax years. The $7.1 million increase in unrecognized tax benefits was recorded as a cumulative effect accounting adjustment to retained earnings of $4.6 million, net of the federal deferred tax impact of $2.5 million. During the second quarter of 2008, the Company determined that the remaining $4.6 million, net of tax benefit, would not “more likely than not” be sustained upon examination by tax authorities. As a result, this charge was recorded against the provision for income taxes during the second quarter of 2008. As of December 31, 2008, the Company does not have any tax positions which dropped below a “more likely than not” threshold.

The following table summarizes the activity related to our unrecognized tax benefits:

	Year Ended December 31,
	2008	2007
	(Dollars in thousands)
Balance, beginning of year	$7,051	$6,754
Reductions based on tax positions related to prior years	(6,283)	—
Additions based on tax positions related to current year	335	297

Balance, end of year	$1,103	$7,051

The Company is not currently under examination by the Internal Revenue Service or any other income or franchise tax authorities other than the FTB. The Company does not believe that there are any other tax jurisdictions in which the outcome of unresolved issues or claims is likely to be material to the Company’s financial position, cash flows or results of operations. The Company further believes that adequate provisions have been made for all income tax uncertainties. The Company does not anticipate that the total amount of unrecognized tax benefits will significantly change for the year ending December 31, 2009.

The Company recognizes interest and penalties, if applicable, related to the underpayment of income taxes as a component of income tax expense in the consolidated statement of operations. The Company has accrued $141 thousand and $870 thousand of interest expense for its unrecognized tax position as December 31, 2008 and December 31, 2007, respectively.

20.	COMMITMENTS AND CONTINGENCIES

Credit Extensions – In the normal course of business, there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. While the Company does not anticipate losses as a result of these transactions, commitments to extend credit are included in determining the appropriate level of the allowance for unfunded commitments and credit exposures.

Loan commitments are agreements to lend to a customer provided there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. As of December 31, 2008 and 2007, undisbursed loan commitments amounted to $1.47 billion and $2.72 billion, respectively. In addition, the Bank has committed to fund mortgage and commercial loan applications in process amounting to $65.9 million and $297.4 million as of December 31, 2008 and 2007, respectively. Substantially all commitments are for loans to be held for investment.

Commercial letters of credit are issued to facilitate domestic and foreign trade transactions while standby letters of credit are issued to make payments on behalf of customers when certain specified future events occur. As of December 31, 2008 and 2007, commercial and standby letters of credit totaled $696.4 million and $619.9 million, respectively. The Bank issues standby letters of credit, or “SBLCs” and financial guarantees to support the obligations of its customers to beneficiaries. Based on historical trends, the probability that it will have to make payments under standby letters of credit is low. Additionally, in many cases, the Bank holds collateral in various forms against these standby letters of credit. As part of its risk management activities, the Bank continuously monitors the creditworthiness of the customer as well as its SBLC exposure; however, if the customer fails to perform the specified obligation to the beneficiary, the beneficiary may draw upon the standby letters of credit by presenting documents that are in compliance with the letter of credit terms. In that event, the Bank either repays the money borrowed or advanced, makes payment on account of the indebtedness of the customer or makes payment on account of the default by the customer in the performance of an obligation, to the beneficiary up to the full notional amount of the standby letters of credit. The customer is obligated to reimburse the Bank for any such payment. If the customer fails to pay, the Bank would, as applicable, liquidate collateral and/or set off accounts.

Credit card lines are unsecured commitments that are not legally binding. Management reviews credit card lines at least annually, and upon evaluation of the customers’ creditworthiness, the Bank has the right to terminate or change certain terms of the credit card lines.

The Bank uses the same credit policies in making commitments and conditional obligations as in extending loan facilities to customers. It evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

As of December 31, 2008 and 2007, the allowance for unfunded loan commitments, off-balance sheet credit exposures, and recourse provision amounted to $6.3 million and $11.4 million, respectively. These amounts are included in accrued expenses and other liabilities in the accompanying consolidated balance sheets. The decrease in the off-balance sheet allowance amount was due, in part, by a 46% decline in unfunded loan commitments at December 31, 2008 relative to December 31, 2007.

Guarantees – From time to time, the Company securitizes loans with recourse in the ordinary course of business. For loans that have been securitized with recourse, the recourse component is considered a guarantee. When the Company sells or securitizes a loan with recourse, it commits to stand ready to perform if the loan defaults, and to make payments to remedy the default. As of December 31, 2008, total loans securitized with recourse amounted to $544.5 million and were comprised of $62.4 million in single family loans with full recourse and $482.1 million in multifamily loans with limited recourse. In comparison, total loans securitized with recourse amounted to $650.2 million at December 31, 2007, comprised of $72.7 million in single family loans with full recourse and $577.5 million in multifamily loans with limited recourse. The recourse provision on multifamily loans is limited to 2.5% of the top loss on the underlying loans. All of these transactions represent securitizations with Fannie Mae. The Company’s recourse reserve related to loan securitizations totaled $1.2 million and $3.0 million as of December 31, 2008 and 2007, respectively, and is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets. Despite the challenging conditions in the real estate market, the Company continues to experience minimal losses from single family and multifamily loan portfolios.

The Company also sells or securitizes loans without recourse that may have to be subsequently repurchased if a defect that occurred during the loan origination process results in a violation of a representation or warranty made in connection with the securitization or sale of the loan. When a loan sold or securitized to an investor without recourse fails to perform according to its contractual terms, the investor will typically review the loan file to determine whether defects in the origination process occurred and if such defects give rise to a violation of a representation or warranty made to the investor in connection with the sale or securitization. If such a defect is identified, the Company may be required to either repurchase the loan or indemnify the investor for losses sustained. If there are no such defects, the Company has no commitment to repurchase the loan. As of December 31, 2008 and 2007, the amount of loans sold without recourse totaled $693.5 million and $606.5 million, respectively. Total loans securitized without recourse amounted to $1.04 billion and $1.19 billion, respectively, at December 31, 2008 and 2007. The loans sold or securitized without recourse represent the unpaid principal balance of the Company’s loans serviced for others portfolio.

Lease Commitments – The Company conducts a portion of its operations utilizing leased premises and equipment under operating leases. Rental expense amounted to $10.7 million, $10.8 million and $9.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Future minimum rental payments under noncancelable operating leases are estimated as follows:

Estimate For The Year Ending December 31,	Amount
(In thousands)
2009	$11,621
2010	12,256
2011	12,570
2012	12,735
2013	12,862
Thereafter	69,897

Total	$131,941

Litigation – Neither the Company nor the Bank is involved in any material legal proceedings at December 31, 2008. The Bank, from time to time, is a party to litigation which arises in the ordinary course of business, such as claims to enforce liens, claims involving the origination and servicing of loans, and other issues related to the business of the Bank. After taking into consideration information furnished by counsel to the Company and the Bank, management believes that the resolution of such issues will not have a material adverse impact on the financial position, results of operations, or liquidity of the Company or the Bank.

21.	STOCK COMPENSATION PLANS

The Company issues stock options and restricted stock to employees under share-based compensation plans. The adoption of SFAS No. 123(R) on January 1, 2006 has resulted in incremental stock-based compensation expense. Since the Company has previously recognized compensation expense on restricted stock awards, the incremental stock-based compensation expense recognized pursuant to SFAS No. 123(R) relates only to issued and unvested stock option grants. For the years ended December 31, 2008, 2007, and 2006, incremental stock-based compensation expense reduced income before income taxes by $2.1 million, $1.5 million, and $1.8 million, and reduced net income by $1.2 million, $891 thousand, and $1.1 million, respectively. This additional expense reduced both basic and diluted earnings per share by $0.02, $0.01, and $0.02 for the years ended December 31, 2008, 2007, and 2006, respectively. Cash provided by operating activities increased by $414 thousand in 2008, decreased by $7.5 million in 2007, and $12.1 million in 2006. Cash provided by financing activities decreased during 2008 and increased during 2007 and 2006 by identical amounts related to excess tax benefits from stock-based payment arrangements.

During the years ended December 31, 2008, 2007 and 2006, total compensation cost recognized in the consolidated statements of operations related to stock options and restricted stock awards amounted to $6.2 million, $6.8 million, and $5.7 million, respectively, with related tax benefits of $2.6 million, $2.8 million, and $2.4 million, respectively.

Stock Options – The Company issues fixed stock options to certain employees, officers, and directors. Stock options are issued at the current market price on the date of grant with a three-year or four-year vesting period and contractual terms of 7 or 10 years. The Company issues new shares upon the exercise of stock options.

A summary of activity for the Company’s stock options as of and for the year ended December 31, 2008 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding at beginning of year	2,099,120	$21.71
Granted	728,260	18.67
Exercised	(96,198)	11.06
Forfeited	(142,214)	32.29

Outstanding at end of year	2,588,968	$20.67	3.40 years	$2,805

Vested or expected to vest at year-end	2,516,927	$20.55	3.33 years	$2,757

Exercisable at year-end	1,534,696	$17.65	1.84 years	$2,325

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended December 31,
	2008	2007	2006
Expected term (1)	4 years	4 years	4 years
Expected volatility (2)	28.1%	24.1%	27.3%
Expected dividend yield (3)	1.2%	1.1%	0.6%
Risk-free interest rate (4)	2.6%	4.5%	4.7%

(1)	The expected term (estimated period of time outstanding) of stock options granted was estimated using the historical exercise behavior of employees.

(2)	The expected volatility was based on historical volatility for a period equal to the stock option’s expected term.
(3)	The expected dividend yield is based on the Company’s prevailing dividend rate at the time of grant.
(4)	The risk-free rate is based on the U.S. Treasury strips in effect at the time of grant equal to the stock option’s expected term.

The following table summarizes information about stock options outstanding as of December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Exercisable Options	Weighted Average Exercise Price
$5.00 to $9.99	75,508	$7.23	1.56 years	73,492	$7.15
$10.00 to $14.99	701,058	12.91	3.78 years	502,698	12.63
$15.00 to $19.99	798,007	17.01	1.32 years	714,996	16.89
$20.00 to $24.99	414,367	21.09	6.14 years	—	—
$25.00 to $29.99	82,416	26.47	2.26 years	79,416	26.35
$30.00 to $34.99	44,548	34.18	3.66 years	30,752	34.19
$35.00 to $39.99	463,315	37.79	4.38 years	129,368	37.29
$40.00 to $44.99	9,749	40.63	4.46 years	3,974	41.02

$5.00 to $44.99	2,588,968	$20.67	3.40 years	1,534,696	$17.65

During the years ended December 31, 2008, 2007 and 2006, information related to stock options are presented as follows:

	Year Ended December 31,
	2008	2007	2006
Weighted average grant date fair value of stock options granted during the year	$4.28	$9.17	$10.01
Total intrinsic value of options exercised (in thousands)	$517	$17,966	$26,842
Total fair value of options vested (in thousands)	$1,486	$833	$1,924

As of December 31, 2008, total unrecognized compensation cost related to stock options amounted to $3.7 million. This cost is expected to be recognized over a weighted average period of 3.5 years.

The Company received $1.1 million and $7.6 million as of December 31, 2008 and 2007, respectively, in cash proceeds from stock option exercises.

Restricted Stock – In addition to stock options, the Company also grants restricted stock awards to directors, certain officers and employees. The restricted shares awarded become fully vested after three to five years of continued employment from the date of grant. The Company becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the restricted shares when the restrictions are released and the shares are issued. Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases.

A summary of the activity for the Company’s restricted stock as of December 31, 2008, including changes during the year then ended, is presented below:

	2008
	Shares	Weighted Average Price
Outstanding at beginning of year	683,336	$34.48
Granted	280,524	19.58
Vested	(96,766)	34.67
Forfeited	(113,929)	31.48

Outstanding at end of year	753,165	$29.35

Of the total shares of restricted stock granted in 2008, 23,506 shares were granted to outside directors.

The weighted average fair values of restricted stock awards granted during the years ended December 31, 2008, 2007, and 2006 were $19.58, $32.98, and $36.29, respectively.

The Company also grants performance restricted stock with two-year cliff vesting to an executive officer. The number of shares that the executive will receive under these stock awards will ultimately depend on the Company’s achievement of specified performance targets. At the end of each performance period, the number of stock awards issued will be determined by adjusting upward or downward from the target amount of shares in a range between 25% and 125%. The final performance percentages on which the payouts will be based, considering performance metrics established for the performance periods, will be determined by the Board of Directors or a committee of the Board. If the Company performs below its performance targets, the Board or the committee may, at its discretion, choose not to award any shares. Shares of stock, if any, will be issued following the end of each performance period two years from the date of grant. Compensation costs are accrued over the service period and are based on the probable outcome of the performance condition. The number of shares subject to these stock awards varies for each grant representing a maximum total of 99,767 shares to date.

As of December 31, 2008, total unrecognized compensation cost related to restricted stock awards amounted to $12.2 million. This cost is expected to be recognized over a weighted average period of 2.6 years.

Stock Purchase Plan – The Company adopted the 1998 Employee Stock Purchase Plan (the “Purchase Plan”) providing eligible employees of the Company and its subsidiaries participation in the ownership of the Company through the right to purchase shares of its common stock at a discount. Under the terms of the Purchase Plan, prior to April 2005, employees could purchase shares of the Company’s common stock at the lesser of 85% of the per-share market price at the date of grant or exercise, subject to an annual limitation of common stock valued at $25,000. In April 2005, the terms of the Purchase Plan were amended to allow the employees to purchase shares at 90% of the per-share market price at the date of exercise, maintaining the annual common stock value limitation of $25,000. As of December 31, 2008, the Purchase Plan qualifies as a non-compensatory plan under Section 423 of the Internal Revenue Code and, accordingly, no compensation expense is recognized under the plan.

The Purchase Plan covers a total of 2,000,000 shares of the Company’s common stock. During, 2008 and 2007, 119,979 shares totaling $1.7 million and 64,194 shares totaling $2.1 million, respectively, were sold to employees under the Purchase Plan.

Warrants – During 2001, in conjunction with an exclusive ten-year agreement with 99 Ranch Market, the Company issued 600,000 warrants to certain senior executives of 99 Ranch Market to purchase common stock of the Company at a price of $13.34 per share (see Note 23). These warrants vest over six years. During 2007, warrants to purchase 120,000 shares of the Company’s common stock were exercised. At December 31, 2008 and 2007, there were no remaining warrants pursuant to this agreement.

22.	EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan for the benefit of its employees. The Company’s contributions to the plan are determined annually by the Board of Directors in accordance with plan requirements. For tax purposes, eligible participants may contribute up to a maximum of 15% of their compensation, not to exceed the dollar limit imposed by the Internal Revenue Service. For the plan years ended December 31, 2008, 2007 and 2006, the Company contributed $3.0 million, $2.9 million and $2.7 million, respectively.

During 2002, the Company adopted a Supplemental Executive Retirement Plan (“SERP”). The SERP meets the definition of a pension plan per SFAS No. 87, Employers’ Accounting for Pensions, pursuant to which the Company will pay supplemental pension benefits to certain executive officers designated by the Board of Directors upon retirement based upon the officers’ years of service and compensation. For the years ended December 31, 2008, 2007, and 2006, $2.5 million, $2.3 million and $1.9 million, respectively, of benefits were accrued and expensed. The SERP is funded through life insurance contracts on the participating officers, though the plan does not require formal funding. At December 31, 2008, the life insurance contracts related to the SERP had an aggregate cash surrender value of $37.3 million. As of December 31, 2008 and 2007, the vested benefit obligation under the SERP was $11.7 million and $9.2 million, respectively.

23.	STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE

Authorized Shares – On May 25, 2005, the Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. The additional authorized shares provide the Company greater flexibility for stock splits and stock dividends, issuances under employee benefit plans, financings, corporate mergers and acquisitions, and other general corporate purposes. As of December 31, 2008, the Company also had 5,000,000 authorized shares of preferred stock.

Series A Preferred Stock Offering – In April 2008, the Company issued 200,000 shares of 8% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (“Series A preferred shares”), with a liquidation preference of $1,000 per share. The Company received $194.1 million of additional Tier 1 qualifying capital, after deducting underwriting discounts, commissions and offering expenses. The holders of the Series A preferred shares will have the right at any time to convert each share of Series A preferred shares into 64.9942 shares of the Company’s common stock, plus cash in lieu of fractional shares. This represents an initial conversion price of approximately $15.39 per share of common stock or a 22.5% conversion premium based on the closing price of the Company’s common stock on April 23, 2008 of $12.56 per share. On or after May 1, 2013, the Company will have the right, under certain circumstances, to cause the Series A preferred shares to be converted into shares of the Company’s common stock. Dividends on the Series A preferred shares, if declared, will accrue and be payable quarterly in arrears at a rate per annum equal to 8% on the liquidation preference of $1,000 per share, on February 15, May 15, August 15 and November 15 of each year. The proceeds from this offering were used to augment the Company’s liquidity and capital positions and reduce its borrowings.

Series B Preferred Stock Offering – On December 5, 2008, the Company issued 306,546 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B preferred shares”), with a liquidation preference of $1,000 per share. The Company received $306.5 million of additional Tier 1 qualifying capital from the U.S. Treasury by participating in the U.S. Treasury’s Capital Purchase Program (“TCPP”). The Series B preferred shares will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the investment date and thereafter at a rate of 9% per annum. The Series B preferred shares is transferable by the U.S. Treasury at any time. Subject to the approval of the FRB, the Series B preferred shares are redeemable at the option of the Company at 100% of liquidation preference (plus any accrued and unpaid dividends), provided, however, that the Series B preferred shares may be redeemed prior to the first dividend payment date falling after the third anniversary of the Closing Date (February 15, 2012) only if (i) the Company has raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Stock Purchase Agreement) in excess of $76,636,500, and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings. In connection with the Series B preferred shares offering, the Company issued warrants with an initial price of $15.15 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 5, 2018. The U.S. Treasury may not transfer a portion of the warrant with respect to more than one-half of the original number of shares of common stock until the earlier of the successful completion of an offering of replacement Tier 1 capital of at least $306.5 million and December 31, 2009. The warrants, and all rights under the warrants, are otherwise transferable.

Under the terms of the TCPP, as long as any preferred stock issued under the TCPP remains outstanding, the Company is prohibited from increasing dividends on common stock, and from making certain repurchases of equity securities, including common stock, without the U.S. Treasury’s consent until the third anniversary of the U.S. Treasury’s investment or until the U.S. Treasury has transferred all of the preferred stock it purchased under the TCPP to third parties. Furthermore, as long as the preferred stock issued to the U.S. Treasury is outstanding or the Series A preferred shares is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.

Pursuant to the terms of the Stock Purchase Agreement with the U.S. Treasury (“Stock Purchase Agreement”), the Company adopted certain standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds the equity issued pursuant to the Stock Purchase Agreement, including the common stock which may be issued pursuant to the TARP Warrant. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of operations, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods. Since the TARP Warrant has a ten year term, the Company could potentially be subject to the executive compensation and corporate governance restrictions for a ten year time period.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law by President Obama. The ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, the ARRA imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients, including the Company, until the institution has repaid the U.S. Treasury, which is now permitted under the ARRA without penalty and without the need to raise new capital, subject to the U.S. Treasury’s consultation with the recipient’s appropriate regulatory agency.

The executive compensation standards are more stringent than those currently in effect under the TARP CPP or those previously proposed by the U.S. Treasury. The new standards include (but are not limited to) (i) prohibitions on bonuses, retention awards and other incentive compensation, other than restricted stock grants which do not fully vest during the TARP period up to one-third of an employee’s total annual compensation, (ii) prohibitions on golden parachute payments for departure from a company, (iii) an expanded clawback of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria, (iv) prohibitions on compensation plans that encourage manipulation of reported earnings, (v) retroactive review of bonuses, retention awards and other compensation previously provided by TARP recipients if found by the U.S. Treasury to be inconsistent with the purposes of TARP or otherwise contrary to public interest, (vi) required establishment of a company-wide policy regarding “excessive or luxury expenditures,” and (vii) inclusion in a participant’s proxy statements for annual shareholder meetings of a nonbinding “Say on Pay” shareholder vote on the compensation of executives.

Warrants – During 2008, in conjunction with the Series B preferred stock offering, the Company issued warrants with an initial price of $15.15 per share of common stock for which the warrant may be exercised, with an allocated fair value of $25.2 million. The warrant may be exercised at any time on or before December 5, 2018. The U.S. Treasury may not transfer a portion of the warrants with respect to more than one-half of the original number of shares of common stock until the earlier of the successful completion of an offering of replacement Tier 1 capital of at least $306.5 million and December 31, 2009. The warrants, and all rights under the warrants, are otherwise transferable. As of December 31, 2008, there were 3,035,109 warrants remaining.

In-Store Banking Agreement – During 2001, in conjunction with its exclusive ten-year agreement with 99 Ranch Market to provide in-store banking services to targeted locations throughout California, the Company issued 600,000 warrants to senior executives of 99 Ranch Market to purchase common stock of the Company at a price of $13.34 per share. These warrants vest over six years and are intended to provide direct benefit to 99 Ranch Market executives that make a significant contribution to the success of the in-store banking operations. The estimated fair value of the warrants when issued was $2.7 million.

The excess of the combined fair values of the issued warrants and the purchased shares over the total consideration paid by the senior executives of 99 Ranch Market for the newly issued shares is accounted for as an intangible asset and is being amortized over the life of the agreement. There are no outstanding warrants under this agreement as of December 31, 2008 and 2007.

Stock Repurchase Program – During 2007, the Company’s Board of Directors authorized a new stock repurchase program to buy back up to $80.0 million of the Company’s common stock. During 2007, the Company repurchased a total of 1,392,176 shares of common stock at a weighted average cost of $38.69 per share in connection with this repurchase program. The Company did not repurchase any shares during the year ended December 31, 2008.

Quarterly Dividends – The Company’s Board of Directors declared and paid quarterly preferred stock cash dividends of $20.00 per share on its Series A preferred stock payable on or about November 3, 2008 to shareholders of record on October 15, 2008. Cash dividends totaling $8.0 million were paid to the Company’s Series A preferred stock shareholders during year ended December 31, 2008.

The Company also paid quarterly dividends on its common stock of $0.10 per share during 2008 and 2007. Total quarterly dividends amounting to $25.4 million and $24.6 million were paid to the Company’s common shareholders during the years ended December 31, 2008 and 2007, respectively.

Earnings (Loss) Per Share (“EPS”) – The calculation of basic and diluted (loss) earnings per share for the years ended December 31, 2008, 2007 and 2006 is presented below:

	Net (Loss) Income Available to Common Stockholders	Number of Shares	Per Share Amounts
	(In thousands, except per share data)
2008
Net loss as reported	$(49,683)	62,673
Less:
Preferred stock dividends and amortization of preferred stock discount	(9,474)	—

Basic loss per share	$(59,157)	62,673	$(0.94)
Effect of dilutive securities:
Stock options	—	—
Restricted stock	—	—
Noncumulative preferred stock	—	—
Stock warrants	—	—

Diluted loss per share	$(59,157)	62,673	$(0.94)

2007
Basic earnings per share	$161,167	61,180	$2.63
Effect of dilutive securities:
Stock options	—	669
Restricted stock	—	215
Stock warrants	—	29

Diluted earnings per share	$161,167	62,093	$2.60

2006
Basic earnings per share	$143,369	59,605	$2.40
Effect of dilutive securities:
Stock options	—	1,047
Restricted stock	—	182
Stock warrants	—	75

Diluted earnings per share	$143,369	60,909	$2.35

The following outstanding convertible preferred stock, stock options, restricted stock and stock warrants for years ended December 31, 2008 and 2007, respectively, were excluded from the computation of diluted EPS because including them would have had an antidilutive effect.

	For the Year Ended
	2008	2007	2006
	(In thousands)
Convertible preferred stock	8,924	—	—
Stock options	1,997	506	32
Restricted stock	640	—	—
Warrants	1	—	—

24.	REGULATORY REQUIREMENTS

Risk-Based Capital – In September 2004, the Bank became a member bank of the Federal Reserve System and the FRB replaced the Federal Deposit Insurance Corporation (the “FDIC”) as the Bank’s primary federal regulator. The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

As of December 31, 2008 and 2007, the most recent notification from FRB categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain specific total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed the category of the Bank.

The actual and required capital amounts and ratios at December 31, 2008 and 2007 are presented as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2008:
Total Capital (to Risk-Weighted Assets)
Consolidated Company	$1,636,750	15.8%	$829,024	8.0%	N/A	N/A
East West Bank	$1,614,823	15.6%	$828,077	8.0%	$1,035,096	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated Company	$1,431,538	13.8%	$414,512	4.0%	N/A	N/A
East West Bank	$1,409,757	13.6%	$414,038	4.0%	$621,058	6.0%
Tier I Capital (to Average Assets)
Consolidated Company	$1,431,538	12.4%	$463,539	4.0%	N/A	N/A
East West Bank	$1,409,757	12.2%	$462,734	4.0%	$578,417	5.0%
As of December 31, 2007:
Total Capital (to Risk-Weighted Assets)
Consolidated Company	$1,166,487	10.5%	$886,085	8.0%	N/A	N/A
East West Bank	$1,143,077	10.3%	$884,919	8.0%	$1,106,148	10.0%
Tier I Capital (to Risk-Weighted Assets)
Consolidated Company	$991,695	9.0%	$443,043	4.0%	N/A	N/A
East West Bank	$968,285	8.8%	$442,459	4.0%	$663,689	6.0%
Tier I Capital (to Average Assets)
Consolidated Company	$991,695	8.7%	$454,536	4.0%	N/A	N/A
East West Bank	$968,285	8.5%	$454,331	4.0%	$567,914	5.0%

During 2005, the regulatory authorities adopted a final rule that allows the continued inclusion of trust preferred securities in the Tier I capital of bank holding companies. Under the final rule, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25 percent of Tier I capital elements, net of goodwill. As of December 31, 2008 and 2007, trust preferred securities comprised 10.9% and 15.7%, respectively, of the Company’s Tier I capital.

Reserve Requirement – The Bank is required to maintain a percentage of its deposits as reserves at the Federal Reserve Bank. The daily average reserve requirement was approximately $38.4 million and $38.0 million at December 31, 2008 and 2007, respectively.

25.	SEGMENT INFORMATION

The Company utilizes an internal reporting system to measure the performance of various operating segments within the Bank and the Company overall. The Company has identified four principal operating segments for purposes of management reporting: retail banking, commercial lending, treasury, and residential lending. Information related to the Company’s remaining centralized functions and eliminations of intersegment amounts have been aggregated and included in “Other.” Although all four operating segments offer financial products and services, they are managed separately based on each segment’s strategic focus. While the retail banking segment focuses primarily on retail operations through the Bank’s branch network, certain designated branches have responsibility for generating commercial deposits and loans. The commercial lending segment, which includes commercial real estate, primarily generates commercial loans and deposits through the efforts of commercial lending officers located in the Bank’s northern and southern California production offices. The treasury department’s primary focus is managing the Bank’s investments, liquidity, and interest rate risk; the residential lending segment is mainly responsible for the Bank’s portfolio of single family and multifamily residential loans.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Operating segment results are based on the Company’s internal management reporting process, which reflects assignments and allocations of capital, certain operating and administrative costs and the provision for loan losses. Net interest income is based on the Company’s internal funds transfer pricing system which assigns a cost of funds or a credit for funds to assets or liabilities based on their type, maturity or repricing characteristics. Noninterest income and noninterest expense, including depreciation and amortization, directly attributable to a segment are assigned to that business. Indirect costs, including overhead expense, are allocated to the segments based on several factors, including, but not limited to, full-time equivalent employees, loan volume and deposit volume. The provision for credit losses is allocated based on actual losses incurred and an allocation of the remaining provision based on new loan originations for the period. The Company evaluates overall performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses.

Commencing in the second quarter of 2008, the Company revised the allocation of certain investment securities and related revenues and expenses previously included in the Treasury segment. Specifically, investment securities that have resulted from the Company’s in-house securitization activities have been allocated to the operating segments (i.e. retail banking, commercial lending, and residential lending) that initially originated the underlying loans. Interest income, related premium amortizations and discount accretions, as well as any gains or losses from the sale of these investment securities have also been allocated to the appropriate operating segments. As a result of these changes, the Company has revised its results for prior periods to reflect the current allocation methodology between the treasury segment and the other operating segments.

The following tables present the operating results and other key financial measures for the individual operating segments for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31, 2008
	Retail Banking	Commercial Lending	Treasury	Residential Lending	Other	Total
	(In thousands)
Interest income	$188,251	$333,706	$74,083	$68,556	$262	$664,858
Charge for funds used	(87,940)	(146,370)	(127,406)	(32,908)	—	(394,624)

Interest spread on funds used	100,311	187,336	(53,323)	35,648	262	270,234

Interest expense	(139,454)	(15,913)	(154,326)	(1)	—	(309,694)
Credit on funds provided	202,723	16,685	175,212	4	—	394,624

Interest spread on funds provided	63,269	772	20,886	3	—	84,930

Net interest income (expense)	$163,580	$188,108	$(32,437)	$35,651	$262	$355,164

Depreciation and amortization	$12,187	$799	$(6,848)	$(409)	$12,368	$18,097
Goodwill	269,950	16,872	—	50,616	—	337,438
Segment pretax profit (loss)	(33,443)	(1,789)	(116,875)	16,064	38,875	(97,168)
Segment assets	2,903,534	5,331,464	2,482,271	1,111,868	593,679	12,422,816

	Year Ended December 31, 2007
	Retail Banking	Commercial Lending	Treasury	Residential Lending	Other	Total
	(In thousands)
Interest income	$276,585	$342,935	$69,600	$79,269	$5,218	$773,607
Charge for funds used	(187,043)	(229,384)	(77,545)	(55,542)	—	(549,514)

Interest spread on funds used	89,542	113,551	(7,945)	23,727	5,218	224,093

Interest expense	(179,927)	(20,706)	(164,980)	—	—	(365,613)
Credit on funds provided	325,782	33,764	189,968	—	—	549,514

Interest spread on funds provided	145,855	13,058	24,988	—	—	183,901

Net interest income	$235,397	$126,609	$17,043	$23,727	$5,218	$407,994

Depreciation and amortization	$11,030	$881	$(2,990)	$50	$5,021	$13,992
Goodwill	267,606	16,726	—	50,176	858	335,366
Segment pretax profit (loss)	148,035	103,133	18,352	20,584	(27,845)	262,259
Segment assets	3,955,598	5,083,908	1,078,675	1,282,461	451,570	11,852,212

	Year Ended December 31, 2006
	Retail Banking	Commercial Lending	Treasury	Residential Lending	Other	Total
	(In thousands)
Interest income	$234,175	$279,285	$61,604	$78,467	$6,519	$660,050
Charge for funds used	(164,809)	(189,733)	(64,000)	(62,882)	—	(481,424)

Interest spread on funds used	69,366	89,552	(2,396)	15,585	6,519	178,626

Interest expense	(139,076)	(20,495)	(132,997)	—	—	(292,568)
Credit on funds provided	267,755	39,515	174,154	—	—	481,424

Interest spread on funds provided	128,679	19,020	41,157	—	—	188,856

Net interest income	$198,045	$108,572	$38,761	$15,585	$6,519	$367,482

Depreciation and amortization	$10,656	$704	$(6,080)	$574	$2,033	$7,887
Goodwill	182,550	12,170	—	48,680	859	244,259
Segment pretax profit (loss)	119,528	92,058	38,581	10,739	(27,125)	233,781
Segment assets	2,678,900	3,674,877	1,109,704	2,526,827	833,403	10,823,711

26.	PARENT COMPANY FINANCIAL STATEMENTS

The financial information of East West Bancorp, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 are as follows:

BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)
ASSETS
Cash and cash equivalents	$14,015	$11,782
Investment securities available-for-sale	2,722	10,848
Investment in subsidiaries	1,685,965	1,307,778
Investment in nonbank entity	5,280	3,508
Goodwill	—	858
Other assets	6,365	1,654

TOTAL	$1,714,347	$1,336,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Long-term debt	$160,570	$160,570
Other liabilities	3,011	4,035

Total liabilities	163,581	164,605

STOCKHOLDERS’ EQUITY
Preferred stock (par value $0.001 per share)
Authorized—5,000,000 shares
Issued—200,000 shares in Series A, convertible preferred stock in 2008 and none in 2007
Outstanding—196,505 shares in 2008 and none in 2007
Issued and outstanding—306,546 shares in Series B, cumulative preferred stock in 2008 and none in 2007	—	—
Common stock (par value $0.001 per share)
Authorized—200,000,000 shares
Issued—70,377,989 shares in 2008 and 69,634,811 shares in 2007
Outstanding—63,745,624 shares in 2008 and 63,137,221 shares in 2007	70	70
Additional paid in capital	1,167,832	652,297
Retained earnings	572,172	657,183
Treasury stock, at cost: 6,632,365 shares in 2008 and 6,497,590 shares in 2007	(102,817)	(98,925)
Accumulated other comprehensive loss, net of tax	(86,491)	(38,802)

Total stockholders’ equity	1,550,766	1,171,823

TOTAL	$1,714,347	$1,336,428

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Dividends from subsidiaries and nonbank entity	$34,818	$71,932	$12,210
Interest income	1,293	328	10
Impairment writedown on investment securities available-for-sale	(4,600)	—	—
Impairment writedown on other investment	(1,319)	—	—
Other income	6	687	29

Total income	30,198	72,947	12,249

Interest expense	9,372	10,715	8,067
Compensation and net occupancy reimbursement to subsidiary	4,377	4,611	4,415
Goodwill impairment	858	—	—
Other expense	1,478	725	983

Total expense	16,085	16,051	13,465

Income (loss) before income taxes and equity in undistributed income of subsidiaries	14,113	56,896	(1,216)
Income tax benefit	9,954	6,812	5,503
Equity in undistributed (loss) income of subsidiaries	(73,750)	97,459	139,082

Net (loss) income	$(49,683)	$161,167	$143,369

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(49,683)	$161,167	$143,369
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in undistributed loss (income) of subsidiaries	73,750	(97,459)	(139,082)
Depreciation and amortization	230	22	330
Impairment writedown on goodwill	858	—	—
Impairment writedown on investment securities available-for-sale	4,600	—	—
Impairment writedown on other investment	1,319	—	—
Stock compensation costs	6,167	6,767	5,664
Loss (gain) on sale of other investment	147	(250)	—
Tax provision (benefit) from stock plans	414	(7,457)	(12,111)
Net change in other assets	(3,754)	4,782	17,909
Net change in other liabilities	(194)	146	193

Net cash provided by operating activities	33,854	67,718	16,272

Cash flows from investing activities:
Purchase of:
Investment securities available-for-sale	—	(9,469)	—
Proceeds from:
Repayments, maturity and redemption of investment securities available-for sale	190	23	—
Capital contributions to subsidiaries, net	(501,046)	(50,000)	(51,000)

Net cash used in investing activities	(500,856)	(59,446)	(51,000)

Cash flows from financing activities:
Payment for:
Purchase of treasury shares	(306)	(55,085)	(876)
Cash dividends on preferred stock	(8,037)	—	—
Cash dividends on common stock	(25,375)	(24,603)	(11,968)
Proceeds from:
Issuance of common stock pursuant to various stock plans and agreements	2,776	11,266	10,303
Issuance of preferred stocks and common stock warrants	500,591	—	—
Issuance of junior subordinated debt	—	50,000	30,000
Tax (provision) benefit from stock plans	(414)	7,457	12,111

Net cash provided by (used in) financing activities	469,235	(10,965)	39,570

Net increase (decrease) in cash and cash equivalents	2,233	(2,693)	4,842
Cash and cash equivalents, beginning of year	11,782	14,475	9,633

Cash and cash equivalents, end of year	$14,015	$11,782	$14,475

Supplemental Cash Flow Disclosures
Interest paid	$9,584	$10,548	$7,894
Income tax payments, net of refunds	40,000	115,465	90,578
Noncash financing activities:
Accrued preferred stock dividends	1,125	—	—
Amortization of preferred stock discount	312	—	—
Issuance of common stock in lieu of Board of Director retainer fees	219	219	156
Issuance of equity shares pursuant to acquisitions	—	78,588	133,849
Equity interests in East West Capital Trusts	—	1,547	928

27.	QUARTERLY FINANCIAL INFORMATION (unaudited)

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
2008
Interest and dividend income	$149,907	$159,862	$167,905	$187,184
Interest expense	73,053	73,347	75,729	87,565

Net interest income	76,854	86,515	92,176	99,619
Provision for loan losses	43,000	43,000	85,000	55,000

Net interest income after provision for loan losses	33,854	43,515	7,176	44,619
Noninterest (loss) income	(863)	(43,550)	3,438	15,913
Noninterest expense	44,199	48,526	55,655	52,890

(Loss) income before (benefit) provision for income taxes	(11,208)	(48,561)	(45,041)	7,642
(Benefit) provision for income taxes	(13,574)	(17,355)	(19,154)	2,598

Net income (loss)	$2,366	$(31,206)	$(25,887)	$5,044

Preferred stock dividends and amortization of preferred stock discount	5,385	4,089	—	—

Net (loss) income available to common stockholders	$(3,019)	$(35,295)	$(25,887)	$5,044

Basic (loss) earnings per share	$(0.05)	$(0.56)	$(0.41)	$0.08
Diluted (loss) earnings per share	$(0.05)	$(0.56)	$(0.41)	$0.08
2007
Interest and dividend income	$201,448	$198,768	$187,214	$186,177
Interest expense	94,840	94,914	88,285	87,574

Net interest income	106,608	103,854	98,929	98,603
Provision for loan losses	9,000	3,000	—	—

Net interest income after provision for loan losses	97,608	100,854	98,929	98,603
Noninterest income	13,978	13,588	10,802	11,152
Noninterest expense	52,279	46,738	43,263	40,975

Income before provision for income taxes	59,307	67,704	66,468	68,780
Provision for income taxes	22,062	26,368	25,978	26,684

Net income	$37,245	$41,336	$40,490	$42,096

Basic earnings per share	$0.60	$0.68	$0.67	$0.69
Diluted earnings per share	$0.59	$0.67	$0.66	$0.68

28.	SUBSEQUENT EVENTS

On January 27, 2009, the East West Board of Directors declared first quarter dividends on the Company’s common stock and Series A preferred stock. The Board of Directors authorized the reduction of the common stock dividend to $0.02 per share for the first quarter of 2009, compared with the $0.10 per share paid in previous quarters in order to reduce the dividend payout and preserve capital at this time. On February 17, 2009, the East West Board of Directors declared first quarter dividends on the Company’s Series B preferred stock.

APPENDIX D

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) OF

EAST WEST BANCORP, INC. AND SUBSIDIARIES, AS INCLUDED IN OUR QUARTERLY REPORT ON FORM 10-Q

FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2009

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$132,569	$144,486
Short-term investments	460,665	734,367
Interest-bearing deposits in other banks	320,860	228,441
Securities purchased under resale agreements	75,000	50,000
Investment securities held-to-maturity, at amortized cost (with fair value of $799,729 at September 30, 2009 and $123,105 at December 31, 2008)	781,331	122,317
Investment securities available-for-sale, at fair value (with amortized cost of $1,496,992 at September 30, 2009 and $2,189,570 at December 31, 2008)	1,457,023	2,040,194
Loans receivable, net of allowance for loan losses of $230,650 at September 30, 2009 and $178,027 at December 31, 2008	8,156,838	8,069,377
Investment in Federal Home Loan Bank stock, at cost	86,729	86,729
Investment in Federal Reserve Bank stock, at cost	36,785	27,589
Other real estate owned, net	24,185	38,302
Investment in affordable housing partnerships	60,546	48,141
Premises and equipment, net	55,011	60,184
Due from customers on acceptances	5,414	5,538
Premiums on deposits acquired, net	17,904	21,190
Goodwill	337,438	337,438
Cash surrender value of life insurance policies	97,511	94,745
Deferred tax assets	156,047	184,588
Accrued interest receivable and other assets	224,074	129,190

TOTAL	$12,485,930	$12,422,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Customer deposit accounts:
Noninterest-bearing	$1,397,217	$1,292,997
Interest-bearing	7,271,340	6,848,962

Total customer deposits	8,668,557	8,141,959
Federal funds purchased	3,022	28,022
Federal Home Loan Bank advances	923,216	1,353,307
Securities sold under repurchase agreements	1,019,450	998,430
Notes payable	7,111	16,506
Bank acceptances outstanding	5,414	5,538
Long-term debt	235,570	235,570
Accrued interest payable, accrued expenses and other liabilities	101,808	92,718

Total liabilities	10,964,148	10,872,050

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value, 5,000,000 shares authorized; Series A, non-cumulative convertible, 200,000 shares issued and 85,741 shares outstanding in 2009 and 196,505 shares outstanding in 2008; Series B, cumulative, 306,546 shares issued and outstanding in 2009 and 2008.	367,922	472,311
Common stock, $0.001 par value, 200,000,000 shares authorized; 98,442,732 and 70,377,989 shares issued in 2009 and 2008, respectively; 91,693,532 and 63,745,624 shares outstanding in 2009 and 2008, respectively.	98	70
Additional paid in capital	929,558	695,521
Retained earnings	351,721	572,172
Treasury stock, at cost — 6,749,200 shares in 2009 and 6,632,365 shares in 2008	(104,338)	(102,817)
Accumulated other comprehensive loss, net of tax	(23,179)	(86,491)

Total stockholders’ equity	1,521,782	1,550,766

TOTAL	$12,485,930	$12,422,816

See accompanying notes to condensed consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$114,512	$131,682	$336,997	$425,113
Investment securities held-to-maturity	12,060	—	31,077	—
Investment securities available-for-sale	16,425	23,141	57,101	75,923
Securities purchased under resale agreements	2,153	1,276	4,695	5,533
Interest-bearing deposits in other banks	1,454	5	4,678	14
Short-term investments	402	1,953	2,663	3,093
Investment in Federal Reserve Bank stock	552	415	1,604	1,122
Investment in Federal Home Loan Bank stock	366	1,390	365	4,153

Total interest and dividend income	147,924	159,862	439,180	514,951

INTEREST EXPENSE
Customer deposit accounts	26,970	40,757	94,933	136,546
Federal Home Loan Bank advances	11,172	17,140	38,191	54,363
Securities sold under repurchase agreements	12,140	12,063	36,016	33,881
Long-term debt	1,760	2,957	6,211	9,675
Federal funds purchased	2	430	8	2,176

Total interest expense	52,044	73,347	175,359	236,641

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	95,880	86,515	263,821	278,310
PROVISION FOR LOAN LOSSES	159,244	43,000	388,666	183,000

NET INTEREST (LOSS) INCOME AFTER PROVISION FOR LOAN LOSSES	(63,364)	43,515	(124,845)	95,310

NONINTEREST (LOSS) INCOME
Impairment loss on investment securities	(45,199)	(53,567)	(82,846)	(63,512)
Less: Noncredit-related impairment loss recorded in other comprehensive income	20,950	—	20,950	—

Net impairment loss on investment securities recognized in earnings	(24,249)	(53,567)	(61,896)	(63,512)
Branch fees	4,679	4,285	14,463	12,725
Net gain on sale of investment securities	2,177	—	7,378	7,767
Letters of credit fees and commissions	1,984	2,319	5,768	7,472
Ancillary loan fees	1,227	1,783	4,812	3,908
Income from life insurance policies	1,090	1,029	3,269	3,081
Net gain on sale of loans	8	144	19	2,272
Other operating income	1,204	457	1,902	2,088

Total noninterest (loss) income	(11,880)	(43,550)	(24,285)	(24,199)

NONINTEREST EXPENSE
Compensation and employee benefits	15,875	17,520	49,492	66,578
Occupancy and equipment expense	6,262	6,817	19,950	20,364
Deposit insurance premiums and regulatory assessments	6,057	1,678	18,950	5,191
Other real estate owned expense	767	2,123	16,480	3,520
Loan-related expense	2,197	2,361	5,274	5,967
Amortization of investments in affordable housing partnerships	1,709	1,886	5,121	5,521
Legal expense	1,323	855	4,856	3,890
Data processing	1,079	1,055	3,362	3,386
Amortization and impairment loss on premiums on deposits acquired	1,069	1,581	3,286	6,145
Deposit-related expenses	948	1,231	2,863	3,416
Impairment loss on goodwill	—	272	—	858
Other operating expenses	8,778	11,147	25,748	32,235

Total noninterest expense	46,064	48,526	155,382	157,071

LOSS BEFORE BENEFIT FROM INCOME TAXES	(121,308)	(48,561)	(304,512)	(85,960)
BENEFIT FROM INCOME TAXES	(52,777)	(17,355)	(126,790)	(33,911)

Net loss before extraordinary item	(68,531)	(31,206)	(177,722)	(52,049)
Impact of desecuritization (Note 7)	—	—	5,366	—

NET LOSS AFTER EXTRAORDINARY ITEM	(68,531)	(31,206)	(183,088)	(52,049)

PREFERRED STOCK DIVIDENDS, INDUCEMENT, AND AMORTIZATION OF PREFERRED STOCK DISCOUNT	(10,620)	(4,089)	(42,986)	(4,089)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(79,151)	$(35,295)	$(226,074)	$(56,138)

LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS
BASIC	$(0.91)	$(0.56)	$(3.19)	$(0.90)
DILUTED	$(0.91)	$(0.56)	$(3.19)	$(0.90)
DIVIDENDS DECLARED PER COMMON SHARE	$0.01	$0.10	$0.04	$0.30

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	86,538	62,675	70,967	62,586
DILUTED	86,538	62,675	70,967	62,586

See accompanying notes to condensed consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(Unaudited)

	Preferred Stock	Additional Paid In Capital Preferred Stock	Common Stock	Additional Paid In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss, Net of Tax	Comprehensive Income (Loss)	Total Stockholders’ Equity

BALANCE, JANUARY 1, 2008	$—		$70	$652,297	$657,183	$(98,925)	$(38,802)		$1,171,823
Comprehensive loss
Net loss for the period					(52,049)			$(52,049)	(52,049)
Net unrealized loss on investment securities available-for-sale							(33,797)	(33,797)	(33,797)

Total comprehensive loss								$(85,846)

Cumulative effect of change in accounting principle pursuant to adoption of ASC 715-60 (previously EITF 06-4)					(479)				(479)
Stock compensation costs				4,515					4,515
Tax provision from stock plans				(238)					(238)
Issuance of 200,000 shares Series A convertible preferred stock, net of stock issuance costs		194,068							194,068
Conversion of 2,600 shares of Preferred Stock		(2,523)							(2,523)
Issuance of 168,983 shares of Common Stock from converted 2,600 shares of Preferred Stock				2,523					2,523
Issuance of 400,834 shares pursuant to various stock plans and agreements				1,623					1,623
Issuance of 18,361 shares pursuant to Director retainer fee				219					219
Cancellation of 102,058 shares due to forfeitures of issued restricted stock				3,238		(3,238)			—
Purchase accounting adjustment pursuant to DCB Acquisition				2,298					2,298
Purchase of 410 shares of treasury stock due to the vesting of restricted stock						(8)			(8)
Dividends paid on preferred stock					(4,089)				(4,089)
Dividends paid on common stock					(19,005)				(19,005)

BALANCE, SEPTEMBER 30, 2008	$—	$191,545	$70	$666,475	$581,561	$(102,171)	$(72,599)		$1,264,881

BALANCE, DECEMBER 31, 2008	$—	$472,311	$70	$695,521	$572,172	$(102,817)	$(86,491)		$1,550,766
Cumulative effect adjustment for reclassification of the previously recognized noncredit-related impairment loss on investment securities					8,110		(8,110)		—
BALANCE, JANUARY 1, 2009	$—	$472,311	$70	$695,521	$580,282	$(102,817)	$(94,601)		$1,550,766
Comprehensive loss
Net loss after extraordinary item for the year					(183,088)			$(183,088)	(183,088)
Net unrealized gain on investment securities available-for-sale							53,021	53,021	53,021
Net unrealized loss as a result of desecuritization							30,551	30,551	30,551
Noncredit-related impairment loss on investment securities recorded in the current year							(12,150)	(12,150)	(12,150)

Total comprehensive loss								$(111,666)

Stock compensation costs				4,370					4,370
Tax provision from stock plans				(498)					(498)
Preferred stock issuance and conversion cost		(180)							(180)
Common stock issuance cost				(5,535)					(5,535)
Induced conversion of 110,764 shares of Preferred Stock		(107,474)							(107,474)
Issuance of 9,968,760 shares of Common Stock from converted 110,764 shares of Preferred Stock			10	107,464					107,474
Issuance of 5,000,000 shares Common Stock from Private Placement			5	27,495					27,500
Issuance of 12,650,000 shares Common Stock from Public Offering			12	80,316					80,328
Issuance of 423,597 shares pursuant to various stock plans and agreements			1	399					400
Issuance of 22,386 shares pursuant to Director retainer fee				219					219
Cancellation of 60,578 shares due to forfeitures of issued restricted stock				1,467		(1,467)			—
Purchase of 11,166 shares of treasury stock due to the vesting of restricted stock						(54)			(54)
Amortization of Series B preferred stock discount		3,265			(3,265)				—
Preferred stock dividends					(21,381)				(21,381)
Common stock dividends					(2,487)				(2,487)
Inducement of preferred stock conversion				18,340	(18,340)				—

BALANCE, SEPTEMBER 30, 2009	$—	$367,922	$98	$929,558	$351,721	$(104,338)	$(23,179)		$1,521,782

	Nine Months Ended September 30,
	2009	2008
	(In thousands)
Disclosure of reclassification amounts:
Unrealized holding gain (loss) on securities arising during the period, net of tax (expense) benefit of $ (37,620) in 2009 and $ 47,887 in 2008	$51,952	$(66,129)
Less: Reclassification adjustment for gain included in net loss, net of tax expense of $(22,898) in 2009 and $(23,413) in 2008	31,620	32,332

Net unrealized gain (loss) on securities, net of tax (expense) benefit of $ (60,518) in 2009 and $ 24,474 in 2008	$83,572	$(33,797)

See accompanying notes to condensed consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss after extraordinary item	$(183,088)	$(52,049)
Adjustments to reconcile net loss income to net cash provided by operating activities:
Depreciation and amortization	16,847	12,754
Impairment loss on goodwill	—	858
Credit related impairment loss on investment securities available-for-sale	61,896	63,512
Impairment loss on other equity investment	581	—
Stock compensation costs	4,370	4,515
Deferred tax benefit	(16,886)	(78,929)
Provision for loan losses and impact of desecuritization	397,929	183,000
Provision for loan loss on other real estate owned	17,670	2,121
Net gain on sales of investment securities, loans and other assets	(2,827)	(8,570)
Federal Home Loan Bank stock dividends	—	(3,777)
Originations of loans held for sale	(33,248)	(42,100)
Proceeds from sale of loans held for sale	33,318	42,458
Tax provision from stock plans	498	238
Net change in accrued interest receivable and other assets	(11,050)	25,755
Net change in accrued interest payable, accrued expenses and other liabilities	(97,694)	(5,485)

Total adjustments	371,404	196,350

Net cash provided by operating activities	188,316	144,301

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in loans receivable	318,232	265,375
Purchases of:
Interest-bearing deposits in other banks	(417,909)	(495)
Securities purchased under resale agreements	(50,000)	—
Investment securities held-to-maturity	(697,768)	—
Investment securities available-for-sale	(1,314,263)	(1,657,219)
Loans receivable	(350,000)	—
Federal Home Loan Bank stock	—	(9,400)
Federal Reserve Bank stock	(9,196)	(5,904)
Investments in affordable housing partnerships	(22)	—
Premises and equipment	(433)	(3,173)
Proceeds from:
Sale of investment securities	336,710	376,148
Sale/call of securities purchased under resale agreements	25,000	100,000
Sale of loans receivable	105,227	148,254
Sale of other real estate owned	51,807	28,084
Sale of premises and equipment	8	85
Maturity of interest-bearing deposits in other banks	325,494	—
Repayments, maturity and redemption of investment securities	1,040,828	1,011,854
Dividends/redemption of Federal Home Loan Bank stock	182	12,000
Acquisitions, net of cash paid	—	(1,158)

Net cash (used in) provided by investing activities	(636,103)	264,451

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payment for):
Deposits	526,598	257,435
Issuance of short-term borrowings	(3,980)	(544,320)
Proceeds from:
Issuance of long-term borrowings	—	250,000
Issuance of preferred stock	—	200,000
Issuance of common stock from public offering	80,328	—
Issuance of common stock from private placement	27,500	—
Issuance of common stock pursuant to various stock plans and agreements	400	1,623
Payment for:
Repayment of long-term borrowings	(430,000)	(170,000)
Repayment of notes payable on affordable housing investments	(9,395)	(7,091)
Repurchase of treasury shares pursuant to stock repurchase program and vesting of restricted stock	(54)	(8)
Issuance and conversion costs of preferred stock & common stock	(5,715)	(5,932)
Cash dividends on preferred stock	(20,530)	(4,089)
Cash dividends on common stock	(2,486)	(19,005)
Tax provision from stock plans	(498)	(238)

Net cash provided by (used in) financing activities	162,168	(41,625)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(285,619)	367,127
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	878,853	160,347

CASH AND CASH EQUIVALENTS, END OF PERIOD	$593,234	$527,474

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	184,054	231,717
Income tax payments, net of refunds	(13,126)	39,743
Noncash investing and financing activities:
Desecuritization of loans receivable	635,614	—
Loans to facilitate sales of loans receivable	130,509	52,500
Transfers to real estate owned/affordable housing partnership	116,124	46,614
Loans to facilitate sales of real estate owned	38,605	—
Issuance of common stock in lieu of Board of Director retainer fees	219	219
Affordable housing investment financed through notes payable	—	3,000
Purchase accounting adjustment in connection with acquisition	—	2,298

See accompanying notes to condensed consolidated financial statements.

EAST WEST BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For Nine Months Ended September 30, 2009 and 2008

(Unaudited)

1.	BASIS OF PRESENTATION

The condensed consolidated financial statements include the accounts of East West Bancorp, Inc. (referred to herein on an unconsolidated basis as “East West” and on a consolidated basis as the “Company”) and its wholly-owned subsidiaries, East West Bank and subsidiaries (the “Bank”) and East West Insurance Services, Inc. Intercompany transactions and accounts have been eliminated in consolidation. East West also has nine wholly-owned subsidiaries that are statutory business trusts (the “Trusts”). In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810, ( previously FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities), the Trusts are not consolidated into the accounts of East West Bancorp, Inc.

The interim condensed consolidated financial statements, presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), are unaudited and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of financial condition and results of operations for the interim periods. All adjustments are of a normal and recurring nature. Results for the nine months ended September 30, 2009 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. Events subsequent to the condensed consolidated balance sheet date have been evaluated through November 3, 2009, the date the financial statements are available to be issued, for inclusion in the accompanying financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Certain prior year balances have been reclassified to conform to current year presentation.

2.	SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Standards

In December 2007, the FASB issued ASC 805 (previously SFAS No. 141(R), Business Combinations). ASC 805 establishes principles and requirements for how an acquiring company (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. ASC 805 is effective for business combinations occurring on or after the beginning of the fiscal year beginning on or after December 15, 2008. ASC 805, effective for the Company on January 1, 2009, applies to all transactions or other events in which the Company obtains control of one or more businesses. Management will assess each transaction on a case-by-case basis as they occur.

In December 2007, the FASB issued ASC 810-10 (previously SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51 ). This Statement requires that noncontrolling or minority interests in subsidiaries be presented in the consolidated statement of financial position within equity, but separate from the parents’ equity, and that the amount of the consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. ASC 810-10 is effective for fiscal years beginning on or after December 15, 2008. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In February 2008, the FASB issued ASC 860-10-35-2 and ASC 860-10-40-42 (previously FASB Staff Position FAS No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions), which provides a consistent framework for the evaluation of a transfer of a financial asset and subsequent repurchase agreement entered into with the same counterparty. ASC 860-10-35-2 and ASC 860-10-40-42 provide guidelines that must be met in order for an initial transfer and subsequent repurchase agreement to not be considered linked for evaluation. If the transactions do not meet the specified criteria, they are required to be accounted for as one transaction. This guidance is effective for fiscal years beginning after November 15, 2008, and shall be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after adoption. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In February 2008, the FASB issued ASC 820-10 (previously SFAS No. 157-2, Effective Date of FASB Statement No. 157), which provided for a one-year deferral of the implementation of this standard for other nonfinancial assets and liabilities, effective for fiscal years beginning after November 15, 2008. The adoption of this additional guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In March 2008, the FASB issued ASC 815-10-50 (previously SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities). ASC 815-10-50 requires specific disclosures regarding the location and amounts of derivative instruments in the financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect the financial position, financial performance, and cash flows of the Company. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In April 2008, the FASB directed the FASB Staff to issue ASC 350-30-35-1 (previously FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets). ASC 350-30-35-1 amends the factors that should be considered in developing renewal or extension assumptions used for purposes of determining the useful life of a recognized intangible asset under ASC 350 (previously SFAS 142, “Goodwill and Other Intangible Assets”). ASC 350-30-35-1 is intended to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805 and other GAAP. ASC 350-30-35-1 is effective for fiscal years beginning after December 15, 2008. Earlier application is not permitted. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In June 2008, the FASB issued ASC 260-10-45 (previously FSP EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities) . ASC 260-10-45 requires all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends to be considered participating securities and requires entities to apply the two-class method of computing basic and diluted earnings per share. This guidance is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this guidance did not have a material effect on the Company’s basic and diluted earnings per share calculation.

In December 2008, the FASB issued ASC-10-50 (previously FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities”). This disclosure-only ASC improves the transparency of transfers of financial assets and an enterprise’s involvement with variable interest entities (VIEs), including qualifying special-purpose entities (QSPEs). The disclosures required by this ASC are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. This ASC shall be effective for the first reporting period ending after December 15, 2008, with earlier application encouraged, and shall be applied for each annual and interim reporting period thereafter. The disclosure requirements related to the adoption of this guidance are presented in Note 3 and Note 8 of the Company’s condensed consolidated financial statements.

In January 2009, the FASB issued ASC 325-40 (previously FSP EITF 99-20-1), Amendments to the Impairment Guidance of EITF Issue No. 99-20, which revises the other-than-temporary-impairment (“OTTI”) guidance on beneficial interests in securitized financial assets that are within the scope of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets). ASC 325-40 amends Issue 99-20, to more closely align its OTTI guidance with ASC 320-10 (previously FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities), by (1) removing the notion of a “market participant” and (2) inserting a “probable” concept related to the estimation of a beneficial interest’s cash flows. ASC 325-40 is effective prospectively for interim and annual periods ending after December 15, 2008. Retrospective application of this ASC is prohibited. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In April 2009, the FASB issued ASC 320-10-65 (previously FSP FAS 115-2 and FAS 124, Recognition and Presentation of Other-Than-Temporary Impairments), which makes changes to the timing of loss recognition and earnings for debt and similar investment securities classified as either “available-for-sale” or “held-to-maturity”. The ASC provides that if an entity intends to sell an impaired debt security prior to recovery of its amortized cost basis, or if it is more likely than not that it will have to sell the security prior to recovery, then the full amount of the impairment is to be classified as other-than-temporary and recognized in earnings. Otherwise, the portion of the impairment loss deemed to constitute a credit loss is considered an OTTI loss to be reported in earnings. The non-credit loss portion is recognized in other comprehensive income. This ASC also requires entities to initially apply the provisions of the standard to the noncredit portion of previously recorded OTTI impaired securities, existing as of the date of initial adoption, by making a cumulative-effect adjustment from the opening balance of retained earnings to other comprehensive income in the period of adjustment. Upon adoption of ASC 320-10-65, the Company reclassified the noncredit portion of previously recognized OTTI totaling $8.1 million, net of tax, from the opening balance of retained earnings to other comprehensive income. Additionally, upon implementation of this ASC as of March 31, 2009, the Company recorded $200 thousand, on a pre-tax basis, of the credit portion of OTTI through earnings and $7.6 million, net of tax, of the non-credit portion of OTTI in other comprehensive income.

In April 2009, the FASB issued ASC 820-10-65 (previously FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly), which provides additional guidance for estimating fair value in accordance with ASC 820 when the volume and level of activity for the asset or liability have significantly decreased. ASC 820-10-65 also requires additional disclosures relating to fair value measurement inputs and valuation techniques, as well as providing disclosures for all debt and equity investment securities by major security types rather than by major security categories that should be based on the nature and risks of the security during both interim and annual periods. The adoption of this ASC resulted in additional disclosures which are presented in Note 3 of the Company’s condensed consolidated financial statements.

In April 2009, the FASB issued ASC 820-10-50, (previously FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments), which increases the frequency of fair value disclosures from an annual basis only to a quarterly basis. The guidance will require public entities to disclose in their interim financial statements the fair value of all financial instruments within the scope of ASC 825 (previously SFAS No. 107, Disclosures about Fair Value of Financial Instruments), as well as the methods and significant assumptions used to estimate the fair value of those instruments. The ASC shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this ASC only if it also elects to early adopt ASC 820-10-65 and ASC 320-10-65. This ASC does not require disclosures for earlier periods presented for comparative periods at initial adoption. In periods after initial adoption, this ASC requires comparative disclosures only for periods ending after the initial adoption. The adoption of this ASC on June 30, 2009 resulted in additional disclosures which are presented in Note 3 of the Company’s condensed consolidated financial statements.

In May 2009, the FASB issued ASC 855, (previously SFAS No. 165, Subsequent Events). ASC 855 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial statement preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. ASC 855 also requires entities to disclose the date through which subsequent events have been evaluated. ASC 855 was effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company’s financial condition, results of operations, or cash flows.

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, Accounting for Transfers of Financial Assets, which amends Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities), and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. It is effective for financial statements issued for fiscal years beginning after November 15, 2009, and early adoption is prohibited. The Company is currently evaluating the impact that this statement will have on its financial condition, results of operations, or cash flows.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167, Amendments to FASB Interpretation No. 46(R)), which is a revision to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. It is effective for financial statements issued for fiscal years beginning after November 15, 2009, and early adoption is prohibited. The Company does not expect the adoption of this guidance to have a material effect on its financial condition, results of operations, or cash flows.

In June 2009, the FASB issued ASC 105 (previously SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“GAAP”) — a replacement of FASB Statement No. 162 (“Codification”)). This Codification is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. All of the contents of the Codification carries the same level of authority, effectively superseding SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles . In other words, the GAAP hierarchy has been modified to include only two levels of GAAP: authoritative and nonauthoritative. The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. In order to ease the transition to the Codification, the Company has provided the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value, which provides guidance on measuring the fair value of liabilities under FASB ASC 820. ASU 2009-05 reaffirms that fair value measurement of a liability assumes the transfer of a liability to a market participant as of the measurement date. ASU 2009-05 is effective for the first interim reporting period after issuance. The Company does not expect the adoption of this guidance to have a material effect on its financial condition, results of operations, or cash flows.

3.	FAIR VALUE

The Company adopted ASC 820 effective January 1, 2008, which provides a framework for measuring fair value under GAAP. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. For the Company, this includes the investment securities available-for-sale portfolio, equity swap agreements, derivatives payable, mortgage servicing assets, and impaired loans.

The Company adopted ASC 820-10 effective January 1, 2009, which provided for a one-year deferral of the implementation of ASC 820 for other nonfinanical assets and liabilities, effective for fiscal years beginning after November 15, 2008. For the Company, this includes other real estate owned (“OREO”).

Upon adoption of ASC 820-10-65 effective March 31, 2009, the Company has provided additional disclosures relating to fair value measurement inputs and valuation techniques as well as providing disclosures for all debt and equity investment securities by major security types rather than by major security categories that should be based on the nature and risks of the security during both interim and annual periods.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market and income approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The hierarchy ranks the quality and reliability of the information used to determine fair values. The hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to data lacking transparency. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

•

Level 1 – Quoted prices for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Level 1 financial instruments typically include U.S. Treasury securities.

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 2 financial instruments typically include U.S. Government debt and agency mortgage-backed securities, municipal securities, U.S. Government sponsored enterprise preferred stock securities, trust preferred securities, equity swap agreements, and OREO.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category typically includes mortgage servicing assets, impaired loans, private label mortgage-backed securities, pooled trust preferred securities, and derivatives payable.

In determining the appropriate hierarchy levels, the Company performs a detailed analysis of assets and liabilities that are subject to fair value disclosure. The following table presents both financial and non-financial assets and liabilities that are measured at fair value on a recurring and non-recurring basis. These assets and liabilities are reported on the consolidated balance sheets at their fair values as of September 30, 2009. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

	Assets (Liabilities) Measured at Fair Value on a Recurring Basis as of September 30, 2009
	Fair Value Measurements September 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Investment securities available-for-sale
U.S. Treasury securities	$2,215	$2,215	$—	$—
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	476,735	—	476,735	—
U.S. Government agency securities and U.S. Government sponsored enterprise residential mortgage-backed securities
Commercial mortgage-backed securities	26,980	—	26,980	—
Residential mortgage-backed securities	772,374	—	772,374	—
Municipal securities	17,926	—	17,926	—
Other residential mortgage-backed securities
Investment grade	26,992	—	26,992	—
Non-investment grade	15,534	—	—	15,534
Corporate debt securities
Investment grade	103,278	—	102,418	860
Non-investment grade	11,701	—	6,210	5,491
U.S. Government sponsored enterprise equity securities	3,288	—	3,288	—

Total investment securities available-for-sale	$1,457,023	$2,215	$1,432,923	$21,885

Equity swap agreements	$13,728		$13,728
Derivatives payable	(13,733)			(13,733)

	Assets Measured at Fair Value on a Non-Recurring Basis for the Three Months Ended September 30, 2009
	Fair Value Measurements September 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
	(In Thousands)

Mortgage Servicing Assets	$9,060	$—	$—	$9,060	$(20)
Impaired Loans	119,413	—	—	119,413	(54,541)
OREO	16,092	—	16,092	—	(4,644)

	Assets Measured at Fair Value on a Non-Recurring Basis for the Nine Months Ended September 30, 2009
	Fair Value Measurements September 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
	(In Thousands)

Mortgage Servicing Assets	$9,060	$—	$—	$9,060	$660
Impaired Loans	140,756	—	—	140,756	(81,547)
OREO	16,920	—	16,920	—	(6,792)

At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3. The following table provides a reconciliation of the beginning and ending balances for available-for-sale investment securities by major security type and for major asset and liability categories measured at fair value using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2009:

	Investment Securities Available-for-Sale
		Residential Mortgage-Backed	Corporate Debt Securities
		Securities		Non-
	Total	Non-Investment Grade	Investment Grade	Investment Grade	Derivatives Payable
Beginning balance, July 1, 2009	$32,460	$16,628	$1,245	$14,587	$(13,323)
Total gains or (losses) (1)
Included in earnings	(24,164)	1	5	(24,170)	(410)
Included in other comprehensive loss (unrealized) (2)	12,604	(1,095)	(374)	14,073
Purchases, issuances, sales, settlements (3)	985	—	(16)	1,001
Transfers in and/or out of Level 3 (4)	—	—	—	—

Ending balance, September 30, 2009	$21,885	$15,534	$860	$5,491	$(13,733)

Changes in unrealized losses included in earnings relating to assets and liabilities still held at September 30, 2009	$(23,839)	$—	$—	$(24,249)	$410

	Investment Securities Available-for-Sale
		Residential Mortgage-Backed Securities		Corporate Debt Securities
			Non-		Non-
		Investment	Investment	Investment	Investment	Residual	Derivatives
	Total	Grade	Grade	Grade	Grade	Securities	Payable
Beginning balance, January 1, 2009	$624,351	$527,109	$10,216	$1,294	$35,670	$50,062	$(14,142)
Total gains or (losses) (1)
Included in earnings	(55,119)	2,629	193	12	(61,810)	3,857	409
Included in other comprehensive loss (unrealized) (2)	105,387	101,456	1,363	(408)	27,996	(25,020)
Purchases, issuances, sales, settlements (3)	(652,734)	(613,582)	(13,850)	(38)	3,635	(28,899)
Transfers in and/or out of Level 3 (4)	—	(17,612)	17,612	—	—	—

Ending balance, September 30, 2009	$21,885	$—	$15,534	$860	$5,491	$—	$(13,733)

Changes in unrealized losses included in earnings relating to assets and liabilities still held at September 30, 2009	$(62,305)	$—	$—	$—	$(61,896)	$—	$(409)

1)	Total gains or losses represent the total realized and unrealized gains and losses recorded for Level 3 assets and liabilities. Realized gains or losses are reported in the consolidated statements of operations.
2)	Unrealized gains or losses as well as the noncredit portion of OTTI on investment securities are reported in accumulated other comprehensive loss, net of tax, in the consolidated statements of changes in stockholders’ equity.
3)	Purchases, issuances, sales and settlements represent Level 3 assets and liabilities that were either purchased, issued, sold, or settled during the period. The amounts are recorded at their end of period fair values. In May 2009, the Company desecuritized its portfolio of private-label mortgage backed securities resulting in a $635.6 million decrease in Level 3 investment grade mortgage-backed securities for the nine months ended September 30, 2009.
4)	Transfers in and/or out represent existing assets and liabilities that were either previously categorized as a higher level and the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 and the lowest significant input became observable during the period. These assets and liabilities are recorded at their end of period fair values.

Valuation Methodologies

Investment Securities Available-for-Sale — The fair values of available-for-sale investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values.

The Company’s Level 3 available-for-sale securities include one private-label mortgage-backed security and certain pooled trust preferred securities. The fair values of the private-label mortgage-backed security and pooled trust preferred securities have traditionally been based on the average of at least two quoted market prices obtained from independent external brokers since broker quotes in an active market are given the highest priority. However, as a result of the global financial crisis and illiquidity in the U.S. markets, the market for these securities has become increasingly inactive since mid-2007. It is the Company’s view that current broker prices on the private-label mortgage-backed security and certain pooled trust preferred securities are based on forced liquidation or distressed sale values in very inactive markets that are not representative of the economic value of these securities. As such, the fair value of the private-label mortgage-backed security and pooled trust preferred securities have been below cost since the advent of the financial crisis. Additionally, most, if not all, of these broker quotes are nonbinding. The Company considered whether to place little, if any, weight on transactions that are not orderly when estimating fair value. Although length of time and severity of impairment are among the factors to consider when determining whether a security that is other-than-temporarily impaired, the private-label mortgage backed security and pooled trust preferred securities have only exhibited deep declines in value since the credit crisis began. The Company therefore believes that this is an indicator that the decline in price is solely a result of the lack of liquidity in the market for these securities and the broker quotes received stem from distressed sale transactions.

For the private-label mortgage-backed security, the Company determined fair value by using the appropriate combination of the market approach reflecting current broker prices and a discounted cash flow approach. The values resulting from each approach (i.e. market and income approaches) were weighted to derive the final fair value on the private-label mortgage-backed security. For the pooled trust preferred securities, the fair value was derived based on discounted cash flow analyses. In order to determine the appropriate discount rate used in calculating fair values derived from the income method for the private-label mortgage-backed security and pooled trust preferred securities, the Company has made assumptions using an exit pricing approach related to the implied rate of return which have been adjusted for general changes in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the securities. The gains and losses recorded in the period are recognized in noninterest income. During the second quarter of 2009, the private-label mortgage-backed security was downgraded from investment grade to non-investment grade.

In May 2009, the desecuritization of the Company’s Level 3 private-label mortgage backed securities resulted in a $635.6 million increase in single and multifamily loans receivable and is reflected in the decrease of Level 3 investment grade mortgage-backed investment securities for the nine months ended September 30, 2009 Level 3 reconciliation table described above.

Equity Swap Agreements – The Company has entered into several equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product offered to bank customers. This deposit product, which has a term of 5 years or 5 1/2 years, pays interest based on the performance of the Hang Seng China Enterprises Index (“HSCEI”). The fair value of these equity swap agreements is based on the income approach. The fair value is based on the change in the value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and the time remaining to maturity of the call option. The Company’s consideration of its counterparty’s credit risk resulted in a $26 thousand adjustment to the valuation of the equity swap agreements for the quarter ended September 30, 2009. The valuation of equity swap agreements falls within Level 2 of the fair value hierarchy due to the observable nature of the inputs used in deriving the fair value of these derivative contracts.

Derivatives Payable — The Company’s derivatives payable are recorded in conjunction with the certificate of deposits (“host instrument”) that pays interest based on changes in the HSCEI and are included in interest-bearing deposits on the consolidated balance sheets. The fair value of these embedded derivatives is based on the income approach. The Company’s consideration of its own credit risk resulted in a $21 thousand adjustment to the valuation of the derivative liabilities, and a net gain of $10 thousand was recognized in noninterest income as the net difference between the valuation of the equity swap agreements and derivatives payable for the quarter ended September 30, 2009. The valuation of the derivatives payable falls within Level 3 of the fair value hierarchy since the significant inputs used in deriving the fair value of these derivative contracts are not directly observable.

Mortgage Servicing Assets (“MSAs”) — The Company records MSAs in conjunction with its loan sale and securitization activities since the servicing of the underlying loans is retained by the Bank. MSAs are initially measured at fair value using an income approach. The initial fair value of MSAs is determined based on the present value of estimated net future cash flows related to contractually specified servicing fees. The valuation for MSAs falls within Level 3 of the fair value hierarchy since there are no quoted prices for MSAs and the significant inputs used to determine fair value are not directly observable. The valuation of MSAs is determined using a discounted cash flow approach utilizing the appropriate yield curve and several market-derived assumptions including prepayment speeds, servicing cost, delinquency and foreclosure costs and behavior, and float earnings rate. Net cash flows are present valued using a market-derived discount rate. The resulting fair value is then compared to recently observed bulk market transactions with similar characteristics. The fair value is adjusted accordingly to be better aligned with current observed market trends and activity.

Impaired Loans — The Company’s impaired loans are generally measured using the fair value of the underlying collateral, which is determined based on the most recent valuation information received, which may be adjusted based on factors such as the Company’s historical knowledge and changes in market conditions from the time of valuation. Impaired loans fall within Level 3 of the fair value hierarchy since they are measured at fair value based on the most recent valuation information received on the underlying collateral.

Other Real Estate Owned (“OREO”) — The Company’s OREO represents properties acquired through foreclosure or through full or partial satisfaction of loans, are considered held-for-sale, and are recorded at the lower of cost or estimated fair value at the time of foreclosure. The fair values of OREO properties are based on third-party appraisals, broker price opinions or accepted written offers. These valuations are reviewed and approved by the Company’s appraisal department, credit review, or OREO department. OREO properties are classified as Level 2 assets in the fair value hierarchy. The OREO balance of $24.2 million included in the condensed consolidated balance sheets as of September 30, 2009 is recorded net of estimated disposal costs.

Fair Value of Financial Instruments

The Company adopted ASC 820-10-50 effective June 30, 2009, which increases the frequency of fair value disclosures from an annual basis only to a quarterly basis. The carrying amounts and fair values of the Company’s financial instruments as of September 30, 2009 and December 31, 2008 were as follows:

	As of September 30, 2009		As of December 31, 2008
	Carrying Notional or Contract Amount	Estimated Fair Value	Carrying Notional or Contract Amount	Estimated Fair Value
	(In thousands)
Financial Assets:
Cash and due from banks	$132,569	$132,569	$144,486	$144,486
Short-term investments	460,665	460,665	734,367	734,367
Interest-bearing deposits in other banks	320,860	320,865	228,441	228,353
Securities purchased under resale agreements	75,000	86,292	50,000	51,581
Investment securities held-to-maturity	781,331	799,729	122,317	123,105
Investment securities available-for-sale	1,457,023	1,457,023	2,040,194	2,040,194
Loans receivable, net	8,156,838	8,064,302	8,069,377	8,036,406
Investment in Federal Home Loan Bank stock	86,729	86,729	86,729	86,729
Investment in Federal Reserve Bank stock	36,785	36,785	27,589	27,589
Accrued interest receivable	51,025	51,025	46,230	46,230
Equity swap agreements	38,828	13,728	43,453	13,853

Financial Liabilities:
Customer deposit accounts:
Demand, savings and money market deposits	4,428,646	4,008,980	3,399,817	3,141,126
Time deposits	4,239,911	4,248,498	4,742,142	4,750,957
Federal funds purchased	3,022	3,022	28,022	28,022
Federal Home Loan Bank advances	923,216	943,118	1,353,307	1,397,081
Securities sold under repurchase agreements	1,019,450	1,264,807	998,430	1,204,329
Notes payable	7,111	7,111	16,506	16,506
Accrued interest payable	10,283	10,283	18,977	18,977
Long-term debt	235,570	89,972	235,570	120,325
Derivatives payable	38,828	13,733	43,453	14,142

Off-balance sheet financial instruments:
Commitments to extend credit	1,100,083	10,615	1,469,513	16,001
Standby letters of credit	642,452	3,699	656,979	3,614
Commercial letters of credit	32,290	(76)	39,426	(204)

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

Cash and Due From Banks — The carrying amounts approximate fair values due to the short-term nature of these instruments.

Short-Term Investments — The fair values of short-term investments generally approximate their book values due to their short maturities.

Interest-Bearing Deposits in Other Banks — The fair values of interest-bearing deposits in other banks is based on the discounted cash flow approach. The discount rate is derived from the Bank’s time deposit rate curve.

Securities Purchased Under Resale Agreements — For securities purchased under resale agreements with original maturities of 90 days or less, the carrying amounts generally approximate fair values due to the short-term nature of these instruments. At September 30, 2009 and December 31, 2008, the securities purchased under resale agreements are long-term in nature and the fair value is estimated by discounting the cash flows based on expected maturities or repricing dates utilizing estimated market discount rates and taking into consideration the call features of each instrument.

Investment Securities Held-To-Maturity — The fair values of the investment securities held-to-maturity are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values.

Investment Securities Available-For-Sale — The fair values of the investment securities available-for-sale are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values. For the private-label mortgage-backed security, the fair value was derived based on a combination of broker prices and discounted cash flow analyses that is weighted as deemed appropriate. For the pooled trust preferred securities, the fair values were derived based on discounted cash flow analyses.

Loans Receivable, net — The fair value of loans is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve plus spreads, and reflects the offering rates in the market for loans with similar financial characteristics. No adjustments have been made for changes in credit within the loan portfolio. It is management’s opinion that the allowance for loan losses pertaining to performing and nonperforming loans results in a fair valuation of such loans.

Federal Home Loan Bank and Federal Reserve Bank Stock — The carrying amount of the Federal Home Loan Bank stock approximates fair value and its redemption price of $100 per share. The carrying value of the Federal Reserve Bank stock approximates fair value as the stock may be sold back at its carrying value.

Accrued Interest Receivable — The carrying amount of accrued interest receivable approximates fair value due to its short-term nature.

Equity Swap Agreements — The fair value of the derivative contracts is provided by an independent third party and is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility of the option, interest rate and time remaining to the maturity. The Company has also considered the counterparty’s credit risk in determining the valuation.

Deposits — The fair value of deposits is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve, plus spread, if any. For core deposits, the cash outflows are projected by the decay rate based on the Bank’s core deposit premium study. Cash flows for all non-time deposits are discounted using the LIBOR yield curve. For time deposits, the cash flows are based on the contractual runoff and are discounted by the Bank’s current offering rates, plus spread.

Federal Funds Purchased — The carrying amounts approximate fair values due to the short-term nature of these instruments.

Federal Home Loan Bank Advances — The fair value of FHLB advances is estimated based on the discounted value of contractual cash flows, using rates currently offered by the FHLB of San Francisco for fixed-rate credit advances with similar remaining maturities at each reporting date.

Securities Sold Under Repurchase Agreements — For securities sold under repurchase agreements with original maturities of 90 days or less, the carrying amounts approximate fair values due to the short-term nature of these instruments. At September 30, 2009 and December 31, 2008, most of the securities sold under repurchase agreements are long-term in nature and the fair values of securities sold under repurchase agreements are calculated by discounting future cash flows based on expected maturities or repricing dates, utilizing estimated market discount rates and taking into consideration the call features of each instrument.

Notes Payable — The carrying amount of notes payable approximates fair value as these notes are payable on demand.

Accrued Interest Payable — The carrying amount of accrued interest payable approximates fair value due to its short-term nature.

Long-Term Debt — The fair values of long-term debt are estimated by discounting the cash flows through maturity based on current market rates the Bank would pay for new issuances.

Derivatives Payable — The Company’s derivatives payable are recorded in conjunction with the certificate of deposits (“host instrument”) that pays interest based on changes in the HSCEI. The Company’s derivatives payable are estimated using the income approach. The Company has also considered its own credit risk in determining the valuation.

Commitments to Extend Credit, Standby and Commercial Letters of Credit — The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparty’s credit standing.

The fair value estimates presented herein are based on pertinent information available to management as of each reporting date. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

4.	STOCK-BASED COMPENSATION

The Company issues stock-based compensation to certain employees, officers and directors under share-based compensation plans. The adoption of ASC 505 and ASC 718 (previously SFAS No. 123(R), Share-Based Payment), on January 1, 2006 has resulted in incremental stock-based compensation expense. Since the Company has previously recognized compensation expense on restricted stock awards, the incremental stock-based compensation expense recognized pursuant to ASC 505 and ASC 718 relates only to issued and unvested stock option grants.

During the three and nine months ended September 30, 2009, total compensation cost recognized in the consolidated statements of operations related to stock options and restricted stock awards amounted to $1.5 million and $4.4 million, respectively, with related tax benefits of $614 thousand and $1.8 million, respectively. During the three and nine months ended September 30, 2008, total compensation cost recognized in the consolidated statements of operations related to stock options and restricted stock awards amounted to $1.5 million and $4.5 million, respectively, with related tax benefits of $630 thousand and $1.9 million, respectively.

Stock Options

The Company issues fixed stock options to certain employees, officers, and directors. Stock options are issued at the current market price on the date of grant with a three-year or four-year vesting period and contractual terms of 7 years. Stock options issued prior to July 2002 had contractual terms of 10 years. The Company issues new shares upon the exercise of stock options.

A summary of activity for the Company’s stock options as of and for the nine months ended September 30, 2009 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands) (1)
Outstanding at beginning of period	2,588,968	$20.67
Granted	43,942	6.83
Exercised	(6,198)	5.95
Forfeited	(620,001)	17.23

Outstanding at end of period	2,006,711	$21.48	3.57 years	$196

Vested or expected to vest	1,941,416	$21.46	3.51 years	$183

Exercisable at end of period	1,079,689	$21.01	2.15 years	$69

(1)	Includes in-the-money options only.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009	2008
Expected term (1)	—	(5)	—	(5)	4 years	4 years
Expected volatility (2)	—	(5)	—	(5)	60.5%	27.9%
Expected dividend yield (3)	—	(5)	—	(5)	0.6%	1.2%
Risk-free interest rate (4)	—	(5)	—	(5)	1.8%	2.6%

(1)	The expected term (estimated period of time outstanding) of stock options granted was estimated using the historical exercise behavior of employees.
(2)	The expected volatility was based on historical volatility for a period equal to the stock option’s expected term.
(3)	The expected dividend yield is based on the Company’s prevailing dividend rate at the time of grant.
(4)	The risk-free rate is based on the U.S. Treasury strips in effect at the time of grant equal to the stock option’s expected term.
(5)	The Company did not issue any stock options during the third quarter of 2009 and 2008.

During the three and nine months ended September 30, 2009 and 2008, information related to stock options is presented as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009	2008

Weighted average fair value of stock options granted during the period	$—	(1)	$—	(1)	$3.00	$4.27
Total intrinsic value of options exercised (in thousands)	8		43		13	380
Total fair value of options vested (in thousands)	74		103		1,512	1,325

(1)	The Company did not issue any stock options during the third quarter of 2009 and 2008.

As of September 30, 2009, total unrecognized compensation cost related to stock options amounted to $2.5 million. The cost is expected to be recognized over a weighted average period of 2.8 years.

Restricted Stock

In addition to stock options, the Company also grants restricted stock awards to directors, certain officers and employees. The restricted shares awarded become fully vested after three to five years of continued employment from the date of grant. The Company becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the restricted shares when the restrictions are released and the shares are issued. Restricted shares are forfeited if officers and employees terminate prior to the lapsing of restrictions. The Company records forfeitures of restricted stock as treasury share repurchases.

A summary of the activity for restricted stock as of September 30, 2009, including changes during the nine months then ended, is presented below:

	Shares	Weighted Average Price
Outstanding at beginning of period	753,165	$29.35
Granted	328,407	7.42
Vested	(32,609)	37.87
Forfeited	(105,669)	30.45

Outstanding at end of period	943,294	$21.30

The weighted average fair values of restricted stock awards granted during the nine months ended September 30, 2009 and 2008 were $7.42 and $19.66, respectively.

As of September 30, 2009, total unrecognized compensation cost related to restricted stock awards amounted to $9.3 million. This cost is expected to be recognized over a weighted average period of 2.6 years.

5.	INVESTMENT SECURITIES

An analysis of the held-to-maturity and available-for-sale investment securities portfolio is presented as follows:

	As of September 30, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Held-to-maturity
U.S. Government agency and U.S. Government sponsored enterprise debt securities	$252,638	$530	$(1,145)	$252,023
Municipal securities	36,118	1,720	—	37,838
Other residential mortgage-backed securities
Investment grade	75,033	1,909	(115)	76,827
Non-investment grade	30,461	—	(1,770)	28,691
Corporate debt securities
Investment grade	377,947	17,417	(89)	395,275
Non-investment grade	4,625	—	(59)	4,566
Other securities	4,509	—	—	4,509

Total investment securities held-to-maturity	$781,331	$21,576	$(3,178)	$799,729

Available-for-sale
U.S. Treasury securities	$2,214	$1	$—	$2,215
U.S. Government agency and U.S. Government sponsored enterprise debt securities	474,896	2,311	(472)	476,735
U.S. Government agency and U.S. Government sponsored enterprise mortgage-backed securities
Commercial mortgage-backed securities	26,107	873	—	26,980
Residential mortgage-backed securities	752,671	19,705	(2)	772,374
Municipal securities	17,759	193	(26)	17,926
Other residential mortgage-backed securities
Investment grade	27,099	—	(107)	26,992
Non-investment grade	21,329	—	(5,795)	15,534
Corporate debt securities
Investment grade	102,052	2,534	(1,308)	103,278
Non-investment grade (1)	69,824	—	(58,123)	11,701
U.S. Government sponsored enterprise equity securities	3,041	468	(221)	3,288

Total investment securities available-for-sale	$1,496,992	$26,085	$(66,054)	$1,457,023

Total investment securities	$2,278,323	$47,661	$(69,232)	$2,256,752

	As of December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Held-to-maturity
Municipal securities	$5,772	$118	$—	$5,890
Corporate debt securities	116,545	904	(234)	117,215

Total investment securities held-to-maturity	$122,317	$1,022	$(234)	$123,105

Available-for-sale
U.S. Treasury securities	$2,505	$8	$—	$2,513
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	1,020,355	4,762	(1,183)	1,023,934
U.S. Government agency securities and U.S. Government sponsored enterprise mortgage-backed securities	373,690	6,758	(397)	380,051
Other mortgage-backed securities	645,940	—	(108,614)	537,326
Corporate debt securities (1)	116,127	266	(73,849)	42,544
U.S. Government sponsored enterprise equity securities (1)	3,340	—	(2,156)	1,184
Residual securities	25,043	25,019	—	50,062
Other securities (1)	2,570	10	—	2,580

Total investment securities available-for-sale	$2,189,570	$36,823	$(186,199)	$2,040,194

Total investment securities	$2,311,887	$37,845	$(186,433)	$2,163,299

(1)	As of December 31, 2008, the Company recorded an OTTI charge of $13.6 million for corporate debt securities, $55.3 million for U.S. Government sponsored enterprise equity securities, and $4.3 million for other securities. Upon adoption of ASC 320, the Company reclassified the noncredit portion of previously recognized OTTI for pooled trust preferred securities totaling $8.1 million, on a net of tax basis, from the opening balance of retained earnings to other comprehensive income as of March 31, 2009. Additionally, the Company recorded $61.9 million, on a pre-tax basis, of the credit portion of OTTI through earnings and $12.2 million, net of tax, of the non-credit portion of OTTI for pooled trust preferred securities in other comprehensive income for the nine months ended September 30, 2009.

The fair values of investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. The Company performs a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of fair value. The procedures include, but are not limited to, initial and ongoing review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. The Company assesses that prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed that are based on spreads, and when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon available market data, the price received from third parties is adjusted accordingly.

Prices from third-party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

As a result of the global financial crisis and illiquidity in the U.S. markets, the Company believes current broker prices obtained on the private-label mortgage-backed security and certain pooled trust preferred securities are based on forced liquidation or distressed sale values in very inactive markets that are not representative of the economic value of these securities. The fair values of the private-label mortgage-backed security and pooled trust preferred securities have traditionally been based on the average of at least two quoted market prices obtained from independent external brokers since broker quotes in an active market are given the highest priority. However, in light of these circumstances, the Company has modified its approach in determining the fair values of these securities. For the pooled trust preferred securities, the Company believes that the cash flow analyses which demonstrate that the realizable value of these securities are equal to their carrying values should be the primary factor considered when making a judgment about other-than-temporary impairment. For the private-label mortgage-backed security, the Company determined fair value by using the appropriate combination of the market approach reflecting current broker prices and a discounted cash flow approach. The values resulting from each approach (i.e. market and income approaches) were weighted to derive the final fair value on the private-label mortgage-backed security. In calculating the fair value derived from the income approach, the Company made assumptions related to the implied rate of return, general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates.

The following tables show the Company’s rollforward of the amount related to credit losses for the three and nine months ended September 30, 2009:

Three Months Ended September 30, 2009
(In thousands)
Beginning balance, July 1, 2009	$(37,647)
Additions of OTTI that was not previously recognized	(3,855)
Additional increases to the amount related to the credit loss for which an OTTI was previously recognized	(20,394)

Ending balance, September 30, 2009	$(61,896)

Nine Months Ended September 30, 2009
(In thousands)
Beginning balance, January 1, 2009	$—
Additions of OTTI that was not previously recognized	(29,084)
Additional increases to the amount related to the credit loss for which an OTTI was previously recognized	(32,812)

Ending balance, September 30, 2009	$(61,896)

The following table shows the Company’s investment portfolio’s gross unrealized losses and related fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of September 30, 2009 and December 31, 2008:

	As of September 30, 2009
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)

Held-to-maturity
U.S. Government agency and U.S. Government sponsored enterprise debt securities	$126,494	$(1,145)	$—	$—	$126,494	$(1,145)
Other residential mortgage-backed securities
Investment grade	17,106	(115)	—	—	17,106	(115)
Non-investment grade	28,691	(1,770)	—	—	28,691	(1,770)
Corporate debt securities
Investment grade	4,039	(89)	—	—	4,039	(89)
Non-investment grade	4,566	(59)	—	—	4,566	(59)

Total temporarily impaired securities held-to-maturity	$180,896	$(3,178)	$—	$—	$180,896	$(3,178)

Available-for-sale
U.S. Treasury securities	$—	$—	$—	$—	$—	$—
U.S. Government agency and U.S. Government sponsored enterprise debt securities	34,528	(472)	—	—	34,528	(472)
U.S. Government agency and U.S. Government sponsored enterprise residential mortgage-backed securities	5,091	(2)	—	—	5,091	(2)
Municipal securities	2,430	(26)	—	—	2,430	(26)
Other residential mortgage-backed securities
Investment grade	26,992	(107)	—	—	26,992	(107)
Non-investment grade	—	—	15,534	(5,795)	15,534	(5,795)
Corporate debt securities
Investment grade	11,927	(76)	860	(1,232)	12,787	(1,308)
Non-investment grade (1)	419	(10,230)	11,282	(47,893)	11,701	(58,123)
U.S. Government sponsored enterprise equity securities	—	—	1,786	(221)	1,786	(221)

Total temporarily impaired securities available-for-sale	$81,387	$(10,913)	$29,462	$(55,141)	$110,849	$(66,054)

Total temporarily impaired securities	$262,283	$(14,091)	$29,462	$(55,141)	$291,745	$(69,232)

	As of December 31, 2008
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Held-to-maturity
Corporate debt securities	$40,057	$(234)	$—	$—	$40,057	$(234)

Total temporarily impaired securities held-to-maturity	$40,057	$(234)	$—	$—	$40,057	$(234)

Available-for-sale
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	$143,727	$(1,183)	$—	$—	$143,727	$(1,183)
U.S. Government agency securities and U.S. Government sponsored enterprise mortgage-backed securities	72,245	(397)	—	—	72,245	(397)
Other mortgage-backed securities	17,984	(3,339)	519,090	(105,275)	537,074	(108,614)
Corporate debt securities	4,016	(2,946)	34,611	(70,903)	38,627	(73,849)
U.S. Government sponsored enterprise equity securities	1,184	(2,156)	—	—	1,184	(2,156)

Total temporarily impaired securities available-for-sale	$239,156	$(10,021)	$553,701	$(176,178)	$792,857	$(186,199)

Total temporarily impaired securities	$279,213	$(10,255)	$553,701	$(176,178)	$832,914	$(186,433)

(1)	For the nine months ended September 30, 2009, the Company recorded $21.0 million, on a pre-tax basis, of the non-credit portion of OTTI for pooled trust preferred securities in other comprehensive income, which is included as gross unrealized losses.

Corporate Debt Securities (Available-for-Sale)

The majority of unrealized losses in the available-for-sale portfolio at September 30, 2009 are related to pooled trust preferred debt securities. As of September 30, 2009, the Company had $6.4 million in pooled trust preferred debt securities available-for-sale, representing less than 1% of the total investment securities available-for-sale portfolio. In April 2009, except for one security which was downgraded but remained at investment grade status, the ratings for the other twelve pooled trust preferred securities were downgraded to non-investment grade status due to increased deferral and default activity from the issuers of the underlying debt collateralizing these instruments. As of September 30, 2009, these debt instruments had gross unrealized losses amounting to $55.4 million, or 90% of the total amortized cost basis of these securities, comprised of $34.4 million in gross unrealized losses and $21.0 million, or $12.2 million on a net of tax basis, in noncredit-related impairment losses recorded during the first nine months of 2009 pursuant to the provisions of ASC 320-10-65.

Almost all of the pooled trust preferred securities held by the Company have underlying collateral issued by banks and insurance companies. Continued deterioration in market conditions have resulted in many more small banks either deferring or defaulting on their trust preferred debt during the third quarter of 2009. As a result of diminishing collateral values, deteriorating cash flows, and increasing estimates of future deferrals and defaults, the Company recorded an impairment loss of $45.2 million on its portfolio of trust preferred securities during the third quarter of 2009, of which $24.2 million was a pre-tax credit loss recorded through earnings. The remaining $21.0 million, or $12.2 million on a net of tax basis, in noncredit-related impairment loss was recorded in other comprehensive income as of September 30, 2009. The Company determined the amount of credit-related impairment by discounting the expected future cash flows with the effective yield of the security in accordance with generally accepted accounting principles. During the first quarter of 2009, the Company recorded an impairment loss of $13.4 million on a non-investment grade pooled trust preferred security. During the second quarter of 2009, the Company recorded an impairment loss of $100.8 million on its portfolio of trust preferred securities, of which $37.4 million was a pre-tax credit loss recorded in other comprehensive income. As of March 31, 2009, of the total impairment loss amount, $200 thousand was a pretax credit loss recorded through earnings. The remaining $13.2 million, or $7.6 million on a net of tax basis, in noncredit-related impairment loss was recorded in other comprehensive income.

During 2008 and 2007, the Company recorded $13.6 million and $405 thousand, respectively, in non-credit related impairment losses on three pooled trust preferred securities due to rating downgrades caused by increases in market spreads, concerns regarding the housing market, and lack of liquidity in the market. None of these securities have experienced any credit-related losses for which OTTI was previously recorded. Upon the implementation of ASC 320-10-65, the Company reclassified the combined $14.0 million, or $8.1 million on a net of tax basis, in noncredit-related OTTI impairment losses recognized during 2008 and 2007 from the opening balance of retained earnings to other comprehensive income as of March 31, 2009.

Mortgage-backed Securities (Held-to-Maturity)

As of September 30, 2009, the aggregate fair value of the non-agency held-to-maturity mortgage-backed securities amounted to $105.5 million. These securities are collateralized by single family loans and secured by first liens on these residential properties. During the second and third quarter of 2009, three mortgage-backed securities were downgraded from investment grade to non-investment grade. Except for these three non-investment grade securities, the remaining held-to-maturity mortgage-backed securities are investment grade. As of September 30, 2009, these debt instruments had gross unrealized losses for less than twelve months amounting to $1.9 million, or 2% of the aggregate amortized cost basis of held-to-maturity mortgage-backed securities, comprised of $1.8 million and $115 thousand that are non-investment grade and investment grade, respectively.

The decline in fair values of these securities is due to widening market spreads, concerns regarding the downturn in the housing market, and lack of liquidity in the market. However, these securities have strong credit support, low loan-to-values, low delinquency, and low OREO ratios. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost bases. As such, the Company does not deem these securities to be other-than-temporarily impaired as of September 30, 2009.

Mortgage-backed Securities (Available-for-Sale)

As of September 30, 2009, the Company had one private-label available-for-sale mortgage-backed security with a fair value of $15.5 million, with a gross unrealized loss of $5.8 million, or 27% of the amortized cost basis of this security, for more than 12 months. During the second quarter of 2009, this security was downgraded from investment grade to non-investment grade. This security is collateralized by single family loans and secured by the first lien on these residential properties. Additionally, any principal and interest shortfall that may arise from the deterioration of the collateral will be covered by a monoline insurance provider. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before recovery of its amortized cost basis. As such, the Company does not deem this security to be other-than-temporarily impaired as of September 30, 2009.

In May 2009, the Company desecuritized its private-label mortgage backed securities which resulted in a $635.6 million increase in single and multifamily loans receivable with a corresponding decrease in available-for-sale investment securities. These single family and multifamily loans were previously originated by the Company and were securitized in 2006 and 2007 for additional liquidity purposes. All of the resulting securities were retained by the Company in its available-for-sale investment portfolio. The Company’s decision to desecuritize these securities was prompted by the mark-to-market adjustments recorded on these securities that were based on price points observed in the general market for mortgage-backed securities that were not reflective of the better credit quality of the underlying loans. These loans had very low overall delinquency rates as of September 30, 2009. The accumulated mark-to-market adjustments on these securities, recorded in other comprehensive income, were negatively impacting the Company’s tangible common equity. The desecuritization added $30.6 million to the Company’s tangible common equity.

Government-Sponsored Equity Preferred Stock (Available-for Sale)

In September 2008, liquidity and credit concerns led the U.S. Federal Government to assume a conservatorship role in Fannie Mae and Freddie Mac. The rating on Fannie Mae and Freddie Mac preferred stock securities was downgraded from investment grade to non-investment grade status reflecting the cessation of dividend payments on these securities. These securities are non-cumulative perpetual preferred stock in which unpaid dividends do not accumulate. The purchase agreement between the U.S. Treasury and these government-sponsored entities contains a covenant prohibiting the payment of dividends on existing preferred stock. As the assessment on the status of any resumption in dividend payments on these securities was uncertain, the Company recorded $55.3 million in OTTI charges on Fannie Mae and Freddie Mac preferred stock securities in 2008. As of September 30, 2009, the fair value of these preferred stock securities was $3.3 million. Gross unrealized losses on these securities amounted to $221 thousand as of September 30, 2009, or 7% of the aggregate amortized cost basis of these securities. The outlook for these preferred securities remains stable. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell these securities before recovery of their amortized cost bases. As such, the Company does not deem these remaining securities to be other-than-temporarily impaired as of September 30, 2009.

The Company has thirteen individual securities that have been in a continuous unrealized loss position for twelve months or longer as of September 30, 2009. These securities are comprised of ten corporate debt securities with a total fair value of $12.1 million, two government-sponsored equity preferred securities with a total fair value of $1.8 million and one mortgage-backed security with a fair value of $15.5 million. As of September 30, 2009, there were also 28 securities that have been in a continuous unrealized loss position for less than twelve months. The unrealized losses on these securities are primarily attributed to changes in interest rates as well as the liquidity crisis that has impacted all financial industries. The issuers of these securities have not, to the Company’s knowledge, established any cause for default on these securities. These securities have fluctuated in value since their purchase dates as market interest rates have fluctuated. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases. As such, the Company does not deem these securities to be other-than-temporarily impaired as of September 30, 2009.

The scheduled maturities of investment securities at September 30, 2009 are presented as follows:

	Held-to-maturity		Available-for-sale
(In thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within one year	$220,132	$222,276	$325,308	$316,192
Due after one year through five years	305,649	320,941	151,933	154,067
Due after five years through ten years	52,040	53,800	116,058	119,026
Due after ten years	203,510	202,712	900,651	864,450
Indeterminate maturity	—	—	3,042	3,288

Total	$781,331	$799,729	$1,496,992	$1,457,023

6.	GOODWILL AND OTHER INTANGIBLE ASSETS

The carrying amount of goodwill remained at $337.4 million at September 30, 2009 and December 31, 2008. Goodwill is tested for impairment on an annual basis, or more frequently as events occur, or as current circumstances and conditions warrant. The Company records impairment losses as charges to noninterest expense and adjustments to the carrying value of goodwill. Subsequent reversals of goodwill impairment are prohibited.

During the third quarter of 2009, both the U.S. and global financial markets continued to experience volatility and the effect of such volatility continued to unfavorably impact the market prices of banking stocks, including the Company’s. As of September 30, 2009, the Company’s market capitalization based on total outstanding common and preferred shares was $1.08 billion and its total stockholders’ equity was $1.52 billion. As a result, the Company performed an impairment analysis as of September 30, 2009 to determine whether and to what extent, if any, recorded goodwill was impaired. The analysis compared the fair value of each of the reporting units, including goodwill, to the respective carrying amounts. If the carrying amount of the reporting unit, including goodwill exceeds the fair value of that reporting unit, then further testing for goodwill impairment is performed.

During the first quarter of 2009, the Company re-aligned its management reporting structure and identified three business divisions that meet the criteria of an operating segment in accordance with generally accepted accounting principles. The Company’s three operating segments are Retail Banking, Commercial Banking, and Other. The Company determined that there were no additional reporting units below each operating segment and therefore the reporting units are equivalent to the operating segments. See Note 10 to the Company’s condensed consolidated financial statements presented elsewhere in this report for a further discussion of the revised business segments.

In order to determine the fair value of the reporting units, a combined income and market approach was used. Under the income approach, the Company provided a net income projection for the next 5 years plus a terminal growth rate was used to calculate the discounted cash flows and the present value of the reporting units. Under the market approach, the fair value was calculated using the current fair values of comparable peer banks of similar size, geographic footprint and focus. The market capitalizations and multiples of these peer banks were used to calculate the market price of the Company and each reporting unit. The fair value was also subject to a control premium adjustment, which is the cost savings that a purchaser of the reporting units could achieve by eliminating duplicative costs. Under the combined income and market approaches, the value from each approach was appropriately weighted to determine the fair value. As a result of this analysis, the Company determined that there was no goodwill impairment at September 30, 2009 as the fair values of all reporting units exceeded the current carrying amounts of the goodwill. No assurance can be given that goodwill will not be written down in future periods. The Company recorded goodwill impairment of $858 thousand as a charge to earnings during the first nine months of 2008.

The Company also has premiums on acquired deposits which represent the intangible value of depositor relationships resulting from deposit liabilities assumed from various acquisitions. Other intangibles are tested for impairment on an annual basis, or more frequently as events occur, or as current circumstances and conditions warrant. The gross carrying amount of deposit premiums totaled $43.0 million as of September 30, 2009 and December 31, 2008, with related accumulated amortization expense amounting to $24.3 million and $21.0 million, respectively, as of September 30, 2009 and December 31, 2008. During the first quarter of 2008, the Company recorded an $855 thousand impairment loss on deposit premiums initially recorded for the Desert Community Bank acquisition due to higher than anticipated runoffs in certain deposit categories. The Company amortizes premiums on acquired deposits based on the projected useful lives of the related deposits.

The following table provides the estimated amortization expense of premiums on acquired deposits for 2009 and the succeeding four years as follows:

Estimate For The Year Ending December 31,	Amount
(In thousands)
2009	$1,058
2010	3,858
2011	3,378
2012	2,602
2013	1,707

7.	ALLOWANCE FOR LOAN LOSSES

The following table summarizes activity in the allowance for loan losses for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Allowance balance, beginning of period	$223,700	$168,413	$178,027	$88,407
Allowance for unfunded loan commitments and letters of credit	(1,051)	5,437	(617)	5,669
Provision for loan losses	159,244	43,000	388,666	183,000
Impact of desecuritization	—	—	9,262	—
Chargeoffs:
Single family real estate	8,371	1,023	26,487	1,732
Multifamily real estate	7,235	1,006	11,333	1,442
Commercial real estate	23,715	666	39,574	666
Land	40,397	21,024	86,519	42,442
Construction	56,354	16,138	134,880	40,429
Commercial business	17,696	4,401	50,873	18,136
Automobile	6	63	41	226
Other consumer	109	34	1,727	74

Total chargeoffs	153,883	44,355	351,434	105,147

Recoveries:
Single family real estate	337	1	563	3
Multifamily real estate	4	—	222	—
Commercial and industrial real estate	610	3	1,207	1,905
Land	409	1,896	825	—
Construction	768	2,581	1,734	2,581
Commercial business	484	177	2,132	714
Automobile	14	2	45	23
Other consumer	14	—	18	—

Total recoveries	2,640	4,660	6,746	5,226

Net chargeoffs	151,243	39,695	344,688	99,921

Allowance balance, end of period	$230,650	$177,155	$230,650	$177,155

Average loans outstanding	$8,471,766	$8,451,517	$8,305,602	$8,725,596

Total gross loans outstanding, end of period	$8,419,475	$8,289,433	$8,419,475	$8,289,433

Annualized net chargeoffs to average loans	7.14%	1.88%	5.53%	1.53%
Allowance for loan losses to total gross loans, end of period	2.74%	2.14%	2.74%	2.14%

At September 30, 2009, the allowance for loan losses amounted to $230.7 million, or 2.74% of total loans, compared with $178.0 million or 2.16% of total loans at December 31, 2008, and $177.2 million, or 2.14% of total gross loans as of September 30, 2008. The increase in the allowance for loan losses is primarily due to the $388.7 million in provisions for loan losses recorded during the nine months ended September 30, 2009 and $9.3 million in allowance for losses recorded during the second quarter of 2009 in conjunction with the desecuritization of single family and multifamily loans completed in May 2009. This compares to $183.0 million in provisions for loan losses recorded during the nine months ended September 30, 2008. During the third quarter of 2009, the Company sold $180.6 million in problem loans and $25.7 million in OREO properties. Year to date through September 30, 2009, the Company has sold $313.3 million in problem loans and $105.5 million in OREO properties. These sales of problem assets have resulted in net chargeoffs of $60.1 million and $91.9 million for the third quarter of 2009 and first nine months of 2009, respectively, and increased loan loss provisions. During the first nine months of 2009, the Company recorded $344.7 million in net chargeoffs, compared to $99.9 million in net chargeoffs recorded during the first nine months of 2008. Throughout the course of 2008 and the first nine months of 2009, the Company has actively reduced its total exposure to land and construction loans by $2.03 billion, or 63%. As of September 30, 2009, land and construction loan balances were reduced to $415.2 million and $654.1 million, respectively, from $576.6 million and $1.26 billion, respectively, as of December 31, 2008.

8.	COMMITMENTS AND CONTINGENCIES
Credit Extensions — In the normal course of business, the Company has various outstanding commitments to extend credit that are not reflected in the accompanying condensed consolidated financial statements. As of September 30, 2009 and December 31, 2008, respectively, undisbursed loan commitments amounted to $1.10 billion and $1.47 billion, respectively. Commercial and standby letters of credit amounted to $674.7 million and $ 696.4 million as of September 30, 2009 and December 31, 2008, respectively.

Guarantees — From time to time, the Company securitizes loans with recourse in the ordinary course of business. For loans that have been securitized with recourse, the recourse component is considered a guarantee. When the Company securitizes a loan with recourse, it commits to stand ready to perform if the loan defaults, and to make payments to remedy the default. As of September 30, 2009, total loans securitized with recourse amounted to $485.6 million and were comprised of $54.0 million in single family loans with full recourse and $431.5 million in multifamily loans with limited recourse. In comparison, total loans securitized with recourse amounted to $544.5 million at December 31, 2008, comprised of $62.4 million in single family loans with full recourse and $482.1 million in multifamily loans with limited recourse. The recourse provision on multifamily loans is limited to 2.5% of the top loss on the underlying loans. All of these transactions represent securitizations with Fannie Mae. The Company’s recourse reserve related to loan securitizations totaled $1.7 million as of September 30, 2009 and $1.1 million as of December 31, 2008, and is included in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets. Despite the challenging conditions in the real estate market, the Company continues to experience relatively minimal losses from the single family and multifamily loan portfolios.

The Company also sells or securitizes loans without recourse that may have to be subsequently repurchased if a defect that occurred during the loan origination process results in a violation of a representation or warranty made in connection with the securitization or sale of the loan. When a loan sold or securitized to an investor without recourse fails to perform according to its contractual terms, the investor will typically review the loan file to determine whether defects in the origination process occurred and if such defects give rise to a violation of a representation or warranty made to the investor in connection with the sale or securitization. If such a defect is identified, the Company may be required to either repurchase the loan or indemnify the investor for losses sustained. If there are no such defects, the Company has no commitment to repurchase the loan. As of September 30, 2009 and December 31, 2008, the amount of loans sold without recourse totaled $708.2 million and $693.5 million, respectively. Total loans securitized without recourse amounted to $362.1 million and $1.04 billion, respectively, at September 30, 2009 and December 31, 2008. The decrease in loans securitized without recourse at September 30, 2009, is due to the desecuritization of the Company’s private label mortgage backed securities during May 2009 which resulted in an increase of $635.6 million of single and multifamily loans with a corresponding decrease in investment securities available-for-sale. The loans sold or securitized without recourse represent the unpaid principal balance of the Company’s loans serviced for others portfolio.

Litigation — Neither the Company nor the Bank is involved in any material legal proceedings at September 30, 2009. The Bank, from time to time, is a party to litigation which arises in the ordinary course of business, such as claims to enforce liens, claims involving the origination and servicing of loans, and other issues related to the business of the Bank. After taking into consideration information furnished by counsel to the Company and the Bank, management believes that the resolution of such issues will not have a material adverse impact on the financial position, results of operations, or liquidity of the Company or the Bank.

9.	STOCKHOLDERS’ EQUITY

Series A Preferred Stock Offering — In April 2008, the Company issued 200,000 shares of 8% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (“Series A”), with a liquidation preference of $1,000 per share. The Company received $194.1 million of additional Tier 1 qualifying capital, after deducting stock issuance costs. The holders of the Series A preferred stock have the right at any time to convert each share of Series A preferred stock into 64.9942 shares of the Company’s common stock, plus cash in lieu of fractional shares. This represents an initial conversion price of approximately $15.39 per share of common stock or a 22.5% conversion premium based on the closing price of the Company’s common stock on April 23, 2008 of $12.56 per share. On or after May 1, 2013, the Company will have the right, under certain circumstances, to cause the Series A preferred stock to be converted into shares of the Company’s common stock. Dividends on the Series A preferred stock, if declared, will accrue and be payable quarterly in arrears at a rate per annum equal to 8% on the liquidation preference of $1,000 per share, on February 15, May 15, August 15 and November 15 of each year. The proceeds from this offering were used to augment the Company’s liquidity and capital positions and reduce its borrowings.

In July 2009, the Company completed the exchange of approximately 111 thousand shares of Series A preferred stock into about 10 million shares of common stock with certain shareholders. This transaction was accounted for as an induced conversion with the settlement of shares occurring in July 2009. The Company recorded a preferred dividend of $18.3 million during the nine months ended 2009 which represents the additional consideration or inducement given to these shareholders in excess of the carrying value of the Series A preferred stock. As a result of these exchange transactions, the Company’s tangible common equity increased by an aggregate of $107.5 million net of original stock issuance costs.

Series B Preferred Stock Offering — On December 5, 2008, the Company issued 306,546 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B”), with a liquidation preference of $1,000 per share. The Company received $306.5 million of additional Tier 1 qualifying capital from the U.S. Treasury by participating in the U.S.Treasury’s Capital Purchase Program (“TCPP”). The Series B preferred shares will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the investment date and thereafter at a rate of 9% per annum. The Series B preferred shares are transferable by the U.S. Treasury at any time. Subject to the approval of the Federal Reserve Board, the Series B preferred shares may be reacquired by the Company at 100% of liquidation preference (plus any accrued and unpaid dividends).

Warrants — During 2008, in conjunction with the Series B preferred stock offering, the Company issued warrants with an initial price of $15.15 per share of common stock for which the warrant may be exercised, with an allocated fair value of $25.2 million. The warrant may be exercised at any time on or before December 5, 2018. The U.S. Treasury may not transfer a portion of the warrants with respect to more than one-half of the original number of shares of common stock until the earlier of the successful completion of an offering of replacement Tier 1 capital of at least $306.5 million and December 31, 2009. The warrants, and all rights under the warrants, are otherwise transferable. As of September 30, 2009, there were 3,035,109 warrants outstanding.

Private Sales of Common Stock — On July 14, 2009, in private placement transactions, two customers of the Bank purchased 5,000,000 newly issued shares of the Company’s common stock at a price of $5.50 per share. The Company received net proceeds of approximately $26.0 million, net of stock issuance costs, in conjunction with this common stock offering. The Company has registered these shares for resale to the public.

Public Offering of Common Stock — On July 24, 2009, the Company completed a public offering of 11 million shares of its common stock priced at $6.35. The underwriter also exercised its option to purchase an additional 1.65 million shares of the Company’s common stock. The Company received net proceeds of approximately $76.7 million, net of stock issuance costs, in conjunction with this common stock offering.

Stock Repurchase Program — During 2007, the Company’s Board of Directors authorized a new stock repurchase program to buy back up to $80.0 million of the Company’s common stock. The Company did not repurchase any shares during the nine months ended September 30, 2009 in connection with this stock repurchase program.

Quarterly Dividends — On July 15, 2009, the Company’s Board of Directors declared third quarter preferred stock cash dividends of $20.00 per share on its Series A preferred stock payable on or about August 1, 2009 to shareholders of record on July 15, 2009. On August 17, 2009, the Company’s Board of Directors declared and paid quarterly preferred cash dividends of $12.50 on its Series B preferred shares. Total cash dividends accrued and paid in conjunction with the Company’s Series A and B preferred stock amounted to $5.9 million and $21.4 million during the three and nine months ended September 30, 2009, respectively.

On July 15, 2009, the Company’s Board of Directors also declared quarterly common stock cash dividends of $0.01 per share payable on or about August 26, 2009 to shareholders of record on August 12, 2009. Cash dividends totaling $916 thousand and $2.5 million were paid to the Company’s common shareholders during the third quarter and first nine months of 2009, respectively.

Earnings (Loss) Per Share (“EPS”) — The actual number of shares outstanding at September 30, 2009 was 91,693,532. Basic EPS excludes dilution and is computed by dividing income or loss available to common stockholders by the weighted-average number of shares outstanding during the period. Diluted EPS is calculated on the basis of the weighted average number of shares outstanding during the period plus restricted stock and shares issuable upon the assumed exercise of outstanding convertible preferred stock, common stock options and warrants, unless they have an antidilutive effect. Due to the net loss recorded during the third quarter and first nine months of 2009, incremental shares resulting from the assumed conversion, exercise, or contingent issuance of securities are not included as their effect on earnings or loss per share would be antidilutive.

The following table sets forth (loss) earnings per share calculations for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30,
	2009			2008
	Net loss available to	Number	Per Share	Net loss available to	Number	Per Share
	common stockholders	of Shares	Amounts	common stockholders	of Shares	Amounts
	(In thousands, except per share data)
Basic EPS
Net loss before extraordinary item, as reported	$(68,531)	86,538	$(0.79)	$(31,206)	62,675	$(0.50)
Less: Preferred stock dividends, inducement, and amortization of preferred stock discount	(10,620)	—	—	(4,089)	—	—

Loss available to common stockholders before extraordinary item	(79,151)	86,538	(0.91)	(35,295)	62,675	(0.56)
Extraordinary item	—	—	—	—	—	—

Net loss available to common stockholders after extraordinary item	$(79,151)	$86,538	$(0.91)	$(35,295)	62,675	$(0.56)

Diluted EPS
Effect of dilutive securities:
Stock options	—	—	—	—	—	—
Restricted stock	—	—	—	—	—	—
Stock warrants	—	—	—	—	—	—

Loss available to common stockholders before extraordinary item	$(79,151)	86,538	$(0.91)	$(35,295)	62,675	$(0.56)
Extraordinary item	—	—	—	—	—	—

Net loss available to common stockholders after extraordinary item	$(79,151)	$86,538	$(0.91)	$(35,295)	62,675	$(0.56)

	Nine Months Ended September 30,
	2009			2008
	Net loss available to	Number	Per Share	Net loss available to	Number	Per Share
	common stockholders	of Shares	Amounts	common stockholders	of Shares	Amounts
	(In thousands, except per share data)
Basic EPS
Net loss before extraordinary item, as reported	$(177,722)	70,967	$(2.50)	$(52,049)	62,586	$(0.83)
Less: Preferred stock dividends, inducement, and amortization of preferred stock discount	(42,986)	—	—	(4,089)	—	—

Loss available to common stockholders before extraordinary item	(220,708)	70,967	(3.11)	(56,138)	62,586	(0.90)
Extraordinary item	(5,366)	70,967	(0.08)	—	—	—

Net loss available to common stockholders after extraordinary item	$(226,074)	$70,967	$(3.19)	$(56,138)	62,586	$(0.90)

Diluted EPS
Effect of dilutive securities:
Stock options	—	—	—	—	—	—
Restricted stock	—	—	—	—	—	—
Stock warrants	—	—	—	—	—	—

Loss available to common stockholders before extraordinary item	$(220,708)	70,967	$(3.11)	$(56,138)	62,586	$(0.90)
Extraordinary item	(5,366)	70,967	(0.08)	—	—	—

Net loss available to common stockholders after extraordinary item	$(226,074)	70,967	$(3.19)	$(56,138)	62,586	$(0.90)

The following outstanding convertible preferred stock, stock options, and restricted stock for the three and nine months ended September 30, 2009 and 2008, respectively, were excluded from the computation of diluted EPS because including them would have had an antidilutive effect:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Convertible preferred stock	6,169	12,955	10,547	7,617
Stock options	1,922	2,435	1,964	1,995
Restricted stock	583	710	802	651

10.	BUSINESS SEGMENTS

The Company utilizes an internal reporting system to measure the performance of various operating segments within the Bank and the Company overall. The Company had previously identified five operating segments for purposes of management reporting: retail banking, commercial lending, treasury, residential lending, and other. The Bank’s strategic focus has been shifting and evolving over the last several years which has influenced how the chief operating decision maker views the Company’s business operations and assesses its economic performance. Specifically, the Company’s business focus has culminated in a two-segment core business structure: Retail Banking and Commercial Banking. A third segment, which is comprised of a combination of previous operating segments—Treasury and Other, provides broad administrative support to these two core segments. As a result of this evolution in the Company’s strategic focus, the Company realigned its segment methodology during the first quarter of 2009, and identified these three business divisions as meeting the criteria of an operating segment. The objective of combining certain segments under a new reporting structure was to better align the Company’s service structure with its customer base, and to provide a platform to more efficiently manage the complexities and challenges impacting the Company’s current business environment.

The Retail Banking segment focuses primarily on retail operations through the Bank’s branch network. The Commercial Banking segment, which includes commercial real estate, primarily generates commercial loans through the efforts of the commercial lending offices located in the Bank’s northern and southern California production offices. Furthermore, the Company’s Commercial Banking segment also offers a wide variety of international finance and trade services and products. The former residential lending segment has been combined with the Retail Banking segment due to the consumer-centric nature of the products and services offered by these two segments as well as the synergistic relationship between these two units in generating consumer mortgage loans. The remaining centralized functions, including the former Treasury segment, and eliminations of intersegment amounts have been aggregated and included in “Other.”

Given the significant decline in short-term and long-term interest rates since 2007, the Company reassessed its transfer pricing assumptions during the first quarter of 2009 to be consistent with its goal of growing core deposits and originating profitable, good credit quality loans. Changes to the Company’s funds transfer pricing assumptions were made with the intent to promote core deposit growth and, given the Bank’s recent credit experience, to better reflect the current risk profiles of various loan categories within the credit portfolio. Transfer pricing assumptions and methodologies are reviewed at least annually to ensure that the Company’s process is reflective of current market conditions. The transfer pricing process is formulated with the goal of incenting loan and deposit growth that is consistent with the Company’s overall growth objectives as well as provide a reasonable and consistent basis for the measurement of the Company’s business segments and product net interest margins. Changes to the Company’s transfer pricing assumptions and methodologies are approved by the Asset Liability Committee.

The changes in transfer pricing assumptions that the Company implemented during the first quarter of 2009 have not been reflected in the segment results for 2008 since these changes were adopted on a prospective basis. The Company has, however, performed a high level assessment of the impact of these transfer pricing assumption changes to the various operating segments. Based on this assessment, the Company determined that the full year impact of these changes was not significant overall, and would have been favorable to the segment pretax profit (loss) results for the Retail Banking and Commercial banking segments but unfavorable to the Other segment during 2008. Additionally, the changes in transfer pricing assumptions implemented during the first quarter of 2009 would not have altered the conclusion of the goodwill impairment test performed as of September 30, 2008, had these assumptions been retroactively implemented during 2008.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies described in Note 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Operating segment results are based on the Company’s internal management reporting process, which reflects assignments and allocations of capital, certain operating and administrative costs and the provision for loan losses. Net interest income is based on the Company’s internal funds transfer pricing system which assigns a cost of funds or a credit for funds to assets or liabilities based on their type, maturity or repricing characteristics. Noninterest income and noninterest expense, including depreciation and amortization, directly attributable to a segment are assigned to that business. Indirect costs, including overhead expense, are allocated to the segments based on several factors, including, but not limited to, full-time equivalent employees, loan volume and deposit volume. The provision for credit losses is allocated based on actual chargeoffs for the period as well as average loan balance for each segment during the period. The Company evaluates overall performance based on profit or loss from operations before income taxes excluding nonrecurring gains and losses.

The following tables present the operating results and other key financial measures for the individual operating segments for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30, 2009
	Retail Banking	Commercial Banking	Other	Total
	(In thousands)
Interest income	$55,364	$61,039	$31,521	$147,924
Charge for funds used	(17,024)	(16,822)	(36,441)	(70,287)

Interest spread on funds used	38,340	44,217	(4,920)	77,637

Interest expense	(21,648)	(3,680)	(26,716)	(52,044)
Credit on funds provided	32,132	3,157	34,998	70,287

Interest spread on funds provided	10,484	(523)	8,282	18,243

Net interest income (expense)	$48,824	$43,694	$3,362	$95,880

Provision for loan losses	$65,184	$94,060	$—	$159,244
Depreciation, amortization and accretion	2,512	1,354	1,409	5,275
Goodwill	320,566	16,872	—	337,438
Segment pretax (loss) profit	(44,984)	(56,767)	(19,557)	(121,308)
Segment assets	4,292,102	4,660,368	3,533,460	12,485,930

	Three Months Ended September 30, 2008
	Retail Banking	Commercial Banking	Other	Total
	(In thousands)
Interest income	$60,292	$79,833	$19,737	$159,862
Charge for funds used	(28,222)	(35,898)	(37,888)	(102,008)

Interest spread on funds used	32,070	43,935	(18,151)	57,854

Interest expense	(32,494)	(3,454)	(37,399)	(73,347)
Credit on funds provided	49,598	3,867	48,543	102,008

Interest spread on funds provided	17,104	413	11,144	28,661

Net interest income (expense)	$49,174	$44,348	$(7,007)	$86,515

Provision for loan losses	$22,604	$20,396	$—	$43,000
Depreciation, amortization and accretion	2,577	196	(120)	2,653
Goodwill	320,464	16,867	—	337,331
Segment pretax (loss) profit	(9,698)	9,078	(47,941)	(48,561)
Segment assets	4,027,073	5,229,446	2,465,797	11,722,316

	Nine Months Ended September 30, 2009
	Retail Banking	Commercial Banking	Other	Total
	(In thousands)
Interest income	$164,304	$185,437	$89,439	$439,180
Charge for funds used	(48,702)	(48,926)	(145,265)	(242,893)

Interest spread on funds used	115,602	136,511	(55,826)	196,287

Interest expense	(73,196)	(12,942)	(89,221)	(175,359)
Credit on funds provided	116,897	12,479	113,517	242,893

Interest spread on funds provided	43,701	(463)	24,296	67,534

Net interest income (expense)	$159,303	$136,048	$(31,530)	$263,821

Provision for loan losses	$144,561	$244,105	$—	$388,666
Depreciation, amortization and accretion	8,584	3,226	5,037	16,847
Goodwill	320,566	16,872	—	337,438
Segment pretax (loss) profit	(84,964)	(136,334)	(83,214)	(304,512)
Segment assets	4,292,102	4,660,368	3,533,460	12,485,930

	Nine Months Ended September 30, 2008
	Retail Banking	Commercial Banking	Other	Total
	(In thousands)
Interest income	$205,251	$253,950	$55,750	$514,951
Charge for funds used	(104,691)	(123,884)	(79,163)	(307,738)

Interest spread on funds used	100,560	130,066	(23,413)	207,213

Interest expense	(109,582)	(10,813)	(116,246)	(236,641)
Credit on funds provided	167,118	13,748	126,872	307,738

Interest spread on funds provided	57,536	2,935	10,626	71,097

Net interest income (expense)	$158,096	$133,001	$(12,787)	$278,310

Provision for loan losses	$70,392	$112,608	$—	$183,000
Depreciation, amortization and accretion	9,641	627	2,486	12,754
Goodwill	320,464	16,867	—	337,331
Segment pretax (loss) profit	(5,907)	(13,396)	(66,657)	(85,960)
Segment assets	4,027,073	5,229,446	2,465,797	11,722,316

APPENDIX E

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,

AS INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

The following discussion provides information about the results of operations, financial condition, liquidity, and capital resources of East West Bancorp, Inc. and its subsidiaries. This information is intended to facilitate the understanding and assessment of significant changes and trends related to our financial condition and the results of our operations. This discussion and analysis should be read in conjunction with our consolidated financial statements and the accompanying notes presented elsewhere in this report.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. All of our significant accounting policies are described in Note 1 of our consolidated financial statements presented elsewhere in this report and are essential to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In addition, certain accounting policies require significant judgment in applying complex accounting principles to individual transactions to determine the most appropriate treatment. We have established procedures and processes to facilitate making the judgments necessary to prepare financial statements.

The following is a summary of the more judgmental and complex accounting estimates and principles. In each area, we have identified the variables most important in the estimation process. We have used the best information available to make the estimations necessary to value the related assets and liabilities. Actual performance that differs from our estimates and future changes in the key variables could change future valuations and impact net income.

Fair Valuation of Financial Instruments

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, on January 1, 2008. This standard provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Based on the observability of the inputs used in the valuation techniques, we classify our financial assets and liabilities measured and disclosed at fair value in accordance with the three-level hierarchy (e.g., Level 1, Level 2 and Level 3) established under SFAS No. 157. Fair value determination in accordance with SFAS No. 157 requires that we make a number of significant judgments. In determining the fair value of financial instruments, we use market prices of the same or similar instruments whenever such prices are available. We do not use prices involving distressed sellers in determining fair value. If observable market prices are unavailable or impracticable to obtain, then fair value is estimated using modeling techniques such as discounted cash flow analyses. These modeling techniques incorporate our assessments regarding assumptions that market participants would use in pricing the asset or the liability, including assumptions about the risks inherent in a particular valuation technique and the risk of nonperformance.

Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Additionally, fair value is used on a non-recurring basis to evaluate assets or liabilities for impairment or for disclosure purposes in accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments.

Investment Securities

The classification and accounting for investment securities are discussed in detail in Note 1 of the consolidated financial statements presented elsewhere in this report. Under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities generally must be classified as held-to-maturity, available-for-sale, or trading. The appropriate classification is based partially on our ability to hold the securities to maturity and largely on management’s intentions with respect to either holding or selling the securities. The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Investment securities that are classified as held-to-maturity are recorded at amortized cost. Unrealized gains and losses on available-for-sale securities are recorded as a separate component of stockholders’ equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or are deemed to be other-than-temporarily impaired. The fair values of investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has evaluated the methodologies used to develop the resulting fair values. The Company performs a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. The Company ensures whether prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed based on spreads, and when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly. Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

For current broker prices obtained on certain investment securities that we believe are based on forced liquidation or distressed sale values in very inactive markets, we have modified our approach in determining the fair values of these securities. We have determined that each of these securities will be individually examined for the appropriate valuation methodology based on a combination of the market approach reflecting current broker prices and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company made assumptions related to the implied rate of return, general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates are taken into consideration in determining the discount rate. The values resulting from each approach (i.e. market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market.

We are obligated to assess, at each reporting date, whether there is an “other-than-temporary” impairment to our investment securities. Such impairment must be recognized in current earnings rather than in other comprehensive income. The determination of other-than-temporary impairment is a subjective process, requiring the use of judgments and assumptions. We examine all individual securities that are in an unrealized loss position at each reporting date for other-than-temporary impairment. Specific investment-related factors we examine to assess impairment include the nature of the investment, severity and duration of the loss, the probability that we will be unable to collect all amounts due, an analysis of the issuers of the securities and whether there has been any cause for default on the securities and any change in the rating of the securities by the various rating agencies. Additionally, we evaluate whether the creditworthiness of the issuer calls the realization of contractual cash flows into question. We reexamine the financial resources, intent and the overall ability of the Company to hold the securities until their fair values recover. Management does not believe that there are any investment securities, other than those identified in the current and previous periods, which are deemed to be “other-than-temporarily” impaired as of December 31, 2008. Investment securities are discussed in more detail in Note 7 to the Company’s consolidated financial statements presented elsewhere in this report.

As required under Emerging Issues Task Force (“EITF”) 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitizes Financial Assets, and EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, the Company considers all available information relevant to the collectibility of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of future cash flows and making its other-than-temporary impairment assessment for our portfolio of residual securities and pooled trust preferred securities. The Company considers factors such as remaining payment terms of the security, prepayment speeds, the financial condition of the issuer(s), expected defaults, and the value of any underlying collateral.

Allowance for Loan Losses

Our allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors include our historical loss experience, delinquency and chargeoff trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements and borrowers’ sensitivity to quantifiable external factors including commodity and finished good prices as well as acts of nature (earthquakes, floods, fires, etc.) that occur in a particular period. Qualitative factors include the general economic environment in our markets and, in particular, the state of certain industries. Size and complexity of individual credits, loan structure, extent and nature of waivers of existing loan policies, and pace of portfolio growth are other qualitative factors that are considered in our methodologies.

A detailed discussion of our allowance for loan loss methodology can be found in “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations – Allowance for Loan Losses.” As we add new products, increase the complexity of our loan portfolio, and expand our geographic coverage, we continue to enhance our methodology to keep pace with the size and complexity of the loan portfolio and changing credit environment. Changes in any of the factors cited above could have a significant impact on the loan loss calculation. We believe that our methodologies continue to be appropriate given our size and level of complexity. This discussion should also be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere in this report including the section entitled “Loans and Allowance for Loan Losses.”

Other Real Estate Owned

Other real estate owned (“OREO”) represents properties acquired through foreclosure or through full or partial satisfaction of loans, is considered held for sale, and is recorded at the lower of cost or estimated fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for loan losses. After foreclosure, valuations are periodically performed as deemed necessary by management and the real estate is carried at the lower of carrying value or fair value less costs to sell. Subsequent declines in the fair value of the OREO below the carrying value are recorded through the use of a valuation allowance by charges to noninterest expense. Any subsequent operating expenses or income of such properties are charged to non-interest expense. If the REO is sold shortly after it is received in a foreclosure (i.e., the holding period was deemed minimal), the Company substitutes the value received in the sale (net of costs to sell) for the fair value (less costs to sell). Any adjustment made to the loss originally recognized at the time of foreclosure is then charged against or credited to the allowance for loan and lease losses, if deemed material. Otherwise, any declines in value after foreclosure are recorded as gains or losses from the sale or disposition of the real estate. Revenue recognition upon disposition of a property is dependent on the sale having met certain criteria relating to the buyer’s initial investment in the property sold.

Loan Sales

From time to time, we sell and securitize single family and multifamily loans to secondary market investors. We may retain residual and other interests, which are considered retained interests in the sold or securitized loans. The gain on sale recorded on these loans depends, in part, on our allocation of the previous carrying amount of the loans to the retained interests. Previous carrying amounts are allocated in proportion to the relative fair values of the loans sold and the interests retained. The fair values of retained interests are estimated based upon the present value of the associated expected future cash flows taking into consideration future prepayment rates, discount rates, expected credit losses, and other factors that impact the value of the retained interests.

When mortgage loans are sold, we generally retain the right to service these loans. We may record mortgage servicing assets, or “MSAs”, when the benefits of servicing are expected to be more than adequate compensation to a servicer. Mortgage servicing assets are initially recorded at fair value. The Company determines whether the benefits of servicing are expected to be more than adequate compensation to a servicer by discounting all of the future net cash flows associated with the contractual rights and obligations of the servicing agreement. The expected future net cash flows are discounted at a rate equal to the return that would adequately compensate a substitute servicer for performing the servicing. In addition to the anticipated rate of loan prepayments and discount rates, other assumptions such as the cost to service the underlying loans, foreclosure costs, ancillary income and float rates are also used in determining the value of the MSAs. Mortgage servicing assets are discussed in more detail in Notes 1 and 13 to the Company’s consolidated financial statements presented elsewhere in this report.

Goodwill Impairment

Under SFAS No. 142, Goodwill and Other Intangibles, goodwill must be allocated to reporting units and tested for impairment. The Company tests goodwill for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business, indicate that there may be justification for conducting an interim test. Impairment testing is performed at the reporting-unit level (which is the same level as the Company’s four major operating segments identified in Note 25 to the Company’s consolidated financial statements presented elsewhere in this report). The first part of the test is a comparison, at the reporting unit level, of the fair value of each reporting unit to its carrying value, including goodwill. In order to determine the fair value of the reporting units, a combined income approach and market approach was used. Under the income approach, the Company provided a net income projection and a terminal growth rate was used to calculate the discounted cash flows and the present value of the reporting units. Under the market approach, the fair value was calculated using the current fair values of comparable peer banks of similar size, geographic footprint and focus. The market capitalizations and multiples of these peer banks were used to calculate the market price of the Company and each reporting unit. The fair value was also subject to a control premium adjustment, which is the cost savings that a purchase of the reporting unit could achieve by eliminating duplicative costs. Under the combined income and market approach, the value from each approach was appropriately weighted to determine the fair value. If the fair value is less than the carrying value, then the second part of the test is needed to measure the amount of goodwill impairment. The implied fair value of the reporting unit goodwill is calculated and compared to the actual carrying value of goodwill recorded within the reporting unit. If the carrying value of reporting unit goodwill exceeds the implied fair value of that goodwill, then the Company would recognize an impairment loss for the amount of the difference, which would be recorded as a charge against net income. For additional information regarding goodwill, see Note 12 to the Company’s consolidated financial statements presented elsewhere in this report.

Share-Based Compensation

We account for share-based awards to employees, officers, and directors in accordance with the provisions of SFAS No. 123(R), Share-Based Payment. Under SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. We adopted SFAS No. 123(R), as required, on January 1, 2006. Prior to 2006, we recognized stock-based compensation expense for employee share-based awards based on their intrinsic value on the date of grant pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and followed the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation.

We adopted SFAS No. 123(R) using the modified prospective approach. Under the modified prospective approach, prior periods are not restated for comparative purposes. The valuation provisions of SFAS No. 123(R) apply to new awards and to awards that are outstanding on the effective date and subsequently modified, repurchased or cancelled. Compensation expense, net of estimated forfeitures, for awards outstanding at the effective date is recognized over the remaining service period using the compensation cost calculated for pro forma disclosures under the original SFAS No. 123.

We grant nonqualified stock options and restricted stock. Most of our stock option and restricted stock awards include a service condition that relates only to vesting. The stock option awards generally vest in one to four years from the grant date, while the restricted stock awards generally vest in three to five years from the date of grant. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award.

We use an option-pricing model to determine the grant-date fair value of our stock options which is affected by assumptions regarding a number of complex and subjective variables. These methods used to determine these variables are generally similar to the methods used prior to 2006 for the purposes of our pro forma disclosures under SFAS No. 123. We make assumptions regarding expected term, expected volatility, expected dividend yield, and risk-free interest rate in determining the fair value of our stock options. The expected term represents the weighted-average period that stock options are expected to remain outstanding. The expected term assumption is estimated based on the stock options’ vesting terms and remaining contractual life and employees’ historical exercise behavior. The expected volatility is based on the historical volatility of our common stock over a period of time equal to the expected term of the stock options. The dividend yield assumption is based on the Company’s current dividend payout rate on its common stock. For the risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant appropriate for the term of the employee stock options.

For restricted share awards, the grant-date fair value is measured at the fair value of the Company’s common stock as if the restricted share was vested and issued on the date of grant.

As share-based compensation expense under SFAS No. 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share-based compensation is discussed in more detail in Notes 1 and 21 to the Company’s consolidated financial statements presented elsewhere in this report.

Overview

2008 proved to be one of the most challenging periods in our 36-year history. The downturn in the U.S. housing markets, the volatility in the financial services industry, and continued uncertainty in the U.S. economy have caused widespread instability on the global financial systems. Liquidity concerns and credit issues have resulted in the failure and insolvency of several large financial companies as well as the U.S. government’s conservatorship of Fannie Mae and Freddie Mac. To this end, we undertook several decisive and strategic actions throughout the year to strengthen our balance sheet – improving our capital and liquidity positions, fortifying our loss reserve levels, as well as stabilizing our problem loans and reducing our credit risk exposures. Additionally, we were able to reduce operating expenses despite higher credit cycle costs. With these measures, we feel we are positioned better than ever to face the economic challenges that will likely continue to plague the financial services industry in the coming year.

In 2008, we raised a total $506.5 million in capital through the issuance of $200.0 million of convertible preferred stock in April 2008 and the issuance of $306.5 million of preferred equity in December 2008 as a participant in the TARP CPP. These issuances of preferred stock have bolstered our capital ratios well above regulatory minimum as well as “well-capitalized” thresholds for banks. As of December 31, 2008, our total risk-based capital ratio was 15.8% or $600.5 million more than the 10.0% regulatory requirement for well-capitalized banks. Our Tier 1 risk-based capital ratio of 13.8% and our Tier 1 leverage ratio of 12.4% as of December 31, 2008 also significantly exceeded regulatory guidelines for “well-capitalized” banks. Our tangible equity to tangible assets ratio improved to 9.9% at December 31, 2008, compared to 7.0% as of December 31, 2007.

Similarly, our liquidity position has also been considerably strengthened. At December 31, 2008, we tripled our total borrowing capacity and holdings of cash and cash equivalents to $3.34 billion, compared to $1.13 billion at December 31, 2007. As of December 31, 2008, we had $878.9 million in cash and cash equivalents and approximately $2.46 billion in available borrowing capacity from various sources including the FHLB, the FRB, repurchase agreements, and federal funds facilities with several financial institutions. During 2008, we obtained additional borrowing capacity from the Federal Reserve discount window of almost $900.0 million. Our combined borrowing capacity and cash holdings represent 27% of total assets and 41% of total deposits as of December 31, 2008. Despite volatile and challenging market conditions, we also experienced a 12%, or $863.0 million, growth in deposits during 2008, with total deposits increasing to $8.14 billion as of December 31, 2008, compared with $7.28 billion as of December 31, 2007. Our continued efforts to deleverage our balance sheet have resulted in a lower loan to deposit ratio of 101% at December 31, 2008, compared to 110% at September 30, 2008 and 122% at December 31, 2007. We believe that our liquidity position is more than sufficient to meet our operating expenses, borrowing needs and other obligations.

Nonperforming assets totaled $263.9 million representing 2.12% of total assets at December 31, 2008. This compares to $200.6 million or 1.71% of total assets at September 30, 2008 and $67.5 million or 0.57% of total assets at December 31, 2007. Nonperforming assets as of December 31, 2008 are comprised of nonaccrual loans totaling $214.6 million, OREO totaling $38.3 million, and loans modified or restructured amounting to $11.0 million. Included in nonaccrual loans as of December 31, 2008 are loans totaling $32.5 million which were not 90 days past due as of December 31, 2008, but have been classified as nonaccrual due to concerns surrounding collateral values and future collectibility. Nonaccrual loans continued to be impacted by the deterioration in the residential construction and land portfolios, which comprised $146.3 million or 56% of total nonperforming assets.

During 2008, we took deliberate measures to proactively identify, quantify, and reduce our exposure to problem loans. We have ordered new appraisals for our entire portfolio of land and construction loans as well as our portfolio of commercial business and trade finance loans. We believe that the early identification of problem loans and potential future problem loans has enabled us to begin the process of resolving credit issues with substantially less risk and ultimate losses. Additionally, during 2008, we lowered total commitments on land and construction loans by $1.01 billion, significantly reducing our overall exposure to these sectors of our loan portfolio which have been most impacted by the downturn in the real estate market. Throughout 2008, we have also aggressively managed our problem loans through weekly meetings with senior management and lenders and through the development of individual borrower action plans to improve our credit and collateral positions. We believe that our disciplined approach in resolving problem credits has proven to be very effective in decelerating the increase in our problem loans despite a highly challenging credit environment.

Partly as a consequence of the actions that we took to identify and manage our problem loans, we recorded $226.0 million in loan loss provisions during 2008. At December 31, 2008, our allowance for loan losses amounted to $178.0 million or 2.16% of total gross loans. In comparison, the allowance for loan losses totaled $88.4 million or 1.00% of total gross loans as of December 31, 2007. Total net chargeoffs amounted to $141.4 million during 2008, representing 1.64% of average loans during 2008. This compares to $6.8 million, representing 0.08% of average loans during 2007. Approximately 74%, or $104.6 million, of the total net chargeoffs recorded during 2008 were related to land and residential construction loans while net chargeoffs on commercial loans amounted to $23.8 million, or approximately 17% of total chargeoffs. These elevated chargeoff levels that we experienced during 2008 reflect the proactive actions that we took to reduce our ultimate loss exposures as we wrote down loans that we believed to be impaired in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, as amended.

Despite a sizeable loss provision recorded during 2008, our core operating earnings remained profitable during the year. The $49.7 million, or $(0.94) per share, net loss that we recorded during 2008 includes both $226.0 million in loan loss provisions and $73.2 million in OTTI charges on investment securities. A large portion of the non-cash OTTI charges, approximately $55.3 million was related to preferred stock issued by Fannie Mae and Freddie Mac. The fair values of these preferred stock securities were adversely impacted by the federal government’s conservatorship of these entities in September 2008. The remaining $17.9 million in OTTI charges recorded during 2008 were related to certain pooled trust preferred debt and equity securities. Excluding loan loss provisions and non-cash OTTI charges on investment securities, our core pretax operating income amounted to $202.0 million, or $3.22 per share, during 2008.

Net interest income decreased 13% to $355.2 million during 2008, compared with $408.0 million 2007. Our net interest margin decreased 75 basis points to 3.19% during 2008. This compares with 3.94% during the same period in 2007. Relative to 2007, our net interest margin during 2008 was adversely impacted by the sharp decline in interest rates prompted by several consecutive Federal

Reserve rate cuts, by the reversal of interest from nonaccrual loans, and by the reinvestment of loan payoffs into lower yielding investment securities and other short-term investments.

Excluding the non-cash OTTI charges on investment securities amounting to $73.2 million, total noninterest income decreased 4% to $48.1 million during 2008, compared with $49.9 million for the corresponding period in 2007. This decrease is attributable primarily to impairment charges on mortgage servicing assets and other assets totaling $3.7 million during 2008. These decreases were partially offset by higher net gain on sale of investment securities and branch-related revenues earned during 2008. Core noninterest income, which excludes the impact of non-cash OTTI charges, as well as net gains on sales of investment securities, loans and other assets, remained stable at $38.0 million during 2008, compared to $38.9 million during the same period last year.

Total noninterest expense increased 10% to $201.3 million during 2008, compared with $183.3 million for the same period in 2007. The increase in total noninterest expense during 2008, relative to 2007, can be attributed predominantly to higher deposit insurance premiums and regulatory assessments, higher OREO expenses and higher other credit cycle related expenses. Our efficiency ratio, which represents noninterest expense (excluding amortization and impairment writedowns on intangible assets and amortization of investments in affordable housing partnerships) divided by the aggregate of net interest income before provision for loan losses and noninterest income, was 45.94% during 2008 compared with 37.44% for 2007. Despite the year over year increase in noninterest expense, we focused on cost management throughout 2008. Fourth quarter 2008 noninterest expenses decreased $4.3 million from the third quarter, $11.5 million from the second quarter, and $8.7 million from the first quarter amidst rising credit cycle expense, including legal, consulting and OREO expenses. This reduction in operating expenses during 2008 was achieved largely through net attrition and the reduction of incentives and other compensation-related expenses.

Total consolidated assets at December 31, 2008 increased 5% to a record $12.42 billion, compared with $11.85 billion at December 31, 2007. The net increase in total assets is comprised predominantly of increases in cash and cash equivalents of $718.5 million, short-term investments of $228.4 million, held-to-maturity and available-for-sale investment securities totaling $275.4 million, deferred tax assets totaling $118.2 million, and OREO, net amounting to $36.8 million. These increases were partially offset by decreases in net loans receivable of $681.5 million and securities purchased under resale agreements amounting to $100.0 million. Total liabilities increased 2% to $10.87 billion as of December 31, 2008, compared to $10.68 billion as of December 31, 2007. The net increase in liabilities is primarily due to increases in total deposits of $863.0 million, partially offset by decreases in federal funds purchased of $194.3 million and FHLB advances of $455.1 million.

Total average assets increased 7% to $11.80 billion in 2008, compared to $11.08 billion in 2007, due primarily to growth in average available-for-sale securities. Total average investment securities increased 18% to $2.05 billion during 2008 primarily due to $2.69 billion in investment securities purchased since December 31, 2007. Total average deposits rose 3% during 2008 to $7.50 billion, compared to $7.26 billion for 2007, with the most significant contribution coming from time deposits. As a result of the ongoing instability in the financial services industry, we focused on products that provided 100% assurance and protection for our customers’ deposits. Specifically, we promoted two deposit programs that provided our customers with enhanced, multi-million dollar FDIC insurance coverage on time deposits and money market accounts. We believe these measures have served to further reinforce the already strong relationships we have with our customers.

As of December 31, 2008, we updated our goodwill impairment analysis to determine whether and to what extent our goodwill asset was impaired. As a result of this updated analysis, we determined that there was no goodwill impairment at December 31, 2008. During the second and third quarters of

2008, we recorded a combined goodwill impairment charge of $858 thousand which represents the goodwill balance related to East West Insurance Services, Inc. This impairment writedown had no effect on our cash balances, liquidity or regulatory capital ratios.

On January 27, 2009, the Board of Directors declared first quarter 2009 dividends on our common stock and Series A preferred stock. Despite our strong capital position, the Board of Directors authorized to reduce the common stock dividend to $0.02 per share beginning with the first quarter of 2009, as compared with the $0.10 per share paid in previous quarters. We believe the reduction in our common stock dividend payout to be both a responsible and prudent decision to preserve capital during this period of economic uncertainty.

Results of Operations

Net loss for 2008 totaled ($49.7) million, compared with net income of $161.2 million for 2007 and $143.4 million for 2006, representing a decrease of 131% for 2008 and an increase of 12% for 2007. On a per diluted share basis, net (loss) income was ($0.94), $2.60 and $2.35 for 2008, 2007 and 2006, respectively. During 2008, our operating results were significantly impacted by $226.0 million in loan loss provisions and $73.2 million in total non-cash OTTI investment securities charges, partially offset by a higher benefit for income taxes. The growth in net earnings during 2007 is primarily attributable to higher net interest and noninterest income, partially offset by higher provision for loan losses, higher operating expenses and a higher provision for income taxes. Our return on average total assets declined to (0.42%) in 2008, compared with 1.45% in 2007 and 1.46% in 2006. Our return on average total stockholders’ equity also decreased to (3.99%) in 2008, compared with 14.89% in 2007 and 15.78% in 2006.

Table 1: Components of Net (Loss) Income

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Net interest income	$355.2	$408.0	$367.5
Provision for loan losses	(226.0)	(12.0)	(6.2)
Noninterest (loss) income	(25.1)	49.5	33.9
Noninterest expense	(201.3)	(183.2)	(161.4)
Benefit (provision) for income taxes	47.5	(101.1)	(90.4)

Net (loss) income	$(49.7)	$161.2	$143.4

Return on average total assets	-0.42%	1.45%	1.46%

Return on average common equity	-5.41%	14.89%	15.78%

Return on average total equity	-3.99%	14.89%	15.78%

Net Interest Income

Our primary source of revenue is net interest income, which is the difference between interest earned on loans, investment securities and other earning assets less the interest expense on deposits, borrowings and other interest-bearing liabilities. Net interest income in 2008 totaled $355.2 million, a 13% decrease over net interest income of $408.0 million in 2007. Comparing 2007 to 2006, net interest income increased 11% to $408.0 million, as compared to $367.5 million in 2006.

Net interest margin, defined as net interest income divided by average earning assets, decreased 75 basis points to 3.19% during 2008, from 3.94% during 2007. The decline in the net interest margin reflects the steep decrease in the federal funds target rate during 2008, the significant increase in our overall level of nonaccrual loans, and the reinvestment of net loan payoffs into lower yielding investment securities and short-term investments. Comparing 2007 to 2006, our net interest margin remained relatively flat slightly decreasing by 4 basis points to 3.94% during 2007, compared to 3.98% during 2006.

The following table presents the net interest spread, net interest margin, average balances, interest income and expense, and the average yields and rates by asset and liability component for the years ended December 31, 2008, 2007 and 2006:

Table 2: Summary of Selected Financial Data

	Year Ended December 31,
	2008			2007			2006
	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield Rate
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Short-term investments	$303,344	$7,468	2.46%	$18,576	$904	4.87%	$10,531	$443	4.21%
Securities purchased under resale agreements	53,552	6,372	11.87%	182,055	15,064	8.27%	94,795	7,076	7.46%
Investment securities (1)(2)(3)
Held-to-maturity	9,931	697	7.00%	—	—	—	—	—	—
Available-for-sale (5)	2,035,866	100,776	4.94%	1,727,961	103,141	5.97%	1,235,633	60,698	4.91%
Loans receivable (1)(4)	8,601,825	545,260	6.32%	8,354,989	650,717	7.79%	7,828,579	587,831	7.51%
FHLB and FRB stock	115,370	5,175	4.47%	84,470	4,581	5.42%	74,399	4,093	5.50%

Total interest-earning assets	11,119,888	665,748	5.97%	10,368,051	774,407	7.47%	9,243,937	660,141	7.14%

Noninterest-earning assets:
Cash and due from banks	137,730			156,081			134,182
Allowance for loan losses	(144,154)			(80,161)			(75,969)
Other assets	689,323			635,799			511,926

Total assets	$11,802,787			$11,079,770			$9,814,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	$404,404	$3,226	0.80%	$412,550	$6,646	1.61%	$414,074	$5,693	1.37%
Money market accounts	1,099,576	25,805	2.34%	1,302,898	53,021	4.07%	1,165,938	43,233	3.71%
Savings deposits	452,259	4,148	0.91%	412,272	4,400	1.07%	388,291	2,626	0.68%
Time deposits less than $100,000	1,164,622	35,061	3.00%	956,203	37,164	3.89%	1,081,768	40,519	3.75%
Time deposits $100,000 or greater	3,018,876	109,820	3.63%	2,862,017	139,804	4.88%	2,481,870	108,194	4.36%
Federal funds purchased	89,309	2,217	2.48%	173,103	8,899	5.14%	110,116	5,597	5.08%
FHLB advances	1,592,125	70,661	4.43%	1,230,940	61,710	5.01%	1,088,887	50,824	4.67%
Securities sold under repurchase agreements	1,000,332	46,062	4.59%	978,739	38,366	3.92%	633,093	23,083	3.65%
Long-term debt	235,570	12,694	5.37%	211,364	15,603	7.38%	177,668	12,799	7.20%

Total interest-bearing liabilities	9,057,073	309,694	3.41%	8,540,086	365,613	4.28%	7,541,705	292,568	3.88%

Noninterest-bearing liabilities:
Demand deposits	1,362,617			1,312,709			1,249,935
Other liabilities	137,320			144,414			113,819
Stockholders’ equity	1,245,777			1,082,561			908,617

Total liabilities and stockholders’ equity	$11,802,787			$11,079,770			$9,814,076

Interest rate spread			2.56%			3.19%			3.26%

Net interest income and net interest margin		$356,054	3.19%		$408,794	3.94%		$367,573	3.98%

(1)	Includes amortization of premiums and accretion of discounts on investment securities and loans receivable totaling $(7.4) million, $(3.3) million, and $(5.6) million for the years ended December 31, 2008, 2007, and 2006, respectively. Also includes the amortization of deferred loan fees totaling $255 thousand, $5.4 million and $6.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.
(2)	Average balances exclude unrealized gains or losses on available-for-sale securities.

(3)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(4)	Average balances include nonperforming loans.
(5)	Amounts calculated on a full taxable equivalent basis using the current statutory federal tax rate. Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities available-for-sale is $2.4 million and 5.3% for the twelve months ended December 31, 2008. Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities available-for-sale is $2.1 million and 6.1% for the twelve months ended December 31, 2007. Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities available-for-sale is $241 thousand and 4.5% for the twelve months ended December 31, 2006.

Analysis of Changes in Net Interest Income

Changes in our net interest income are a function of changes in rates and volumes of both interest-earning assets and interest-bearing liabilities. The following table sets forth information regarding changes in interest income and interest expense for the years indicated. The total change for each category of interest-earning asset and interest-bearing liability is segmented into the change attributable to variations in volume (changes in volume multiplied by old rate) and the change attributable to variations in interest rates (changes in rates multiplied by old volume). Nonaccrual loans are included in average loans used to compute this table.

Table 3: Analysis of Changes in Net Interest Income

	Year Ended December 31,
	2008 vs. 2007			2007 vs. 2006
	Total	Changes Due to		Total	Changes Due to
	Change	Volume (1)	Rate (1)	Change	Volume (1)	Rate (1)
	(In thousands)
INTEREST-EARNING ASSETS:
Short-term investments	$6,564	$7,224	$(660)	$461	$382	$79
Securities purchased under resale agreements	(8,692)	(13,507)	4,815	7,988	7,146	842
Investment securities
Held-to-maturity	697	—	—	—	—	—
Available-for-sale (2)	(2,365)	16,860	(19,225)	42,443	28,175	14,268
Loans receivable, net	(105,457)	18,734	(124,191)	62,886	40,474	22,412
FHLB and FRB stock	594	1,479	(885)	488	547	(59)

Total interest and dividend income	$(108,659)	$30,790	$(140,146)	$114,266	$76,724	$37,542

INTEREST-BEARING LIABILITIES:
Checking accounts	$(3,420)	$(129)	$(3,291)	$953	$(21)	$974
Money market accounts	(27,216)	(7,331)	(19,885)	9,788	5,349	4,439
Savings deposits	(252)	402	(654)	1,774	171	1,603
Time deposits less than $100,000	(2,103)	7,203	(9,306)	(3,355)	(4,837)	1,482
Time deposits $100,000 or greater	(29,984)	7,317	(37,301)	31,610	17,690	13,920
Federal funds purchased	(6,682)	(3,231)	(3,451)	3,302	3,237	65
FHLB advances	8,951	16,614	(7,663)	10,886	6,944	3,942
Securities sold under repurchase agreements	7,696	863	6,833	15,283	13,435	1,848
Long-term debt	(2,909)	1,643	(4,552)	2,804	2,481	323

Total interest expense	$(55,919)	$23,351	$(79,270)	$73,045	$44,449	$28,596

CHANGE IN NET INTEREST INCOME	$(52,740)	$7,439	$(60,876)	$41,221	$32,275	$8,946

(1)	Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.
(2)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate. Total change on an unadjusted basis for tax-exempt investment securities available-for-sale is $242 thousand, and total changes due to volume and rates on an unadjusted basis for tax-exempt investment securities available-for-sale is $554 thousand and $(312) thousand for 2008 vs. 2007. For 2007 vs. 2006, total change on an unadjusted basis for tax-exempt investment securities available-for-sale is $1.9 million, and total changes due to volume and rates on an unadjusted basis for tax-exempt investment securities available-for-sale is $1.8 million and $115 thousand.

Provision for Loan Losses

The provision for loan losses amounted to $226.0 million for 2008, compared to $12.0 million for 2007 and $6.2 million for 2006. The increase in loan loss provisions during 2008 reflects our increased chargeoff levels, our higher volume of classified and nonperforming loans caused by challenging conditions in the real estate housing market, turmoil in the financial markets, as well as recessionary pressures in the overall economic environment. In response to the unprecedented downturn in the real estate and housing markets, we performed an extensive evaluation of our credit portfolio throughout 2008 to identify and mitigate potential losses in loan categories that were especially hard hit by current market conditions. As part of this evaluation process, we ordered new appraisals for land, residential construction, and commercial construction loans during 2008 as well as engaged the services of an independent third party to make a current assessment of the financial strength of our borrowers. We performed a similar evaluation of our commercial business and trade finance loan portfolios during 2008. We sustained higher chargeoff activity and increased loan loss provisions on our land and residential construction loans during 2008 due to the continued weakness in the real estate market. Total net chargeoffs amounted to $141.4 million during 2008, representing 1.64% of average loans during 2008. This compares to $6.8 million, representing 0.08% of average loans during 2007. Approximately 74%, or $104.6 million, of total net chargeoffs recorded during 2008 were related to land and residential construction loans and approximately 17%, or $23.8 million were related to commercial business loans. During 2008, we took proactive measures to reduce our exposure to land and construction loans. As a result of these efforts, total construction loan commitments and land loans declined by $1.01 billion as of December 31, 2008 relative to year-end 2007. We continue to aggressively monitor delinquencies and proactively review the credit risk exposure of our loan portfolio to minimize and mitigate potential losses.

Comparing 2007 to 2006, the entire $12.0 million in loss provisions recorded during 2007 was recorded during the second half of 2007, with $9.0 million recorded during the fourth quarter of 2007. The increase in loan loss provisions during 2007, relative to 2006, reflects our increased chargeoff levels, our higher volume of classified and nonperforming loans, as compared to previous historic lows, and our continued loan growth.

Provisions for loan losses are charged to income to bring the allowance for credit losses as well as the allowance for unfunded loan commitments, off-balance sheet credit exposures, and recourse provisions to a level deemed appropriate by the Company based on the factors discussed under the “Allowance for Loan Losses” section of this report.

Noninterest (Loss) Income

Table 4: Components of Noninterest (Loss) Income

	2008	2007	2006
	(In millions)
Impairment writedown on investment securities	$(73.17)	$(0.41)	$—
Branch fees	16.97	15.07	11.27
Letters of credit fees and commissions	9.74	10.25	8.67
Net gain on investment securities available-for-sale	9.01	7.83	2.54
Ancillary loan fees	4.65	5.77	3.89
Income from life insurance policies	4.15	4.16	4.00
Net gain on sale of loans	2.28	1.57	0.70
Other operating income	1.31	5.28	2.85

Total	$(25.06)	$49.52	$33.92

Noninterest (loss) income includes revenues earned from sources other than interest income. These sources include service charges and fees on deposit accounts, fees and commissions generated from trade finance activities and the issuance of letters of credit, ancillary fees on loans, net gains on sales of loans, investment securities available-for-sale, and other assets, impairment writedowns on investment securities and other assets, and other noninterest-related revenues.

Our recorded noninterest loss of $(25.1) million during 2008 was primarily due to non-cash OTTI charges on our available-for-sale securities portfolio. In comparison, we recorded noninterest income of $49.5 million during 2007. Excluding the non-cash OTTI charges on investment securities totaling $73.2 million in 2008 and $405 thousand in 2007, total noninterest income slightly decreased to $48.1 million during 2008, compared with $49.9 million for the corresponding period in 2007. A large portion of the OTTI charges recorded during 2008, or approximately $55.3 million, was related to Fannie Mae and Freddie Mac preferred securities, with the remaining $17.9 million related to certain pooled trust preferred debt and equity securities. The $405 thousand impairment charge recorded during 2007 was related to a pooled trust preferred debt security.

Branch fees, which represent revenues derived from branch operations, totaled $17.0 million in 2008, representing a 13% increase from the $15.1 million earned in 2007. The increase in branch-related fee income during 2008 can be attributed primarily to higher revenues from service and transaction charges on deposit accounts.

Letters of credit fees and commissions, which represent revenues from trade finance operations as well as fees related to the issuance and maintenance of standby letters of credit, decreased 5% to $9.7 million in 2008, from $10.3 million in 2007. The decrease in letters of credit fees and commissions for both periods is primarily due to the decline in the volume of standby letters of credit during 2008 relative to the prior year as well as a decrease in commissions generated from trade finance activities due to the downturn in the economy.

Net gain on sales of investment securities available-for-sale increased to $9.0 million during 2008 compared with $7.8 million in 2007. The proceeds from the sale of investment securities during 2008 provided additional liquidity to purchase additional high credit quality investment securities and short-term investments as well as pay down our borrowings.

Ancillary loan fees consist of revenues earned from the servicing of mortgages, fees related to the monitoring and disbursement of construction loan proceeds, and other miscellaneous loan income. Ancillary loan fees decreased 20% to $4.6 million in 2008, compared to $5.8 million in 2007. The decrease in ancillary loan fees during 2008 is primarily due to the impairment writedown on mortgage servicing assets that amounted to $2.4 million in 2008, as compared to $580 thousand in 2007. The decrease in MSA values during 2008 was primarily due to increased prepayment activity on the underlying loans prompted by the decline in interest rates.

Other operating income, which includes insurance commissions and insurance-related service fees, rental income, and other miscellaneous income, decreased 75% to $1.3 million in 2008, compared to $5.3 million in 2007. Included in noninterest income during 2007 is $1.2 million in net gains from the sale of bank premises located in Alhambra, California. There were no such gains recorded during 2008. During 2008, we also recorded a $1.3 million impairment writedown on an equity investment which further contributed to the decrease in other operating income from 2007 to 2008.

Comparing 2007 to 2006, noninterest income increased 46% to $49.5 million during 2007 from $33.9 million in 2006 primarily due to higher net gain on sales of investment securities, higher branch fees, higher letters of credit fees and commissions, higher ancillary loan fees, and higher net gain from the disposal of fixed assets. Net gain on sales of available-for-sale securities increased 209% to $7.8 million in 2007, compared with $2.5 million recorded in 2006. Branch-related fee income increased 34% to $15.1 million during 2007, from $11.3 million in 2006, primarily due to higher revenues from alternative investments offered to customers including mutual fund and annuity products, as well as growth in wire transfer fee income and analysis charges on commercial deposit accounts. Letters of credit fees and commissions increased 18% to $10.3 million in 2007, compared to $8.7 million in 2006, primarily due to higher revenues resulting from the growth in the volume of standby letters of credit during 2007 relative to 2006 as well as an increase in commissions generated from trade finance activities. Ancillary loan fees increased 49% to $5.8 million in 2007, compared to $3.9 million in 2006, predominantly due to the rise in servicing income received related to securitized loans. Lastly, included in net gain on disposal of fixed assets during 2007 was the $1.2 million net gain from the sale of bank premises located in Alhambra, California.

Noninterest Expense

Table 5: Components of Noninterest Expense

	2008	2007	2006
	(In millions)
Compensation and employee benefits	$82.24	$85.93	$70.58
Occupancy and equipment expense	26.99	25.58	21.35
Amortization and impairment writedowns of premiums on deposits acquired	7.27	6.85	7.12
Amortization of investments in affordable housing partnerships	7.27	4.96	5.44
Deposit insurance premiums and regulatory assessments	7.22	1.40	1.36
Loan related expense	6.37	3.05	2.90
Other real estate owned expense (income)	6.01	(1.24)	0.45
Legal expense	5.58	3.20	2.34
Data processing	4.49	4.82	3.64
Deposit-related expenses	4.41	6.77	9.24
Consulting expense	4.40	3.32	2.63
Other operating expenses	39.02	38.62	34.41

Total noninterest expense	$201.27	$183.26	$161.46

Efficiency Ratio (1)	45.94%	37.44%	37.07%

(1)	Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment writedowns of premiums on deposits acquired, impairment writedown on goodwill, and investments in affordable housing partnerships, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding impairment writedowns on investment securities.

Noninterest expense, which is comprised primarily of compensation and employee benefits, occupancy and other operating expenses increased 10% to $201.3 million during 2008, compared to $183.3 million during 2007.

Compensation and employee benefits decreased 4% to $82.2 million in 2008, compared to $85.9 million in 2007, primarily due to the impact of initiatives undertaken by the Company throughout the year to reduce overall staffing levels and lower compensation related expenses. At December 31, 2008, the Company had a total of 1,346 employees, compared with 1,485 employees at December 31, 2007.

Occupancy and equipment expenses increased 6% to $27.0 million during 2008, compared with $25.6 million during 2007. The increase in occupancy and equipment expenses during 2008 is primarily due to the nine branch locations acquired from DCB in August 2007.

The amortization and impairment writedowns of premiums on deposits acquired increased 6% to $7.3 million during 2008, compared with $6.8 million in 2007. The increase in amortization expense during 2008 is primarily due to additional deposit premiums of $14.9 million recorded in connection with the acquisition of DCB in August 2007. During the second quarter of 2008, we also recorded an $855 thousand impairment writedown on deposit premiums related to the DCB acquisition due to higher than anticipated runoffs in certain deposit categories. Premiums on acquired deposits are amortized over their estimated useful lives.

Deposit-related expenses decreased 35% to $4.4 million during 2008, compared with $6.8 million during 2007. Deposit-related expenses represent various business-related expenses paid by the Bank on behalf of its commercial account customers. The decrease in deposit-related expenses can be correlated to the decline in the volume of title and escrow deposit balances during 2008 relative to the prior year. This segment of our deposit base has been adversely impacted by the overall slowing in the housing market both in production and sale.

The amortization of investments in affordable housing partnerships increased 47% to $7.3 million in 2008, from $5.0 million in 2007. The increase in amortization expense is partly due to additional purchases of investments in affordable housing partnerships since the fourth quarter of 2007. Total investments in affordable housing partnerships increased to $48.1 million at December 31, 2008, compared to $44.2 million at December 31, 2007.

Deposit insurance premiums and regulatory assessments increased $5.8 million to $7.2 million during 2008, compared with $1.4 million in 2007. The increase in deposit insurance premiums and regulatory assessments is primarily due to the recent increases in the FDIC deposit assessment rate and due to the full utilization of the one-time FDIC assessment credit in 2008. Pursuant to the Federal Deposit Insurance Reform Act of 2005, the Bank was eligible to share in a one-time assessment credit pool of approximately $4.7 billion. The Bank’s pro rata share of this one-time assessment credit was approximately $3.4 million, of which $2.8 million was applied to reduce deposit insurance assessments in 2007. The remaining credit of $628 thousand was fully utilized during the first quarter of 2008. In addition, the enactment of the EESA in October 2008 will temporarily raise the basic limit of the federal deposit insurance coverage (“FDIC”) from $100,000 to $250,000 per depositor and to fully insure all non-interest bearing deposit accounts until December 31, 2009. As a result, we anticipate deposit insurance premiums to increase in 2009.

Legal expenses increased 74% to $5.6 million during 2008, compared to $3.2 million from 2007. The increase in legal expenses is primarily due to attorney fees and other legal costs incurred in defending one claim which resulted in a favorable outcome for the Bank in April 2008.

Consulting expenses increased 32% to $4.4 million during 2008, compared to $3.3 million during 2007. The increase in consulting expenses is due to fees paid to a third party service provider during the second and third quarters of 2008 to make an assessment of the financial strength of borrowers as part of our extensive loan review efforts to quantify our credit exposure in certain loan segments.

We recorded OREO expenses, net of OREO revenues and gains, totaling $6.0 million during 2008, compared with $1.2 million in net OREO income during 2007 representing the net gain on sale of one OREO property sold during the first quarter of 2007. The $6.0 million in total OREO expenses incurred during 2008 is comprised of $2.8 million in various operating and maintenance expenses related to our higher volume of OREO properties, $2.4 million in valuation writedowns, and $852 thousand in net losses from the sale of 29 OREO properties consummated in 2008. As of December 31, 2008, total net OREO amounted to $38.3 million, compared to $1.5 million as of December 31, 2007.

Loan related expenses increased to $6.4 million, compared to $3.0 million 2007. The increase in loan related expenses is primarily due to new appraisals ordered during the second and third quarters of 2008 to obtain current valuations of collateral securing our land, residential construction, and commercial construction loan portfolios. This was part of our comprehensive loan portfolio review process to quantify our credit exposure to sectors of the loan portfolio that have been especially hard hit by the downturn in the real estate market. Additionally, loan related expenses were also impacted by higher FNMA guarantee fees during 2008, relative to the previous year, as a result of our loan securitization activities during 2007.

Other operating expenses include advertising and public relations, telephone and postage, stationery and supplies, bank and item processing charges, insurance expenses, and other professional fees, and charitable contributions. Other operating expenses slightly increased 1% to $39.0 million in 2008, compared with $38.6 million in 2007.

Comparing 2007 to 2006, noninterest expense increased $21.8 million, or 14%, to $183.3 million. The increase is comprised primarily of the following: (1) an increase in compensation and employee benefits of $15.3 million, or 22%, primarily due to the addition of personnel throughout the year to support the Company’s continued growth as well as the impact of annual salary adjustments and related cost increases for existing employees as well as increase staffing levels resulting from the acquisitions of DCB in August 2007 and Standard Bank in March 2006; (2) an increase in occupancy expenses of $4.2 million, or 20%, reflecting additional rent expense from entering into several new leases during 2006 and 2007 related primarily to new branch locations, including the Hong Kong branch, as well as additional administrative locations; and (3) an increase in other operating expenses of $4.2 million, or 12%, due primarily to expenses incurred to support the Bank’s continued overall growth.

The Company’s efficiency ratio increased to 45.94% in 2008, compared to 37.44% in 2007 and 37.07% in 2006. The increase in our efficiency ratio during 2008 can be attributed largely to higher deposit insurance premiums, as well as higher credit cycle expenses associated with OREO/foreclosure transactions and legal expenses. Comparing 2007 to 2006, the increase in our efficiency ratio reflects our continued expansion and growth, moderated by operational efficiencies resulting from past infrastructure investments.

Income Taxes

The income tax benefit totaled $47.5 million in 2008, representing an effective tax benefit rate of 48.9%. In comparison, the provision for income taxes of $101.1 million represented an effective tax rate of 38.6% for 2007. The income tax benefit recognized during 2008 reflects the utilization of $7.4 million in tax credits, compared to $5.2 million utilized in 2007. The $858 thousand goodwill impairment charge recorded during 2008 is not deductible for tax purposes. The passage of the EESA in October 2008 provided banks with tax relief by treating OTTI losses on Fannie Mae and Freddie Mac preferred stock as ordinary losses, instead of capital losses. As a result of this law change, an additional $5.7 million in tax benefit related to these OTTI charges were recognized during 2008.

Comparing 2007 to 2006, the provision for income taxes increased 12% to $101.1 million in 2007, compared with $90.4 million in 2006. This increase is primarily attributable to a 12% increase in pretax earnings in 2007. The provision for income taxes in 2007 also reflects the utilization of affordable housing tax credits totaling $5.2 million, compared to $4.5 million utilized in 2006. The 2007 provision reflects an effective tax rate of 38.6%, compared with 38.7% for 2006.

Pursuant to the adoption of FIN 48 on January 1, 2007, the Company increased its existing unrecognized tax benefits by $7.1 million by recognizing a one-time cumulative effect adjustment to retained earnings on January 1, 2007 related to the Company’s dissolved regulated investment company (“RIC”), East West Securities Company, Inc. During the second quarter of 2008, the Company determined that the remaining $4.6 million, net of tax benefit, would not “more likely than not” be sustained upon examination by tax authorities. As a result, this charge was recorded against the provision for income taxes during the second quarter of 2008. As of December 31, 2008, the Company does not have any tax positions which dropped below a “more likely than not” threshold. See Note 19 to the Company’s consolidated financial statements presented elsewhere in this report.

Operating Segment Results

The Company has identified four principal operating segments for purposes of management reporting: retail banking, commercial lending, treasury, and residential lending. Although all four operating segments offer financial products and services, they are managed separately based on each segment’s strategic focus. While the retail banking segment focuses primarily on retail operations through the Bank’s branch network, certain designated branches have responsibility for generating commercial deposits and loans. The commercial lending segment, which includes commercial real estate, primarily generates commercial loans and deposits through the efforts of commercial lending officers located in the Bank’s northern and southern California production offices. The treasury department’s primary focus is managing the Bank’s investments, liquidity, and interest rate risk; the residential lending segment is mainly responsible for the Bank’s portfolio of single family and multifamily residential loans. The Company’s remaining centralized functions and eliminations of inter-segment amounts have been aggregated and included in “Other.”

Future changes in our management structure or reporting methodologies may result in changes in the measurement of operating segment results. Results for prior periods are generally restated for comparability for changes in management structure or reporting methodologies. During the second quarter of 2008, we revised the allocation of certain investment securities resulting from our securitization activities. We securitized a total of $1.18 billion in single family and multifamily loans during 2007. Due to a significant increase in our loan securitization activities during 2007, we determined that it was more appropriate to reallocate investment securities, and their related income components, resulting from our securitization activities to the operating segments that originated the underlying loans to derive a more equitable allocation of profitability amongst the various operating segments. Initially, these securities were allocated to the treasury segment upon securitization. As a result of our new profitability allocation structure, investment securities resulting from our securitization activities are being allocated to the operating segments (i.e., retail banking, commercial lending, and residential lending) that initially originated the underlying loans. As a result of these changes implemented during the second quarter of 2008, we have revised the results for the prior periods to reflect our current allocation methodology between the treasury segment and the other operating segments. For more information about our segments, including information about the underlying accounting and reporting process, see Note 25 to the Company’s consolidated financial statements presented elsewhere in this report.

Retail Banking

The retail banking segment reported a pretax loss of $33.4 million during 2008, representing a 123% decrease, as compared to the $148.0 million pretax income recorded for the same period in 2007.

The decrease in pretax income for this segment during 2008 is comprised of a 31% or $71.8 million decrease in net interest income to $163.6 million, a $71.1 million increase in loan loss provisions, a 6% or $5.5 million increase in noninterest expense, and a $29.4 million increase in corporate overhead expense allocations.

The decrease in net interest income during 2008 is attributable largely to the steep 400 basis point decrease in interest rates since December 2007. The increase in loan loss provisions for this segment during 2008, relative to 2007, was due to increased chargeoff activity, as well as higher levels of nonperforming and classified assets resulting from the downturn in the real estate housing market. Loan loss provisions are also impacted by average loan balances for each reporting segment. Corporate overhead expense allocations are based on several factors including, but not limited to net interest margin, loan and deposit volume and full-time employee equivalents.

Noninterest income for this segment decreased 9%, to $23.3 million for 2008, from $25.6 million recorded during 2007. The decrease in noninterest income in 2008 is primarily due to lower loan fee income resulting from a notable decrease in our consumer loan origination activities, partially offset by an increase in branch-related fees, specifically service and transaction charges on deposit accounts, as a result of the DCB acquisition in August 2007.

Noninterest expense for this segment increased 6% to $95.0 million during 2008, compared with $89.5 million recorded during 2007. The increase in noninterest expense is primarily due to higher occupancy expenses and FDIC insurance premiums, partially offset by a decrease in commercial deposit-related expenses. Higher occupancy expenses are primarily due to increased expenses associated with the nine additional branch locations from the acquisition of DCB. The increase in FDIC insurance premiums is due to the recent increases in the FDIC deposit assessment rate and full utilization of the one-time FDIC assessment credit of $3.4 million, $2.8 million of which was applied to reduce deposit insurance assessments in 2007 and the remaining $628 thousand was applied in the first quarter of 2008. The decrease in commercial deposit-related expenses can be correlated to lower title and escrow deposit balances during 2008 relative to 2007. Title and escrow deposits have been negatively impacted by the sustained contraction in the housing market.

Comparing 2007 to 2006, the retail banking segment’s pre-tax income increased 24% to $148.0 million in 2007, compared to $119.5 million in 2006. The increase in pre-tax income for the retail banking segment for 2007 is primarily due to a $37.4 million increase in net interest income, partially offset by a $6.6 million increase in loan loss provisions and a $7.6 million increase in noninterest expense, relative to 2006. The increase in net interest income during 2007 is primarily due to overall growth, both organically and through acquisitions. The acquisitions of Standard Bank in March 2006 and DCB in August 2007 added fifteen new locations to our branch network as well as several thousand new customers to our customer base. The increase in provision for loan losses for this segment is primarily due to increased substandard loan classifications for loans originated by this segment.

Commercial Lending

The commercial lending segment reported a pretax loss of $1.8 million during 2008, or a 102% decrease, compared with pretax income of $103.1 million for 2007. The primary driver of the decrease in pretax income for this segment for both periods is a significant increase in loan loss provisions resulting from increased chargeoff activity as well as higher levels of nonperforming and classified assets and an increase in corporate overhead allocations, partially offset by the increase in net interest income.

Net interest income for this segment increased 49% to $188.1 million during 2008, compared to $126.6 million for 2007. The increase in net interest income is primarily due to a significant decline in the charge for funds applied to the loan portfolio as a result of the declining interest rate environment. Although interest income on loans also decreased in response to declining interest rates, the interest rate floors on variable loans helped to support the interest income on these loans.

Noninterest income for this segment decreased 23% to $23.5 million during 2008, compared with $30.4 million recorded in 2007. The decrease in noninterest income is primarily due to a decrease in loan fee income resulting from the downturn in the real estate market.

Noninterest expense for this segment increased 8% to $45.5 million during 2008, compared to $42.2 million in 2007. The increase in noninterest expense is due to higher credit cycle related expenses associated with OREO/foreclosure transactions and legal expenses, partially offset by a decrease in compensation and employee benefits through net attrition and reduction in total compensation related costs.

Comparing 2007 to 2006, the commercial lending segment’s pre-tax income increased 12% to $103.1 million in 2007, compared to $92.1 million in 2006. The primary driver of the increase in pre-tax income for this segment is a 17% increase in net interest income to $126.6 million in 2007 from $108.6 million in 2006. The increase in net interest income during 2007 is primarily due to the notable growth of our commercial loan portfolio, which includes commercial real estate, construction, and commercial business loans, including trade finance products, during 2007. Specifically, the average aggregate balance of all commercial loan categories grew 22% during 2007 as compared to 2006.

Treasury

The treasury segment reported a pre-tax loss of $116.9 million during 2008, compared to pretax income of $18.4 million for 2007. The primary driver of the decrease in pretax income for this segment in 2008 are OTTI charges recorded on government-sponsored entities preferred stock and pooled trust preferred debt and equity securities. OTTI charges are recorded as a component of noninterest income.

The treasury segment reported a net interest expense of $32.4 million for 2008, compared to a net interest income of $17.0 million reported during 2007. Net interest expense or income for this segment is directly correlated to net interest earned on investment securities allocated to this reporting segment relative to the interest expense paid on brokered deposits, borrowings and long-term debt.

Noninterest income decreased to ($71.7) million during 2008 from $2.2 million for 2007. The decrease in noninterest income is primarily due to the $73.2 million in OTTI impairment charges recorded during 2008 which are comprised of $55.3 million on Fannie Mae and Freddie Mac preferred securities and $17.9 million on pooled trust preferred debt and equity securities.

Noninterest expense for this segment increased 67% to $2.3 million during 2008, from $1.4 million during 2007. The increase in noninterest expense for both periods is primarily due to higher compensation due to additional personnel, higher FDIC insurance premiums on brokered and institutional deposits, and higher FHLB letter of credit expenses in conjunction with our loan securitization activities.

Comparing 2007 to 2006, the treasury segment’s pre-tax income decreased 52% to $18.4 million in 2007, compared to $38.6 million in 2006. Net interest income decreased 56% to $17.0 million in 2007 from $38.8 million in 2006. Net interest income for this segment is directly correlated to net interest earned on investment securities allocated to this reporting segment relative to the interest expense paid on brokered deposits, borrowings and long-term debt.

Residential Lending

The residential lending segment’s pretax income decreased 22% to $16.1 million during 2008, from $20.6 million during 2007. Net interest income for this segment increased 50% to $35.7 million during 2008, compared with $23.7 million for 2007. The increase in net interest income for this segment was primarily due to the decrease in the charge for funds on loans allocated to this segment resulting from the 400 basis point decrease in interest rates since December 2007, partly offset by the contraction of the housing market.

Loan loss provisions for this segment increased to $14.5 million during 2008 compared to $610 thousand during 2007. The increase in loan loss provisions was due to increased chargeoff activity, as well as higher levels of nonperforming and classified assets resulting from the downturn in the real estate housing market. Loan loss provisions are also impacted by average loan balances for each reporting segment.

Noninterest income for this segment increased 15% to $14.1 million during 2008, compared to $12.2 million recorded during 2007. The net increase in noninterest income during 2008 year to date is primarily due to higher net gain on sale of loans and higher servicing income received as a result of the Bank’s securitization of its residential and multifamily loan portfolios in 2007.

Noninterest expense for this segment increased 18% to $12.1 million during 2008, from $10.3 million during the same period in 2007. The increase in noninterest expense during 2008 is due to an increase in credit cycle related costs, as well as compensation and other operating expenses due to the restructuring and consolidation of two departments. During the first quarter of 2008, the administrative department that provides backoffice support to the lending function was merged into the lending unit to enhance operational efficiencies in this segment of our business.

Comparing 2007 to 2006, the residential lending segment’s pre-tax income increased 92% to $20.6 million in 2007, from $10.7 million in 2006. The increase in pre-tax income is partly due to the 52% increase in net interest income to $23.7 million in 2007, from $15.6 million in 2006, compounded by the $66% increase in noninterest income to $12.2 million in 2007, from $7.3 million in 2006. The increase in noninterest income during 2007, relative to 2006, is primarily due to higher servicing income received as a result of the Bank’s securitization of its residential single family and multifamily loan portfolios. During 2007, the Bank securitized single family and multifamily loans totaling $1.18 billion.

Balance Sheet Analysis

Total assets increased $570.6 million, or 5%, to $12.42 billion as of December 31, 2008. The increase is comprised predominantly of increases in cash and cash equivalents of $718.5 million, short-term investments of $228.4 million, held-to-maturity and available-for-sale investment securities totaling $275.4 million, deferred tax assets totaling $118.2 million, and OREO, net amounting to $36.8 million, partially offset by decreases in net loans receivable of $681.5 million and securities purchased under resale agreements amounting to $100.0 million. The increases in total assets were funded through increases in deposit growth of $863.0 million and net proceeds received of $500.6 million from the Series A & Series B preferred stock offering, partially offset by decreases in federal funds purchased of $194.3 million and FHLB advances of $455.1 million.

SFAS 157, Fair Value Measurement, and SFAS 159, Fair Value Option

SFAS 157 and SFAS 159 became effective on January 1, 2008. We adopted SFAS 157 which provides a framework for measuring fair value under GAAP. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. For the Company, this includes the investment securities available-for-sale portfolio, equity swap agreements, derivatives payable, mortgage servicing assets and impaired loans. The adoption of SFAS 157 did not have any impact on the Company’s financial condition, results of operations, or cash flows. See Note 3 to the Company’s consolidated financial statements presented elsewhere in this report.

We did not elect to adopt the fair value option as permitted under SFAS 159, but to continue recording the financial instruments in accordance with current practice.

Securities Purchased Under Resale Agreements

We purchase securities under resale agreements (“resale agreements”) with terms that range from one day to several years. Total resale agreements decreased to $50.0 million as of December 31, 2008, compared with $150.0 million as of December 31, 2007. The decrease as of December 31, 2008 reflects the early termination of a $100.0 million resale agreement on in January 2008 which had a stated maturity termination date of January 2017. In conjunction with the early termination of this agreement, we received $1.0 million from the counterparty, which we recorded as a yield adjustment included in interest income during the first quarter of 2008.

As of December 31, 2008, the $50.0 million balance of resale agreements is comprised of one resale agreement with a term of ten years. The interest rate is initially fixed for the first two years and thereafter becomes floating. There is no interest payment on this agreement if certain swap yield curves are inverted. The collateral for this resale agreement consists of U.S. Government agency and/or U.S. Government sponsored enterprise debt and mortgage-backed securities held in safekeeping by a third party custodian.

Purchases of securities under resale agreements are overcollateralized to ensure against unfavorable market price movements. We monitor the market value of the underlying securities which collateralize the related receivable on resale agreements, including accrued interest. In the event that the fair market value of the securities decreases below the carrying amount of the related repurchase agreement, our counterparty is required to designate an equivalent value of additional securities. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

Investment Securities

Income from investing activities provides a significant portion of our total income. We aim to maintain an investment portfolio with an adequate mix of fixed-rate and adjustable-rate securities with relatively short maturities to minimize overall interest rate risk. Our investment securities portfolio primarily consists of U.S. Treasury securities, U.S. Government agency securities, U.S. Government sponsored enterprise debt securities, U.S. Government sponsored and other mortgage-backed securities, municipal securities, corporate debt securities, residual securities, and U.S. Government sponsored enterprise equity securities. We classify certain investment securities as held-to-maturity, and accordingly, these securities are recorded based on their amortized cost. We also classify certain investments as available-for-sale, and accordingly, these securities are carried at their estimated fair values with the corresponding changes in fair values recorded in accumulated other comprehensive income, as a component of stockholders’ equity.

Total investment securities held-to-maturity totaled $122.3 million at December 31, 2008 representing municipal securities and corporate debt securities purchased during the fourth quarter of 2008. We had no held-to-maturity investment securities as of December 31, 2007.

Total investment securities available-for-sale increased 8% to $2.04 billion as of December 31, 2008, compared with $1.89 billion at December 31, 2007. The increase in investment securities was funded by deposit growth and capital raised during 2008. Total repayments/maturities and proceeds from sales of available-for-sale securities amounted to $1.58 billion and $699.4 million, respectively, during 2008. Proceeds from repayments, maturities, sales, and redemptions were applied towards additional investment securities purchases totaling $2.69 billion. We recorded net gains totaling $9.0 million and $7.8 million on sales of available-for-sale securities during 2008 and 2007, respectively. At December 31, 2008, investment securities available-for-sale with a par value of $1.83 billion were pledged to secure public deposits, FHLB advances, repurchase agreements, FRB discount window, and for other purposes required or permitted by law.

We perform regular impairment analyses on the investment securities. If we determine that a decline in fair value is other-than-temporary, an impairment writedown is recognized in current earnings. Other-than-temporary declines in fair value are assessed based on factors including the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the probability that we will be unable to collect all amounts due, and our ability and intent on holding the securities until the fair values recover.

The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. The Company performs a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and ongoing review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. The Company ensures whether prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed based on spreads, and when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon available market data, the price received from the third party is adjusted accordingly.

Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

As a result of the global financial crisis and illiquidity in the U.S. markets, we believe the current broker prices that we have obtained on our private label mortgage-backed securities and pooled trust preferred debt and equity securities are based on forced liquidation or distressed sale values in very inactive markets that are not representative of the economic value of these securities. The fair values of private label mortgage-backed securities and pooled trust preferred securities have traditionally been based on the average of at least two quoted market prices obtained from independent external brokers since broker quotes in an active market are given the highest priority under SFAS 157. However, in light of these circumstances, we have modified our approach in determining the fair values of these securities. We have determined that each of these securities will be individually examined for the appropriate valuation methodology based on a combination of the market approach reflecting current broker prices and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company made assumptions related to the implied rate of return, general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates are taken into consideration in determining the discount rate. The values resulting from each approach (i.e. market and income approaches) are weighted to derive the final fair value on each private label mortgage-backed and pooled trust preferred security.

The majority of unrealized losses in the available-for-sale portfolio at December 31, 2008 are related to AA- and AAA-rated private label mortgage-backed securities that we have retained in connection with our loan securitization activities. As of December 31, 2008, the fair value of these securities totaled $508.9 million, representing 25% of our total investment securities available-for-sale portfolio. Gross unrealized losses related to these securities amounted to $101.8 million, or 17% of the aggregate amortized cost basis of these securities as of December 31, 2008. These unrealized losses are caused by lack of liquidity and market spreads resulting from instability in the residential real estate and credit markets. The underlying loans are not subprime in nature and were originated by the Bank in accordance with our customary underwriting standards. The securities are supported by overcollateralization as of December 31, 2008. Additionally, these securities are insured by a monoline insurance provider who was recently rated as Aa2 and AAA by two major rating agencies.

As of December 31, 2008, we had $42.5 million in trust preferred debt securities available-for-sale, representing 2% of our total investment securities available-for-sale portfolio. These debt instruments had gross unrealized losses amounting to $73.8 million, or 64% of the total amortized cost bases of these securities as of December 31, 2008. Almost all of the pooled trust preferred securities held by the Company have underlying collateral issued by banks and insurance companies. Of the 15 different trust preferred securities that we have purchased, four securities have underlying collateral issued by a combination of bank, insurance, real estate investment trusts or homebuilder companies. Furthermore, most of the trust preferred securities are overcollateralized and have subordination structures that management believes will afford sufficient principal and interest protection. While one pooled trust preferred security was downgraded from an A rating to B- during the fourth quarter of 2008, based on our cash flow and default stress testing analysis, we believe we will be able to collect all amounts due and that this security is not deemed to be other-than-temporarily impaired as of December 31, 2008. During 2007, one pooled trust preferred security was downgraded to a B+ rating, from a BBB rating by one rating agency. During 2008, we recorded a combined $13.6 million in impairment writedowns on this downgraded security and two other trust preferred securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, and FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. We believe that the recent bailout program passed by the U.S. government to provide for an injection of capital reduces the risk of default by bank issuers and increases the probability that the liquidity in this market and the prices of our securities will improve in the future. We will continue to review such factors, including but not limited to, the estimated cash flows, liquidity and credit risk, for these securities on a quarterly basis. The Company believes the cash flows are not at risk and has the ability and the intention to hold these securities until their fair values recover to cost. As such, the Company does not deem these securities to be other-than-temporarily impaired.

In September 2008, the liquidity and credit concerns led the U.S. Federal Government to assume a conservatorship role in Fannie Mae and Freddie Mac. The rating on Fannie Mae and Freddie

Mac preferred securities was downgraded from BBB- to C reflecting the cessation of dividend payments on these securities. These securities are non-cumulative perpetual preferred stock in which unpaid dividends do not accumulate. The purchase agreement between the U.S. Treasury and these government-sponsored entities contains a covenant prohibiting the payment of dividends on existing preferred stock. As the assessment on the status of any resumption in dividend payments on these securities was uncertain, in accordance with SFAS 115, FSP FAS 115-1 and SFAS 124-1, we recorded $55.3 million in OTTI charges on Fannie Mae and Freddie Mac preferred stock securities in 2008. As of December 31, 2008, the fair value of these preferred securities was $1.2 million. Gross unrealized losses on these securities amounted to $2.2 million as of December 31, 2008, all of which is unrealized loss under twelve months, or 65% of the aggregate amortized cost basis of these securities. The value of these preferred securities have been very volatile and in the month preceding and subsequent to year-end, these securities have traded above their carrying values. The Company has the ability and the intention to hold these securities until their fair values recover to cost. As such, the Company does not deem these securities to be other-than-temporarily impaired.

In accordance with SFAS 115, FSP FAS 115-1 and SFAS 124-1 EITF 99-20, and FSP EITF 99-20-1, we recorded $4.3 million in impairment charges in 2008 related to our pooled trust preferred equity securities, which represented the remaining balance for these securities. The impairment charges were due to the adverse changes in expected cash flows, and the high uncertainty surrounding the collectibility of these securities.

We have fifteen individual securities that have been in a continuous unrealized loss position for twelve months or longer as of December 31, 2008. These securities are comprised of eleven pooled trust preferred securities with a total fair value of $34.6 million and four mortgage-backed securities with a total fair value of $519.1 million. As of December 31, 2008, there were also 52 securities that have been in a continuous unrealized loss position for less than twelve months. The unrealized losses on these securities are primarily attributed to changes in interest rates as well as the liquidity crisis that has impacted all financial industries. The issuers of these securities have not, to our knowledge, established any cause for default on these securities. These securities have fluctuated in value since their purchase dates as market interest rates have fluctuated. However, we have the ability and the intention to hold these securities until their fair values recover to cost or maturity. As such, management does not deem these securities to be other-than-temporarily impaired.

The following table sets forth the amortized cost of investment securities held-to-maturity and the fair values of investment securities available-for-sale at December 31, 2008, 2007 and 2006:

Table 6: Investment Securities

	At December 31,
	2008	2007	2006
	(In thousands)
Held-to-maturity (at amortized cost)
Municipal securities	5,772	—	—
Corporate debt securities	116,545	—	—

Total investment securities held-to-maturity	$122,317	$—	$—

Available-for-sale (at fair value)
U.S. Treasury securities	$2,513	$2,492	$2,477
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	1,023,934	426,490	790,252
U.S. Government sponsored enterprise mortgage-backed securities	380,051	535,276	260,138
Other mortgage-backed securities	537,326	680,598	477,771
Corporate debt securities (1)	42,544	119,627	97,881
U.S. Government sponsored enterprise equity securities (2)	1,184	75,055	4,621
Residual securities	50,062	40,716	13,940
Other securities (3)	2,580	6,882	—

Total investment securities available-for-sale	$2,040,194	$1,887,136	$1,647,080

Total investment securities	$2,162,511	$1,887,136	$1,647,080

(1)	Balances presented net of OTTI charge of $13.6 million and $405 thousand as of December 31, 2008 and December 31, 2007, respectively.
(2)	Balances presented net of OTTI charge of $55.3 million as of December 31, 2008.
(3)	Balances presented net of OTTI charge of $4.3 million as of December 31, 2008.

The following table sets forth certain information regarding the amortized cost of our investment securities held-to-maturity and fair values of our investment securities available-for-sale, as well as the weighted average yields, and contractual maturity distribution, excluding periodic principal payments, of our investment securities held-to-maturity and available-for-sale portfolio at December 31, 2008. Securities with no stated maturity dates, such as equity securities, are included in the “indeterminate maturity” category.

Table 7: Yields and Maturities of Investment Securities

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Indeterminate Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Held-to-maturity
Municipal securities	$—	—	$—	—	$4,007	6.91%	$1,765	7.43%	$—	—	$5,772	7.07%
Corporate debt securities	45,463	6.77%	71,082	7.73%	—	—	—	—	—	—	116,545	7.36%

Total investment securities held-to- maturity	$45,463	6.77%	$71,082	7.73%	$4,007	6.91%	$1,765	7.43%	—	0.00%	$122,317	7.34%

Available-for-sale
U.S. Treasury securities	$2,513	1.13%	$—	—	$—	—	$—	—	$—	—	$2,513	1.13%
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	461,800	3.42%	274,852	3.95%	103,647	4.15%	183,635	5.40%	—	—	1,023,934	3.99%
Government sponsored enterprise mortgage-backed securities	1,900	6.50%	15,421	4.99%	33,478	5.15%	329,252	5.32%	—	—	380,051	5.29%
Other mortgage-backed securities	252	—	—	—	—	—	537,074	0.95%	—	—	537,326	0.95%
Corporate debt securities	62	—	—	—	—	—	42,482	4.84%	—	—	42,544	4.84%
U.S. Government sponsored enterprise equity securities	—	—	—	—	—	—	—	—	1,184	—	1,184	0.00%
Residual securities							50,062	46.87%	—	—	50,062	46.87%
Other securities	2,580	1.33%	—	—	—	—	—	—	—	—	2,580	1.33%

Total investment securities available-for-sale	$469,107	3.41%	$290,273	4.00%	$137,125	4.40%	$1,142,505	3.91%	$1,184	0.00%	$2,040,194	3.84%

Total investment securities	$514,570	3.70%	$361,355	4.74%	$141,132	4.47%	$1,144,270	3.92%	$1,184	0.00%	$2,162,511	4.02%

We retain residual securities in securitized mortgage loans in connection with certain of our securitization activities. The fair value of residual securities is subject to credit, prepayment, and interest rate risk on the underlying mortgage loans. Fair value is estimated based on a discounted cash flow analysis. These cash flows are projected over the lives of the receivables using prepayment speed, expected credit losses, and the forward interest rate environment on the residual securities. At December 31, 2008, the fair values of the residual securities totaled $50.1 million. The fair value of the residual securities at December 31, 2008 is estimated based on a weighted average remaining life of 6.64 years, a weighted average projected prepayment rate of 21%, a weighted average expected credit loss rate of 0.07%, and a weighted average discount rate of 15%. As of December 31, 2007, the fair value of residual securities totaling $40.7 million is based on a weighted average remaining life of 8.9 years, a weighted average projected prepayment rate of 15%, a weighted average expected credit loss rate of 0.05% and a weighted average discount rate of 11%.

Loans

We offer a broad range of products designed to meet the credit needs of our borrowers. Our lending activities consist of residential single family loans, residential multifamily loans, commercial real estate loans, construction loans, commercial business loans, trade finance loans, and consumer loans. Net loans receivable decreased $681.5 million, or 8%, to $8.07 billion at December 31, 2008.

The following table sets forth the composition of the loan portfolio as of the dates indicated:

Table 8: Composition of Loan Portfolio

	December 31,
	2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential, single family	$491,315	6.0%	$433,337	4.9%	$365,407	4.4%	$509,151	7.5%	$327,554	6.4%
Residential, multifamily	677,989	8.2%	690,941	7.8%	1,584,674	19.2%	1,239,836	18.3%	1,121,107	21.8%
Commercial and industrial real estate	4,048,564	49.1%	4,183,473	47.3%	3,766,634	45.6%	3,321,520	48.9%	2,556,827	49.8%
Construction	1,260,724	15.3%	1,547,082	17.5%	1,154,339	14.0%	640,654	9.4%	348,501	6.8%

Total real estate loans	$6,478,592	78.6%	$6,854,833	77.5%	$6,871,054	83.2%	$5,711,161	84.1%	$4,353,989	84.8%

Other loans:
Commercial business	$1,210,260	14.6%	$1,314,068	14.8%	$960,375	11.6%	$643,296	9.5%	$438,537	8.6%
Trade finance	343,959	4.2%	491,690	5.6%	271,795	3.3%	230,771	3.4%	155,809	3.0%
Automobile	9,870	0.1%	23,946	0.3%	9,481	0.1%	8,543	0.1%	10,151	0.2%
Other consumer	206,772	2.5%	160,572	1.8%	152,527	1.8%	200,254	2.9%	175,008	3.4%

Total other loans	$1,770,861	21.4%	$1,990,276	22.5%	$1,394,178	16.8%	$1,082,864	15.9%	$779,505	15.2%

Total gross loans	8,249,453	100.0%	8,845,109	100.0%	8,265,232	100.0%	6,794,025	100.0%	5,133,494	100.0%

Unearned fees, premiums, and discounts, net	(2,049)		(5,781)		(4,859)		(1,070)		(2,156)
Allowance for loan losses	(178,027)		(88,407)		(78,201)		(68,635)		(50,884)

Loan receivable, net	$8,069,377		$8,750,921		$8,182,172		$6,724,320		$5,080,454

Single Family Residential Loans. We offer mortgage loans secured by one-to-four unit residential properties located in our primary lending areas. At December 31, 2008, $491.3 million or 6% of the loan portfolio was secured by one-to-four family residential real estate properties, compared to $433.3 million or 5% at December 31, 2007. Residential single family loan origination activity declined in 2008, with $131.3 million in new loan originations during 2008, compared with $282.1 million in 2007. Our loan origination activity during 2008 was adversely impacted by deteriorating conditions in the housing and mortgage markets.

We sold approximately $31.2 million in conforming and non-conforming residential single family loans through our secondary marketing efforts during 2008, compared to $42.3 million sold in 2007. The adverse conditions in the housing market and increased credit risks have further widened credit spreads, and resulted in investors tightening their credit underwriting standards for qualifying loans. Originations of loans not eligible for government guarantees have essentially halted due to the erosion of value and lack of investor confidence in private-label mortgage-backed securities. The FRB recently announced plans to purchase up to $100 billion in government sponsored entities’ debt and up to $500 billion in government sponsored entities’ mortgage-backed securities over the next few quarters. Although the lower mortgage rates should support our secondary market efforts, concerns about a weakening economy and job instability may curtail customer demand.

We offer both fixed and adjustable rate (“ARM”) single family residential mortgage loan programs. We primarily offer ARM loan programs that have six-month, three-year, five-year, or seven-year initial fixed periods. We originate single family residential mortgage loans under three different types of programs: full/alternative documentation, reduced documentation and no documentation loans. The underwriting criteria for these loan programs vary in income and asset documentation levels. Our underwriting criteria for all the loans in our single family residential mortgage loan programs include minimum Fair Isaac Corporation (“FICO”) credit scores and maximum loan-to-value (“LTV”) ratios. Additionally, our full/alternative documentation loan program requires verification of employment and income. Reduced documentation loans are primarily intended for borrowers who are self-employed. Generally, we require reduced documentation borrowers to have more equity in the property and higher amounts of liquid reserves. Finally, our no documentation loan program is designed for borrowers who demonstrate excellent credit quality and have the ability to place a large down payment or have high equity in the property.

Of the $131.3 million in residential single family mortgage loans originated during 2008, 7% or $8.8 million were full/alternative documentation loans, 35% or $46.0 million were reduced documentation loans and 58% or $76.6 million were no documentation loans. In comparison, of the $282.1 million in residential single family mortgage loans originated during 2007, 2% or $6.8 million were full/alternative documentation loans, 33% or $93.8 million were reduced documentation loans and 64% or $181.5 million were no documentation loans. During 2008, for the no documentation loan program, the maximum LTV ratios ranged from 21% to 77%. For the reduced documentation loan program, the maximum LTV ratios ranged from 22% to 70%. Based on management’s evaluation and analysis of the portfolio credit quality and prevailing economic conditions, we believe the loan loss provision is adequate for losses inherent in the portfolio as of December 31, 2008.

Multifamily Real Estate Loans. During 2008, severe market conditions also adversely affected our new originations of multifamily loans. We originated $27.8 million multifamily loans in 2008, as compared to $287.2 million in 2007. Although real estate lending activities are collateralized by real property, these transactions are subject to similar credit evaluation, underwriting and monitoring standards as those applied to commercial business loans. Multifamily real estate loans accounted for $678.0 million or 8%, and $690.9 million or 8%, of our loan portfolio at December 31, 2008 and 2007, respectively.

We offer both fixed and adjustable rate multifamily loan programs. We primarily offer adjustable rate multifamily loan programs that have six-month, three-year, or five-year initial fixed periods. Prior to the latter half of 2007, we originated multifamily mortgage loans under two different types of programs – full documentation and reduced documentation. During 2008, all of the $27.8 million in multifamily loans originated were reduced documentation loans. In comparison, of the $287.2 million in multifamily loans originated during 2007, 8% or $23.4 million were full/alternative documentation and 92% or $263.9 million were reduced documentation loans. The underwriting criteria for these loan programs vary in income and asset documentation levels, similar to our single family residential loan programs. Underwriting criteria generally include minimum FICO scores, maximum loan-to-value ratios and minimum debt coverage ratios.

Additionally, we own single family and multifamily residential mortgage loans that have contractual features that may increase our credit exposure. These mortgage loans include adjustable rate mortgage loans that may subject borrowers to significant future payment increases or create the potential for negative amortization of the principal balance.

Interest-only mortgage loans allow interest-only payments for a fixed period of time. At the end of the interest-only period, the loan payment includes principal payments and increases significantly. The borrower’s new payment once the loan becomes amortizing (i.e., includes principal payments) will be greater than if the borrower had been making principal payments since the origination of the loan. The longer the interest-only period, the larger the amortizing payment will be when the interest-only period ends. There were $40.4 million and $32.6 million in interest-only loans held in the Bank’s portfolio as of December 31, 2008 and 2007, respectively. Historically, losses experienced from interest-only loans have been minimal and we do not believe potential losses from these loans will be significant.

The Bank has purchased adjustable rate mortgage loans which permit different repayment options. The monthly payment for adjustable rate mortgage loans with negative amortization features is set as the initial interest rate for the first year of the loan. After that point, the borrower can make a minimum payment that is limited to a 7.5% increase in payment. If the minimum payment is not adequate to cover the interest amount due on the mortgage loan, the loan would have negative amortization, which will result in an increase in the mortgage loans’ principal balance. These loans completely re-amortize every five years and the monthly payment is reset at that point. None of the adjustable rate mortgages held in the Bank’s loan portfolio that have the potential to negatively amortize were negatively amortizing as of December 31, 2008 and 2007. We do not believe potential losses from these loans will be significant.

Our total exposure related to these products in our loan portfolio for the years ended December 31, 2008 and 2007 is summarized as follows:

Table 9: Nontraditional Mortgage Products

	Unpaid Principal Balance as of December 31,
	2008	2007
	(In thousands)
Interest only mortgage loans	$40,399	$32,571
Adjustable rate mortgages with negative amortization features:
Residential single family loans	1,181	1,157
Residential multifamily loans	9,399	12,565

All of the loans we originate are subject to our underwriting guidelines and loan origination standards. Generally, loans obtained from third party originators, including the higher risk loans in the preceding table, are closed and funded in our name and are also subject to our same underwriting guidelines and loan origination standards. We believe our strict underwriting criteria and procedures adequately consider the unique risks which may come from these products. We conduct a variety of quality control procedures and periodic audits to ensure compliance with our origination standards, including our criteria for lending and legal requirements.

Commercial Real Estate Loans. We continue to place emphasis in the origination of commercial real estate loans. Although real estate lending activities are collateralized by real property, these transactions are subject to similar credit evaluation, underwriting and monitoring standards as those applied to commercial business loans. Commercial real estate loans accounted for $4.05 billion or 49%, and $4.18 billion or 47%, of our loan portfolio at December 31, 2008, and 2007, respectively.

Since substantially all of our real estate loans are secured by properties located in California, declines in the California economy and in real estate values could have a significant effect on the collectibility of our loans and on the level of allowance for loan losses required.

Construction Loans. We offer loans to finance the construction of income-producing or owner-occupied buildings. At December 31, 2008, construction loans accounted for $1.26 billion or 15% of our loan portfolio. This compares with $1.55 billion or 18% of the loan portfolio at December 31, 2007. Total unfunded commitments related to construction loans decreased to $344.4 million at December 31, 2008, compared to $975.0 million at December 31, 2007. At December 31, 2008, the total commitment for residential construction loans was approximately $1.01 billion. The current residential construction loan balance was $816.4 million, representing 65% of total construction loans and 10% of total gross loans. During 2008, we reduced our total commitment on residential construction loans by 42% from

$1.75 billion as of December 31, 2007. Additionally, all construction disbursements are being carefully monitored and reviewed to address key risks and factors in this portfolio, such as interest reserves remaining, number of homes sold, geographic area and concentration of loans.

Commercial Business Loans. We finance small and middle-market businesses in a wide spectrum of industries throughout California. Included in commercial business loans are loans for working capital, accounts receivable lines, inventory lines, SBA guaranteed small business loans and lease financing. At December 31, 2008, commercial business loans accounted for a total of $1.21 billion or 15% of our loan portfolio, compared to $1.31 billion or 15% at December 31, 2007. Total unfunded commitments related to commercial business loans decreased 43% to $548.9 million at December 31, 2008, compared to $954.9 million at year-end 2007. During 2008, we have taken actions to reduce our commitments on letters of credit.

Trade Finance Products. We offer a variety of international finance and trade services and products, including letters of credit, revolving lines of credit, import loans, bankers’ acceptances, working capital lines, domestic purchase financing, and pre-export financing. At December 31, 2008, these loans to finance international trade totaled $344.0 million or 4% of our loan portfolio, compared to $491.7 million or 6% at December 31, 2007. Although most of our trade finance activities are related to trade with Asian countries, a significant majority of our loans are made to companies domiciled in the United States. A substantial portion of this business involves California-based customers engaged in import activities. In addition, we also offer Export-Import financing to various domestic and foreign exporters. These loans are guaranteed by the Export-Import Bank of the United States. Virtually all of our trade finance portfolio as of December 31, 2008 represents loans made to borrowers on the import side of international trade. At December 31, 2008, such loans amounted to $342.5 million, compared with $469.2 million at December 31, 2007. These financings are generally made through letters of credit ranging from $100 thousand to $1 million. At December 31, 2008, total unfunded commitments related to trade finance loans decreased 31% to $283.9 million, compared to $410.9 million at December 31, 2007.

Affordable Housing. We are engaged in a variety of lending and credit enhancement programs to finance the development of affordable housing projects, which are generally eligible for federal low income housing tax credits. As of December 31, 2008, we had outstanding $345.0 million of letters of credit, which were issued to enhance the ratings of revenue bonds used to finance affordable housing projects. This compares to $396.2 million as of year-end 2007. Credit facilities for individual projects generally range in size from $5 million to $15 million.

Foreign Outstandings. Foreign outstandings include loans, acceptances, interest bearing deposits with other banks, other interest bearing investments and related accrued interest receivable. Foreign assets are subject to the general risks of conducting business in each foreign country, including economic uncertainty and government regulations. In addition, foreign assets may be impacted by changes in demand or pricing resulting from movements in exchange rates or other factors. The Company’s cross-border exposure primarily relate to our branch operations in Hong Kong, China, which commenced in 2007. As of December 31, 2008 and 2007, our cross-border exposure did not exceed 1.00% of our total assets. The Company’s branch in Hong Kong experienced a 9% growth in the loan portfolio to $90.7 million as of December 31, 2008, compared to $82.9 million as of December 31, 2007.

Contractual Maturity of Loan Portfolio. The following table presents the maturity schedule of our loan portfolio at December 31, 2008. All loans are shown maturing based upon contractual maturities, and include scheduled repayments but not potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due within one year. Loan balances have not been reduced for undisbursed loan proceeds, unearned discounts, and the allowance for loan losses. Nonaccrual loans of $214.6 million are included in the following table by their contractual maturity date.

Table 10: Maturity of Loan Portfolio

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Residential, single family	$17,838	$31,031	$442,446	$491,315
Residential, multifamily	65,764	21,437	590,788	677,989
Commercial and industrial real estate	638,102	138,733	3,271,729	4,048,564
Construction	1,187,828	54,039	18,857	1,260,724
Commercial business	867,923	247,221	95,116	1,210,260
Trade finance	339,114	4,845	—	343,959
Automobile and other consumer	20,066	6,989	189,587	216,642

Total	$3,136,635	$504,295	$4,608,523	$8,249,453

As of December 31, 2008, outstanding loans, including projected prepayments, scheduled to be repriced within one year, after one but within five years, and in more than five years, excluding nonaccrual loans, are as follows:

Table 11: Loans Scheduled to be Repriced

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Total fixed rate	$422,813	$344,964	$19,925	$787,702
Total variable rate	6,056,560	1,186,187	4,397	7,247,144

Total	$6,479,373	$1,531,151	$24,322	$8,034,846

Mortgage Servicing Assets

As of December 31, 2008, we had $16.5 million in mortgage servicing assets, which is net of $3.6 million in total valuation allowances. Mortgage servicing assets are initially recorded at fair value. The fair value of servicing assets is determined based on the present value of estimated net future cash flows related to contractually specified servicing fees. The primary determinants of the fair value of mortgage servicing assets are prepayment speeds and discount rates. Published industry standards are used to derive market-based assumptions. Changes in the assumptions used may have a significant impact on the valuation of mortgage servicing assets. Evaluation of impairment is performed on a quarterly basis. We record mortgage servicing assets for loans sold or securitized for which servicing has been retained by the Bank.

We recorded $2.4 million in MSA impairment writedowns during 2008, compared with $580 thousand in 2007. The decline in interest rates as well as the overall increases in borrower refinancing and prepayment rates related to the underlying sold or securitized loans have caused the value of MSAs to decrease. We may expect a further decline in the value of MSAs in the near future if interest rates continue to fall and prepayment speeds increase. For more information about MSAs, see Note 13 to the Company’s consolidated financial statements presented elsewhere in this report.

Nonperforming Assets

Loans are continually monitored by management and the Board of Directors. Generally, our policy is to place a loan on nonaccrual status if either (i) principal or interest payments are past due in excess of 90 days; or (ii) the full collection of principal or interest becomes uncertain, regardless of the length of past due status. When a loan reaches nonaccrual status, any interest accrued on the loan is reversed and charged against current income. In general, subsequent payments received are applied to the outstanding principal balance of the loan. Nonaccrual loans that demonstrate a satisfactory payment trend for several months are returned to full accrual status subject to management’s assessment of the full collectibility of the account.

Nonperforming assets are comprised of nonaccrual loans, loans past due 90 days or more but not on nonaccrual, restructured loans and other real estate owned, net. Nonperforming assets as a percentage of total assets were 2.12% and 0.57% at December 31, 2008 and 2007, respectively. Nonaccrual loans totaled $214.6 million and $63.9 million at December 31, 2008 and 2007, respectively. Loans totaling $530.4 million were placed on nonaccrual status during 2008. As part of our comprehensive loan review process, loans totaling $32.5 million which were not 90 days past due as of December 31, 2008 were included in nonaccrual loans as of December 31, 2008. Additions to nonaccrual loans during 2008 were offset by $88.9 million in payoffs and principal paydowns, $114.7 million in loans brought current, $92.7 million in net chargeoffs, and $83.4 million in loans transferred to OREO. Additions to nonaccrual loans during the year ended December 31, 2008 were comprised of $232.9 million in construction loans, $200.2 million in commercial real estate loans, $45.4 million in commercial business loans including SBA loans, $25.7 million in single family loans, $20.4 million in multifamily loans, $3.0 million in automobile and other consumer loans, and $2.8 million in trade finance loans.

All loans that were past due 90 days or more were on nonaccrual status at December 31, 2008 and 2007.

The Company had $11.0 million and $2.1 million in restructured loans as of December 31, 2008 and 2007, respectively. As of December 31, 2008, restructured loans were comprised of $1.2 million in single family loans, $3.5 million in multifamily loans, $2.4 million in commercial real estate loans, and $3.9 million in commercial business loans.

Other real estate owned includes properties acquired through foreclosure or through full or partial satisfaction of loans. We had 41 OREO properties at December 31, 2008, with a combined aggregate carrying value of $38.3 million. The majority of these properties were related to our land, residential construction and single family residence portfolios. Approximately 66% of OREO properties as of December 31, 2008 were located in the Greater Los Angeles area and Inland Empire region of Southern California. As of December 31, 2007, we had three OREO properties with a carrying value of $1.5 million. During 2008, we foreclosed on 70 properties with an aggregate carrying value of $83.6 million as of the foreclosure date. During 2008, we sold 29 OREO properties with a carrying value of $44.5 million resulting in a total net loss on sale of $852 thousand. During 2007, the Bank sold one OREO property with a carrying value of $2.8 million for a net gain of $1.3 million. The Bank sold two OREO properties with a combined carrying value of $396 thousand for a net gain of $88 thousand during 2006.

The following table sets forth information regarding nonaccrual loans, loans past due 90 days or more but not on nonaccrual, restructured loans and other real estate owned as of the dates indicated:

Table 12: Nonperforming Assets

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$214,607	$63,882	$17,101	$24,149	$4,924
Loans past due 90 days or more but not on nonaccrual	—	—	—	5,670	681

Total nonperforming loans	214,607	63,882	17,101	29,819	5,605

Restructured loans	10,992	2,081	—	—	—
Other real estate owned, net	38,302	1,500	2,786	299	299

Total nonperforming assets	$263,901	$67,463	$19,887	$30,118	$5,904

Total nonperforming assets to total assets	2.12%	0.57%	0.18%	0.36%	0.10%
Allowance for loan losses to nonperforming loans	82.95%	138.39%	457.29%	230.17%	907.83%
Nonperforming loans to total gross loans	2.60%	0.72%	0.21%	0.44%	0.11%

We evaluate loan impairment according to the provisions of SFAS No. 114. Under SFAS No. 114, loans are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent, less costs to sell. If the measure of the impaired loan is less than the recorded investment in the loan, the deficiency will be charged off against the allowance for loan losses or, alternatively, a specific allocation will be established. Also, in accordance with SFAS No. 114, loans that are considered impaired are specifically excluded from the quarterly migration analysis when determining the amount of the allowance for loan and lease losses required for the period.

At December 31, 2008, the Company’s total recorded investment in impaired loans was $232.1 million, compared with $123.8 million at December 31, 2007. The increase in impaired loans is largely due to an increase in nonperforming residential construction loans which have been especially hard hit by current economic conditions and the downturn in the housing market. All nonaccrual and doubtful loans are included in impaired loans. Impaired loans at December 31, 2008 are comprised of single family loans totaling $13.5 million, multifamily loans totaling $11.8 million, commercial real estate loans totaling $ 110.2 million, construction loans totaling $66.4 million, commercial business loans totaling $26.2 million, trade finance loans amounting to $1.8 million, SBA loans totaling $354 thousand, and automobile and other consumer loans totaling $1.8 million. As of December 31, 2008, the allowance for loan losses included $23.4 million for impaired loans with a total recorded balance of $69.2 million. As of December 31, 2007, the allowance for loan losses included $16.3 million for impaired loans with a total recorded balance of $67.1 million.

Our average recorded investment in impaired loans during 2008 and 2007 totaled $266.5 million and $121.0 million, respectively. During 2008 and 2007, gross interest income that would have been recorded on impaired loans, had they performed in accordance with their original terms, totaled $19.0 million and $9.7 million, respectively. Of this amount, actual interest recognized on impaired loans, on a cash basis, was $11.6 million and $6.8 million, respectively.

In light of the credit and mortgage crisis affecting the entire financial industry and its impact on our borrowers, the Company has taken a more proactive approach to assess potential loan impairment in our overall portfolio. We have expanded our scope to perform focused reviews of certain sectors of our loan portfolio to identify and mitigate potential losses. Our recent experience made us aware of the rapid deterioration occurring in the market in a relatively short period of time. Specifically, we have noted that while our borrowers may continue to pay as agreed in accordance with their contractual terms and/or even though loans may not have reached a significant stage of delinquency, the existence of certain warning signs indicating possible collectibility issues warranted a more careful scrutiny of these loans for potential impairment. Specifically, we reviewed loans that exhibited the following characteristics:

•	diminishing or adverse changes in cash flows that serve as the principal source of repayment;

•	adverse changes in the financial position or net worth of guarantors or investors;

•	adverse changes in collateral values for collateral-dependent loans;

•	declining or adverse changes in inventory levels securing commercial business and trade finance;

•	failure in meeting financial covenants; or

•	other changes or conditions that may adversely impact the ultimate collectibility of loans.

Although certain loans are not 90 days or more delinquent and therefore still accruing interest, we have classified them as impaired as of December 31, 2008 because they exhibit one or more of the characteristics described above.

Allowance for Loan Losses

We are committed to maintaining the allowance for loan losses at a level that is commensurate with estimated and known risks in the loan portfolio. In addition to regular, quarterly reviews of the adequacy of the allowance for loan losses, management performs an ongoing assessment of the risks inherent in the loan portfolio. While we believe that the allowance for loan losses is adequate at December 31, 2008, future additions to the allowance will be subject to a continuing evaluation of estimated and known, as well as inherent, risks in the loan portfolio.

The allowance for loan losses is increased by the provision for loan losses which is charged against current period operating results, and is increased or decreased by the amount of net recoveries or chargeoffs, respectively, during the year. At December 31, 2008, the allowance for loan losses amounted to $178.0 million, or 2.16% of total loans, compared with $88.4 million, or 1.00% of total loans, at December 31, 2007. The $89.6 million increase in the allowance for loan losses at December 31, 2008, from year-end 2007, reflects $226.0 million in additional loss provisions, less $141.4 million in net chargeoffs during the year. The allowance for unfunded loan commitments, off-balance-sheet credit exposures, and recourse provisions is included in accrued expenses and other liabilities and amounted to $6.3 million at December 31, 2008, compared to $11.4 million at December 31, 2007. The decrease in the off-balance sheet allowance amount was due, in part, to a 46% decline in unfunded loan commitments at December 31, 2008 relative to year-end 2007.

We recorded $226.0 million in loan loss provisions during 2008, as compared to $12.0 million in loss provisions recorded during 2007. The increase in loss provisions recorded during 2008, compared to 2007, was brought on by the sustained downturn in the real estate market and continued instability in the overall economy. During 2008, we recorded $141.4 million in net chargeoffs representing 1.64% of average loans outstanding during the year. In comparison, we recorded net chargeoffs totaling $6.8 million, or less than 0.08% of average loans outstanding, during 2007. We believe that overall market conditions will continue to remain challenging in 2009 and we expect to record additional loan loss provisions during the first quarter of 2009.

The following table summarizes activity in the allowance for loan losses for the periods indicated:

Table 13: Allowance for Loan Losses

	At or for the Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Allowance balance, beginning of year	$88,407	$78,201	$68,635	$50,884	$39,246
Allowance from acquisitions	—	4,125	4,084	9,290	1,583

Allowance for unfunded loan commitments and letters of credit	5,044	841	(1,168)	(2,738)	(1,566)
Provision for loan losses	226,000	12,000	6,166	15,870	16,750
Gross chargeoffs:
Residential single family	3,522	335	3	168	—
Multifamily real estate	1,966	—	—	—	—
Commercial and industrial real estate	53,459	—	—	1,899	—
Construction	57,629	2,810	—	—	—
Commercial business	24,639	3,740	236	1,428	1,679
Trade finance	5,707	249	205	2,821	4,055
Automobile	268	30	46	97	119
Other consumer	261	42	25	29	7

Total gross chargeoffs	$147,451	$7,206	$515	$6,442	$5,860

Gross recoveries:
Residential single family	$37	$—	$2	$23	$9
Residential multifamily	—	—	—	90	26
Commercial and industrial real estate	2,467	7	749	34	3
Construction	2,654	—	—	—	—
Commercial business	835	419	238	380	507
Trade finance	9	—	—	1,124	—
Automobile	25	20	5	119	186
Other consumer	—	—	5	1	—

Total gross recoveries	$6,027	$446	$999	$1,771	$731

Net chargeoffs (recoveries)	$141,424	$6,760	$(484)	$4,671	$5,129

Allowance balance, end of year	$178,027	$88,407	$78,201	$68,635	$50,884

Average loans outstanding	$8,601,825	$8,354,989	$7,828,579	$5,886,398	$4,170,524

Total gross loans outstanding, end of year	$8,249,453	$8,845,109	$8,265,232	$6,794,025	$5,133,494

Net chargeoffs (recoveries) to average loans	1.64%	0.08%	(0.01)%	0.08%	0.12%
Allowance for loan losses to total gross loans at end of year	2.16%	1.00%	0.95%	1.01%	0.99%

Our methodology to determine the overall appropriateness of the allowance is based on a classification migration model and qualitative considerations. The technique of migration analysis essentially looks at pools of loans having similar characteristics and analyzes their loss rates over a historical period. We utilize a loss horizon of seventeen years to better capture the Bank’s historical loss trends. This loss horizon represents the timeframe when the Bank started to monitor and track losses incurred in the loan portfolio. Since loss rates derived by the migration model are based predominantly on historical loss trends, they may not be indicative of the actual or inherent loss potential for loan categories that have little or no historical losses. As such, we utilize qualitative and environmental factors as adjusting mechanisms to supplement the historical results of the classification migration model.

Qualitative considerations include, but are not limited to, prevailing economic or market conditions, relative risk profiles of various loan segments, the strength or deficiency of the internal control environment, volume concentrations, growth trends, delinquency and nonaccrual status, problem loan trends, and geographic concentrations. Qualitative and environmental factors are reflected as percent adjustments and are added to the historical loss rates derived from the classified asset migration model to determine the appropriate allowance amount for each loan category.

In consideration of the significant growth and increasing diversity and credit risk profiles of loans in our portfolio over the past several years, our classification migration model utilizes sixteen risk-rated or heterogeneous loan pool categories and three homogeneous loan categories. The loan sectors included in the heterogeneous loan pools are residential single family, residential multifamily, commercial real estate, construction, commercial business, trade finance, and automobile loans. With the exception of automobile loans, all other heterogeneous loan categories have been broken down into additional subcategories. For example, the commercial real estate loan category is further segmented into six subcategories based on industry sector. These subcategories include retail, office, industrial, land, hotel/motel, and other special purpose or miscellaneous. By sectionalizing these broad loan categories into smaller subgroups, we are better able to isolate and identify the risks associated with each subgroup based on historical loss trends.

In addition to the sixteen heterogeneous loan categories, our classification migration model also utilizes three homogeneous loan categories which encompass predominantly consumer-related credits. Specifically, these homogeneous loan categories are home equity lines, overdraft protection lines, and credit card loans.

The following table reflects the Company’s allocation of the allowance for loan losses by loan category and the ratio of each loan category to total loans as of the dates indicated.

Table 14: Allowance for Loan Losses by Loan Category

	At December 31,
	2008		2007
	Amount	%	Amount	%
	(Dollars in thousands)
Residential single family	$6,178	5.9%	$2,475	4.9%
Residential multifamily	6,811	8.2%	4,216	7.8%
Commercial and industrial real estate	49,567	49.1%	21,072	47.3%
Construction	60,478	15.3%	19,132	17.5%
Commercial business	40,843	14.7%	24,188	14.9%
Trade finance	12,721	4.2%	16,487	5.5%
Automobile	282	0.1%	242	0.3%
Consumer and other	1,147	2.5%	595	1.8%

Total	$178,027	100.0%	$88,407	100.0%

The increase of $89.6 million in the allowance for loan at December 31, 2008, relative to year-end 2007, was primarily due to increased loss estimates and historic losses for individual loan categories. Except for trade finance loans, loss reserves on all loan categories increased, reflecting the downturn in the residential real estate market and deteriorating conditions in the overall economy. Loss reserves for construction and land loans (included in commercial and industrial real estate) increased significantly from December 31, 2007, reflecting the sharp decline in values experienced in these portfolios. The decrease in loss reserves on trade finance loans is in line with the contraction of this portfolio since year-end 2007.

Deposits

We offer a wide variety of deposit account products to both consumer and commercial customers. Total deposits increased $863.0 million to $8.14 billion at December 31, 2008, as compared to $7.28 billion at December 31, 2007. Net deposit growth was comprised of increases in money market accounts of $232.5 million or 21%, and time deposits of $936.6 million or 25%. These increases were partially offset by decreases in noninterest-bearing demand accounts of $138.7 million or 10%, interest-bearing checking accounts of $109.7 million or 23%, and savings accounts of $57.6 million or 12%, during the year.

As a result of the turbulence in the banking sector, we experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers during the second half of 2008. As of December 31, 2008, time deposits within the Certificate of Deposit Account Registry Service (“CDARS”) program increased to $946.8 million, compared to $11.7 million at December 31, 2007. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program. Additionally, during the third quarter of 2008, we partnered with another financial institution to implement a new retail sweep product for non-time deposit accounts to provide added deposit insurance coverage for deposits in excess of FDIC-insured limits, Deposits gathered through these programs are considered brokered deposits under current regulatory reporting guidelines.

Public deposits decreased 70% to $153.5 million at December 31, 2008, from $506.5 million at December 31, 2007. A large portion of these public funds are comprised of deposits from the State of California. The decrease in public deposits is due to lack of available funds from funding sources.

Time deposits greater than $100 thousand totaled $3.22 billion, representing 40% of the deposit portfolio at December 31, 2008. These accounts, consisting primarily of deposits by consumers, had a weighted average interest rate of 3.16% at December 31, 2008. The following table provides the remaining maturities at December 31, 2008 of time deposits greater than $100 thousand:

Table 15: Time Deposits $100,000 or Greater

(In thousands)
3 months or less	$2,020,077
Over 3 months through 6 months	614,657
Over 6 months through 12 months	506,104
Over 12 months	79,316

Total	$3,220,154

Borrowings

We utilize a combination of short-term and long-term borrowings to manage our liquidity position. Federal funds purchased generally mature within one business day to six months from the transaction date. At December 31, 2008, federal funds purchased amounted to $28.0 million, an 87% decrease from the $222.3 million balance at December 31, 2007. FHLB advances decreased 25% to $1.35 billion as of December 31, 2008, compared to $1.81 billion at December 31, 2007. The decrease in federal funds purchased and FHLB advances is consistent with our overall strategy to deleverage our balance sheet. During 2008, a portion of the proceeds from the maturities and sales of investment securities, as well as proceeds from our Series A and B preferred stock issuance in April 2008 and December 2008, were used to pay down our borrowings. During the first quarter of 2008, we paid off an FHLB advance totaling $50.0 million prior to its contractual maturity date. In accordance with Accounting Principles Bulletin No. 18, Early Extinguishment of Debt, we recorded the penalty amount of $149 thousand as an adjustment to interest expense. As of December 31, 2008, we had no overnight FHLB advances, compared to $350.0 million as of December 31, 2007. We entered into several new FHLB advances totaling $350.0 million during 2008. The maturity terms of these advances are less than 3 years with fixed interest rates ranging from 1.44% to 3.68%. FHLB advances totaling $405.0 million matured during 2008.

In addition to federal funds purchased and FHLB advances, we also utilize securities sold under repurchase agreements (“repurchase agreements”) to manage our liquidity position. Repurchase agreements totaled $998.4 million and $1.00 billion as of December 31, 2008 and 2007, respectively. Included in this balance is $3.4 million in overnight repurchase agreements with customers that the Company assumed in conjunction with the DCB acquisition. The interest rates on these customer repurchase agreements ranged from 0.50% to 0.75% as of December 31, 2008. All of the other repurchase agreements are long-term with ten year maturity terms. Repurchase agreements are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were sold. The collateral for these agreements consist of U.S. Government agency and U.S. Government sponsored enterprise debt and mortgage-backed securities. All of these repurchase agreements have an original term of ten years. The rates were generally initially floating rate for a period of time ranging from six months to three years, with the floating interest rates ranging from the three-month Libor minus 80 basis points to the three-month Libor minus 340 basis points. With the exception of one repurchase agreement, the rates have been switched to fixed rates for the remainder of the term, with fixed interest rates ranging from 4.29% to 5.13%. The counterparty has the right to either a one-time call or a quarterly call when the rates change from floating to fixed, for each of the repurchase agreements.

Long-Term Debt

Long-term debt remained at $235.6 million at December 31, 2008 and 2007. Long-term debt is comprised of subordinated debt which qualifies as Tier II capital and junior subordinated debt issued in connection with our various trust preferred securities offerings which qualify as Tier I capital for regulatory purposes.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

In the course of our business, we may enter into or be a party to transactions that are not recorded on the balance sheet and are considered to be off-balance sheet arrangements. Off-balance sheet arrangements are any contractual arrangements whereby an unconsolidated entity is a party, under which we have: (1) any obligation under a guarantee contract; (2) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets; (3) any obligation under certain derivative instruments; or (4) any obligation under a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

Loan Securitizations and Sales

In the ordinary course of business, the Company sells loans with or without recourse. For loans sold with recourse, the recourse component is considered a guarantee. In certain situations, the Company could also have an obligation for loans sold without recourse. Additional information pertaining to our loan sales is included in Note 20 to the Company’s consolidated financial statements presented elsewhere in this report.

From time to time, we securitize certain real estate loans, a portion of which are sold to investors. Securitizations provide us with a source of liquidity and also reduce our credit exposure to borrowers. Securitizations involve the sale of loans to a qualifying special-purpose entity, or “QSPE”, typically a trust. In a securitization, we transfer financial assets to a QSPE that is legally isolated from the Company. The QSPE, in turn, issues interest-bearing securities, commonly called asset-backed securities, which are secured by future collections on the sold loans. The QSPE sells securities to investors, which entitle them to receive specified cash flows during the term of the securities. The QSPE uses proceeds from the sale of these securities to pay the purchase price for the sold loans. The proceeds from the issuance of the securities are then distributed to the Company as consideration for the loans transferred.

When we sell or securitize loans, we generally retain the right to service the loans and we may retain residual and other interests, which are considered retained interests in the securitized assets. Retained interests may provide credit enhancement to the investors and represent the Company’s maximum risk exposure associated with these transactions. Investors in the securities issued by the QSPE have no further recourse against the Company if cash flows generated by the securitized assets are inadequate to service the obligations of the QSPE. Additional information pertaining to our securitization transactions and related retained interests is included in Note 7 to the Company’s consolidated financial statements presented elsewhere in this report.

Commitments

As a financial service provider, we routinely enter into commitments to extend credit to customers, such as loan commitments, commercial letters of credit for foreign and domestic trade, standby letters of credit, and financial guarantees. Many of these commitments to extend credit may expire without being drawn upon. The same credit policies are used in extending these commitments as in extending loan facilities to customers. Under some of these contractual agreements, the Company may also have liabilities contingent upon the occurrence of certain events. A schedule of significant commitments to extend credit to customers as of December 31, 2008 is as follows:

Table 16: Significant Commitments

December 31, 2008
(In thousands)
Undisbursed loan commitments	$1,469,513
Standby letters of credit	656,979
Commercial letters of credit	39,426

A discussion of significant contractual arrangements under which the Company may be held contingently liable is included in Note 20 to the Company’s consolidated financial statements presented elsewhere in this report. In addition, the Company has commitments and obligations under post-retirement benefit plans as described in Note 22 to the Company’s consolidated financial statements presented elsewhere in this report.

Contractual Obligations

The following table presents, as of December 31, 2008, the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date. With the exception of operating lease obligations, these contractual obligations are included in the consolidated balance sheets. The payment amounts represent the amounts and interest contractually due to the recipient.

Table 17: Contractual Obligations

	Payment Due by Period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	After 5 years	Indeterminate Maturity	Total
	(In thousands)
Deposits	$4,692,120	$110,670	$36,206	$10,478	$3,494,207	$8,343,681
Federal funds purchased	28,023	—	—	—	—	28,023
FHLB advances	676,801	729,852	5,358	3,189	—	1,415,200
Securities sold under repurchase agreements	51,012	95,163	95,163	1,115,505	—	1,356,843
Notes payable	—	—	—	—	16,506	16,506
Long-term debt obligations	11,241	22,483	22,483	400,547	—	456,754
Operating lease obligations	11,621	24,826	25,597	69,897	—	131,941
Unrecognized tax benefits	—	—	—	—	1,028	1,028
Postretirement benefit obligations	4,144	11,156	1,732	2,316	—	19,348

Total contractual obligations	$5,474,962	$994,150	$186,539	$1,601,932	$3,511,741	$11,769,324

Capital Resources

Our primary source of capital is the retention of net after tax earnings. At December 31, 2008, stockholders’ equity totaled $1.55 billion, a 32% increase from the year-end 2007 balance of $1.17 billion. The increase is comprised of the following: (1) net issuance of Series A convertible preferred stock, totaling $194.1 million, representing 200,000 shares; (2) net issuance of Series B perpetual cumulative preferred stock and warrants totaling $306.8 million, representing 306,546 shares of preferred stock and 3,035,109 shares of warrants; (4) stock compensation costs amounting to $6.2 million related to grants of restricted stock and stock options; (5) net issuance of common stock totaling $2.8 million, representing 496,701 shares, pursuant to various stock plans and agreements; and (6) a purchase accounting adjustment pursuant to the DCB acquisition of $2.3 million. These transactions were offset by (1) net loss of $49.7 million recorded during 2008; (2) $47.7 million in net unrealized losses on available-for-sale securities; (3) a change in accounting principle pursuant to the adoption of EITF 06-4 amounting to $479 thousand; (4) tax provision of $414 thousand from the stock plans; (5) purchase of treasury shares related to vested restricted stock amounting to $306 thousand, representing 20,846 shares; and (6) payment of quarterly cash dividends on common stock, accrual and payment of preferred stock dividends, as well as the amortization of preferred stock discount totaling $34.8 million during 2008.

Series A Preferred Stock Offering

We raised $194.1 million in additional capital, net of underwriting discounts, commissions and offering expenses, during April 2008 through the issuance of 200,000 shares of non-cumulative, perpetual convertible preferred stock. The proceeds from this offering were used to reduce our borrowings, enhance our liquidity position, and boost our already strong capital levels. For a further discussion on this preferred stock offering, see Note 23 to the Company’s consolidated financial statements presented elsewhere in this report.

Series B Preferred Stock Offering

On December 5, 2008, we received $306.5 million of additional Tier 1 qualifying capital from the U.S. Treasury through the issuance of 306,546 shares of fixed-rate, cumulative perpetual preferred stock. The issuance of Series B preferred stock was made in conjunction with the Company’s participation in the U.S. Treasury’s Capital Purchase Program. For a further discussion on this preferred stock offering, see Note 23 to the Company’s consolidated financial statements presented elsewhere in this report.

Risk-Based Capital

We are committed to maintaining capital at a level sufficient to assure our shareholders, our customers and our regulators that our company and our bank subsidiary are financially sound. We are subject to risk-based capital regulations adopted by the federal banking regulators in January 1990. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposures. According to the regulations, institutions whose Tier I and total capital ratios meet or exceed 6.0% and 10.0%, respectively, are deemed to be “well-capitalized.” At December 31, 2008, the Bank’s Tier I and total capital ratios were 13.6% and 15.6%, respectively, compared to 8.8% and 10.3%, respectively, at December 31, 2007.

The following table compares East West Bancorp, Inc.’s and East West Bank’s actual capital ratios at December 31, 2008, to those required by regulatory agencies for capital adequacy and well-capitalized classification purposes:

Table 18: Regulatory Required Ratios

	East West Bancorp	East West Bank	Minimum Regulatory Requirements	Well Capitalized Requirements
Total Capital (to Risk-Weighted Assets)	15.8%	15.6%	8.0%	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	13.8%	13.6%	4.0%	6.0%
Tier 1 Capital (to Average Assets)	12.4%	12.2%	4.0%	5.0%

ASSET LIABILITY AND MARKET RISK MANAGEMENT

Liquidity

Liquidity management involves our ability to meet cash flow requirements arising from fluctuations in deposit levels and demands of daily operations, which include funding of securities purchases, providing for customers’ credit needs and ongoing repayment of borrowings. Our liquidity is actively managed on a daily basis and reviewed periodically by the Asset/Liability Committee and the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Bank, including adequate cash flow for off-balance sheet instruments.

Our primary sources of liquidity are derived from financing activities which include the acceptance of customer and brokered deposits, federal funds facilities, repurchase agreement facilities, advances from the Federal Home Loan Bank of San Francisco, and issuances of long-term debt. These funding sources are augmented by payments of principal and interest on loans, the routine liquidation of securities from the available-for-sale portfolio and securitizations of loans. In addition, government programs, such as the FDIC’s TLGP, may influence deposit behavior. Primary uses of funds include withdrawal of and interest payments on deposits, originations and purchases of loans, purchases of investment securities, and payment of operating expenses.

During the years ended December 31, 2008, 2007, and 2006, we experienced net cash inflows from operating activities of $182.4 million, $224.0 million, and $122.3 million, respectively. Net cash inflows from operating activities reflects the $226.0 million loan loss provision recorded during 2008. Net cash inflows from operating activities during 2007 and 2006 were primarily due to net income earned during the year.

Net cash outflows from investing activities totaled $132.7 million, $519.4 million, and $1.52 billion during 2008, 2007, and 2006, respectively. Net cash outflows from investing activities for 2008 were due primarily to purchases of short-term investments, investment securities, and loans receivable. These factors were partially offset by proceeds from the sale of investment securities and loans, the early termination of a resale agreement, as well as repayments, maturities and redemptions of investment securities. For 2007 and 2006, net cash outflows from investing activities can be attributed primarily to the growth in our loan portfolio and purchases of available-for-sale securities. These activities were partially offset by repayments, maturities, redemptions and net sales proceeds from investment securities.

We experienced net cash inflows from financing activities of $668.8 million during the year ended December 31, 2008, primarily due to $500.6 million net proceeds received from the issuance of Series A and Series B preferred stock during April 2008 and December 2008, respectively, as well as the net increase in deposits. As a result of the turbulence in the banking sector, we experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers during the second half of 2008. As of December 31, 2008, time deposits within the CDARS program increased to $946.8 million, compared to $11.7 million at December 31, 2007. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program. Additionally, during the third quarter of 2008, we partnered with another financial institution to implement a new retail sweep product for non-time deposit accounts to provide added deposit insurance coverage for deposits in excess of FDIC-insured limits. Cash from financing activities were partially offset by net decreases in federal funds purchased and FHLB advances, as well as $33.4 million of existing cash and cash equivalents to pay cash dividends to our stockholders.

During 2007, proceeds from federal funds purchased, FHLB advances, and long-term debt accounted for net cash inflows from financing activities totaling $263.2 million. These factors were partially offset by a net decrease in deposits, purchases of treasury shares related to our Board-approved share repurchase program, and dividends paid on common stock. During 2006, net cash inflows from financing activities amounting to $1.44 billion were due to net increases in repurchase agreements, FHLB advances, deposits, federal funds purchased, and long-term debt.

As a means of augmenting our liquidity, we have available a combination of borrowing sources comprised of the Federal Reserve Bank’s discount window, FHLB advances, federal funds lines with various correspondent banks, and several master repurchase agreements with major brokerage companies. During 2008, we obtained additional borrowing capacity from the Federal Reserve discount window of almost $900.0 million by pledging construction and commercial business loans. We believe our liquidity sources to be stable and adequate to meet our day-to-day cash flow requirements. At December 31, 2008, we are not aware of any trends, events or uncertainties that had or were reasonably likely to have a material effect on our liquidity position. As of December 31, 2008, we are not aware of any material commitments for capital expenditures in the foreseeable future.

The liquidity of East West Bancorp, Inc. is primarily dependent on the payment of cash dividends by its subsidiary, East West Bank, subject to limitations imposed by the Financial Code of the State of California. For the years ended December 31, 2008 and 2007, total dividends paid by the Bank to East West Bancorp, Inc. amounted to $33.4 million and $71.6 million, respectively. The large increase in dividend payments by the Bank to the Company during 2007 is primarily due to share repurchases totaling $53.8 million in connection with the Board authorized stock repurchase program announced during 2007. As of December 31, 2008, approximately $162.9 million of undivided profits of the Bank were available for dividends to the Company. On January 27, 2009, the Board of Directors declared first quarter dividends on the Company’s common stock and Series A preferred stock. Despite the Company’s strong capital position, the Board of Directors authorized the reduction of the common stock dividend to $0.02 per share for the first quarter of 2009, compared with the $0.10 per share paid in previous quarters. As a result of the uncertain economic environment, the Company believes it was a prudent and responsible decision to reduce the dividend payout and preserve capital at this time.

Interest Rate Sensitivity Management

Our success is largely dependent upon our ability to manage interest rate risk, which is the impact of adverse fluctuations in interest rates on our net interest income and net portfolio value. Although in the normal course of business we manage other risks, such as credit and liquidity risk, we consider interest rate risk to be among the more significant market risks and could potentially have material effect on our financial condition and results of operations.

The fundamental objective of the asset liability management process is to manage our exposure to interest rate fluctuations while maintaining adequate levels of liquidity and capital. Our strategy is formulated by the Asset/Liability Committee, which coordinates with the Board of Directors to monitor our overall asset and liability composition. The Committee meets regularly to evaluate, among other things, the sensitivity of our assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses on the available-for-sale portfolio (including those attributable to hedging transactions, if any), purchase and securitization activity, and maturities of investments and borrowings.

Our overall strategy is to minimize the adverse impact of immediate incremental changes in market interest rates (rate shock) on net interest income and net portfolio value. Net portfolio value is defined as the present value of assets, minus the present value of liabilities and off-balance sheet instruments. The attainment of this goal requires a balance between profitability, liquidity and interest rate risk exposure. To minimize the adverse impact of changes in market interest rates, we simulate the effect of instantaneous interest rate changes on net interest income and net portfolio value on a quarterly basis. The table below shows the estimated impact of changes in interest rates on net interest income and market value of equity as of December 31, 2008 and 2007, assuming a non-parallel shift of 100 and 200 basis points in both directions:

Table 19: Rate Shock Table

	Net Interest Income Volatility (1)		Net Portfolio Value Volatility (2)
Change in Interest Rates (Basis Points)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
+200	11.6%	12.3%	8.8%	6.4%
+100	5.4%	7.4%	4.4%	5.7%
-100	(1.6)%	(6.8)%	(4.5)%	(6.0)%
-200	(1.4)%	(13.0)%	(9.7)%	(11.4)%

(1)	The percentage change represents net interest income for twelve months in a stable interest rate environment versus net interest income in the various rate scenarios.
(2)	The percentage change represents net portfolio value of the Bank in a stable rate environment versus net portfolio value in the various rate scenarios.

All interest-earning assets, interest-bearing liabilities and related derivative contracts are included in the interest rate sensitivity analysis at December 31, 2008 and 2007. At December 31, 2008 and 2007, our estimated changes in net interest income and net portfolio value were within the ranges established by the Board of Directors.

Our primary analytical tool to gauge interest rate sensitivity is a simulation model used by many major banks and bank regulators, and is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities. The model attempts to predict changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates. As an enhancement to the primary simulation model, prepayment assumptions and market rates of interest provided by independent broker/dealer quotations, an independent pricing model and other available public sources are incorporated into the model. Adjustments are made to reflect the shift in the Treasury and other appropriate yield curves. The model also factors in projections of anticipated activity levels by product line and takes into account our increased ability to control rates offered on deposit products in comparison to our ability to control rates on adjustable-rate loans tied to the published indices.

The following table provides the outstanding principal balances and the weighted average interest rates of our financial instruments as of December 31, 2008. The information presented below is based on the repricing date for variable rate instruments and the expected maturity date for fixed rate instruments.

Table 20: Expected Maturity for Financial Instruments

	Expected Maturity or Repricing Date by Year						Total
	2009	2010	2011	2012	2013	After 2014		Fair Value at December 31, 2008
	(Dollars in thousands)
Assets:
CD investments	$228,441						$228,441	$228,353
average yield (fixed rate)	2.02%						2.02%
Short-term investments	$734,367						$734,367	$734,367
Weighted average rate	2.03%						2.03%
Securities purchased under resale agreements	$50,000						$50,000	$51,581
Weighted average rate	10.00%						10.00%
Investment securities held-to-maturity (fixed rate)	$23,848	$24,752	$14,293			$7,053	$69,946	$70,594
Weighted average rate	5.47%	7.71%	7.19%			5.17%	6.58%
Investment securities held-to-maturity (variable rate)	$52,371						$52,371	$52,511
Weighted average rate	2.94%						2.94%
Investment securities available-for-sale (fixed rate)	$612,437	$140,043	$182,159	$90,281	$80,625	$198,635	$1,304,180	$1,307,810
Weighted average rate	4.16%	5.29%	4.14%	4.85%	4.45%	5.17%	4.50%
Investment securities available-for-sale (variable rate) (1)	$829,150	$35,603	$5,720	$9,075	$3,672	$2,170	$885,390	$732,384
Weighted average rate	2.99%	4.82%	4.80%	6.37%	4.58%	4.74%	3.12%
Total gross loans	$6,652,984	$924,370	$394,667	$149,970	$75,999	$51,463	$8,249,453	$8,216,482
Weighted average rate	5.30%	6.88%	7.11%	6.97%	6.61%	3.24%	5.59%

Liabilities:
Checking accounts	$363,285						$363,285	$317,654
Weighted average rate	0.52%						0.52%
Money market accounts	$1,323,402						$1,323,402	$1,306,281
Weighted average rate	1.69%						1.69%
Savings deposits	$420,133						$420,133	$374,037
Weighted average rate	0.76%						0.76%
Time deposits	$4,611,084	$93,442	$7,598	$29,078	$886	$54	$4,742,142	$4,750,957
Weighted average rate	2.76%	3.49%	4.23%	4.17%	4.07%	2.19%	2.79%
Federal funds purchased	$28,022						$28,022	$28,022
Weighted average rate	0.25%						0.25%
FHLB advances (term)	$630,307	$660,000	$55,000	$5,000		$3,000	$1,353,307	$1,397,081
Weighted average rate	4.79%	3.95%	5.20%	4.46%		4.44%	4.40%
Customer repurchase agreements	$3,430						$3,430	$3,430
Weighted average rate	0.70%						0.70%
Securities sold under repurchase agreements (fixed rate)						$945,000	$945,000	$1,143,976
Weighted average rate						4.82%	4.82%
Securities sold under repurchase agreements (variable rate)	$50,000						$50,000	$56,923
Weighted average rate	4.15%						4.15%
Subordinated debt	$75,000						$75,000	$48,110
Weighted average rate	4.60%						4.60%
Junior subordinated debt (fixed rate)						$21,392	$21,392	$22,431
Weighted average rate						10.91%	10.91%
Junior subordinated debt (variable rate)	$139,178						$139,178	$49,784
Weighted average rate	3.92%						3.92%

(1)	Includes hybrid securities that have fixed interest rates for the first three or five years. Thereafter, interest rates become adjustable based on a predetermined index.

Expected maturities of assets are contractual maturities adjusted for projected payment based on contractual amortization and unscheduled prepayments of principal as well as repricing frequency. Expected maturities for deposits are based on contractual maturities adjusted for projected rollover rates for deposits with no stated maturity dates. We utilize assumptions supported by documented analyses for the expected maturities of our loans and repricing of our deposits. We also use prepayment projections for amortizing securities. The actual maturities of these instruments could vary significantly if future prepayments and repricing frequencies differ from our expectations based on historical experience.

The fair values of short-term investments approximate their book values due to their short maturities. For securities purchased under resale agreements, fair values are calculated by discounting future cash flows based on expected maturities or repricing dates utilizing estimated market discount rates. The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values. For private label mortgage-backed securities and pooled trust preferred securities, fair values are derived based on a combination of broker prices and discounted cash flow analyses that are weighted as deemed appropriate for each security. The fair value of loans is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve plus spreads, and reflects the offering rates in the market for loans with similar financial characteristics.

The fair value of deposits is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve, plus spread, if any. For core deposits, the cash outflows are projected by the decay rate based on the Bank’s core deposit premium study. Cash flows for all non-time deposits are discounted using the LIBOR yield curve. For time deposits, the cash flows are based on the contractual runoff and are discounted by the Bank’s current offering rates, plus spread. For federal funds purchased, fair value approximates book value due to their short maturities. The fair value of FHLB term advances is estimated by discounting the cash flows through maturity or the next repricing date based on current rates offered by the FHLB for borrowings with similar maturities. Customer repurchase agreements, which have maturities ranging from one to three days, are presumed to have equal book and fair values because the interests rates paid on these instruments are based on prevailing market rates. The fair values of securities sold under repurchase agreements are calculated by discounting future cash flows based on expected maturities or repricing dates, utilizing estimated market discount rates and taking into consideration the call features of each instrument. For both subordinated and junior subordinated debt instruments, fair values are estimated by discounting cash flows through maturity based on current market rates the Bank would pay for new issuances.

The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist in the management of interest rate risk. We may elect to use derivative financial instruments as part of our asset and liability management strategy, with the overall goal of minimizing the impact of interest rate fluctuations on our net interest margin and stockholders’ equity. Currently, derivative instruments do not have material effect on our operating results or financial position.

In August and November 2004, we entered into four equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product that we offered to Bank customers for a limited time during the latter half of 2004. This product, which has a term of 5 1/2 years, pays interest based on the performance of the Hang Seng China Enterprises Index, or the “HSCEI”. As of December 31, 2008, the combined notional amounts of the equity swap agreements total $19.3 million with termination dates similar to the stated maturity date on the underlying certificate of deposit host contracts. For the equity swap agreements, we agreed to pay interest based on the one-month Libor minus a spread on a monthly basis and receive any increase in the HSCEI at swap termination date. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, a certificate of deposit that pays interest based on changes in an equity index is a hybrid instrument with an embedded derivative (i.e., equity call option) that must be accounted for separately from the host contract (i.e., the certificate of deposit). In accordance with SFAS No. 133, both the embedded equity call options on the certificates of deposit and the freestanding equity swap agreements are marked-to-market every month with resulting changes in fair value recorded in the consolidated statements of income.

On April 1, 2005, the Company amended the four equity swap agreements entered into in 2004 effectively removing the swap payable leg. The amendments to the swap agreements changed the terms of the agreements such that instead of paying interest based on the one-month Libor minus a spread on a monthly basis for the remaining terms of the agreements, we prepaid this amount based on the current market value of the cash streams. The total amount paid in conjunction with these swap agreement amendments was $4.2 million on April 1, 2005.

In December 2007, the Company entered into two additional equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product offered to bank customers. This product, which has a term of 5 years, also pays interest based on the performance of the HSCEI similar to the previous index certificate offering in 2004. As of December 31, 2008, the combined notional amounts of these new equity swap agreements totaled $24.1 million and have termination dates similar to the stated maturities of the underlying certificate of deposit host contracts. On December 3, 2007, we prepaid $4.5 million for the option cost based on the current market value of the cash streams.

The fair values of the equity swap agreements and embedded derivative liability for these six derivative contracts amounted to $13.9 million and $14.1 million, respectively, as of December 31, 2008, compared to $28.3 million and $28.3 million, respectively, as of December 31, 2007. The decrease in the fair value of the derivative contracts since December 31, 2007 can be attributed to a 51% decline in the index value as of December 31, 2008, relative to year-end 2007.

The embedded derivative liability is included in interest-bearing deposits and the equity swap agreements are included in other assets on the consolidated balance sheets. The fair value of the derivative contracts is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and the time remaining to maturity of the call option. The Company has also considered the counterparty’s as well as its own credit risk in determining the valuation.

APPENDIX F

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,

AS INCLUDED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED

SEPTEMBER 30, 2009

The following discussion provides information about the results of operations, financial condition, liquidity, and capital resources of East West Bancorp, Inc. and its subsidiaries. This information is intended to facilitate the understanding and assessment of significant changes and trends related to our financial condition and the results of our operations. This discussion and analysis should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2008, and the condensed consolidated financial statements and accompanying notes presented elsewhere in this report.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In addition, certain accounting policies require significant judgment in applying complex accounting principles to individual transactions to determine the most appropriate treatment. We have established procedures and processes to facilitate making the judgments necessary to prepare financial statements.

The following is a summary of the areas which require more judgment and complex accounting estimates and principles. In each area, we have identified the variables most important in the estimation process. We have used the best information available to make the estimations necessary to value the related assets and liabilities. Actual performance that differs from our estimates and future changes in the key variables could change future valuations and impact the results of operations.

•	fair valuation of financial instruments;

•	investment securities;

•	allowance for loan losses;

•	other real estate owned;

•	loan sales;

•	goodwill impairment; and

•	share-based compensation

•	income taxes and deferred tax asset valuation

Our significant accounting policies are described in greater detail in our 2008 Annual Report on Form 10-K in the “Critical Accounting Policies” section of Management’s Discussion and Analysis and in Note 1 to the Consolidated Financial Statements—”Significant Accounting Policies” which are essential to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

During the third quarter of 2009, we continued to sustain losses brought about by the prolonged recessionary climate and the downturn in the real estate market. As a result of our strategy to accelerate the resolution of problem assets, we recorded a net loss of $68.5 million or $(0.91) per share, largely due to $159.2 million in loan loss provisions and $24.2 million in other than temporary impairment (“OTTI”) losses on our pooled trust preferred securities. Despite the ongoing economic challenges, we ended the quarter with record deposits and strong levels of both capital and the allowance for loan losses. Our core profitability (refer to the non-GAAP reconciliation of our loss before benefit from income taxes to core pre-tax operating income below) and liquidity position also remain strong, and our net interest margin has notably improved.

Building on the initiatives that we commenced in the second quarter of 2009, we completed several transactions during the third quarter of 2009 to further strengthen capital and increased tangible common equity. In July 2009, we completed the exchange of approximately 111 thousand shares of Series A preferred stock for approximately 10 million shares of our common stock, resulting in $107.5 million of additional tangible common equity net of original stock issuance costs. In July 2009, we entered into private placement transactions to sell 5 million newly issued shares of common stock at a price of $5.50 per share increasing tangible common equity by $26.0 million net of stock issuance costs. Also in July 2009, we completed a public offering of 12.65 million shares of our common stock for which the Company received total proceeds of approximately $76.7 million net of stock issuance costs. The combined impact of our comprehensive capital plan initiatives has resulted in a $240.8 million increase to tangible common equity, net of stock issuance costs. As of September 30, 2009, our total risk-based capital ratio was 15.13% or $512.4 million more than the 10.00% regulatory requirement for well-capitalized banks. Our Tier 1 risk-based capital ratio of 13.08% and our Tier 1 leverage ratio of 10.62% as of September 30, 2009 also significantly exceeded regulatory guidelines for well-capitalized banks.

During the third quarter of 2009, we continued to manage our exposure to problem assets through sales of $206.3 million in problem loans and other real estate owned (“OREO”) as well as a reduction in land and construction loan balances of $355.6 million, or 25% from June 30, 2009. Total delinquent loans decreased for the second consecutive quarter, declining $71.8 million or 24% as of September 30, 2009 relative to June 30, 2009. Specifically, loans 30 to 59 days delinquent decreased 63% or $37.3 million, 60 to 89 day delinquent loans decreased 30% or $27.1 million, and 90 or more day delinquent loans decreased 5.0% or $7.4 million, as of September 30, 2009 relative to June 30, 2009. The decline in delinquent loans is primarily due to the sale, payoff and resolution of problem assets. During the third quarter of 2009, we sold $180.6 million in loans and $25.7 million in OREO properties. These sales of problem assets have resulted in net chargeoffs of $60.1 million and $91.9 million for the third quarter of 2009 and first nine months of 2009, respectively. Our proactive actions to identify and manage our exposure to problem assets have resulted in elevated chargeoff levels throughout 2008 and 2009. If the REO is sold shortly after it is received in a foreclosure, the adjustment made to the loss is charged against or credit to the allowance for loan losses, if deemed material. Total net chargeoffs amounted to $151.2 million during the third quarter of 2009, compared to $133.9 million and $59.6 million during the second and first quarters of 2009, respectively. At September 30, 2009, the allowance for loan losses amounted to $230.7 million or 2.74% of total gross loans, compared to $223.7 million or 2.62% as of June 30, 2009, and $195.5 million or 2.42% as of March 31, 2009. We recorded $159.2 million in loan loss provisions during the third quarter of 2009, compared to $151.4 million and $43.0 million recorded during the second quarter of 2009 and third quarter of 2008, respectively.

Nonperforming assets totaled $230.2 million representing 1.84% of total assets at September 30, 2009. This compares to $189.4 million or 1.49% at June 30, 2009 and $286.6 million or 2.28% of total assets at March 31, 2009. Nonperforming assets as of September 30, 2009 are comprised of nonaccrual loans totaling $204.4 million, OREO totaling $24.2 million, and accruing loans past due 90 days or more of $1.6 million. Total nonaccrual loans increased 26% to $204.4 million as of September 30, 2009 from $162.2 million as of June 30, 2009 but decreased 18% from $248.0 million as of March 31, 2009. Included in nonaccrual loans as of September 30, 2009 are loans totaling $66.0 million which were not 90 days past due as of September 30, 2009, but have been classified as nonaccrual due to concerns surrounding collateral values and future collectibility. The increase in nonperforming assets at September 30, 2009, relative to June 30, 2009, was largely due to increases in nonaccrual land loans that are current or otherwise less than 90 days delinquent. These loans were placed on nonaccrual status to proactively manage these problem assets. We also had $116.5 million and $89.5 million in total performing restructured loans as of September 30, 2009 and June 30, 2009, respectively, which were excluded from nonperforming assets.

Included in the $116.5 million total restructured loans as of September 30, 2009 were $104.1 million in performing A/B notes. In A/B note restructurings, the original loan is bifurcated into two notes where the A note represents the portion of the original loan which allows for acceptable loan-to-value and debt coverage on the collateral and is expected to be collected in full and the B note represents the portion of the original loan which is the shortfall in value and is fully charged off. The A/B notes balance as of September 30, 2009 is comprised of A note balances only. The A notes are performing loans at market interest rates that have demonstrated sustained repayment and performance with adequate collateral and cash flows and are accruing interest. In accordance with generally accepted accounting principles, A notes must be disclosed as troubled debt restructurings until the beginning of the next fiscal year.

In addition to the loan loss provision of $159.2 million posted during the third quarter of 2009, we also recorded $24.2 million in OTTI losses on our pooled trust preferred securities prompted by diminishing collateral values, deteriorating cash flows, and increased deferrals and defaulted payments from many small banks that issued these instruments. We also recorded $767 thousand in OREO expenses during the quarter ended September 30, 2009. Excluding these items, our core pre-tax operating income before extraordinary item was $63.0 million for the third quarter of 2009. This compares to $56.0 million and $50.1 million in core pre-tax operating income during the second quarter of 2009 and third quarter of 2008, respectively. We believe that core pre-tax operating income is a strong indicator of our stable core earnings. Although a non-GAAP measure, a reconciliation of our loss before benefit from income taxes to core pre-tax operating income is as follows:

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008
	(In thousands)
Loss before benefit for income taxes	$(121,308)	$(147,273)	$(48,561)
Add:
Provision for loan losses	159,244	151,422	43,000
Impairment loss on investment securities	24,249	37,447	53,567
FDIC special assessment	—	5,700	—
Other real estate owned expense	767	8,682	2,123

Core pre-tax operating income	$62,952	$55,978	$50,129

Net interest income amounted to $95.9 million during the quarter ended September 30, 2009, compared with $88.3 million during the second quarter of 2009 and $86.5 million during the third quarter of 2008. Our net interest margin increased to 3.20% during the third quarter of 2009 relative to 2.98% during the second quarter of 2009 and 3.10% during the third quarter of 2008. The increase in our net interest margin can be attributed to the maturity of higher cost CDs, new core deposits at lower costs, the maturity and paydown of FHLB advances, the impact from the desecuritization, and higher yields realized on investable funds and new loans. We anticipate our net interest margin to increase during the remainder of 2009 as we continue to increase our core deposit base and pay down higher cost FHLB advances.

Total noninterest loss amounted to $(11.9) million during the third quarter of 2009, compared with noninterest loss of $(26.2) million during the second quarter of 2009 and $(43.6) million during the third quarter of 2008. During the third quarter of 2009 we recorded $24.2 million in OTTI losses, compared with $37.4 million and $53.6 million in such losses recorded during the second quarter of 2009 and the third quarter of 2008, respectively. Core noninterest income amounted to $10.2 million during the third quarter of 2009, compared with $9.5 million and $9.8 million recorded during the second quarter of 2009 and the third quarter of 2008, respectively. We believe that core noninterest income is a strong indicator of our stable core earnings. Although a non-GAAP measure, a reconciliation of our noninterest income to core noninterest income is as follows:

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008
	(In thousands)
Noninterest loss	$(11,880)	$(26,199)	$(43,550)
Add:
Impairment loss on investment securities	24,249	37,447	53,567
Subtract:
Net gain on sale of investment securities	(2,177)	(1,680)	—
Net gain on fixed assets	(25)	(25)	(44)
Net gain on sale of loans	(8)	(3)	(144)

Core noninterest income	$10,159	$9,540	$9,829

Total noninterest expense amounted to $46.1 million during the third quarter of 2009, compared with $57.9 million and $48.5 million recorded during the second quarter of 2009 and the third quarter of 2008, respectively. The decrease in noninterest expense during the third quarter of 2009 relative to the second quarter of 2009 is primarily due to lower losses on sales, writedowns and expenses on OREO properties as well as lower deposit insurance premiums and regulatory assessments. During the second quarter of 2009, we accrued $5.7 million in special FDIC assessments that was paid on September 30, 2009. There were no special assessments recorded during the third quarter of 2009. Our efficiency ratio, which represents noninterest expense (excluding amortization and/or impairment losses on intangible assets and investments in affordable housing partnerships) divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding impairment losses on investment securities, was 39.99% during the third quarter of 2009 compared with 55.12% during the second quarter of 2009 and 46.40% during the third quarter of 2008. We will continue to explore various cost management opportunities during the remainder of 2009 and beyond.

Total consolidated assets at September 30, 2009 slightly increased to $12.49 billion, compared with $12.42 billion at December 31, 2008. Similarly, total average assets increased to $12.64 billion during the third quarter of 2009, compared to $12.62 billion and $11.71 billion during the second quarter of 2009 and the third quarter of 2008, respectively. Growth in average short-term investments and average held-to-maturity investment securities accounted for the majority of the increase in total average assets during the first three quarters of 2009 relative to the third quarter of 2008. The increases in average short-term investments and held-to-maturity investment securities can be attributed to proceeds received in conjunction with our issuance of Series B preferred stock during December 2008, notable increases in our deposit base during the first three quarters of 2009, as well as the reinvestment of a portion of our loan payoffs into short-term securities and investment securities. Total average deposits grew to $8.66 billion during the third quarter of 2009, compared to $8.44 billion and $7.47 billion during the second quarter of 2009 and the third quarter of 2008, respectively, with the largest increase coming from money market accounts.

During the third quarter of 2009, we continued to experience deposit growth with total deposits increasing to a record $8.67 billion as of September 30, 2009, representing a 6% or $526.6 million, increase over year-end 2008. This increase in total deposits was predominantly due to a 30% or $1.03 billion increase in our core deposit base as of September 30, 2009 relative to December 31, 2008. Since mid-2008, we have experienced strong deposit momentum through both our retail branch network and our commercial deposit platforms despite volatile and challenging market conditions. As a result of this increase in core deposits, we were able to reduce our reliance on higher cost brokered time deposits and pay down higher cost FHLB advances which decreased $430.1 million or 32% to $923.2 million as of September 30, 2009. We intend to pay down maturing FHLB advances totaling $200.0 million during the remainder of 2009. These FHLB advances currently have interest rates ranging from 4% to over 5%. Our cost of deposits has steadily declined in conjunction with the growth of our core deposit base, decreasing 23 basis points to 1.24% during the third quarter of 2009, relative to the second quarter of 2009, and decreasing 90 basis points since the quarter ended December 31, 2008. Similarly, our cost of funds decreased 24 basis points to 1.88% during the third quarter of 2009, from 2.12% for the second quarter of 2009, and decreased 89 basis points since the quarter ended December 31, 2008.

Our liquidity position remains strong. Our total borrowing capacity and holdings of cash and due from banks, short-term investments and interest-bearing deposits in other banks amounted to $3.85 billion as of September 30, 2009, compared to $3.97 billion as of June 30, 2009 and $3.94 billion as of March 31, 2009. As of September 30, 2009, we had $132.6 million in cash and due from banks, $320.9 million in interest-bearing deposits, $460.7 million in short-term investments, and approximately $2.94 billion in available borrowing capacity from various sources including the Federal Home Loan Bank, the Federal Reserve Bank, and federal funds facilities with several financial institutions. We believe that our liquidity position is more than sufficient to meet our operating expenses, borrowing needs and other obligations.

As of September 30, 2009, we updated our goodwill impairment analysis to determine whether and to what extent our goodwill asset was impaired. As a result of this updated analysis, we determined that there was no goodwill impairment at September 30, 2009.

On July 15, 2009, the Board of Directors declared third quarter dividends on our common stock and remaining Series A preferred stock. We will continue to review our dividend policy quarterly in light of the current economic environment.

We continue to explore opportunities for growth and expansion both organically and by acquisition, including FDIC-assisted acquisitions for banks which fail and are placed in receivership. During the third quarter of 2009, we opened a Representative Office in Taipei. Our growing physical presence in Asia includes a full service branch in Hong Kong and Representative Offices in Beijing and Shanghai. With our increasing presence in Asia, we will be better able to facilitate our customers’ lending and overall banking needs.

Results of Operations

Net loss for the third quarter of 2009 totaled $(68.5) million, compared with net loss of $(31.2) million for the third quarter of 2008. On a per basic and diluted share basis, net loss was $(0.91) and $(0.56) during the third quarters of 2009 and 2008, respectively. During the third quarter of 2009, our operating results were significantly impacted by $159.2 million in loan loss provisions and $24.2 million in credit-related impairment loss on investment securities, partially offset by a $52.8 million benefit from income taxes. In comparison, we recorded $43.0 million in loan loss provisions and $53.6 million in impairment losses on investment securities, partially offset by a $17.4 million benefit from income taxes during the third quarter of 2008. Our annualized return on average total assets decreased to (2.17%) for the quarter ended September 30, 2009, from (1.07%) for the same period in 2008. The annualized return on average stockholders’ equity decreased to (17.76%) for the third quarter of 2009, compared with (10.06%) for the third quarter of 2008.

We incurred a net loss after extraordinary item for the nine months ended September 30, 2009 of $(183.1) million, or $(3.19) loss per basic and diluted share, compared with net loss of $(52.0) million, or $(0.90) loss per basic and diluted share, reported during the corresponding period in 2008. The net loss reported during the first nine months of 2009 was primarily due to the $388.7 million in loan loss provisions and $61.9 million in credit-related impairment losses on investment securities, partially offset by a $126.8 million benefit from income taxes. In comparison, we recorded $183.0 million in loan loss provisions recorded during the first nine months of 2008 and $63.5 million in impairment losses on investment securities, partially offset by a $33.9 million benefit from income taxes. Our annualized return on average total assets decreased to (1.94%) for the first nine months ended September 30, 2009, compared to (0.59%) for the same period in 2008. The annualized return on average total stockholders’ equity decreased to (15.87%) for the first nine months of 2009, compared with (5.75%) for the same period in 2008.

Components of Net Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)		(In millions)
Net interest income	$95.9	$86.5	$263.8	$278.3
Provision for loan losses	(159.2)	(43.0)	(388.7)	(183.0)
Noninterest (loss) income	(11.9)	(43.6)	(24.3)	(24.2)
Noninterest expense	(46.1)	(48.5)	(155.4)	(157.1)
Benefit from income taxes	52.8	17.4	126.9	34.0

Net loss before extraordinary item	(68.5)	(31.2)	(177.7)	(52.0)
Impact of desecuritization, net of tax	—	—	5.4	—

Net loss after extraordinary item	$(68.5)	$(31.2)	$(183.1)	$(52.0)

Annualized return on average total assets	-2.17%	-1.07%	-1.94%	-0.59%
Annualized return on average total equity	-17.76%	-10.06%	-15.87%	-5.75%
Annualized return on average common equity	-27.12%	-13.49%	-27.46%	-6.83%

Net Interest Income

Our primary source of revenue is net interest income, which is the difference between interest earned on loans, investment securities and other earning assets less the interest expense on deposits, borrowings and other interest-bearing liabilities. Net interest income for the third quarter of 2009 totaled $95.9 million, an 11% increase over net interest income of $ 86.5 million same period in 2008 . For the first nine months of 2009, net interest income decreased 5% to $263.8 million, compared to $278.3 million for the same period in 2008.

Net interest margin, defined as net interest income divided by average earning assets, increased 10 basis points to 3.20% during the quarter ended September 30, 2009, from 3.10% during the third quarter of 2008. The increase in our net interest margin can be attributed to the maturity of higher cost CDs, new core deposits at lower costs, the maturity and paydown of FHLB advances, the impact from the desecuritization, and higher yields realized on investable funds and new loans. The net interest margin for the first nine months of 2009 decreased 38 basis points to 2.97%, compared with 3.35% during the same period in 2008. The decline in the net interest margin for the first three quarters of 2009 relative to the same period in 2008 reflects the steep decrease in the federal funds target rate during 2008, the actions we took to resolve our problem assets, and the reinvestment of net loan payoffs into lower yielding investment securities and other short-term investments.

The following table presents the net interest spread, net interest margin, average balances, interest income and expense, and the average yields and rates by asset and liability component for the three months ended September 30, 2009 and 2008:

	Three Months Ended September 30,
	2009			2008
	Average Volume	Interest	Average Yield/ Rate (1)	Average Volume	Interest	Average Yield/ Rate (1)
	(in thousands)
ASSETS
Interest-earning assets:
Short-term investments	$387,753	$402	0.41%	$340,228	$1,953	2.28%
Interest-bearing deposits in other banks	509,774	1,454	1.12%	495	5	4.01%
Securities purchased under resale agreements	91,033	2,153	9.25%	50,000	1,276	10.12%
Investment securities (2)(6)
Held-to-maturity
Taxable	761,615	11,886	6.24%	—	—	—
Tax-exempt (4)(5)	22,727	256	4.51%	—	—	—
Available-for-sale (3)(4)(5)	1,543,004	16,425	4.22%	2,126,894	23,315	4.35%
Loans receivable (2)(6)	8,471,766	114,512	5.36%	8,451,517	131,682	6.18%
FHLB and FRB stock	123,514	918	2.97%	114,281	1,803	6.26%

Total interest-earning assets	11,911,186	148,006	4.93%	11,083,415	160,034	5.73%

Noninterest-earning assets:
Cash and due from banks	124,708			136,018
Allowance for loan losses	(244,542)			(171,025)
Other assets	843,925			660,736

Total assets	$12,635,277			$11,709,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	$342,922	$286	0.33%	$399,866	$659	0.65%
Money market accounts	2,160,722	6,830	1.25%	1,046,721	5,664	2.15%
Savings deposits	421,844	608	0.57%	449,687	929	0.82%
Time deposits less than $100,000	1,090,647	5,572	2.03%	1,151,876	7,932	2.73%
Time deposits $100,000 or greater	3,308,057	13,674	1.64%	3,045,325	25,573	3.33%
Federal funds purchased	1,385	2	0.57%	87,606	430	1.95%
FHLB advances	1,046,056	11,172	4.24%	1,541,799	17,140	4.41%
Securities sold under repurchase agreements	1,018,321	12,140	4.66%	1,000,273	12,063	4.78%
Long-term debt	235,570	1,760	2.92%	235,570	2,957	4.98%

Total interest-bearing liabilities	9,625,524	52,044	2.15%	8,958,723	73,347	3.25%

Noninterest-bearing liabilities:
Demand deposits	1,335,131			1,375,103
Other liabilities	130,800			134,809
Stockholders’ equity	1,543,822			1,240,509

Total liabilities and stockholders’ equity	$12,635,277			$11,709,144

Interest rate spread			2.78%			2.48%

Net interest income and net interest margin		$95,962	3.20%		$86,687	3.10%

(1)	Annualized.
(2)	Includes amortization of premium and accretion of discounts on investment securities and loans receivable totaling $(1.6) million and $(3.3) million for the three months ended September 30, 2009 and 2008, respectively. Also includes the amortization of deferred loan fees totaling $(1.9) million and $284 thousand for the three months ended September 30, 2009 and 2008, respectively.
(3)	Average balances exclude unrealized gains or losses on available-for-sale securities.
(4)	Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities held-to-maturity is $174 thousand and 3.06% for the three months ended September 30, 2009, respectively, and none for the three months ended September 30, 2008. Total interest income and average yield rate on an unadjusted basis for investment securities available-for-sale is $16.4 million and 4.22% for the three months ended September 30, 2009, respectively. Total interest income and average yield rate on an unadjusted basis for investment securities available-for-sale is $23.1 million and 4.32% for the three months ended September 30, 2008, respectively.
(5)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(6)	Average balances include nonperforming loans.

The following table presents the net interest spread, net interest margin, average balances, interest income and expense and the average yields and rates by asset and liability component for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009			2008
	Average Volume	Interest	Average Yield/ Rate (1)	Average Volume	Interest	Average Yield/ Rate (1)
	(in thousands)
ASSETS
Interest-earning assets:
Short-term investments	$405,387	$2,663	0.88%	$181,675	$3,093	2.27%
Interest-bearing deposits in other banks	430,382	4,678	1.45%	495	14	3.77%
Securities purchased under resale agreements	64,286	4,695	9.63%	76,898	5,533	9.58%
Investment securities (3)(6)
Held-to-maturity
Taxable	646,936	30,464	6.28%	—	—	—
Tax-exempt (2)(5)	20,737	907	5.83%	—	—	—
Available-for-sale (2)(4)(5)	1,878,815	57,101	4.06%	1,986,124	76,814	5.15%
Loans receivable (3)(6)	8,305,602	336,997	5.42%	8,725,596	425,113	6.49%
FHLB and FRB stock	122,369	1,969	2.15%	115,839	5,275	6.07%

Total interest-earning assets	11,874,514	439,474	4.95%	11,086,627	515,842	6.20%

Noninterest-earning assets:
Cash and due from banks	120,493			136,708
Allowance for loan losses	(210,015)			(132,548)
Other assets	799,008			664,711

Total assets	$12,584,000			$11,755,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	$351,933	$1,003	0.38%	$416,636	$2,707	0.87%
Money market accounts	1,826,626	18,664	1.37%	1,081,520	20,246	2.49%
Savings deposits	416,011	1,969	0.63%	463,172	3,341	0.96%
Time deposits less than $100,000	1,194,374	22,137	2.48%	1,018,609	24,333	3.18%
Time deposits $100,000 or greater	3,391,653	51,160	2.02%	3,073,775	85,919	3.72%
Federal funds purchased	2,889	8	0.37%	115,370	2,176	2.51%
FHLB advances	1,200,713	38,191	4.25%	1,622,429	54,363	4.46%
Securities sold under repurchase agreements	1,007,912	36,016	4.71%	1,000,750	33,881	4.51%
Long-term debt	235,570	6,211	3.48%	235,570	9,675	5.47%

Total interest-bearing liabilities	9,627,681	175,359	2.44%	9,027,831	236,641	3.49%

Noninterest-bearing liabilities:
Demand deposits	1,292,852			1,379,975
Other liabilities	125,183			141,275
Stockholders’ equity	1,538,284			1,206,417

Total liabilities and stockholders’ equity	$12,584,000			$11,755,498

Interest rate spread			2.51%			2.71%

Net interest income and net interest margin		$264,115	2.97%		$279,201	3.35%

(1)	Annualized.
(2)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(3)	Includes amortization of premium and accretion of discounts on investment securities and loans receivable totaling $(3.3) million and $(5.4) million for the nine months ended September 30, 2009, and 2008, respectively. Also includes the amortization of deferred loan fees totaling $(4.6) million and $2.1 million for the nine months ended September 30, 2009 and 2008, respectively.
(4)	Average balances exclude unrealized gains or losses on available-for-sale securities.
(5)	Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities held-to-maturity is $613 thousand and 3.94% for the nine months ended September 30, 2009, respectively, and none for the nine months ended September 30, 2008. Total interest income and average yield rate on an unadjusted basis for investment securities available-for-sale is $57.1 million and 4.06% for the nine months ended September 30, 2009, and $75.9 million and 5.09% for the nine months ended September 30, 2008, respectively.
(6)	Average balances include nonperforming loans.

Analysis of Changes in Net Interest Income

Changes in net interest income are a function of changes in rates and volumes of both interest-earning assets and interest-bearing liabilities. The following table sets forth information regarding changes in interest income and interest expense for the periods indicated. The total change for each category of interest-earning asset and interest-bearing liability is segmented into the change attributable to variations in volume (changes in volume multiplied by old rate) and the change attributable to variations in interest rates (changes in rates multiplied by old volume). Nonaccrual loans are included in average loans used to compute this table.

	Three Months Ended September 30, 2009 vs. 2008			Nine Months Ended September 30, 2009 vs. 2008
	Total Change	Changes Due to		Total Change	Changes Due to
		Volume (1)	Rates (1)		Volume (1)	Rates (1)
	(In thousands)			(In thousands)
INTEREST-EARNING ASSETS:
Short-term investments	$(1,551)	$240	$(1,791)	$(430)	$2,235	$(2,665)
Interest-bearing deposits in other banks	1,449	1,455	(6)	4,664	4,678	(14)
Securities purchased under resale agreements	877	977	(100)	(838)	(937)	99
Investment securities held-to-maturity
Taxable	11,886	—	—	30,464	—	—
Tax-exempt (2)	256	—	—	907	—	—
Investment securities available-for-sale (2)	(6,890)	(6,047)	(843)	(19,713)	(3,544)	(16,169)
Loans receivable	(17,170)	315	(17,485)	(88,116)	(19,981)	(68,135)
FHLB and FRB stock	(885)	135	(1,020)	(3,306)	279	(3,585)

Total interest and dividend income	$(12,028)	$(2,925)	$(21,245)	$(76,368)	$(17,270)	$(90,469)

INTEREST-BEARING LIABILITIES
Checking accounts	$(373)	$(83)	$(290)	$(1,704)	$(370)	$(1,334)
Money market accounts	1,166	4,226	(3,060)	(1,582)	10,059	(11,641)
Savings deposits	(321)	(55)	(266)	(1,372)	(315)	(1,057)
Time deposits less than $100,000	(2,360)	(403)	(1,957)	(2,196)	3,739	(5,935)
Time deposits $100,000 or greater	(11,899)	2,044	(13,943)	(34,759)	8,048	(42,807)
Federal funds purchased	(428)	(249)	(179)	(2,168)	(1,157)	(1,011)
FHLB advances	(5,968)	(5,318)	(650)	(16,172)	(13,684)	(2,488)
Securities sold under resale agreements	78	216	(138)	2,135	230	1,905
Long-term debt	(1,198)	—	(1,198)	(3,464)	—	(3,464)

Total interest expense	(21,303)	378	(21,681)	(61,282)	6,550	(67,832)

CHANGE IN NET INTEREST INCOME	$9,275	$(3,303)	$436	$(15,086)	$(23,820)	$(22,637)

(1)	Change in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.
(2)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate. Total change on an unadjusted basis for tax-exempt investment securities held-to-maturity is $174 thousand, and there is no total change due to volume and rates on an unadjusted basis for tax-exempt investment securities held-to-maturity for the three months ended September 30, 2009 vs. 2008. Total change on an unadjusted basis for investment securities available-for-sale is $(6.7) million, and total changes due to volume and rates on an unadjusted basis for investment securities available-for-sale is $(6.0) million and $(754) thousand for the three months ended September 30, 2009 vs. 2008, respectively.

Total change on an unadjusted basis for tax-exempt investment securities held-to-maturity is $613 thousand, and there is no total change due to volume and rates on an unadjusted basis for tax-exempt investment securities held-to-maturity for the nine months ended September 30, 2009 vs. 2008. Total change on an unadjusted basis for investment securities available-for-sale is $(18.8) million, and total changes due to volume and rates on an unadjusted basis for investment securities available-for-sale is $(3.1) million and $(15.7) million for the nine months ended September 30, 2009 vs. 2008, respectively.

Provision for Loan Losses

We recorded $159.2 million and $388.7 million in provisions for loan losses during the third quarter and first nine months of 2009, respectively. In comparison, we recorded $43.0 million and $183.0 million in provisions for loan losses during the third quarter and first nine months of 2008, respectively. The significant increase in loan loss provisions recorded during the third quarter of 2009 reflects our elevated chargeoff levels as we continue to manage down our exposure to problem assets. During the third quarter of 2009, our ongoing efforts to proactively identify and resolve problem assets resulted in the sale of $180.6 million in problem loans and $25.7 million in OREO properties. Losses of

$60.1 million realized from the sale of problem loans and OREO properties during the third quarter of 2009 are included in total chargeoffs. Gain or losses from the sale of OREO properties that are sold shortly after they are received in a foreclosure are credited or charged against the allowance for loan losses, if deemed material. In conjunction with our efforts to manage and reduce our problem assets, we recorded $151.2 million and $344.7 million in net chargeoffs during the third quarter and first nine months of 2009. This compares to $39.7 million and $99.9 million in net chargeoffs recorded during the third quarter and first nine months of 2008, respectively. Although we believe that credit challenges will continue throughout 2009, we have actively lowered our exposure to land and construction loans and our overall credit risk on these portfolios have been significantly reduced. Throughout the course of 2008 and the first nine months of 2009, we have substantially pared down both the outstanding loan balances as well as the total commitments on these loan categories by $2.03 billion or 63%. We continue to aggressively monitor delinquencies and proactively review the credit risk exposure of other segments of our loan portfolio to mitigate losses.

During May 2009, we desecuritized our private label mortgage backed securities which resulted in $635.6 million of single and multifamily loans being added to the loan portfolio with a corresponding decrease in investment securities available-for-sale. As a result of this transaction, we recorded an extraordinary loss of $5.4 million on a net of tax basis during the second quarter of 2009 which represents the allowance for loan losses on these single family and multifamily loans.

Provisions for loan losses are charged to income to bring the allowance for credit losses as well as the allowance for unfunded loan commitments, off-balance sheet credit exposures, and recourse provisions to a level deemed appropriate by the Company based on the factors discussed under the “Allowance for Loan Losses” section of this report.

Noninterest (Loss) Income

Components of Noninterest (Loss) Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)		(In millions)
Impairment loss on investment securities	$(24.2)	$(53.6)	$(61.9)	$(63.5)
Branch fees	4.7	4.3	14.5	12.7
Net gain on investment securities	2.2	—	7.4	7.8
Letters of credit fees and commissions	2.0	2.3	5.8	7.5
Ancillary loan fees	1.2	1.8	4.8	3.9
Income from life insurance policies	1.1	1.0	3.3	3.1
Net gain on sale of loans	—	0.1	—	2.3
Other operating income	1.1	0.4	1.8	2.0

Total	$(11.9)	$(43.6)	$(24.3)	$(24.2)

Noninterest (loss) income includes revenues earned from sources other than interest income. These sources include service charges and fees on deposit accounts, fees and commissions generated from trade finance activities and the issuance of letters of credit, ancillary fees on loans, net gains on sales of loans, investment securities, and other assets, impairment losses on investment securities and other assets, and other noninterest-related revenues.

Noninterest loss amounted to $(11.9) million during the quarter ended September 30, 2009 compared with ($43.6) million for the corresponding quarter in 2008. For the first nine months of 2009, noninterest loss totaled $(24.3) million, compared to ($24.2) million recorded during the first nine months of 2008. Included in noninterest loss during the third quarter of 2009 is a $24.2 million credit-related impairment loss on our pooled trust preferred securities recorded pursuant to the provisions of

ASC 320-10-65 which the Company implemented during the first quarter of 2009. During the third quarter of 2008, we recorded $53.6 million in total impairment charges, of which $47.0 million were related to Fannie Mae and Freddie Mac preferred stock and $6.6 million were related to pooled trust preferred securities. For the first nine months of 2009, total credit-related impairment losses on investment securities amounted to $61.9 million. This compares to $63.5 million in impairment losses recorded on investment securities during the first nine months of 2008.

Branch fees, which represent revenues derived from branch operations, increased 9% to $4.7 million in the third quarter of 2009, from $4.3 million for the same quarter in 2008. Similarly, branch fee income for the first nine months of 2009 increased 14% to $14.5 million, compared to $12.7 million in the same prior year period. The increase in branch-related fees can be attributed primarily to higher revenues from service and transaction charges on deposit accounts.

Letters of credit fees and commissions, which represent revenues from trade finance operations as well as fees related to the issuance and maintenance of standby letters of credit, decreased 14% to $2.0 million during the third quarter of 2009, from $2.3 million recorded during the same period in 2008. For the first nine months of 2009, letters of credit fees and commissions decreased 23% to $5.8 million, compared to $7.5 million for the first nine months of 2008. The decrease in letters of credit fees and commissions is primarily due to the decline in the volume of standby letters of credit during 2009 relative to the prior year as well as a decrease in commissions generated from trade finance activities due to the downturn in the economy.

Net gain on sales of investment securities amounted to $2.2 million during the third quarter of 2009. There were no sales of investment securities during the third quarter of 2008. During the first nine months of 2009, net gain on sales of investment securities decreased 5% to $7.4 million, from the $7.8 million recorded during the same period in 2008. Proceeds from the sale of investment securities provide additional liquidity to purchase additional investment securities, to fund loan originations, and to pay down borrowings.

Ancillary loan fees consist of revenues earned from the servicing of mortgages, fees related to the monitoring and disbursement of construction loan proceeds, and other miscellaneous loan income. Ancillary loan fees decreased 31% to $1.2 million during the third quarter of 2009, compared to $1.8 million recorded during the same period in 2008. For the first nine months of 2009, ancillary loan fees increased 23% to $4.8 million, compared to $3.9 million for the first nine months of 2008.

We had minimal secondary market activity during the first three quarters of 2009. The net gain on sales of loans recorded during 2008 is primarily due to sales of single family loans to Fannie Mae as well as bulk sales of commercial real estate loans to various third parties consummated during these periods.

Noninterest Expense

Components of Noninterest Expense

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)		(In millions)
Compensation and employee benefits	$15.9	$17.5	$49.5	$66.6
Occupancy and equipment expense	6.3	6.8	20.0	20.4
Deposit insurance premiums and regulatory assessments	6.1	1.7	19.0	5.2
Other real estate owned expense	0.8	2.1	16.5	3.5
Loan related expense	2.2	2.4	5.3	6.0
Amortization of investments in affordable housing partnerships	1.7	1.9	5.1	5.5
Legal expense	1.3	0.9	4.9	3.9
Data processing	1.1	1.1	3.4	3.4
Amortization and impairment loss of premiums on deposits acquired	1.1	1.6	3.3	6.1
Deposit-related expenses	0.9	1.2	2.9	3.4
Impairment loss on goodwill	—	0.3	—	0.9
Other operating expenses	8.7	11.0	25.5	32.2

Total noninterest expense	$46.1	$48.5	$155.4	$157.1

Efficiency Ratio (1)	39.99%	46.40%	48.67%	45.51%

(1)	Represents noninterest expense, excluding the amortization and/or impairment losses of intangibles, and amortization of investments in affordable housing partnerships, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding impairment loss on investment securities.

Noninterest expense, which is comprised primarily of compensation and employee benefits, occupancy and other operating expenses decreased 5% to $46.1 million during the third quarter of 2009, from $48.5 million for the same quarter in 2008. For the first nine months of 2009, noninterest expense decreased 1% to $155.4 million, compared with $157.1 million during the same period in 2008.

Compensation and employee benefits decreased 9% to $15.9 million during the third quarter of 2009, compared to $17.5 million for the third quarter of 2008. For the first nine months of 2009, compensation and employee benefits decreased 26% to $49.5 million, compared with $66.6 million for the first nine months of 2008. The decrease in compensation and employee benefit expenses is due to the impact of initiatives undertaken by the Company throughout the past year and 2008 to reduce overall staffing levels and lower compensation-related incentives and expenses.

Deposit insurance premiums and regulatory assessments increased to $6.1 million during the quarter ended September 30, 2009, compared with $1.7 million during the same period in 2008. For the first nine months of 2009, deposit insurance premiums and regulatory assessments increased to $19.0 million compared to $5.2 million for the same period in 2008. Increases in the FDIC deposit assessment rate during the third quarter of 2009 contributed to the increase in deposit insurance premiums and regulatory assessments during the third quarter and first nine months of 2009, relative to the same periods in 2008. Furthermore, the special assessment imposed by the Federal Deposit Insurance Corporation (“FDIC”) resulted in a $5.7 million impact to our pretax earnings during the second quarter of 2009 and was paid on September 30, 2009.

We recorded OREO expenses, net of OREO revenues and gains, totaling $767 thousand during the quarter ended September 30, 2009, compared with $2.1 million recorded during the same period in 2008. For the first nine months of 2009, net OREO expenses increased to $16.5 million, compared with $3.5 million in net OREO expenses during the first nine months of 2008. The $767 thousand in total OREO expenses incurred during the third quarter of 2009 is comprised of $1.1 million in various operating and maintenance expenses related to our higher volume of OREO properties, $559 thousand in valuation losses, and $920 thousand in net gains from the sale of ten OREO properties consummated during the third quarter of 2009. For the first nine months of 2009, total net OREO expenses amounting to $16.5 million were comprised of $4.0 million in various operating and maintenance expenses on

OREO properties, $7.5 million in valuation losses, and $5.0 million in net losses from the sale of 110 OREO properties consummated during the first nine months of 2009. As of September 30, 2009, total OREO, net amounted to $24.2 million, compared to $ 17.6 million as of September 30, 2008.

Amortization expense and impairment losses on premiums on deposits acquired decreased 32% to $1.1 million during the quarter ended September 30, 2009, compared with $1.6 million during the same period in 2008. For the first nine months of 2009, amortization expense and impairment losses on premiums on deposits totaled $3.3 million, compared with $6.1 million incurred during the same period in 2008. During the first quarter of 2008, we recognized an $855 thousand impairment loss on deposit premiums initially recorded for the Desert Community Bank acquisition due to higher than anticipated runoffs in certain deposit categories. In comparison, we did not record any impairment losses on deposit premiums during the first three quarters of 2009. Additionally, the amortization expense on deposit premiums related to the United National Bank and Standard Bank acquisitions decreased during the first nine months of 2009, relative to the same period in 2008. This is due to lower runoff or decay rates incorporated into our core deposit amortization model after three years following the consummation of each acquisition. The projected deposit runoff rates incorporated into the core deposit amortization models simulate the decay rates used in the Company’s current asset liability model. Premiums on acquired deposits are amortized over their estimated useful lives.

Other operating expenses include advertising and public relations, telephone and postage, stationery and supplies, bank and item processing charges, insurance expenses, and other professional fees, and charitable contributions. Other operating expenses decreased 21% to $8.8 million during the quarter ended September 30, 2009, compared with $11.1 million during the same period in 2008. Similarly, other operating expenses decreased 20% to $25.7 million for the first nine months of 2009, from $32.2 million for the same period in 2008. The decrease in other operating expenses for both periods in 2009, relative to the same periods in 2008, is primarily due to various cost-cutting measures and initiatives that we undertook throughout 2008 and the first nine months of 2009.

Our efficiency ratio decreased to 39.99% for the quarter ended September 30, 2009, compared to 46.40% for the corresponding period in 2008. The decrease in our efficiency ratio during the third quarter of 2009 reflects our ongoing expense management efforts. For the first nine months of 2009, the efficiency ratio was 48.67% compared with 45.51% for the same period in 2008. The increase in our efficiency ratio for the first nine months of 2009 can be attributed largely to higher deposit insurance premiums and higher credit cycle related expenses associated with OREO/foreclosure transactions as well as lower net interest income before the provision for loan losses.

Income Taxes

The income tax benefit amounted to $52.8 million for the third quarter of 2009, representing an effective tax benefit rate of 43.5%. In comparison, the income tax benefit of $17.4 million represented an effective tax rate of 35.7% for the third quarter of 2008. Included in the income tax benefit recognized during the third quarters of 2009 and 2008 are $1.6 million and $2.0 million, respectively, in tax credits generated from our investments in affordable housing partnerships.

For the first nine months of 2009, the income tax benefit totaled $126.8 million representing an effective tax rate of 41.6%. This compares to $33.9 million income tax benefit, representing a 39.4% effective tax rate, recorded during the first nine months of 2008. For the first nine months of 2009, the income tax benefit includes $4.7 million in tax credits, compared to $5.3 million in tax credits during the same period in 2008. Due to the high degree of variability of the estimated annual effective tax rate when considering the range of projected income (loss) for the remainder of the year, we have determined that the actual year-to-date effective tax rate is the best estimate of the annual effective tax rate. Our effective tax rate is derived based on our corporate statutory tax rate adjusted for permanent differences and available tax credits.

Management regularly reviews the Company’s tax positions and deferred tax assets. In accordance with ASC 740-10 (previously FIN 48, Acccounting for Uncertainty in Income Taxes—and interpretation of FASB Statement No. 109 ), the Company applies a more likely than not recognition threshold for the realization of deferred tax assets. Factors considered in this analysis include future reversals of existing temporary differences, future taxable income exclusive of reversing differences, taxable income in prior carryback years, and tax planning strategies. Although realization is not assured, management believes that it is more likely than not that the recorded deferred tax assets are fully recoverable.

At September 30, 2009, the total deferred tax asset amounted to $156.0 million. This compares to $184.6 million in total deferred tax asset at December 31, 2008. Our current earnings forecasts reflect that it is more likely than not that the Company will produce sufficient taxable income to realize the entire deferred tax asset as of September 30, 2009. Should the expectations of future profitability materially change or should earnings in the short term differ materially from the Company’s forecast, a valuation allowance may be established if management believes any portion of the deferred tax asset will not be realized. The receivable related to the deferred tax asset is reflected in the condensed consolidated balance sheets under the caption accrued interest receivable and other assets.

Management’s analysis of the deferred tax asset recognizes that the Company has incurred a cumulative loss during the preceding three-year period ended September 30, 2009 of $75.4 million, including substantial losses in 2008 and 2009. A majority of the cumulative loss has been caused by the deterioration in credit and the substantial increase to the allowance for loan losses in the past two years.

Operating Segment Results

We had previously identified five operating segments for purposes of management reporting: retail banking, commercial lending, treasury, residential lending, and other. Our strategic focus has been shifting and evolving over the last several years which has influenced how our chief operating decision maker views the Company’s business operations and assesses its economic performance. Specifically, our business focus has culminated in a two-segment core business structure: Retail Banking and Commercial Banking. A third segment, which is comprised of a combination of our previous operating segments—Treasury and Other, provides broad administrative support to these two core segments. As a result of this evolution in our strategic focus, we realigned our segment methodology during the first quarter of 2009, and identified these three business divisions as meeting the criteria of an operating segment. The objective of combining certain segments under a new reporting structure was to better align our service structure with our customer base, and to provide a platform to more efficiently manage the complexities and challenges impacting our current business environment.

The Retail Banking segment focuses primarily on retail operations through the Bank’s branch network. The Commercial Banking segment, which includes commercial real estate, primarily generates commercial loans through the efforts of the commercial lending offices located in the Bank’s northern and southern California production offices. Furthermore, the Commercial Banking segment also offers a wide variety of international finance and trade services and products. The former residential lending segment has been combined with the Retail Banking segment due to the consumer-centric nature of the products and services offered by these two segments as well as the synergistic relationship between these two units in generating consumer mortgage loans. The remaining centralized functions, including the former Treasury segment, and eliminations of intersegment amounts have been aggregated and included in “Other.”

Changes in our management structure or reporting methodologies may result in changes in the measurement of operating segment results. Results for prior periods are generally restated for comparability for changes in management structure or reporting methodologies unless it is not deemed practicable to do so.

Given the significant decline in short-term and long-term interest rates since 2007, we reassessed our transfer pricing assumptions during the first quarter of 2009 to be consistent with the Company’s strategic goal of growing core deposits and originating profitable, good credit quality loans. Changes to our funds transfer pricing assumptions were made with the intent to promote core deposit growth and, given our recent credit experience, to better reflect the current risk profiles of various loan categories within our credit portfolio. Our transfer pricing assumptions and methodologies are reviewed at least annually to ensure that our process is reflective of current market conditions. Our transfer pricing process is formulated with the goal of incenting loan and deposit growth that is consistent with the Company’s overall growth objectives as well as provide a reasonable and consistent basis for measurement of our business segments and product net interest margins. Changes to our transfer pricing assumptions and methodologies are approved by the Asset Liability Committee.

The changes in transfer pricing assumptions that we implemented during the first quarter of 2009 have not been reflected in the segment results for 2008 since these changes were adopted on a prospective basis. We have, however, performed a high level assessment of the impact of these transfer pricing assumption changes to the various operating segments. Based on this assessment, we determined that the full year impact of these changes was not significant overall, and would have been favorable to the segment pretax profit (loss) results for the Retail Banking and Commercial banking segments but unfavorable to the Other segment during 2008. Additionally, the changes in transfer pricing assumptions implemented during the first quarter of 2009 would not have altered the conclusion of our goodwill impairment test performed as of September 30, 2008, had these assumptions been retroactively implemented during 2008.

For more information about our segments, including information about the underlying accounting and reporting process, please see Note 10 to the condensed consolidated financial statements presented elsewhere in this report.

Retail Banking

The Retail Banking segment reported a $(45.0) million pretax loss for the quarter ended September 30, 2009, compared to a $(9.7) million pretax loss for the same quarter in 2008. The increase in pretax loss for this segment during the third quarter of 2009 is comprised of a $42.6 million increase in loan loss provision, a $1.6 million decrease in noninterest income, a $1.8 million increase in noninterest expense, and a $351 thousand decrease in net interest income.

For the nine months ended September 30, 2009, the pretax loss for the Retail Banking segment amounted to $(85.0) million, compared to the $(5.9) million in pretax loss recorded for the same period in 2008. The increase in pretax loss for this segment during the nine months ended September 30, 2009 is comprised of a $74.2 million or 105% increase in loan loss provisions, a $9.4 million or 32% decrease in noninterest income, and a $9.1 million or 10% increase in noninterest expense, partially offset by a $1.2 million or 1% increase in net interest income.

The slight increase in net interest income during the first nine months of 2009 is attributable to the interest rate floors on newly originated variable-rate loans, which partially offsets the steep decline in interest rates since 2008. The sizeable increase in loan loss provisions for this segment during the third quarter of 2009 and first nine months of 2009, relative to the same periods in 2008, were due to increased chargeoff activity resulting from the downturn in the real estate housing market. Loan loss provisions are also impacted by average loan balances for each reporting segment.

Noninterest income for this segment decreased 21%, to $5.9 million for the quarter ended September 30, 2009, from $7.4 million recorded during the same period in 2008. For the first nine months of 2009, noninterest income for the retail banking segment decreased 32% to $20.4 million, compared to $29.8 million for the same period in 2008. The decrease in noninterest income for both periods is primarily due to lower loan fee income resulting from a notable decrease in our loan origination activities and lower net gain on sale of loans, partially offset by an increase in branch-related revenues pertaining to service and transaction charges on deposit accounts. Additionally, noninterest income during the first nine months of 2008 reflects the $6.1 million gain on sale of investment securities from loans originated by this segment that have been securitized as part of the Company’s securitization activities.

Noninterest expense for this segment increased 7% to $28.9 million during the third quarter of 2009, compared with $27.1 million recorded during the third quarter of 2008. For the first nine months of 2009, noninterest expense increased 10% to $97.2 million, from $88.1 million for the same period in 2008. The increase in noninterest expense for both periods is primarily due to higher FDIC insurance premiums, partially offset by a decrease in compensation and employee benefits and amortization and impairment losses on premiums on deposits acquired. Higher OREO expenses further contributed to higher noninterest expense during the first nine months of 2009 relative to the same period in 2008.

Commercial Banking

The Commercial Banking segment reported a pretax loss of $(56.8) million during the quarter ended September 30, 2009, compared with pretax income of $9.1 million for the same period in 2008. For the first nine months of 2009, the pretax loss for the Commercial Banking segment amounted to $(136.3) million, compared to a pretax loss of $(13.4) million recorded during the same period in 2008. The primary driver of the increase in pretax loss for both periods for this segment is due to a significant increase in loan loss provisions resulting from increased chargeoff activity. Loan loss provisions increased 361% to $94.1 million during the third quarter of 2009, compared with $20.4 million for the same period in 2008. During the first nine months of 2009, loan loss provisions increased 117% to $244.1 million, compared with $112.6 million for the same period in 2008. Net interest income for this segment slightly decreased 1% to $43.7 million during the quarter ended September 30, 2009, compared to $44.4 million for the same period in 2008. For the first nine months of 2009, net interest income for the Commercial Banking segment amounted to $136.1 million, or a 2% increase from net interest income of $133.0 million recorded during the same period in 2008.

The slight increases in net interest income during the first nine months of 2009 is primarily due to a significant decrease in the charge for funds applied to the loan portfolio as a result of the declining interest rate environment. Although interest income on loans also decreased in response to declining interest rates, the interest rate floors on variable loans helped to support the interest income on these loans.

Noninterest income for this segment decreased 12% to $4.8 million during the third quarter of 2009, compared with $5.4 million recorded in the same quarter of 2008. For the first nine months of 2009, noninterest income decreased 19% to $15.2 million, from $18.9 million for the same period in 2008. The decrease in noninterest income is primarily due to a decrease in net gain on sale of loans as well as a decrease in letters of credit fees and commissions driven by a decline in the volume of standby letters of credit and commissions generated from trade finance activities due to the downturn in the economy.

Noninterest expense for this segment decreased 5% to $10.3 million during the third quarter of 2009, compared with $ 10.8 million recorded during the same quarter in 2008. The decrease in noninterest expense during the third quarter of 2009 is due to a decline in OREO expenses and compensation and employee benefits, partially offset by an increase in FDIC insurance premiums. For the first nine months of 2009, noninterest expense for this segment increased 1%, to $36.2 million, from $35.9 million for the same period in 2008 due to an increase in OREO expenses and FDIC insurance premiums, partially offset by a decrease in compensation and employee benefits for this segment.

Other

This segment reported a pretax loss of $(19.6) million during the quarter ended September 30, 2009, compared with a pretax loss of $(47.9) million recorded in the same quarter of 2008. The decrease in pretax loss during the third quarter of 2009 is primarily due to an increase in net interest income and decreases in both noninterest loss and noninterest expense. For the first nine months of 2009, the pretax loss for this segment amounted to $(83.2) million, compared to a pretax loss of $(66.7) million recorded during the same period in 2008. The increase in the pretax loss for the first three quarters of 2009 is primarily due to an increase in net interest expense, partially offset by decreases in noninterest loss and noninterest expense.

Net interest income for this segment amounted to $3.4 million during the quarter ended September 30, 2009, compared to net interest expense of $7.0 million recorded in the same quarter of 2008. For the first nine months of 2009, net interest expense for this segment amounted to $31.5 million, compared with net interest expense of $12.8 million recorded during the same period in 2008. Since this segment now includes the treasury function, which is responsible for the liquidity and interest rate risk management of the Bank, it bears the cost of adverse movements in interest rates affecting our net interest margin and supports the Retail Banking and Commercial Banking segments through funds transfer pricing.

Noninterest loss for this segment amounted to $22.5 million, compared with $56.4 million in noninterest loss recorded during the same quarter of 2008. For the first nine months of 2009, noninterest loss amounted to $59.9 million, compared with $72.9 million for the same period in 2008. The noninterest loss recorded for this segment is primarily due to the $24.2 million and $61.9 million in credit-related impairment losses recorded on our investment securities during the third quarter and nine months ended September 30, 2009, respectively. In comparison, we recorded $53.6 million and $63.5 million in impairment losses on our investment securities during the third quarter and first nine months of 2008, respectively. For the first nine months of 2009, noninterest loss is partially offset by a higher gain on sale of investment securities amounting to $7.4 million. This compares to $641 thousand in gains from investment securities sales for the same period in 2008.

Noninterest expense for this segment decreased 35% to $6.9 million, compared with $10.6 million recorded during the same quarter in 2008. For the first nine months of 2009, noninterest expense for this segment decreased 34%, to $22.0 million, from $33.0 million for the same period in 2008. The decrease in noninterest expense for both periods is primarily due to a decrease in compensation and employee benefits, partially offset by higher FDIC insurance premiums.

Balance Sheet Analysis

Total assets increased $63.1 million, or 1%, to $12.49 billion at September 30, 2009, relative to total assets of $12.42 billion at December 31, 2008. The increase in total assets is comprised predominantly of increases in interest-bearing deposits totaling $92.4 million, held-to-maturity investment securities totaling $659.0 million, and net loans receivable amounting to $87.5 million, partially offset by decreases in short-term investments totaling $273.7 million, and available-for-sale investment securities totaling $583.2 million. A large portion of the net increase in total assets was funded by deposit growth of $526.6 million, partially offset by a decrease in FHLB advances of $430.1 million.

Fair Value Measurement and Fair Value Option

ASC 820 (previously SFAS 157, Fair Value Measurement ) and ASC 825 (previously SFAS 159, Fair Value Option ) became effective on January 1, 2008. We adopted ASC 820 which provides a framework for measuring fair value under GAAP. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. For the Company, this includes the investment securities available-for-sale portfolio, equity swap agreements, derivatives payable, mortgage servicing assets and, impaired loans. The adoption of ASC 820 did not have any impact on our financial condition, results of operations, or cash flows.

We adopted ASC 820-10 (previously FSP SFAS 157-2, Effective Date of FASB Statement No. 157 ) effective January 1, 2009, which provided for a one-year deferral of the implementation of ASC 820 for other nonfinancial assets and liabilities, effective for fiscal years beginning after November 15, 2008. As a result of adopting this guidance, we are now providing fair value disclosures related to our OREO properties. See Note 3 to our condensed consolidated financial statements presented elsewhere in this report.

We did not elect to adopt the fair value option, but to continue recording the financial instruments in accordance with current practice.

Securities Purchased Under Resale Agreements

We purchase securities under resale agreements (“resale agreements”) with terms that range from one day to several years. Total resale agreements increased to $75.0 million as of September 30, 2009, compared with $50.0 million as of December 31, 2008, all of which are long-term agreements. On June 26, 2009, we entered into a new resale agreement amounting to $25.0 million, which has a stated termination date of June 26, 2024. This resale agreement was called on September 26, 2009. On July 31, 2009, we entered into a new resale agreement amounting to $25.0 million, which has a stated termination date of July 31, 2024. The collateral for these resale agreements consists of U.S. Government agency and/or U.S. Government sponsored enterprise debt and/or mortgage-backed securities held in safekeeping by a third party custodian.

Purchases of securities under resale agreements are overcollateralized to ensure against unfavorable market price movements. We monitor the market value of the underlying securities which collateralize the related receivable on resale agreements, including accrued interest. In the event that the fair market value of the securities decreases below the carrying amount of the related repurchase agreement, our counterparty is required to designate an equivalent value of additional securities. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

Investment Securities

Income from investing activities provides a significant portion of our total income. We aim to maintain an investment portfolio with an adequate mix of fixed-rate and adjustable-rate securities with relatively short maturities to minimize overall interest rate risk. Our investment securities portfolio primarily consists of U.S. Treasury securities, U.S. Government agency securities, U.S. Government sponsored enterprise debt securities, U.S. Government sponsored and other mortgage-backed securities, municipal securities, corporate debt securities, and U.S. Government sponsored enterprise equity securities. We classify certain investment securities as held-to-maturity, and accordingly, these securities are recorded based on their amortized cost. We also classify certain investments as available-for-sale, and accordingly, these securities are carried at their estimated fair values with the corresponding changes in fair values recorded in accumulated other comprehensive income, as a component of stockholders’ equity.

Investment securities held-to-maturity totaled $781.3 million and $122.3 million at September 30, 2009 and December 31, 2008, respectively, representing U.S. Government agency and U.S. Government sponsored enterprise debt securities, municipal securities, corporate debt securities and mortgage backed-securities, and other securities purchased during the first nine months of 2009 and fourth quarter of 2008. The increase in investment securities was funded by deposit growth and capital raised during 2008.

Total investment securities available-for-sale decreased 29% to $1.46 billion as of September 30, 2009, compared with $2.04 billion at December 31, 2008. The decrease is due to the desecuritization of our private-label mortgage backed securities in May 2009 which resulted in a $635.6 million increase in single and multifamily loan receivable with a corresponding decrease in available-for-sale investment securities. Total repayments/maturities and proceeds from sales of investment securities amounted to $1.04 billion and $336.7 million, respectively, during the nine months ended September 30, 2009.

We recorded net gains on sales of investment securities totaling $2.2 million during the third quarter of 2009. There were no sales of investment securities during the same period in 2008. For the first nine months of 2009, we recorded net gains on sales of investment securities totaling $7.4 million, compared with $7.8 million recorded during the first nine months of 2008.

A portion of the proceeds from repayments, maturities, sales, and redemptions of investment securities were applied towards additional investment securities purchases totaling $2.01 billion.

At September 30, 2009, investment securities held-to-maturity with an aggregate par value of $667.1 million and available-for-sale securities with an aggregate par value of $1.09 billion were pledged to secure public deposits, repurchase agreements, the FRB discount window, and other purposes required or permitted by law.

We perform regular impairment analyses on our portfolio of investment securities. If we determine that a decline in fair value is other-than-temporary, a credit-related impairment loss is recognized in current earnings. Noncredit-related impairment losses are charged to other comprehensive income. Other-than-temporary declines in fair value are assessed based on factors including the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the probability that we will be unable to collect all amounts due, and our ability and intent to not sell the security before recovery of its amortized cost basis. For securities that are determined to have other-than-temporary declines in value, we have both the ability and the intent to hold these securities and it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost bases.

The fair values of investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. We perform a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of fair value. Our procedures include, but are not limited to, initial and ongoing review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. We ensure that prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models that are developed based on spreads, and when available, market indices. As a result of this analysis, if we determine that there is a more appropriate fair value based upon available market data, the price received from third parties is adjusted accordingly.

Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

As a result of the global financial crisis and illiquidity in the U.S. markets, we believe that current broker prices obtained on one private-label mortgage-backed security and certain pooled trust preferred securities are based on forced liquidation or distressed sale values in very inactive markets that are not representative of the economic value of these securities. The fair values of the private-label mortgage-backed security and pooled trust preferred securities have traditionally been based on the average of at least two quoted market prices obtained from independent external brokers since broker quotes in an active market are given the highest priority. However, in light of these circumstances, we modified our approach in determining the fair values of these securities. For the pooled trust preferred securities, we believe that the cash flow analyses which demonstrate that the realizable value of these securities are equal to their carrying values should be the primary factor considered when making a judgment about other-than-temporary impairment. For the private-label mortgage-backed security, we determined fair value by using the appropriate combination of the market approach reflecting current broker prices and a discounted cash flow approach. The values resulting from each approach (i.e. market and income approaches) were weighted to derive the final fair value on the private-label mortgage-backed security. In calculating the fair value derived from the income approach, we made assumptions related to the implied rate of return, general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates.

Corporate Debt Securities (Available-for-Sale)

The majority of unrealized losses in the available-for-sale portfolio at September 30, 2009 are related to pooled trust preferred debt securities. As of September 30, 2009, the Company had $6.4 million in pooled trust preferred debt securities available-for-sale, representing less than 1% of the total investment securities available-for-sale portfolio. In April 2009, except for one security which was downgraded but remained at investment grade status, the ratings for the other twelve pooled trust preferred securities were downgraded to non-investment grade status due to increased deferral and default activity from the issuers of the underlying debt collateralizing these instruments. As of September 30, 2009, these debt instruments had gross unrealized losses amounting to $55.4 million, or 90% of the total amortized cost basis of these securities, comprised of $34.4 million in gross unrealized losses and $21.0 million, or $12.2 million on a net of tax basis, in noncredit-related impairment losses recorded during the first nine months of 2009 pursuant to the provisions of ASC 320-10-65.

Almost all of the pooled trust preferred securities held by us have underlying collateral issued by banks and insurance companies. Continued deterioration in market conditions have resulted in many more small banks either deferring or defaulting on their trust preferred debt during the third quarter of 2009. As a result of diminishing collateral values, deteriorating cash flows, and increasing estimates of future deferrals and defaults, we recorded an impairment loss of $45.2 million on our portfolio of trust preferred securities during the third quarter of 2009, of which $24.2 million was a pre-tax credit loss recorded through earnings. The remaining $21.0 million, or $12.2 million on a net of tax basis, in noncredit-related impairment loss was recorded in other comprehensive income as of September 30, 2009. We determined the amount of credit-related impairment by discounting the expected future cash flows with the effective yield of the security in accordance with generally accepted accounting principles . During the first quarter of 2009, we recorded an impairment loss of $13.4 million on a non-investment grade pooled trust preferred security. During the second quarter of 2009, we recorded an impairment loss of $100.8 million on its portfolio of trust preferred securities, of which $37.4 million was a pre-tax credit loss recorded in other comprehensive income. As of March 31, 2009, of the total impairment loss amount, $200 thousand was a pretax credit loss recorded through earnings. The remaining $13.2 million, or $7.6 million on a net of tax basis, in noncredit-related impairment loss was recorded in other comprehensive income.

During 2008 and 2007, we recorded $13.6 million and $405 thousand, respectively, in non-credit related impairment losses on three pooled trust preferred securities due to rating downgrades caused by increases in market spreads, concerns regarding the housing market, and lack of liquidity in the market . None of these securities have experienced any credit-related losses for which OTTI was previously recorded. Upon the implementation of ASC 320-10-65 , we reclassified the combined $14.0 million, or $8.1 million on a net of tax basis, in noncredit-related OTTI impairment losses recognized during 2008 and 2007 from the opening balance of retained earnings to other comprehensive income as of March 31, 2009.

Mortgage-backed Securities (Held-to-Maturity)

As of September 30, 2009 , the aggregate fair value of the non-agency held-to-maturity mortgage-backed securities amounted to $105.5 million. These securities are collateralized by single family loans and secured by first liens on these residential properties. During the second and third quarter of 2009, three mortgage-backed securities were downgraded from investment grade to non-investment grade. Except for these three non-investment grade securities, the remaining held-to-maturity mortgage-backed securities are investment grade. As of September 30, 2009, these debt instruments had gross unrealized losses for less than twelve months amounting to $1.9 million, or 2% of the aggregate amortized cost basis of held-to-maturity mortgage-backed securities, comprised of $1.8 million and $115 thousand that are non-investment grade and investment grade, respectively.

The decline in fair values of these securities is due to widening market spreads, concerns regarding the downturn in the housing market, and lack of liquidity in the market. However, these securities have strong credit support, low loan-to-values, low delinquency, and low OREO ratios. We do not intend to sell these securities and it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost bases. As such, we do not deem these securities to be other-than-temporarily impaired as of September 30, 2009.

Mortgage-backed Securities (Available-for-Sale)

As of September 30, 2009 , we had one private-label available-for-sale mortgage-backed security with a fair value of $15.5 million, with a gross unrealized loss of $5.8 million, or 27% of the amortized cost basis of this security, for more than 12 months. During the second quarter of 2009, this security was downgraded from investment grade to non-investment grade. This security is collateralized by single family loans and secured by the first lien on these residential properties. Additionally, any principal and interest shortfall that may arise from the deterioration of the collateral will be covered by a monoline insurance provider. We do not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before recovery of its amortized cost basis. As such, we do not deem this security to be other-than-temporarily impaired as of September 30, 2009.

In May 2009, we desecuritized our private-label mortgage backed securities which resulted in a $635.6 million increase in single and multifamily loans receivable with a corresponding decrease in available-for-sale investment securities. These single family and multifamily loans were previously originated by us and were securitized in 2006 and 2007 for additional liquidity purposes. All of the resulting securities were retained by us in our available-for-sale investment portfolio. Our decision to desecuritize these securities was prompted by the mark-to-market adjustments recorded on these securities that were based on price points observed in the general market for mortgage-backed securities that were not reflective of the better credit quality of the underlying loans. These loans had very low overall delinquency rates as of September 30, 2009. The accumulated mark-to-market adjustments on these securities, recorded in other comprehensive income, were negatively impacting our tangible common equity. The desecuritization added $30.6 million to the Company’s tangible common equity.

Government-Sponsored Equity Preferred Stock (Available-for Sale)

In September 2008, liquidity and credit concerns led the U.S. Federal Government to assume a conservatorship role in Fannie Mae and Freddie Mac. The rating on Fannie Mae and Freddie Mac preferred stock securities was downgraded from investment grade to non-investment grade status reflecting the cessation of dividend payments on these securities. These securities are non-cumulative perpetual preferred stock in which unpaid dividends do not accumulate. The purchase agreement between the U.S. Treasury and these government-sponsored entities contains a covenant prohibiting the payment of dividends on existing preferred stock. As the assessment on the status of any resumption in dividend payments on these securities was uncertain, we recorded $55.3 million in OTTI charges on Fannie Mae and Freddie Mac preferred stock securities in 2008. As of September 30, 2009, the fair value of these preferred stock securities was $3.3 million. Gross unrealized losses on these securities amounted to $221 thousand as of September 30, 2009, or 7% of the aggregate amortized cost basis of these securities. The outlook for these preferred securities remains stable. We do not intend to sell these securities and it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost bases. As such, we do not deem these remaining securities to be other-than-temporarily impaired as of September 30, 2009.

We have thirteen individual securities that have been in a continuous unrealized loss position for twelve months or longer as of September 30, 2009. These securities are comprised of ten corporate debt securities with a total fair value of $12.1 million, two government-sponsored equity preferred securities with a total fair value of $1.8 million, and one mortgage-backed security with a fair value of $15.5 million. As of September 30, 2009, there were also 28 securities that have been in a continuous unrealized loss position for less than twelve months. The unrealized losses on these securities are primarily attributed to changes in interest rates as well as the liquidity crisis that has impacted all financial industries. The issuers of these securities have not, to our knowledge, established any cause for default on these securities. These securities have fluctuated in value since their purchase dates as market interest rates have fluctuated. We do not intend to sell these securities and it is not more likely than not that we will be required to sell the investments before recovery of their amortized cost bases. As such, we do not deem these securities to be other-than-temporarily impaired as of September 30, 2009.

The following table sets forth the amortized cost of investment securities held-to-maturity and the fair values of investment securities available-for-sale as of September 30, 2009 and December 31, 2008:

	As of September 30, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Held-to-maturity
U.S. Government agency and U.S. Government sponsored enterprise debt securities	$252,638	$530	$(1,145)	$252,023
Municipal securities	36,118	1,720	—	37,838
Other residential mortgage-backed securities
Investment grade	75,033	1,909	(115)	76,827
Non-investment grade	30,461	—	(1,770)	28,691
Corporate debt securities
Investment grade	377,947	17,417	(89)	395,275
Non-investment grade	4,625	—	(59)	4,566
Other securities	4,509	—	—	4,509

Total investment securities held-to-maturity	$781,331	$21,576	$(3,178)	$799,729

Available-for-sale
U.S. Treasury securities	$2,214	$1	$—	$2,215
U.S. Government agency and U.S. Government sponsored enterprise debt securities	474,896	2,311	(472)	476,735
U.S. Government agency and U.S. Government sponsored enterprise mortgage-backed securities
Commercial mortgage-backed securities	26,107	873	—	26,980
Residential mortgage-backed securities	752,671	19,705	(2)	772,374
Municipal securities	17,759	193	(26)	17,926
Other residential mortgage-backed securities
Investment grade	27,099	—	(107)	26,992
Non-investment grade	21,329	—	(5,795)	15,534
Corporate debt securities
Investment grade	102,052	2,534	(1,308)	103,278
Non-investment grade (1)	69,824	—	(58,123)	11,701
U.S. Government sponsored enterprise equity securities	3,041	468	(221)	3,288

Total investment securities available-for-sale	$1,496,992	$26,085	$(66,054)	$1,457,023

Total investment securities	$2,278,323	$47,661	$(69,232)	$2,256,752

	As of December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Held-to-maturity
Municipal securities	$5,772	$118	$—	$5,890
Corporate debt securities	116,545	904	(234)	117,215

Total investment securities held-to-maturity	$122,317	$1,022	$(234)	$123,105

Available-for-sale
U.S. Treasury securities	$2,505	$8	$—	$2,513
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	1,020,355	4,762	(1,183)	1,023,934
U.S. Government agency securities and U.S. Government sponsored enterprise mortgage-backed securities	373,690	6,758	(397)	380,051
Other mortgage-backed securities	645,940	—	(108,614)	537,326
Corporate debt securities (1)	116,127	266	(73,849)	42,544
U.S. Government sponsored enterprise equity securities (1)	3,340	—	(2,156)	1,184
Residual securities	25,043	25,019	—	50,062
Other securities (1)	2,570	10	—	2,580

Total investment securities available-for-sale	$2,189,570	$36,823	$(186,199)	$2,040,194

Total investment securities	$2,311,887	$37,845	$(186,433)	$2,163,299

(1)	As of December 31, 2008, the Company recorded an OTTI charge of $13.6 million for corporate debt securities, $55.3 million for U.S. Government sponsored enterprise equity securities, and $4.3 million for other securities. Upon adoption of ASC 320, the Company reclassified the noncredit portion of previously recognized OTTI for pooled trust preferred securities totaling $8.1 million, on a net of tax basis, from the opening balance of retained earnings to other comprehensive income as of March 31, 2009. Additionally, the Company recorded $61.9 million, on a pre-tax basis, of the credit portion of OTTI through earnings and $12.2 million, net of tax, of the non-credit portion of OTTI for pooled trust preferred securities in other comprehensive income for the nine months ended September 30, 2009.

The following table sets forth certain information regarding the amortized cost of our investment securities held-to-maturity and fair values of our investment securities available-for-sale, as well as the weighted average yields, and contractual maturity distribution, excluding periodic principal payments, of our investment securities held-to-maturity and available-for-sale portfolio at September 30, 2009 . Securities with no stated maturity dates, such as equity securities, are included in the “indeterminate maturity” category.

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Indeterminate Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)

Held-to-maturity
U.S. Government agency and U.S. Government sponsored enterprise debt securities	$100,000	4.38%	$25,000	4.00%	—	—	$127,638	5.50%	—	—	$252,638	4.91%
Municipal securities	3,472	4.21%	15,301	5.27%	14,690	6.67%	2,655	7.11%	—	—	36,118	5.87%
Other residential mortgage-backed securities
Investment grade	—	—	—	—	32,277	5.91%	42,756	7.00%	—	—	75,033	6.53%
Non-investment grade	—	—	—	—	—	—	30,461	10.77%	—	—	30,461	10.77%
Corporate debt securities
Investment grade	114,084	6.01%	258,790	5.47%	5,073	4.31%	—	—	—	—	377,947	5.61%
Non-investment grade	—	—	4,625	8.11%	—	—	—	—	—	—	4,625	8.11%
Other securities	2,576	0.17%	1,933	0.47%	—	—	—	—	—	—	4,509	0.30%

Total investment securities held-to-maturity	$220,132	5.17%	$305,649	5.34%	$52,040	5.97%	$203,510	6.63%	—	—	$781,331	5.67%

Available-for-sale
U.S. Treasury securities	$1,204	0.31%	$1,011	0.43%	—	—	—	—	—	—	$2,215	0.37%
U.S. Government agency and U.S. Government sponsored enterprise debt securities	299,922	3.84%	60,324	2.27%	44,786	3.06%	71,703	3.80%	—	—	476,735	3.57%
U.S. Government agency and U.S. Government sponsored enterprise mortgage-backed securities
Commercial mortgage-backed securities	—	—	2,955	6.34%	7,465	5.48%	16,560	5.09%	—	—	26,980	5.33%
Residential mortgage-backed securities	1,217	—	—	—	39,542	4.56%	731,615	5.12%	—	—	772,374	5.10%
Municipal securities	—	—	16,964	3.24%	962	5.42%	—	—	—	—	17,926	3.36%
Other residential mortgage-backed securities
Investment grade	—	—	—	—	9,120	4.63%	17,872	4.96%	—	—	26,992	4.85%
Non-Investment grade	—	—	—	—	—	—	15,534	6.37%	—	—	15,534	6.37%
Corporate debt securities
Investment grade	12,454	4.38%	72,813	3.36%	17,151	4.84%	860	1.26%	—	—	103,278	3.68%
Non-Investment grade	1,395	3.04%	—	—	—	—	10,306	2.88%	—	—	11,701	2.90%
U.S. Government sponsored enterprise equity securities	—	—	—	—	—	—	—	—	3,288	—	3,288	—

Total investment securities available-for-sale	$316,192	3.82%	$154,067	2.96%	$119,026	4.10%	$864,450	4.89%	$3,288	—	$1,457,023	4.39%

Total investment securities	$536,324	4.37%	$459,716	4.55%	$171,066	4.68%	$1,067,960	5.21%	$3,288	—	$2,238,354	4.83%

Loans

We offer a broad range of products designed to meet the credit needs of our borrowers. Our lending activities consist of residential single family loans, residential multifamily loans, commercial real estate loans, land loans, construction loans, commercial business loans, trade finance loans, and consumer loans. Net loans receivable increased $87.5 million, or 1%, to $8.16 billion at September 30, 2009, relative to December 31, 2008. The increase in net loans receivable at September 30, 2009 is primarily due to the desecuritization of our private-label mortgage backed securities which resulted in a $635.6 million increase in single and multifamily loan receivable with a corresponding decrease in available-for-sale investment securities. Loan purchases from third parties totaling $350.0 million, comprised of $179.2 million in consumer loans, $76.6 million in single family loans, $76.1 million in commercial real estate loans, and $18.1 million in multifamily loans, also contributed to the increase in net loans receivable during the first nine months of 2009. These transactions were partially offset by loan sales, payoffs, and higher loan loss provisions recorded during the third quarter of 2009 as a result of the sustained downtown in the real estate market.

The following table sets forth the composition of the loan portfolio as of the dates indicated:

	September 30, 2009		December 31, 2008
	Amount	Percent	Amount	Percent
	(in thousands)
Real estate loans:
Residential, single family	$912,391	10.8%	$491,315	6.0%
Residential, multifamily	1,036,932	12.3%	677,989	8.2%
Commercial real estate	3,624,469	43.0%	3,472,000	42.1%
Land	415,228	4.9%	576,564	7.0%
Construction	654,115	7.8%	1,260,724	15.3%

Total real estate loans	6,643,135	78.9%	6,478,592	78.6%

Other loans:
Commercial business	1,110,373	13.2%	1,210,260	14.6%
Trade finance	233,123	2.8%	343,959	4.2%
Automobile	7,365	0.1%	9,870	0.1%
Other consumer	425,479	5.0%	206,772	2.5%

Total other loans	1,776,340	21.1%	1,770,861	21.4%

Total gross loans	8,419,475	100.0%	8,249,453	100.0%

Unearned fees, premiums and discounts, net	(31,987)		(2,049)
Allowance for loan losses	(230,650)		(178,027)

Loan receivable, net	$8,156,838		$8,069,377

Nonperforming Assets

Nonperforming assets are comprised of nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, net. Nonperforming assets totaled $230.2 million, or 1.84 % of total assets, at September 30, 2009 and $252.9 million, or 2.04% of total assets, at December 31, 2008. Nonaccrual loans amounted to $204.4 million at September 30, 2009, compared with $214.6 million at year-end 2008. During the first nine months of 2009, we took aggressive actions to reduce our exposure to problem assets. In conjunction with these efforts, we sold $313.3 million in problem loans and $105.5 million in OREO properties during the first nine months of 2009. These sales of problem assets have resulted in net chargeoffs of $60.1 million and $91.9 million for the third quarter of 2009 and first nine months of 2009, respectively.

Approximately 35% of our problem loan sales during the first nine months of 2009 were all–cash transactions. We also partially financed selected loan sales to unrelated third parties. Problem loans are sold on a servicing released basis and the shortfall between the loan balance and any new notes is charged off. A substantial down payment, typically in the range of 25% to 40%, is received from the new borrower purchasing the problem loan. The underlying sales agreements provide for full recourse to the new borrower and require that periodic updated financial information be provided to demonstrate their ability to service the new loan. The Company maintains no effective control over the transferred loans.

Loans totaling $245.6 million were placed on nonaccrual status during the third quarter of 2009. As a part of our comprehensive loan review, loans totaling $66.0 million which were not 90 days past due as of September 30, 2009, were classified as nonaccrual loans due to concerns regarding collateral values and future collectibility. Additions to nonaccrual loans were offset by $53.9 million in net chargeoffs, $65.9 million in payoffs and principal paydowns, $47.7 million in loans that were transferred to other real estate owned and other real estate investments, and $35.8 million in loans brought current. The additions to nonaccrual loans during the third quarter of 2009 were comprised of $12.2 million in single family loans, $13.0 million in multifamily loans, $55.4 million in commercial real estate loans, $57.4 million in land loans, $71.0 million in construction loans, $33.9 million in commercial business loans including SBA loans, $2.2 million in trade finance loans, and $498 thousand in automobile and other consumer loans.

There was one loan in the amount of $1.6 million that was past due 90 days or more but not on nonaccrual status as of September 30, 2009 that was fully guaranteed by the Export-Import Bank of the United States. All loans that were past due 90 days or more were on nonaccrual status as of December 31, 2008.

We had $116.5 million and $11.0 million in total performing restructured loans as of September 30, 2009 and December 31, 2008, respectively, that were excluded from nonperforming assets. As of September 30, 2009, the $116.5 million of restructured loans includes $104.1 million of performing, accrual loans that were structured as A/B notes. In these A/B notes, the original loan was restructured into two notes where the A note represents the portion of the original loan that that have demonstrated sustained repayment and performance and is expected to be collected in full. The B note represents the portion of the original loan which was the shortfall in value and was fully charged off. The A/B notes balance as of September 30, 2009 is comprised of the A note balances. As of September 30, 2009, restructured loans were comprised of $13.7 million in single family loans, $53.0 million in multifamily loans, $14.9 million in commercial real estate loans, $27.9 million in construction loans, $6.6 million in commercial business loans and $375 thousand in land loans.

Other real estate owned includes properties acquired through foreclosure or through full or partial satisfaction of loans. We had 40 OREO properties as of September 30, 2009 with a combined aggregate carrying value of $24.2 million. The majority of these properties were related to our construction and land loan portfolios. Approximately 76% of OREO properties as of September 30, 2009 were located in California and 13% were located in Texas. As of December 31, 2008, we had 41 OREO properties with an aggregate carrying value of $38.3 million. During the first nine months of 2009, we foreclosed on 101 properties with an aggregate carrying value of $102.8 million as of the foreclosure date. During the first nine months of 2009, we sold 110 OREO properties with a total carrying value of $105.5 million resulting in a total combined net loss on sale of $5.0 million and charges against the allowance for loans losses totaling $10.2 million. As previously mentioned, losses on sale of OREO properties that are sold shortly after they are received in a foreclosure are charged against the allowance for loan losses. We financed sales of OREO properties totaling $38.6 million during the first nine months of 2009. During the first nine months of 2008, we sold eleven OREO properties with a combined carrying value of $28.4 million for a total net loss on sale of $302 thousand.

The following table sets forth information regarding nonperforming assets and performing restructured loans as of the dates indicated:

	September 30, 2009	December 31, 2008
	(in thousands)

Nonaccrual loans	$204,439	$214,607
Loans past due 90 days or more but not on nonaccrual	1,556	—

Total nonperforming loans	205,995	214,607

Other real estate owned, net	24,185	38,302

Total nonperforming assets	$230,180	$252,909

Performing restructured loans	$116,516	$10,992

Total nonperforming assets to total assets	1.84%	2.04%
Allowance for loan losses to nonperforming loans	111.97%	82.95%

We evaluate loan impairment in accordance with applicable GAAP principles. Loans are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent, less costs to sell. If the measure of the impaired loan is less than the recorded investment in the loan, the deficiency will be charged off against the allowance for loan losses or, alternatively, a specific allocation will be established. Additionally, loans that are considered impaired are specifically excluded from the quarterly migration analysis when determining the amount of the allowance for loan and lease losses required for the period.

At September 30, 2009, our total recorded investment in impaired loans was $232.9 million, compared with $ 232.1 million at December 31, 2008. All nonaccrual loans are included in impaired loans. Impaired loans at September 30, 2009 are comprised of single family loans totaling $6.2 million, multifamily loans totaling $11.9 million, commercial real estate loans totaling $ 41.4 million, land totaling $57.2 million, construction loans totaling $75.5 million, commercial business loans totaling $34.9 million, trade finance loans amounting to $3.9 million, SBA loans totaling $1.0 million, and automobile and other consumer loans totaling $969 thousand.

Specific reserves on impaired loans amounted to $18.8 million and $23.4 million at September 30, 2009 and December 31, 2008, respectively. Our average recorded investment in impaired loans for the nine months ended September 30, 2009 and 2008 were $275.3 million and $233.1 million, respectively. During the nine months ended September 30, 2009 and 2008, gross interest income that would have been recorded on impaired loans had they performed in accordance with their original terms, totaled $12.7 million and $12.7 million, respectively. Of this amount, actual interest recognized on impaired loans, on a cash basis, was $7.5 million and $7.6 million, for the nine months ended September 30, 2009 and 2008, respectively.

In light of the credit and mortgage crisis affecting the entire financial industry and its impact on our borrowers, we took a more proactive approach in assessing potential loan impairment in our overall portfolio. We have expanded our scope to perform focused reviews of certain sectors of our loan portfolio to identify and mitigate potential losses. Our recent experience made us aware of the rapid deterioration occurring in the market in a relatively short period of time. Specifically, we have noted that while our borrowers may continue to pay as agreed in accordance with their contractual terms and/or even though loans may not have reached a significant stage of delinquency, the existence of certain warning signs indicating possible collectibility issues warranted a more careful scrutiny of these loans for potential impairment. Specifically, we reviewed loans that exhibited the following characteristics:

•	diminishing or adverse changes in cash flows that serve as the principal source of repayment;

•	adverse changes in the financial position or net worth of guarantors or investors;

•	adverse changes in collateral values for collateral-dependent loans;

•	declining or adverse changes in inventory levels securing commercial business and trade finance;

•	failure in meeting financial covenants; or

•	other changes or conditions that may adversely impact the ultimate collectibility of loans.

Although certain loans are not 90 days or more delinquent and therefore still accruing interest, we have classified them as impaired as of September 30, 2009 because they exhibit one or more of the characteristics described above.

Allowance for Loan Losses

We are committed to maintaining the allowance for loan losses at a level that is commensurate with estimated and known risks in the loan portfolio. In addition to regular quarterly reviews of the adequacy of the allowance for loan losses, we perform an ongoing assessment of the risks inherent in the loan portfolio. While we believe that the allowance for loan losses is adequate at September 30, 2009, future additions to the allowance will be subject to a continuing evaluation of estimated and known, as well as inherent, risks in the loan portfolio.

The allowance for loan losses is increased by the provision for loan losses which is charged against current period operating results, and is increased or decreased by the amount of net recoveries or chargeoffs, respectively, during the period. At September 30, 2009, the allowance for loan losses amounted to $230.7 million, or 2.74% of total loans, compared with $178.0 million, or 2.16% of total loans, at December 31, 2008, and $177.2 million, or 2.14% of total loans, at September 30, 2008. The $52.6 million increase in the allowance for loan losses at September 30, 2009, from year-end 2008, reflects $388.7 million in additional loss provisions and $9.3 million of additional allowance for loan losses resulting from the impact of the desecuritization in May 2009, less $344.7 million in net chargeoffs recorded during the first nine months of 2009. The allowance for unfunded loan commitments, off-balance-sheet credit exposures, and recourse provisions is included in accrued expenses and other liabilities and amounted to $7.0 million at September 30, 2009, compared to $6.3 million at December 31, 2008.

We recorded $159.2 million in loan loss provisions during the third quarter of 2009 and $388.7 million during the first nine months of 2009. In comparison, we recorded $43.0 million in loan loss provisions during the third quarter of 2008 and $183.0 million during the first nine months of 2008. The increase in loss provisions recorded during the third quarter of 2009 resulted from our actions to reduce our exposure to problem assets brought on by the sustained downturn in the real estate market and continued instability in the overall economy. During the third quarter of 2009, we recorded $151.2 million in net chargeoffs representing 7.14% of average loans outstanding during the quarter. In comparison, we recorded net chargeoffs totaling $39.7 million, or 1.88% of average loans outstanding for the same period in 2008. Although both the provision for loan losses and chargeoffs may continue to be elevated in the near future, we expect these levels will be lower than the third quarter of 2009. During the first nine months of 2009, net chargeoffs amounted to $344.7 million, or 5.53% of average loans outstanding during the period. This compares to net chargeoffs of $99.9 million, or 1.53% of average loans outstanding during the same period in 2008.

The following table summarizes activity in the allowance for loan losses for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Allowance balance, beginning of period	$223,700	$168,413	$178,027	$88,407
Allowance for unfunded loan commitments and letters of credit	(1,051)	5,437	(617)	5,669
Provision for loan losses	159,244	43,000	388,666	183,000
Impact of desecuritization	—	—	9,262	—
Chargeoffs:
Single family real estate	8,371	1,023	26,487	1,732
Multifamily real estate	7,235	1,006	11,333	1,442
Commercial real estate	23,715	666	39,574	666
Land	40,397	21,024	86,519	42,442
Construction	56,354	16,138	134,880	40,429
Commercial business	17,696	4,401	50,873	18,136
Automobile	6	63	41	226
Other consumer	109	34	1,727	74

Total chargeoffs	153,883	44,355	351,434	105,147

Recoveries:
Single family real estate	337	1	563	3
Multifamily real estate	4	—	222	—
Commercial and industrial real estate	610	3	1,207	1,905
Land	409	1,896	825	—
Construction	768	2,581	1,734	2,581
Commercial business	484	177	2,132	714
Automobile	14	2	45	23
Other consumer	14	—	18	—

Total recoveries	2,640	4,660	6,746	5,226

Net chargeoffs	151,243	39,695	344,688	99,921

Allowance balance, end of period	$230,650	$177,155	$230,650	$177,155

Average loans outstanding	$8,471,766	$8,451,517	$8,305,602	$8,725,596

Total gross loans outstanding, end of period	$8,419,475	$8,289,433	$8,419,475	$8,289,433

Annualized net chargeoffs to average loans	7.14%	1.88%	5.53%	1.53%
Allowance for loan losses to total gross loans, end of period	2.74%	2.14%	2.74%	2.14%

Our methodology to determine the overall appropriateness of the allowance is based on a classification migration model and qualitative considerations. The technique of migration analysis essentially looks at pools of loans having similar characteristics and analyzes their loss rates over a historical period. We utilize historical loss factors derived from trends and losses associated with each pool over a specified period of time. Based on this process, we assign loss factors to each loan grade within each category of loans. Loss rates derived by the migration model are based predominantly on historical loss trends that may not be indicative of the actual or inherent loss potential for loan categories. As such, we utilize qualitative and environmental factors as adjusting mechanisms to supplement the historical results of the classification migration model.

Qualitative considerations include, but are not limited to, prevailing economic or market conditions, relative risk profiles of various loan segments, the strength or deficiency of the internal control environment, volume concentrations, growth trends, delinquency and nonaccrual status, problem loan trends, and geographic concentrations. Qualitative and environmental factors are reflected as percent adjustments and are added to the historical loss rates derived from the classified asset migration model to determine the appropriate allowance amount for each loan category.

In consideration of the significant growth and increasing diversity and credit risk profiles of loans in our portfolio over the past several years, our classification migration model utilizes eighteen risk-rated or heterogeneous loan pool categories and three homogeneous loan categories. The loan sectors included in the heterogeneous loan pools are residential single family, residential multifamily, commercial real estate, construction, commercial business, trade finance, and automobile loans. With the exception of automobile loans, all other heterogeneous loan categories have been broken down into additional subcategories. For example, the commercial real estate loan category is further segmented into six subcategories based on industry sector. These subcategories include retail, office, industrial, land, hotel/motel, and other special purpose or miscellaneous. By sectionalizing these broad loan categories into smaller subgroups, we are better able to isolate and identify the risks associated with each subgroup based on historical loss trends.

In addition to the eighteen heterogeneous loan categories, our classification migration model also utilizes three homogeneous loan categories which encompass predominantly consumer-related credits. Specifically, these homogeneous loan categories are home equity lines, overdraft protection lines, and credit card loans.

The following table reflects management’s allocation of the allowance for loan losses by loan category and the ratio of each loan category to total loans as of the dates indicated:

	September 30, 2009		December 31, 2008
	Amount	%	Amount	%
	(in thousands)
Residential, single family	$18,672	10.8%	$6,178	5.9%
Residential, multifamily	9,532	12.3%	6,811	8.2%
Commercial real estate	47,261	43.0%	19,169	42.1%
Land	51,435	4.9%	30,398	7.0%
Construction	48,224	7.8%	60,478	15.3%
Commercial business	46,849	13.2%	40,843	14.7%
Trade finance	7,410	2.8%	12,721	4.2%
Automobile	77	0.1%	282	0.1%
Other consumer	1,190	5.1%	1,147	2.5%

Total	$230,650	100.0%	$178,027	100.0%

Deposits

Deposits increased 6% to $8.67 billion at September 30, 2009, from $8.14 billion at December 31, 2008. The net increase in deposits primarily came from money market accounts which rose $939.9 million or 71%, and noninterest bearing accounts of $104.2 million or 8%. These were offset by decreases in time deposits of $502.2 million or 11% and interest-bearing checking accounts of $15.5 million or 4%.

Since mid-2008, as a result of the turbulence in the banking sector, we have experienced a heightened interest in deposit products that afford greater deposit insurance coverage to deposit customers. As of September 30, 2009, time deposits within the Certificate of Deposit Account Registry

Service (“CDARS”) program amounted to $939.3 million, compared with $946.8 million at December 31, 2008. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program. Additionally, during the third quarter of 2008, we partnered with another financial institution to implement a new retail sweep product for non-time deposit accounts to provide added deposit insurance coverage for deposits in excess of FDIC-insured limits. Deposits gathered through these programs are considered brokered deposits under regulatory reporting guidelines.

The following table sets forth the composition of the deposit portfolio as of the dates indicated:

	September 30, 2009	December 31, 2008
	(In thousands)

Noninterest-bearing demand	$1,397,217	$1,292,997
Interest-bearing checking	347,745	363,285
Money market	2,263,319	1,323,402
Savings	420,365	420,133

Total core deposits	4,428,646	3,399,817
Time deposits:
Less than $100,000	1,062,575	1,521,988
$100,000 or greater	3,177,336	3,220,154

Total time deposits	4,239,911	4,742,142

Total deposits	$8,668,557	$8,141,959

Borrowings

We utilize a combination of short-term and long-term borrowings to manage our liquidity position. Federal funds purchased generally mature within one business day to six months from the transaction date. At September 30, 2009, federal funds purchased decreased to $3.0 million from the $28.0 million balance at December 31, 2008. FHLB advances decreased 32 % to $923.2 million as of September 30, 2009, compared to $1.35 billion at December 31, 2008. The decrease in federal funds purchased and FHLB advances is consistent with our overall strategy to deleverage our balance sheet. During the first nine months of 2009, a portion of the proceeds from the maturities and sales of investment securities and redemption of our money-market mutual funds were used to pay down our borrowings. During the first nine months of 2009, several long-term FHLB advances totaling $430.0 million matured and were paid off. As of September 30, 2009 and December 31, 2008, we had no overnight FHLB advances.

In addition to federal funds purchased and FHLB advances, we also utilize securities sold under repurchase agreements (“repurchase agreements”) to manage our liquidity position. Repurchase agreements totaled $1.02 billion and $998.4 million as of September 30, 2009 and December 31, 2008, respectively. Included in this balance is $24.4 million in overnight repurchase agreements with customers. The interest rates on these customer repurchase agreements ranged from 0.50% to 0.75% as of September 30, 2009. All of the other repurchase agreements are long-term with ten year maturity terms. Repurchase agreements are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were sold. The collateral for these agreements consist of U.S. Government agency and U.S. Government sponsored enterprise debt and mortgage-backed securities. All of these repurchase agreements have an original term of ten years. The rates were generally initially floating rate for a period of time ranging from six months to three years, with the floating interest rates ranging from the three-month Libor minus 80 basis points to the three-month Libor minus 340 basis points. With the exception of one repurchase agreement, the rates have been switched to fixed rates for the remainder of the term, with fixed interest rates ranging from 4.29% to 5.13%. The counterparty has the right to either a one-time call or a quarterly call when the rates change from floating to fixed, for each of the repurchase agreements.

Long-term Debt

Long-term debt remained at $235.6 million at September 30, 2009 and December 31, 2008. Long-term debt is comprised of subordinated debt which qualifies as Tier II capital and junior subordinated debt issued in connection with our various trust preferred securities offerings which qualify as Tier I capital for regulatory purposes.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The following table presents, as of September 30, 2009, the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date. With the exception of operating lease obligations, these contractual obligations are included in the consolidated balance sheets. The payment amounts represent the amounts and interest contractually due to the recipient.

	Payment Due by Period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	After 5 years	Indeterminate Maturity	Total
	(In thousands)

Deposits	$4,150,354	$114,491	$29,487	$9,790	$4,540,400	$8,844,523
Federal funds purchased	3,023	—	—	—	—	3,023
FHLB advances	780,087	163,540	266	3,090	—	946,984
Securities sold under repurchase agreements	71,862	94,823	94,823	1,079,588	—	1,341,095
Notes payable	—	—	—	—	7,111	7,111
Long-term debt obligations	6,430	12,860	12,860	335,041	—	367,190
Operating lease obligations	11,665	21,395	14,156	20,218	—	67,434
Unrecognized tax benefits	—	—	—	—	7,392	7,392
Postretirement benefit payments	250	1,531	2,354	46,128	—	50,263

Total contractual obligations	$5,023,671	$408,640	$153,947	$1,493,855	$4,554,903	$11,635,016

As a financial service provider, we routinely enter into commitments to extend credit to customers, such as loan commitments, commercial letters of credit for foreign and domestic trade, standby letters of credit, and financial guarantees. Many of these commitments to extend credit may expire without being drawn upon. The same credit policies are used in extending these commitments as in extending loan facilities to customers. A schedule of significant commitments to extend credit to our customers as of September 30, 2009 is as follows:

Commitments Outstanding
(In thousands)
Undisbursed loan commitments	$1,100,083
Standby letters of credit	642,452
Commercial letters of credit	32,290

Capital Resources

At September 30, 2009, stockholders’ equity totaled $1.52 billion, a 2 % decrease from the year-end 2008 balance of $1.55 billion. The decrease is comprised of the following: (1) net loss after extraordinary item of $183.1 million recorded during the first nine months of 2009; (2) a noncredit-related impairment loss on investment securities recorded in the current year of $12.2 million, net of tax; (3) issuance and conversion costs related to preferred and common stock of $5.7 million; (4) tax provision of $498 thousand from various stock plans; (5) purchase of treasury shares related to vested restricted stock amounting to $54 thousand, representing 11,166 shares; and (6) accrual and payment of quarterly cash dividends on common and preferred stock totaling $23.9 million during the first nine months of 2009. These transactions were offset by: (1) net unrealized gains on investment securities available-for-sale of $53.0 million; (2) reversal of net unrealized losses amounting to $30.6 million as a result of the desecuritization of our private-label mortgage-backed securities; (3) stock compensation costs amounting to $4.4 million related to grants of restricted stock and stock options; (4) issuance of common stock totaling $27.5 million, representing 5,000,000 shares, pursuant to the private placement; (5) issuance of common stock totaling $80.3 million, representing 12,650,000 shares, pursuant to a public offering; (6) issuance of common stock totaling $400 thousand, representing 423,597 shares, pursuant to various stock plans and agreements; and (7) issuance of common stock totaling $219 thousand, pursuant to directors’ retainer fee.

Historically, our primary source of capital has been the retention of operating earnings. In order to ensure adequate levels of capital, we conduct an ongoing assessment of projected sources, needs and uses of capital in conjunction with projected increases in assets and the level of risk. As part of this ongoing assessment, the Board of Directors reviews the various components of capital and the adequacy of capital. Although we are not one of the 19 large financial institutions required to conduct a forward-looking capital assessment, or “stress test”, pursuant to the U.S. Treasury’s Capital Assistance Program (“CAP”) the stress assessment requirements under the CAP or similar requirements could be extended or otherwise impact financial institutions beyond the 19 participating institutions, including us. As a result, we could determine independently, or our regulators could require us, to raise additional capital.

Series A Preferred Stock Offering

We raised $194.1 million in additional capital, net of underwriting discounts, commissions and offering expenses, during April 2008 through the issuance of 200,000 shares of non-cumulative, perpetual convertible preferred stock. The proceeds from this offering were used to reduce our borrowings, enhance our liquidity position, and boost our already strong capital levels. For a further discussion on this preferred stock offering, see Note 9 to the condensed consolidated financial statements presented elsewhere in this report.

In July 2009, we completed the exchange of approximately 111 thousand shares of Series A preferred stock for approximately 10 million shares of common stock. This transaction was accounted for as an induced conversion with the settlement of shares occurring in July 2009, resulting in $107.5 million of additional tangible common equity, net of original stock issuance costs. For a further discussion on this exchange, see Notes 9 and 11 to the condensed consolidated financial statements presented elsewhere in this report.

Series B Preferred Stock Offering

On December 5, 2008, we received $306.5 million of additional Tier 1 qualifying capital from the U.S. Treasury through the issuance of 306,546 shares of fixed-rate, cumulative perpetual preferred stock. The issuance of Series B preferred stock was made in conjunction with the Company’s participation in the U.S. Treasury’s Capital Purchase Program. For a further discussion on this preferred stock offering, see Note 9 to the condensed consolidated financial statements presented elsewhere in this report.

Private Sales of Common Stock

In July 2009, in private placement transactions, two customers of the Bank purchased 5 million newly issued shares of our common stock at a price of $5.50 per share. We received net proceeds of approximately $26.0 million, net of stock issuance costs, in conjunction with this common stock offering. We have registered these shares for resale to the public.

Public Offering of Common Stock

In July 2009, we completed a public offering of 11 million shares of our common stock priced at $6.35. The underwriter also exercised its option to purchase an additional 1.65 million shares of our common stock. We received net proceeds of approximately $76.7 million, net of stock issuance costs, in conjunction with this common stock offering.

Risk-Based Capital

We are committed to maintaining capital at a level sufficient to assure our shareholders, our customers and our regulators that our company and our bank subsidiary are financially sound. We are subject to risk-based capital regulations and capital adequacy guidelines adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposures. According to these guidelines, institutions whose Tier I and total capital ratios meet or exceed 6.0% and 10.0%, respectively, may be deemed “well-capitalized.” At September 30, 2009, the Bank’s Tier I and total capital ratios were 11.9% and 13.9%, respectively, compared to 13.6 % and 15.6%, respectively, at December 31, 2008.

The following table compares East West Bancorp, Inc.’s and East West Bank’s actual capital ratios at September 30, 2009, to those required by regulatory agencies for capital adequacy and well-capitalized classification purposes:

	East West Bancorp	East West Bank	Minimum Regulatory Requirements	Well Capitalized Requirements
Total Capital (to Risk-Weighted Assets)	15.1%	13.9%	8.0%	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	13.1%	11.9%	4.0%	6.0%
Tier 1 Capital (to Average Assets)	10.6%	9.7%	4.0%	5.0%

ASSET LIABILITY AND MARKET RISK MANAGEMENT

Liquidity

Liquidity management involves our ability to meet cash flow requirements arising from fluctuations in deposit levels and demands of daily operations, which include funding of securities purchases, providing for customers’ credit needs and ongoing repayment of borrowings. Our liquidity is actively managed on a daily basis and reviewed periodically by the Asset/Liability Committee and the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Bank, including adequate cash flow for off-balance sheet instruments.

Our primary sources of liquidity are derived from financing activities which include the acceptance of customer and brokered deposits, federal funds facilities, repurchase agreement facilities, advances from the Federal Home Loan Bank of San Francisco, and issuances of long-term debt. These funding sources are augmented by payments of principal and interest on loans, the routine liquidation of securities from the available-for-sale portfolio and securitizations of loans. In addition, government programs, such as the FDIC’s TLGP, may influence deposit behavior. Primary uses of funds include withdrawal of and interest payments on deposits, originations and purchases of loans, purchases of investment securities, and payment of operating expenses.

During the first nine months of 2009, we experienced net cash inflows from operating activities of $188.3 million, compared to net cash inflows of $144.3 million for the first nine months of 2008. Net cash inflows from operating activities reflect the $397.9 million and $183.0 million in loan loss provisions recorded during the first nine months of 2009 and 2008, respectively.

Net cash outflows from investing activities totaled $636.1 million for the first nine months of 2009 compared with net inflows from investing activities of $264.5 million for the first nine months 2008. Net cash outflows from investing activities for the first nine months of 2009 were due primarily to purchases of interest-bearing deposits, securities purchased under resale agreements, and investment securities. These factors were partially offset by the proceeds from the sale of investment securities, as well as repayments, maturities and redemptions of investment securities, sale of loans receivable due to the sale of problem assets, and a decrease in loans receivable due to lower loan origination volume during the first nine months of 2009 relative to the first nine months 2008. Net cash inflows from investing activities for the first nine months of 2008 were due primarily to proceeds from the sale of investment securities and loans, repayments on loans, the early termination of a resale agreement, as well as repayments, maturities and redemptions of investment securities. These factors were partially offset by purchases of available-for-sale investment securities.

We experienced net cash inflows from financing activities of $162.2 million during the first nine months of 2009, primarily due to the net increase in deposits. As a result of the turbulence in the banking sector, we experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers beginning in the second half of 2008. We have focused on attracting new customers and growing deposits through both our retail branch and commercial deposit platforms. We have successfully introduced new core deposit products and increased money market deposits during the first nine months of 2009. We also received proceeds in the amount of $107.8 million from the issuance of common stock through a public offering and a private placement during July 2009. Cash from financing activities were partially offset by net decreases in FHLB advances, and dividends paid on our common and preferred stock for the first nine months of 2009. We experienced net outflows from financing activities of $41.6 for the first nine months of 2008 primarily due to the repayment of federal funds purchased, FHLB advances and dividends paid on our preferred and common stock during the first nine months of 2008. These factors were partially offset by a net increase in deposits as well as net proceeds received from the issuance of convertible preferred stock.

As a means of augmenting our liquidity, we have available a combination of borrowing sources comprised of the Federal Reserve Bank’s discount window, FHLB advances, federal funds lines with various correspondent banks, and several master repurchase agreements with major brokerage companies. As of September 30, 2009, our total borrowing capacity and holdings of cash and due from banks, short-term investments, and interest-bearing deposits in other banks amounted to $3.85 billion, compared to $3.57 billion as of December 31, 2008. We believe our liquidity sources to be stable and adequate to meet our day-to-day cash flow requirements.

Historically, the liquidity of the Company was primarily dependent on the payment of cash dividends by the Bank subject to applicable statutes and regulations. The amount of dividends that the Bank can pay to the Bancorp is restricted by earnings, retained earnings, and risk-based capital requirements. For the nine months ended September 30, 2009 and 2008, total dividends paid by the Bank to the Company amounted to $25.4 million and $23.1 million, respectively. This was partially offset by the reductions in quarterly common stock dividends to $0.01 per share and $0.02 per share during the second and first quarter of 2009, respectively, from $0.10 per share during the first half of 2008. The increase in dividend payments for the nine months ended September 30, 2009 reflects the additional dividends paid by the Bank to allow the Company to, in turn, make the dividend payments on the Series A and B preferred stock issued in April 2008 and December 2008, respectively. Our liquidity was strengthened through the issuance of over $100 million raised from the private and public sale of common stock.

On October 19, 2009, the Company’s Board of Directors approved the declaration of fourth quarter 2009 dividends on our Series A preferred stock and on our common shares. Additionally, our Board of Directors also approved the payment of fourth quarter dividends on our Series B preferred stock payable on November 15, 2009. The quarterly dividend rate is $0.01 per share on our common stock payable on or about November 24, 2009 to shareholders of record as of November 10, 2009. Future dividend payments from Bank to the Company and to our common and preferred shareholders will continue to be reviewed quarterly in light of the business conditions we are operating in, and considering current and projected earnings and desired capital levels.

Interest Rate Sensitivity Management

Our success is largely dependent upon our ability to manage interest rate risk, which is the impact of adverse fluctuations in interest rates on our net interest income and net portfolio value. Although in the normal course of business we manage other risks, such as credit and liquidity risk, we consider interest rate risk to be among the more significant market risks and could potentially have material effect on our financial condition and results of operations.

The fundamental objective of the asset liability management process is to manage our exposure to interest rate fluctuations while maintaining adequate levels of liquidity and capital. Our strategy is formulated by the Asset Liability Committee, which coordinates with the Board of Directors to monitor our overall asset and liability composition. The Committee meets regularly to evaluate, among other things, the sensitivity of our assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses on the available-for-sale portfolio (including those attributable to hedging transactions, if any), purchase and securitization activity, and maturities of investments and borrowings.

Our overall strategy is to minimize the adverse impact of immediate incremental changes in market interest rates (rate shock) on net interest income and net portfolio value. Net portfolio value is defined as the present value of assets, minus the present value of liabilities. The attainment of this goal requires a balance between profitability, liquidity and interest rate risk exposure. To minimize the adverse impact of changes in market interest rates, we simulate the effect of instantaneous interest rate changes on net interest income and net portfolio value on a quarterly basis. The table below shows the estimated impact of changes in interest rates on net interest income and market value of equity as of September 30, 2009 and December 31, 2008, assuming a non-parallel shift of 100 and 200 basis points in both directions:

	Net Interest Income Volatility (1)		Net Portfolio Value Volatility (2)
Change in Interest Rates (Basis Points)	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008
+200	4.3%	11.6%	(4.2)%	8.8%
+100	1.6%	5.4%	(2.5)%	4.4%
-100	1.7%	(1.6)%	3.1%	(4.5)%
-200	3.0%	(1.4)%	7.5%	(9.7)%

(1)	The percentage change represents net interest income for twelve months in a stable interest rate environment versus net interest income in the various rate scenarios.
(2)	The percentage change represents net portfolio value of the Bank in a stable interest rate environment versus net portfolio value in the various rate scenarios.

All interest-earning assets, interest-bearing liabilities and related derivative contracts are included in the interest rate sensitivity analysis at September 30, 2009 and December 31, 2008. As of September 30, 2009, 64% of our total loan portfolio has interest rate floors. In a declining rate environment, the interest rate floors on these loans contribute to the favorable impact on our net interest income. However, in a rising rate environment, these interest rate floors also serve to lessen the full benefit of higher interest rates. At September 30, 2009 and December 31, 2008, our estimated changes in net interest income and net portfolio value were within the ranges established by the Board of Directors.

Our primary analytical tool to gauge interest rate sensitivity is a simulation model used by many major banks and bank regulators, and is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities. The model attempts to predict changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates. As an enhancement to the primary simulation model, prepayment assumptions and market rates of interest provided by independent broker/dealer quotations, an independent pricing model and other available public sources are incorporated into the model. Adjustments are made to reflect the shift in the Treasury and other appropriate yield curves. The model also factors in projections of anticipated activity levels by product line and takes into account our increased ability to control rates offered on deposit products in comparison to our ability to control rates on adjustable-rate loans tied to the published indices.

The following table provides the outstanding principal balances and the weighted average interest rates of our financial instruments as of September 30, 2009. The information presented below is based on the repricing date for variable rate instruments and the expected maturity date for fixed rate instruments.

	Expected Maturity or Repricing Date by Year							Fair Value at September 30, 2009
	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
				(in thousands)
Assets:
Interest-bearing deposits in other banks	$310,182	$10,428			$250		$320,860	$320,865
average yield (fixed rate)	0.81%	2.15%			4.00%		0.86%
Short-term investments	$460,665						$460,665	$460,665
Weighted average rate	0.32%						0.32%
Securities purchased under resale agreements	$50,000					$25,000	$75,000	$86,292
Weighted average rate	10.45%					7.05%	9.32%
Investment securities held-to-maturity (fixed rate)	$109,096	$51,816	$48,629	$129,704	$47,071	$104,485	$490,801	$506,909
Weighted average rate	6.17%	5.78%	6.01%	5.40%	5.57%	5.30%	5.67%
Investment securities held-to-maturity (variable rate)	$128,080	$55,687	$100,780	$4,594	$1,389		$290,530	$292,820
Weighted average rate	1.94%	4.17%	4.42%	5.11%	5.29%		3.29%
Investment securities available-for-sale (fixed rate)	$186,367	$98,089	$151,187	$89,636	$137,753	$171,507	$834,539	$844,485
Weighted average rate	5.96%	5.83%	4.40%	4.55%	3.93%	5.16%	5.01%
Investment securities available-for-sale (variable rate) (1)	$359,180	$205,604	$45,934	$36,505	$14,862	$369	$662,454	$612,538
Weighted average rate	4.00%	4.22%	5.47%	4.52%	4.44%	4.73%	4.21%
Total gross loans	$6,663,039	$942,210	$331,116	$185,744	$109,617	$187,749	$8,419,475	$8,064,302
Weighted average rate	5.31%	6.59%	6.75%	6.69%	6.17%	4.64%	5.54%

Liabilities:
Checking accounts	$347,745						$347,745	$284,730
Weighted average rate	0.33%						0.33%
Money market accounts	$2,263,319						$2,263,319	$2,182,162
Weighted average rate	1.17%						1.17%
Savings deposits	$420,365						$420,365	$348,368
Weighted average rate	0.48%						0.48%
Time deposits	$4,107,241	$98,673	$9,349	$24,004	$589	$55	$4,239,911	$4,248,498
Weighted average rate	1.56%	2.39%	4.55%	4.02%	2.36%	1.98%	1.60%
Federal funds purchased	$3,022						$3,022	$3,022
Weighted average rate	1.35%						1.35%
FHLB advances (term)	$760,216	$155,000	$5,000			$3,000	$923,216	$943,118
Weighted average rate	4.03%	4.59%	4.46%			4.44%	4.13%
Customer repurchase agreements	$24,450						$24,450	$24,450
Weighted average rate	0.52%						0.52%
Securities sold under repurchase agreements (fixed rate)						$945,000	$945,000	$1,186,700
Weighted average rate						4.80%	4.80%
Securities sold under repurchase agreements (variable rate)	$50,000						$50,000	$53,657
Weighted average rate	4.15%						4.15%
Subordinated debt	$75,000						$75,000	$44,831
Weighted average rate	1.60%						1.60%
Junior subordinated debt (fixed rate)						$21,392	$21,392	$18,512
Weighted average rate						10.91%	10.91%
Junior subordinated debt (variable rate)	$139,178						$139,178	$26,629
Weighted average rate	2.08%						2.08%

(1)	Includes hybrid securities that have fixed interest rates for the first three or five years. Thereafter, interest rates become adjustable based on a predetermined index.

Expected maturities of assets are contractual maturities adjusted for projected payment based on contractual amortization and unscheduled prepayments of principal as well as repricing frequency. Expected maturities for deposits are based on contractual maturities adjusted for projected rollover rates for deposits with no stated maturity dates. We utilize assumptions supported by documented analyses for the expected maturities of our loans and repricing of our deposits. We also use prepayment projections for amortizing securities. The actual maturities of these instruments could vary significantly if future prepayments and repricing frequencies differ from our expectations based on historical experience.

The fair values of interest-bearing deposits in other banks are based on the discounted cash flow approach. The discount rate is derived from the Bank’s time deposit rate curve. The fair values of short-

term investments generally approximate their book values due to their short maturities. For securities purchased under resale agreements, fair values are calculated by discounting future cash flows based on expected maturities or repricing dates utilizing estimated market discount rates and taking into consideration the call features of each instrument. The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values. For the private-label mortgage-backed security, the fair value was derived based on a combination of broker prices and discounted cash flow analyses that is weighted as deemed appropriate. For the pooled trust preferred securities, the fair value was derived based on a discounted cash flow analyses. The discount rate is derived from assumptions using an exit pricing approach related to the implied rate of return which have been adjusted for general change in market rates, estimated changes in credit quality and liquidity risk premium, and specific non-performance and default experience in the collateral underlying the securities.

The fair value of deposits is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve, plus spread, if any. For core deposits, the cash outflows are projected by the decay rate based on the Bank’s core deposit premium study. Cash flows for all non-time deposits are discounted using the LIBOR yield curve. For time deposits, the cash flows are based on the contractual runoff and are discounted by the Bank’s current offering rates, plus spread. For federal funds purchased, fair value approximates book value due to their short maturities. The fair value of FHLB term advances is estimated by discounting the cash flows through maturity or the next repricing date based on current rates offered by the FHLB for borrowings with similar maturities. Customer repurchase agreements, which have maturities ranging from one to three days, are presumed to have equal book and fair values because the interests rates paid on these instruments are based on prevailing market rates. The fair values of securities sold under repurchase agreements are calculated by discounting future cash flows based on expected maturities or repricing dates, utilizing estimated market discount rates and taking into consideration the call features of each instrument. For both subordinated and junior subordinated debt instruments, fair values are estimated by discounting cash flows through maturity based on current market rates the Bank would pay for new issuances.

The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist in the management of interest rate risk. We may elect to use derivative financial instruments as part of our asset and liability management strategy, with the overall goal of minimizing the impact of interest rate fluctuations on our net interest margin and stockholders’ equity. Currently, derivative instruments do not have a material impact on our operating results or financial position.

In August and November 2004, we entered into four equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product that we offered to Bank customers for a limited time during the latter half of 2004. This product, which has a term of 5 1/2 years, pays interest based on the performance of the Hang Seng China Enterprises Index, or the “HSCEI”. As of September 30, 2009, the combined notional amounts of the equity swap agreements totaled $15.6 million with termination dates similar to the stated maturity dates on the underlying certificate of deposit host contracts. For the equity swap agreements, we agreed to pay interest based on the one-month Libor minus a spread on a monthly basis and receive any increase in the HSCEI at swap termination date. Under ASC 815 (previously SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities), a certificate of deposit that pays interest based on changes in an equity index is a hybrid instrument with an embedded derivative (i.e., equity call option) that must be accounted for separately from the host contract (i.e., the certificate of deposit). Both the embedded equity call options on the certificates of deposit and the freestanding equity swap agreements are marked-to-market every month with resulting changes in fair value recorded in the consolidated statements of operations.

On April 1, 2005, we amended the four equity swap agreements entered into in 2004 effectively removing the swap payable leg. The amendments to the swap agreements changed the terms of the agreements such that instead of paying interest based on the one-month Libor minus a spread on a monthly basis for the remaining terms of the agreements, we prepaid this amount based on the current market value of the cash streams. The total amount paid in conjunction with these swap agreement amendments was $4.2 million on April 1, 2005.

In December 2007, we entered into two additional equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product offered to bank customers. This product, which has a term of 5 years, also pays interest based on the performance of the HSCEI similar to the previous index certificate offering in 2004. As of September 30, 2009, the combined notional amounts of these new equity swap agreements totaled $23.3 million and have termination dates similar to the stated maturities of the underlying certificate of deposit host contracts. On December 3, 2007, we prepaid $4.5 million for the option cost based on the current market value of the cash streams.

The fair values of the equity swap agreements and embedded derivative liabilities for these six derivative contracts amounted to $13.7 million as of September 30, 2009, compared to $13.9 million as of December 31, 2008.

The embedded derivative liabilities are included in interest-bearing deposits and the equity swap agreements are included in other assets on the consolidated balance sheets. The fair value of the derivative contracts is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and the time remaining to maturity of the call option. We also considered the counterparty’s as well as our own credit risk in determining the valuation.

APPENDIX G

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK, AS INCLUDED IN OUR

ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

ASSET LIABILITY AND MARKET RISK MANAGEMENT

Liquidity

Liquidity management involves our ability to meet cash flow requirements arising from fluctuations in deposit levels and demands of daily operations, which include funding of securities purchases, providing for customers’ credit needs and ongoing repayment of borrowings. Our liquidity is actively managed on a daily basis and reviewed periodically by the Asset/Liability Committee and the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Bank, including adequate cash flow for off-balance sheet instruments.

Our primary sources of liquidity are derived from financing activities which include the acceptance of customer and brokered deposits, federal funds facilities, repurchase agreement facilities, advances from the Federal Home Loan Bank of San Francisco, and issuances of long-term debt. These funding sources are augmented by payments of principal and interest on loans, the routine liquidation of securities from the available-for-sale portfolio and securitizations of loans. In addition, government programs, such as the FDIC’s TLGP, may influence deposit behavior. Primary uses of funds include withdrawal of and interest payments on deposits, originations and purchases of loans, purchases of investment securities, and payment of operating expenses.

During the years ended December 31, 2008, 2007, and 2006, we experienced net cash inflows from operating activities of $182.4 million, $224.0 million, and $122.3 million, respectively. Net cash inflows from operating activities reflects the $226.0 million loan loss provision recorded during 2008. Net cash inflows from operating activities during 2007 and 2006 were primarily due to net income earned during the year.

Net cash outflows from investing activities totaled $132.7 million, $519.4 million, and $1.52 billion during 2008, 2007, and 2006, respectively. Net cash outflows from investing activities for 2008 were due primarily to purchases of short-term investments, investment securities, and loans receivable. These factors were partially offset by proceeds from the sale of investment securities and loans, the early termination of a resale agreement, as well as repayments, maturities and redemptions of investment securities. For 2007 and 2006, net cash outflows from investing activities can be attributed primarily to the growth in our loan portfolio and purchases of available-for-sale securities. These activities were partially offset by repayments, maturities, redemptions and net sales proceeds from investment securities.

We experienced net cash inflows from financing activities of $668.8 million during the year ended December 31, 2008, primarily due to $500.6 million net proceeds received from the issuance of Series A and Series B preferred stock during April 2008 and December 2008, respectively, as well as the net increase in deposits. As a result of the turbulence in the banking sector, we experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers during the second half of 2008. As of December 31, 2008, time deposits within the CDARS program increased to $946.8 million, compared to $11.7 million at December 31, 2007. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program. Additionally, during the third quarter of 2008, we partnered with another financial institution to implement a new retail sweep product for non-time deposit accounts to provide added deposit insurance coverage for deposits in excess of FDIC-insured limits. Cash from financing activities were partially offset by net decreases in federal funds purchased and FHLB advances, as well as $33.4 million of existing cash and cash equivalents to pay cash dividends to our stockholders.

During 2007, proceeds from federal funds purchased, FHLB advances, and long-term debt accounted for net cash inflows from financing activities totaling $263.2 million. These factors were partially offset by a net decrease in deposits, purchases of treasury shares related to our Board-approved share repurchase program, and dividends paid on common stock. During 2006, net cash inflows from financing activities amounting to $1.44 billion were due to net increases in repurchase agreements, FHLB advances, deposits, federal funds purchased, and long-term debt.

As a means of augmenting our liquidity, we have available a combination of borrowing sources comprised of the Federal Reserve Bank’s discount window, FHLB advances, federal funds lines with various correspondent banks, and several master repurchase agreements with major brokerage companies. During 2008, we obtained additional borrowing capacity from the Federal Reserve discount window of almost $900.0 million by pledging construction and commercial business loans. We believe our liquidity sources to be stable and adequate to meet our day-to-day cash flow requirements. At December 31, 2008, we are not aware of any trends, events or uncertainties that had or were reasonably likely to have a material effect on our liquidity position. As of December 31, 2008, we are not aware of any material commitments for capital expenditures in the foreseeable future.

The liquidity of East West Bancorp, Inc. is primarily dependent on the payment of cash dividends by its subsidiary, East West Bank, subject to limitations imposed by the Financial Code of the State of California. For the years ended December 31, 2008 and 2007, total dividends paid by the Bank to East West Bancorp, Inc. amounted to $33.4 million and $71.6 million, respectively. The large increase in dividend payments by the Bank to the Company during 2007 is primarily due to share repurchases totaling $53.8 million in connection with the Board authorized stock repurchase program announced during 2007. As of December 31, 2008, approximately $162.9 million of undivided profits of the Bank were available for dividends to the Company. On January 27, 2009, the Board of Directors declared first quarter dividends on the Company’s common stock and Series A preferred stock. Despite the Company’s strong capital position, the Board of Directors authorized the reduction of the common stock dividend to $0.02 per share for the first quarter of 2009, compared with the $0.10 per share paid in previous quarters. As a result of the uncertain economic environment, the Company believes it was a prudent and responsible decision to reduce the dividend payout and preserve capital at this time.

Interest Rate Sensitivity Management

Our success is largely dependent upon our ability to manage interest rate risk, which is the impact of adverse fluctuations in interest rates on our net interest income and net portfolio value. Although in the normal course of business we manage other risks, such as credit and liquidity risk, we consider interest rate risk to be among the more significant market risks and could potentially have material effect on our financial condition and results of operations.

The fundamental objective of the asset liability management process is to manage our exposure to interest rate fluctuations while maintaining adequate levels of liquidity and capital. Our strategy is formulated by the Asset/Liability Committee, which coordinates with the Board of Directors to monitor our overall asset and liability composition. The Committee meets regularly to evaluate, among other things, the sensitivity of our assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses on the available-for-sale portfolio (including those attributable to hedging transactions, if any), purchase and securitization activity, and maturities of investments and borrowings.

Our overall strategy is to minimize the adverse impact of immediate incremental changes in market interest rates (rate shock) on net interest income and net portfolio value. Net portfolio value is defined as the present value of assets, minus the present value of liabilities and off-balance sheet instruments. The attainment of this goal requires a balance between profitability, liquidity and interest rate risk exposure. To minimize the adverse impact of changes in market interest rates, we simulate the effect of instantaneous interest rate changes on net interest income and net portfolio value on a quarterly basis. The table below shows the estimated impact of changes in interest rates on net interest income and market value of equity as of December 31, 2008 and 2007, assuming a non-parallel shift of 100 and 200 basis points in both directions:

Table 19: Rate Shock Table

	Net Interest Income Volatility (1)		Net Portfolio Value Volatility (2)
Change in Interest Rates (Basis Points)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
+200	11.6%	12.3%	8.8%	6.4%
+100	5.4%	7.4%	4.4%	5.7%
-100	(1.6)%	(6.8)%	(4.5)%	(6.0)%
-200	(1.4)%	(13.0)%	(9.7)%	(11.4)%

(1)	The percentage change represents net interest income for twelve months in a stable interest rate environment versus net interest income in the various rate scenarios.
(2)	The percentage change represents net portfolio value of the Bank in a stable rate environment versus net portfolio value in the various rate scenarios.

All interest-earning assets, interest-bearing liabilities and related derivative contracts are included in the interest rate sensitivity analysis at December 31, 2008 and 2007. At December 31, 2008 and 2007, our estimated changes in net interest income and net portfolio value were within the ranges established by the Board of Directors.

Our primary analytical tool to gauge interest rate sensitivity is a simulation model used by many major banks and bank regulators, and is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities. The model attempts to predict changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates. As an enhancement to the primary simulation model, prepayment assumptions and market rates of interest provided by independent broker/dealer quotations, an independent pricing model and other available public sources are incorporated into the model. Adjustments are made to reflect the shift in the Treasury and other appropriate yield curves. The model also factors in projections of anticipated activity levels by product line and takes into account our increased ability to control rates offered on deposit products in comparison to our ability to control rates on adjustable-rate loans tied to the published indices.

The following table provides the outstanding principal balances and the weighted average interest rates of our financial instruments as of December 31, 2008. The information presented below is based on the repricing date for variable rate instruments and the expected maturity date for fixed rate instruments.

Table 20: Expected Maturity for Financial Instruments

	Expected Maturity or Repricing Date by Year						Total
	2009	2010	2011	2012	2013	After 2014		Fair Value at December 31, 2008
	(Dollars in thousands)
Assets:
CD investments	$228,441						$228,441	$228,353
average yield (fixed rate)	2.02%						2.02%
Short-term investments	$734,367						$734,367	$734,367
Weighted average rate	2.03%						2.03%
Securities purchased under resale agreements	$50,000						$50,000	$51,581
Weighted average rate	10.00%						10.00%

Investment securities held-to-maturity (fixed rate)	$23,848	$24,752	$14,293			$7,053	$69,946	$70,594
Weighted average rate	5.47%	7.71%	7.19%			5.17%	6.58%
Investment securities held-to-maturity (variable rate)	$52,371						$52,371	$52,511
Weighted average rate	2.94%						2.94%
Investment securities available-for-sale (fixed rate)	$612,437	$140,043	$182,159	$90,281	$80,625	$198,635	$1,304,180	$1,307,810
Weighted average rate	4.16%	5.29%	4.14%	4.85%	4.45%	5.17%	4.50%
Investment securities available-for-sale (variable rate) (1)	$829,150	$35,603	$5,720	$9,075	$3,672	$2,170	$885,390	$732,384
Weighted average rate	2.99%	4.82%	4.80%	6.37%	4.58%	4.74%	3.12%
Total gross loans	$6,652,984	$924,370	$394,667	$149,970	$75,999	$51,463	$8,249,453	$8,216,482
Weighted average rate	5.30%	6.88%	7.11%	6.97%	6.61%	3.24%	5.59%

Liabilities:
Checking accounts	$363,285						$363,285	$317,654
Weighted average rate	0.52%						0.52%
Money market accounts	$1,323,402						$1,323,402	$1,306,281
Weighted average rate	1.69%						1.69%
Savings deposits	$420,133						$420,133	$374,037
Weighted average rate	0.76%						0.76%
Time deposits	$4,611,084	$93,442	$7,598	$29,078	$886	$54	$4,742,142	$4,750,957
Weighted average rate	2.76%	3.49%	4.23%	4.17%	4.07%	2.19%	2.79%
Federal funds purchased	$28,022						$28,022	$28,022
Weighted average rate	0.25%						0.25%
FHLB advances (term)	$630,307	$660,000	$55,000	$5,000		$3,000	$1,353,307	$1,397,081
Weighted average rate	4.79%	3.95%	5.20%	4.46%		4.44%	4.40%
Customer repurchase agreements	$3,430						$3,430	$3,430
Weighted average rate	0.70%						0.70%
Securities sold under repurchase agreements (fixed rate)						$945,000	$945,000	$1,143,976
Weighted average rate						4.82%	4.82%
Securities sold under repurchase agreements (variable rate)	$50,000						$50,000	$56,923
Weighted average rate	4.15%						4.15%
Subordinated debt	$75,000						$75,000	$48,110
Weighted average rate	4.60%						4.60%
Junior subordinated debt (fixed rate)						$21,392	$21,392	$22,431
Weighted average rate						10.91%	10.91%
Junior subordinated debt (variable rate)	$139,178						$139,178	$49,784
Weighted average rate	3.92%						3.92%

(1)	Includes hybrid securities that have fixed interest rates for the first three or five years. Thereafter, interest rates become adjustable based on a predetermined index.

Expected maturities of assets are contractual maturities adjusted for projected payment based on contractual amortization and unscheduled prepayments of principal as well as repricing frequency. Expected maturities for deposits are based on contractual maturities adjusted for projected rollover rates for deposits with no stated maturity dates. We utilize assumptions supported by documented analyses for the expected maturities of our loans and repricing of our deposits. We also use prepayment projections for amortizing securities. The actual maturities of these instruments could vary significantly if future prepayments and repricing frequencies differ from our expectations based on historical experience.

The fair values of short-term investments approximate their book values due to their short maturities. For securities purchased under resale agreements, fair values are calculated by discounting future cash flows based on expected maturities or repricing dates utilizing estimated market discount rates. The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values. For private label mortgage-backed securities and pooled trust preferred securities, fair values are derived based on a combination of broker prices and discounted cash flow analyses that are weighted as deemed appropriate for each security. The fair value of loans is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve plus spreads, and reflects the offering rates in the market for loans with similar financial characteristics.

The fair value of deposits is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve, plus spread, if any. For core deposits, the cash outflows are projected by the decay rate based on the Bank’s core deposit premium study. Cash flows for all non-time deposits are discounted using the LIBOR yield curve. For time deposits, the cash flows are based on the contractual runoff and are discounted by the Bank’s current offering rates, plus spread. For federal funds purchased, fair value approximates book value due to their short maturities. The fair value of FHLB term advances is estimated by discounting the cash flows through maturity or the next repricing date based on current rates offered by the FHLB for borrowings with similar maturities. Customer repurchase agreements, which have maturities ranging from one to three days, are presumed to have equal book and fair values because the interests rates paid on these instruments are based on prevailing market rates. The fair values of securities sold under repurchase agreements are calculated by discounting future cash flows based on expected maturities or repricing dates, utilizing estimated market discount rates and taking into consideration the call features of each instrument. For both subordinated and junior subordinated debt instruments, fair values are estimated by discounting cash flows through maturity based on current market rates the Bank would pay for new issuances.

The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist in the management of interest rate risk. We may elect to use derivative financial instruments as part of our asset and liability management strategy, with the overall goal of minimizing the impact of interest rate fluctuations on our net interest margin and stockholders’ equity. Currently, derivative instruments do not have material effect on our operating results or financial position.

In August and November 2004, we entered into four equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product that we offered to Bank customers for a limited time during the latter half of 2004. This product, which has a term of 5  1/ 2 years, pays interest based on the performance of the Hang Seng China Enterprises Index, or the “HSCEI”. As of December 31, 2008, the combined notional amounts of the equity swap agreements total $19.3 million with termination dates similar to the stated maturity date on the underlying certificate of deposit host contracts. For the equity swap agreements, we agreed to pay interest based on the one-month Libor minus a spread on a monthly basis and receive any increase in the HSCEI at swap termination date. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , a certificate of deposit that pays interest based on changes in an equity index is a hybrid instrument with an embedded derivative (i.e., equity call option) that must be accounted for separately from the host contract (i.e., the certificate of deposit). In accordance with SFAS No. 133, both the embedded equity call options on the certificates of deposit and the freestanding equity swap agreements are marked-to-market every month with resulting changes in fair value recorded in the consolidated statements of income.

On April 1, 2005, the Company amended the four equity swap agreements entered into in 2004 effectively removing the swap payable leg. The amendments to the swap agreements changed the terms of the agreements such that instead of paying interest based on the one-month Libor minus a spread on a monthly basis for the remaining terms of the agreements, we prepaid this amount based on the current market value of the cash streams. The total amount paid in conjunction with these swap agreement amendments was $4.2 million on April 1, 2005.

In December 2007, the Company entered into two additional equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product offered to bank customers. This product, which has a term of 5 years, also pays interest based on the performance of the HSCEI similar to the previous index certificate offering in 2004. As of December 31, 2008, the combined notional amounts of these new equity swap agreements totaled $24.1 million and have termination dates similar to the stated maturities of the underlying certificate of deposit host contracts. On December 3, 2007, we prepaid $4.5 million for the option cost based on the current market value of the cash streams.

The fair values of the equity swap agreements and embedded derivative liability for these six derivative contracts amounted to $13.9 million and $14.1 million, respectively, as of December 31, 2008, compared to $28.3 million and $28.3 million, respectively, as of December 31, 2007. The decrease in the fair value of the derivative contracts since December 31, 2007 can be attributed to a 51% decline in the index value as of December 31, 2008, relative to year-end 2007.

The embedded derivative liability is included in interest-bearing deposits and the equity swap agreements are included in other assets on the consolidated balance sheets. The fair value of the derivative contracts is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and the time remaining to maturity of the call option. The Company has also considered the counterparty’s as well as its own credit risk in determining the valuation

APPENDIX H

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK, AS INCLUDED IN OUR

QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2009

ASSET LIABILITY AND MARKET RISK MANAGEMENT

Liquidity

Liquidity management involves our ability to meet cash flow requirements arising from fluctuations in deposit levels and demands of daily operations, which include funding of securities purchases, providing for customers’ credit needs and ongoing repayment of borrowings. Our liquidity is actively managed on a daily basis and reviewed periodically by the Asset/Liability Committee and the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Bank, including adequate cash flow for off-balance sheet instruments.

Our primary sources of liquidity are derived from financing activities which include the acceptance of customer and brokered deposits, federal funds facilities, repurchase agreement facilities, advances from the Federal Home Loan Bank of San Francisco, and issuances of long-term debt. These funding sources are augmented by payments of principal and interest on loans, the routine liquidation of securities from the available-for-sale portfolio and securitizations of loans. In addition, government programs, such as the FDIC’s TLGP, may influence deposit behavior. Primary uses of funds include withdrawal of and interest payments on deposits, originations and purchases of loans, purchases of investment securities, and payment of operating expenses.

During the first nine months of 2009, we experienced net cash inflows from operating activities of $188.3 million, compared to net cash inflows of $144.3 million for the first nine months of 2008. Net cash inflows from operating activities reflect the $397.9 million and $183.0 million in loan loss provisions recorded during the first nine months of 2009 and 2008, respectively.

Net cash outflows from investing activities totaled $636.1 million for the first nine months of 2009 compared with net inflows from investing activities of $264.5 million for the first nine months 2008. Net cash outflows from investing activities for the first nine months of 2009 were due primarily to purchases of interest-bearing deposits, securities purchased under resale agreements, and investment securities. These factors were partially offset by the proceeds from the sale of investment securities, as well as repayments, maturities and redemptions of investment securities, sale of loans receivable due to the sale of problem assets, and a decrease in loans receivable due to lower loan origination volume during the first nine months of 2009 relative to the first nine months 2008. Net cash inflows from investing activities for the first nine months of 2008 were due primarily to proceeds from the sale of investment securities and loans, repayments on loans, the early termination of a resale agreement, as well as repayments, maturities and redemptions of investment securities. These factors were partially offset by purchases of available-for-sale investment securities.

We experienced net cash inflows from financing activities of $162.2 million during the first nine months of 2009, primarily due to the net increase in deposits. As a result of the turbulence in the banking sector, we experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers beginning in the second half of 2008. We have focused on attracting new customers and growing deposits through both our retail branch and commercial deposit platforms. We have successfully introduced new core deposit products and increased money market deposits during the first nine months of 2009. We also received proceeds in the amount of $107.8 million from the issuance of common stock through a public offering and a private placement during July 2009. Cash from financing activities were partially offset by net decreases in FHLB advances, and dividends paid on our common and preferred stock for the first nine months of 2009. We experienced net outflows from financing activities of $41.6 for the first nine months of 2008 primarily due to the repayment of federal funds purchased, FHLB advances and dividends paid on our preferred and common stock during the first nine months of 2008. These factors were partially offset by a net increase in deposits as well as net proceeds received from the issuance of convertible preferred stock.

As a means of augmenting our liquidity, we have available a combination of borrowing sources comprised of the Federal Reserve Bank’s discount window, FHLB advances, federal funds lines with various correspondent banks, and several master repurchase agreements with major brokerage companies. As of September 30, 2009, our total borrowing capacity and holdings of cash and due from banks, short-term investments, and interest-bearing deposits in other banks amounted to $3.85 billion, compared to $3.57 billion as of December 31, 2008. We believe our liquidity sources to be stable and adequate to meet our day-to-day cash flow requirements.

Historically, the liquidity of the Company was primarily dependent on the payment of cash dividends by the Bank subject to applicable statutes and regulations. The amount of dividends that the Bank can pay to the Bancorp is restricted by earnings, retained earnings, and risk-based capital requirements. For the nine months ended September 30, 2009 and 2008, total dividends paid by the Bank to the Company amounted to $25.4 million and $23.1 million, respectively. This was partially offset by the reductions in quarterly common stock dividends to $0.01 per share and $0.02 per share during the second and first quarter of 2009, respectively, from $0.10 per share during the first half of 2008. The increase in dividend payments for the nine months ended September 30, 2009 reflects the additional dividends paid by the Bank to allow the Company to, in turn, make the dividend payments on the Series A and B preferred stock issued in April 2008 and December 2008, respectively. Our liquidity was strengthened through the issuance of over $100 million raised from the private and public sale of common stock.

On October 19, 2009, the Company’s Board of Directors approved the declaration of fourth quarter 2009 dividends on our Series A preferred stock and on our common shares. Additionally, our Board of Directors also approved the payment of fourth quarter dividends on our Series B preferred stock payable on November 15, 2009. The quarterly dividend rate is $0.01 per share on our common stock payable on or about November 24, 2009 to shareholders of record as of November 10, 2009. Future dividend payments from Bank to the Company and to our common and preferred shareholders will continue to be reviewed quarterly in light of the business conditions we are operating in, and considering current and projected earnings and desired capital levels.

Interest Rate Sensitivity Management

Our success is largely dependent upon our ability to manage interest rate risk, which is the impact of adverse fluctuations in interest rates on our net interest income and net portfolio value. Although in the normal course of business we manage other risks, such as credit and liquidity risk, we consider interest rate risk to be among the more significant market risks and could potentially have material effect on our financial condition and results of operations.

The fundamental objective of the asset liability management process is to manage our exposure to interest rate fluctuations while maintaining adequate levels of liquidity and capital. Our strategy is formulated by the Asset Liability Committee, which coordinates with the Board of Directors to monitor our overall asset and liability composition. The Committee meets regularly to evaluate, among other things, the sensitivity of our assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses on the available-for-sale portfolio (including those attributable to hedging transactions, if any), purchase and securitization activity, and maturities of investments and borrowings.

Our overall strategy is to minimize the adverse impact of immediate incremental changes in market interest rates (rate shock) on net interest income and net portfolio value. Net portfolio value is defined as the present value of assets, minus the present value of liabilities. The attainment of this goal requires a balance between profitability, liquidity and interest rate risk exposure. To minimize the adverse impact of changes in market interest rates, we simulate the effect of instantaneous interest rate changes on net interest income and net portfolio value on a quarterly basis. The table below shows the estimated impact of changes in interest rates on net interest income and market value of equity as of September 30, 2009 and December 31, 2008, assuming a non-parallel shift of 100 and 200 basis points in both directions:

	Net Interest Income Volatility (1)		Net Portfolio Value Volatility (2)
Change in Interest Rates (Basis Points)	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008
+200	4.3%	11.6%	(4.2)%	8.8%
+100	1.6%	5.4%	(2.5)%	4.4%
-100	1.7%	(1.6)%	3.1%	(4.5)%
-200	3.0%	(1.4)%	7.5%	(9.7)%

(1)	The percentage change represents net interest income for twelve months in a stable interest rate environment versus net interest income in the various rate scenarios.
(2)	The percentage change represents net portfolio value of the Bank in a stable interest rate environment versus net portfolio value in the various rate scenarios.

All interest-earning assets, interest-bearing liabilities and related derivative contracts are included in the interest rate sensitivity analysis at September 30, 2009 and December 31, 2008. As of September 30, 2009, 64% of our total loan portfolio has interest rate floors. In a declining rate environment, the interest rate floors on these loans contribute to the favorable impact on our net interest income. However, in a rising rate environment, these interest rate floors also serve to lessen the full benefit of higher interest rates. At September 30, 2009 and December 31, 2008, our estimated changes in net interest income and net portfolio value were within the ranges established by the Board of Directors.

Our primary analytical tool to gauge interest rate sensitivity is a simulation model used by many major banks and bank regulators, and is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities. The model attempts to predict changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates. As an enhancement to the primary simulation model, prepayment assumptions and market rates of interest provided by independent broker/dealer quotations, an independent pricing model and other available public sources are incorporated into the model. Adjustments are made to reflect the shift in the Treasury and other appropriate yield curves. The model also factors in projections of anticipated activity levels by product line and takes into account our increased ability to control rates offered on deposit products in comparison to our ability to control rates on adjustable-rate loans tied to the published indices.

The following table provides the outstanding principal balances and the weighted average interest rates of our financial instruments as of September 30, 2009. The information presented below is based on the repricing date for variable rate instruments and the expected maturity date for fixed rate instruments.

								Fair Value at
	Expected Maturity or Repricing Date by Year							September 30,
	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total	2009
	(in thousands)
Assets:
Interest-bearing deposits in other banks	$310,182	$10,428			$250		$320,860	$320,865
average yield (fixed rate)	0.81%	2.15%			4.00%		0.86%
Short-term investments	$460,665						$460,665	$460,665
Weighted average rate	0.32%						0.32%
Securities purchased under resale agreements	$50,000					$25,000	$75,000	$86,292
Weighted average rate	10.45%					7.05%	9.32%
Investment securities held-to-maturity (fixed rate)	$109,096	$51,816	$48,629	$129,704	$47,071	$104,485	$490,801	$506,909
Weighted average rate	6.17%	5.78%	6.01%	5.40%	5.57%	5.30%	5.67%
Investment securities held-to-maturity (variable rate)	$128,080	$55,687	$100,780	$4,594	$1,389		$290,530	$292,820
Weighted average rate	1.94%	4.17%	4.42%	5.11%	5.29%		3.29%
Investment securities available-for-sale (fixed rate)	$186,367	$98,089	$151,187	$89,636	$137,753	$171,507	$834,539	$844,485
Weighted average rate	5.96%	5.83%	4.40%	4.55%	3.93%	5.16%	5.01%
Investment securities available-for-sale (variable rate) (1)	$359,180	$205,604	$45,934	$36,505	$14,862	$369	$662,454	$612,538
Weighted average rate	4.00%	4.22%	5.47%	4.52%	4.44%	4.73%	4.21%
Total gross loans	$6,663,039	$942,210	$331,116	$185,744	$109,617	$187,749	$8,419,475	$8,064,302
Weighted average rate	5.31%	6.59%	6.75%	6.69%	6.17%	4.64%	5.54%

Liabilities:
Checking accounts	$347,745						$347,745	$284,730
Weighted average rate	0.33%						0.33%
Money market accounts	$2,263,319						$2,263,319	$2,182,162
Weighted average rate	1.17%						1.17%
Savings deposits	$420,365						$420,365	$348,368
Weighted average rate	0.48%						0.48%
Time deposits	$4,107,241	$98,673	$9,349	$24,004	$589	$55	$4,239,911	$4,248,498
Weighted average rate	1.56%	2.39%	4.55%	4.02%	2.36%	1.98%	1.60%
Federal funds purchased	$3,022						$3,022	$3,022
Weighted average rate	1.35%						1.35%
FHLB advances (term)	$760,216	$155,000	$5,000			$3,000	$923,216	$943,118
Weighted average rate	4.03%	4.59%	4.46%			4.44%	4.13%
Customer repurchase agreements	$24,450						$24,450	$24,450
Weighted average rate	0.52%						0.52%
Securities sold under repurchase agreements (fixed rate)						$945,000	$945,000	$1,186,700
Weighted average rate						4.80%	4.80%
Securities sold under repurchase agreements (variable rate)	$50,000						$50,000	$53,657
Weighted average rate	4.15%						4.15%
Subordinated debt	$75,000						$75,000	$44,831
Weighted average rate	1.60%						1.60%
Junior subordinated debt (fixed rate)						$21,392	$21,392	$18,512
Weighted average rate						10.91%	10.91%
Junior subordinated debt (variable rate)	$139,178						$139,178	$26,629
Weighted average rate	2.08%						2.08%

(1)	Includes hybrid securities that have fixed interest rates for the first three or five years. Thereafter, interest rates become adjustable based on a predetermined index.

Expected maturities of assets are contractual maturities adjusted for projected payment based on contractual amortization and unscheduled prepayments of principal as well as repricing frequency. Expected maturities for deposits are based on contractual maturities adjusted for projected rollover rates for deposits with no stated maturity dates. We utilize assumptions supported by documented analyses for the expected maturities of our loans and repricing of our deposits. We also use prepayment projections for amortizing securities. The actual maturities of these instruments could vary significantly if future prepayments and repricing frequencies differ from our expectations based on historical experience.

The fair values of interest-bearing deposits in other banks are based on the discounted cash flow approach. The discount rate is derived from the Bank’s time deposit rate curve. The fair values of short-term investments generally approximate their book values due to their short maturities. For securities purchased under resale agreements, fair values are calculated by discounting future cash flows based on expected maturities or repricing dates utilizing estimated market discount rates and taking into consideration the call features of each instrument. The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values. For the private-label mortgage-backed security, the fair value was derived based on a combination of broker prices and discounted cash flow analyses that is weighted as deemed appropriate. For the pooled trust preferred securities, the fair value was derived based on a discounted cash flow analyses. The discount rate is derived from assumptions using an exit pricing approach related to the implied rate of return which have been adjusted for general change in market rates, estimated changes in credit quality and liquidity risk premium, and specific non-performance and default experience in the collateral underlying the securities.

The fair value of deposits is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve, plus spread, if any. For core deposits, the cash outflows are projected by the decay rate based on the Bank’s core deposit premium study. Cash flows for all non-time deposits are discounted using the LIBOR yield curve. For time deposits, the cash flows are based on the contractual runoff and are discounted by the Bank’s current offering rates, plus spread. For federal funds purchased, fair value approximates book value due to their short maturities. The fair value of FHLB term advances is estimated by discounting the cash flows through maturity or the next repricing date based on current rates offered by the FHLB for borrowings with similar maturities. Customer repurchase agreements, which have maturities ranging from one to three days, are presumed to have equal book and fair values because the interests rates paid on these instruments are based on prevailing market rates. The fair values of securities sold under repurchase agreements are calculated by discounting future cash flows based on expected maturities or repricing dates, utilizing estimated market discount rates and taking into consideration the call features of each instrument. For both subordinated and junior subordinated debt instruments, fair values are estimated by discounting cash flows through maturity based on current market rates the Bank would pay for new issuances.

The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist in the management of interest rate risk. We may elect to use derivative financial instruments as part of our asset and liability management strategy, with the overall goal of minimizing the impact of interest rate fluctuations on our net interest margin and stockholders’ equity. Currently, derivative instruments do not have a material impact on our operating results or financial position.

In August and November 2004, we entered into four equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product that we offered to Bank customers for a limited time during the latter half of 2004. This product, which has a term of 5 1/2 years, pays interest based on the performance of the Hang Seng China Enterprises Index, or the “HSCEI”. As of September 30 , 2009, the combined notional amounts of the equity swap agreements totaled $15.6 million with termination dates similar to the stated maturity dates on the underlying certificate of deposit host contracts. For the equity swap agreements, we agreed to pay interest based on the one-month Libor minus a spread on a monthly basis and receive any increase in the HSCEI at swap termination date. Under ASC 815 (previously SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ), a certificate of deposit that pays interest based on changes in an equity index is a hybrid instrument with an embedded derivative (i.e., equity call option) that must be accounted for separately from the host contract (i.e., the certificate of deposit). Both the embedded equity call options on the certificates of deposit and the freestanding equity swap agreements are marked-to-market every month with resulting changes in fair value recorded in the consolidated statements of operations .

On April 1, 2005, we amended the four equity swap agreements entered into in 2004 effectively removing the swap payable leg. The amendments to the swap agreements changed the terms of the agreements such that instead of paying interest based on the one-month Libor minus a spread on a monthly basis for the remaining terms of the agreements, we prepaid this amount based on the current market value of the cash streams. The total amount paid in conjunction with these swap agreement amendments was $4.2 million on April 1, 2005.

In December 2007, we entered into two additional equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product offered to bank customers. This product, which has a term of 5 years, also pays interest based on the performance of the HSCEI similar to the previous index certificate offering in 2004. As of September 30 , 2009, the combined notional amounts of these new equity swap agreements totaled $23.3 million and have termination dates similar to the stated maturities of the underlying certificate of deposit host contracts. On December 3, 2007, we prepaid $4.5 million for the option cost based on the current market value of the cash streams.

The fair values of the equity swap agreements and embedded derivative liabilities for these six derivative contracts amounted to $13.7 million as of September 30 , 2009, compared to $13.9 million as of December 31, 2008.

The embedded derivative liabilities are included in interest-bearing deposits and the equity swap agreements are included in other assets on the consolidated balance sheets. The fair value of the derivative contracts is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and the time remaining to maturity of the call option. We also considered the counterparty’s as well as our own credit risk in determining the valuation.

REVOCABLE PROXY

East West Bancorp, Inc.

Special Meeting of Stockholders—December —, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Julia S. Gouw and Douglas P. Krause, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company (the “Meeting”) to be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California at 2:00 p.m., on —, December —, 2009, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SHARES OF PREFERRED STOCK ISSUED PURSUANT TO A PRIVATE PLACEMENT) AND 2 (ADJOURNMENT OR POSTPONEMENT OF THE MEETING TO SOLICIT ADDITIONAL PROXIES, IF NEEDED), EACH OF WHICH ARE PROPOSED BY THE COMPANY. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

East West Bancorp, Inc.

To Vote

•	Mark, sign and date your proxy card

•	Return your proxy card in the postage paid envelope provided

SEE REVERSE SIDE FOR REMAINDER OF PROXY

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PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

1.	COMMON STOCK ISSUANCE

For ☐	Against ☐	Abstain ☐

2.	ADJOURNMENT OR POSTPONEMENT OF THE MEETING

For ☐	Against ☐	Abstain ☐

The undersigned hereby ratifies and confirms all that said attorneys and proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all Proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the Proxy Statement accompanying said notice.

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

I (We) ☐ do ☐ do not expect to attend the Meeting.

Dated:                                 , 2009.

Signature

Signature

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

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